As filed with the Securities and Exchange Commission on January 9, 2020.

Registration No. 333-235411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLUSHING FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	6022	11-3209278
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Buran

President and Chief Executive Officer

Flushing Financial Corporation

220 RXR Plaza

Uniondale, New York 11556

(718) 961-5400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert C. Azarow, Esq. Stephanie G. Nygard, Esq. Arnold & Porter 250 West 55th St New York, New York 10019 (212) 836-7477	Douglas C. Manditch Empire Bancorp, Inc. 1707 Veterans Highway Islandia, New York 11749 (631) 348-4444	Geoffrey S. Kay, Esq. Nicholas J. Gallion, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 (512) 583-5909

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.01 par value per share	2,571,884 shares(1)	N/A	$53,417,264(2)	$6,933.56(4)

(1)

Represents the maximum number of shares of common stock of the registrant estimated to be issued upon completion of the merger described in the proxy statement/prospectus contained herein. This number is based upon the product of (x) 0.5 multiplied by (y) 7,855,479, which represents the sum of (A) 7,825,979 shares of voting common stock, $0.01 par value per share, and non-voting common stock, $0.01 par value per share, of Empire Bancorp, Inc. (such voting common stock and non-voting common stock, collectively, “Empire common stock”) outstanding as of December 2, 2019, plus (B) 29,500 shares of Empire common stock issuable prior to the completion of the merger upon the exercise of outstanding options to purchase Empire common stock, multiplied by (z) 0.6548, which product is the estimated aggregate number of shares of the registrant’s common stock to be issued under the Agreement and Plan of Merger, dated as of October 24, 2019, by and among Empire Bancorp, Inc., Lighthouse Acquisition Co., Inc. and the registrant. Pursuant to Rule 416 of the Securities Act, this registration statement also covers such additional and indeterminate number of shares as may become issuable in the event of a recapitalization, stock dividend, stock split or other similar change in capitalization.

(2)

Computed pursuant to Rule 457(f) and Rule 457(c) of the Securities Act and estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price is the product of (x) the estimated maximum number of shares of common stock of Empire Bancorp, Inc. that may be exchanged for shares of common stock of the registrant pursuant to the merger (3,927,740 shares) multiplied by (y) $13.60, which is the average of the high and low prices per share of common stock of Empire Bancorp, Inc. as reported on the OTCQX on December 2, 2019.

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JANUARY 8, 2020

EMPIRE BANCORP, INC.	FLUSHING FINANCIAL CORPORATION

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On October 24, 2019, Flushing Financial Corporation, a Delaware corporation (which we refer to as “Flushing”), Lighthouse Acquisition Co., Inc., a New York corporation and a wholly owned subsidiary of Flushing (which we refer to as “Merger Sub”), and Empire Bancorp, Inc., a New York corporation (which we refer to as “Empire”), entered into an Agreement and Plan of Merger, as amended (which we refer to as the “merger agreement”) that provides for the combination of Empire and Flushing. Under the terms of the merger agreement, (i) Merger Sub will merge with and into Empire (which we refer to as the “first-step merger”), with Empire continuing as the surviving corporation in the first-step merger and as a wholly owned subsidiary of Flushing, (ii) substantially simultaneously with but immediately following the completion of the first-step merger, Empire will merge with and into Flushing (which we refer to as the “second-step merger” and, together with the first-step merger, the “merger”), with Flushing as the surviving corporation in the second-step merger, and (iii) substantially simultaneously with but immediately following the completion of the second-step merger, Empire National Bank, a national banking association and a wholly-owned subsidiary of Empire (which we refer to as “Empire Bank”), will merge with and into Flushing Bank, a New York state-chartered bank and a wholly-owned subsidiary of Flushing (which we refer to as “Flushing Bank”), with Flushing Bank being the surviving bank (which we refer to as the “bank merger”).

At the effective time of the merger (which we refer to as the “effective time”), each share of voting common stock, $0.01 par value per share, of Empire (which we refer to as “Empire voting common stock”), and each share of non-voting common stock, $0.01 par value per share, of Empire (which we refer to as “Empire non-voting common stock” and, collectively with the Empire voting common stock, the “Empire common stock”), issued and outstanding immediately prior to the effective time, except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights under applicable law to dissent from the merger, will be converted into the right to receive either (i) 0.6548 shares (which we refer to as the “exchange ratio”) of common stock, $0.01 par value per share, of Flushing (which we refer to as “Flushing common stock,” and such shares as the “stock consideration”), or (ii) $14.04 in cash, without interest (which we refer to as the “cash consideration” and, together with the stock consideration, the “merger consideration”). The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures specified in the merger agreement, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash, as described beginning on page 75 of this proxy statement/prospectus.

The per share cash consideration is fixed at $14.04 and will not change; however, the market value of the per share stock consideration will fluctuate with the market price of Flushing common stock both prior to and after the time Empire shareholders vote on the merger. Flushing common stock is traded on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) under the symbol “FFIC.” Empire common stock is traded on the OTCQX under the symbol “EMPK.” Based on the closing price of Flushing common stock of $22.06 on October 24, 2019, the last trading day before the date of the public announcement of the merger, the exchange ratio represented approximately $14.44 in value for each share of Empire common stock. Based on Flushing’s closing price of $21.06 on January 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $13.79 in value for each share of Empire common stock. Based on the exchange ratio and the number of shares of Empire common stock currently outstanding, including unvested shares of restricted stock which will vest upon the closing of the merger, the maximum number of shares of Flushing common stock issuable in the merger is 2,571,884. We urge you to obtain current market quotations for Flushing common stock and Empire common stock.

Empire will hold a special meeting of its shareholders (which we refer to as the “special meeting”) in connection with the merger. Holders of Empire voting common stock will be asked to vote to adopt and approve the merger agreement and the transactions contemplated thereby, and related matters as described in this proxy statement/prospectus. Adoption and approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Empire voting common stock entitled to vote at the special meeting.

The holders of outstanding shares of Empire non-voting common stock are not entitled or permitted to vote any shares of Empire non-voting common stock at the special meeting.

The special meeting will be held on February 27, 2020, at 1:00 p.m. local time, at Hyatt Regency Long Island, located at 1717 Motor Parkway, Hauppauge, New York 11788.

Empire’s board of directors unanimously recommends that holders of Empire voting common stock vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it.

This proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including “Risk Factors,” beginning on page 28, for a discussion of the risks relating to the proposed merger. You also can obtain information about Flushing from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Flushing or Empire, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is [●], 2020, and it is first being mailed or otherwise delivered to the shareholders of Empire on or about [●], 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

OF EMPIRE BANCORP, INC.

To Be Held on February 27, 2020

NOTICE IS HEREBY GIVEN that Empire Bancorp, Inc. (which we refer to as “Empire”) will hold a special meeting of its shareholders (which we refer to as the “special meeting”) on February 27, 2020, at 1:00 p.m. local time, at Hyatt Regency Long Island, located at 1717 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

1.

to consider and vote on a proposal (which we refer to as the “merger proposal”) to adopt and approve the Agreement and Plan of Merger, dated as of October 24, 2019, by and among Empire, Flushing Financial Corporation (which we refer to as “Flushing”) and Lighthouse Acquisition Co., Inc. (which we refer to as “Merger Sub”), as amended, a copy of which is attached as Annex A and Annex A-1 to the accompanying proxy statement/prospectus (which we refer to as the “merger agreement”), and the transactions contemplated by the merger agreement, pursuant to which (i) Merger Sub will merge with and into Empire (which we refer to as the “first-step merger”), with Empire continuing as the surviving corporation in the first-step merger and as a wholly owned subsidiary of Flushing, (ii) substantially simultaneously with but immediately following the completion of the first-step merger, Empire will merge with and into Flushing (which we refer to as the “second-step merger” and, together with the first-step merger, the “merger”), with Flushing as the surviving corporation in the second-step merger, and (iii) substantially simultaneously with but immediately following the completion of the second-step merger, Empire National Bank, a national banking association and a wholly owned subsidiary of Empire (which we refer to as “Empire Bank”), will merge with and into Flushing Bank, a New York state-chartered bank and a wholly owned subsidiary of Flushing (which we refer to as “Flushing Bank”), with Flushing Bank being the surviving bank (which we refer to as the “bank merger”); and

2.

to consider and vote on a proposal (which we refer to as the “adjournment proposal”) to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it or for any other legally permissible purpose.

Any action may be taken on the foregoing proposals at the special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the special meeting may be adjourned.

We have fixed the close of business on January 7, 2020, as the record date for the special meeting. Only holders of record of the voting common stock, $0.01 par value per share, of Empire (which we refer to as “Empire voting common stock”) and the non-voting common stock, $0.01 par value per share, of Empire, at that time are entitled to notice of, and only holders of Empire voting common stock are entitled to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of Empire voting common stock entitled to vote at the special meeting. Approval of the adjournment proposal requires a majority of the votes cast, in person or by proxy, at the special meeting to be voted in favor of such proposal.

Your vote is very important. We cannot complete the merger unless the holders of Empire voting common stock adopt and approve the merger proposal.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold Empire voting common stock in your name as a shareholder of record of Empire, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as soon as possible. The proxy card will not be used if you attend and vote at the special meeting in person. If you hold your Empire voting common stock in “street name” through a broker, bank or other nominee, please follow the directions on the voting instruction card furnished to you by the record holder in order to vote those shares.

The accompanying proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the attached proxy statement/prospectus, including any documents incorporated into the proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

By Order of the Board of Directors

Douglas C. Manditch
Chairman of the Board and Chief Executive Officer

1707 Veterans Highway

Islandia, New York 11749

January [●], 2020

EMPIRE’S BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF EMPIRE AND ITS SHAREHOLDERS, DECLARED THE MERGER TO BE ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF EMPIRE VOTING COMMON STOCK VOTE “FOR” THE MERGER PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Flushing from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Flushing at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting Flushing at the following address:

Flushing Financial Corporation

220 RXR Plaza

Uniondale, New York 11556

Attention: Susan Cullen

(718) 961-5400

You will not be charged for any of the documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that Empire shareholders requesting documents must do so by February 20, 2020, in order to receive them before the special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [●], 2020, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Empire shareholders nor the issuance by Flushing of Flushing common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Empire has been provided by Empire, and information contained in this document regarding Flushing has been provided by Flushing.

Please see “Where You Can Find More Information,” beginning on page 110, for more details.

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the merger and the special meeting, as well as brief answers to those questions. We urge you to read carefully this proxy statement/prospectus in its entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger or the special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110 for more information.

Unless the context otherwise requires, references in this proxy statement/prospectus to “Flushing” refer to Flushing Financial Corporation, a Delaware corporation; references to “Empire” refer to Empire Bancorp, Inc., a New York corporation; references to “Flushing Bank” refer to Flushing Bank, a New York state-chartered bank and a wholly owned subsidiary of Flushing; references to “Empire Bank” refer to Empire National Bank, a national banking association and a wholly owned subsidiary of Empire; and references to “we,” “our” or “us” refer to Flushing and Empire collectively.

Q:	What is the merger?

A:

Flushing, Lighthouse Acquisition Co., a New York corporation and wholly owned subsidiary of Flushing (which we refer to as “Merger Sub”), and Empire entered into an Agreement and Plan of Merger, dated as of October 24, 2019, as amended (which we refer to as the “merger agreement”), which provides for the strategic acquisition of Empire by Flushing.

Under the terms of the merger agreement:

•	Merger Sub will merge with and into Empire, with Empire as the surviving corporation (which we refer to as the “first-step merger”).

•

Substantially simultaneously with but immediately following the completion of the first-step merger, Empire, as the surviving corporation in the first-step merger, will merge with and into Flushing (which we refer to as the “second-step merger” and, together with the first-step merger, the “merger”), with Flushing as the surviving corporation (which we refer to as the “surviving corporation”).

•

Substantially simultaneously with but immediately following the completion of the second-step merger, Empire Bank will merge with and into Flushing Bank, with Flushing Bank as the surviving bank (which we refer to as the “bank merger”).

A copy of the merger agreement is attached as Annex A and Annex A-1 to this proxy statement/prospectus.

The completion of the merger is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of the merger agreement and the merger by the requisite vote of the holders of Empire voting common stock.

Q:	What will Empire shareholders receive in the merger?

A:

At the effective time of the merger (which we refer to as the “effective time”), each share of voting common stock, $0.01 par value per share, of Empire (which we refer to as “Empire voting common stock”), and each share of non-voting common stock, $0.01 par value per share, of Empire (which we refer to as “Empire non-voting common stock” and, collectively with the Empire voting common stock, the “Empire common stock”), issued and outstanding immediately prior to the effective time, except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights under applicable law to dissent from the merger (which we refer to as “dissenting shares”), will be converted into the right to receive either (i) 0.6548 shares (which we refer to as the “exchange ratio”) of common stock, $0.01 par value per share, of Flushing (which we refer to as “Flushing common stock,” and such shares as the “stock consideration”), or (ii) $14.04 in cash, without interest (which we refer to as the “cash consideration” and, together with the stock consideration, the “merger consideration”). The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures specified in the merger agreement, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash, as described beginning on page 75 of this proxy statement/prospectus. In lieu of issuing fractional shares, Flushing will pay to each former Empire shareholder, who otherwise would be entitled to receive a fractional share of Flushing common stock upon the completion of the merger, an amount in cash (rounded to the nearest cent) determined by multiplying the volume-weighted average trading price (which we refer to as “VWAP”) per share of Flushing common stock on the NASDAQ Global Select Market (which we refer to as the “NASDAQ”) (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding the closing date of the merger by the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Flushing common stock that such shareholder would otherwise be entitled to receive.

Based on the number of shares of Flushing common stock and Empire common stock currently outstanding, current Empire shareholders who receive shares of Flushing common stock in the merger are expected to own up to approximately 8.4% of the outstanding Flushing common stock immediately following the merger (without giving effect to any shares of Flushing common stock held by Empire shareholders prior to the merger).

Q:	Why am I receiving this proxy statement/prospectus?

A:

Empire has called a special meeting of its shareholders (which we refer to as the “special meeting”). The special meeting is being held for the holders of Empire voting common stock to consider and vote upon a proposal to adopt and approve the merger agreement and the merger (which we refer to as the “merger proposal”) and a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it (which we refer to as the “adjournment proposal”). This document serves as the proxy statement being used by Empire’s board of directors (which we refer to as the “Empire board”) to solicit proxies from the holders of Empire voting common stock in connection with the special meeting and describes the proposals to be presented at the special meeting. The holders of outstanding shares of Empire non-voting common stock are not entitled or permitted to vote any shares of their Empire non-voting common stock at the special meeting.

This document is also a prospectus that is being delivered to Empire shareholders because, in connection with the merger, Flushing is offering shares of Flushing common stock to Empire shareholders.

This proxy statement/prospectus contains important information about the merger and important information to consider in connection with an investment in Flushing common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Empire voting common stock voted by proxy without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What are holders of Empire voting common stock being asked to vote on at the special meeting?

A:	Empire is soliciting proxies from the holders of its voting common stock with respect to:

•	the merger proposal; and

•	the adjournment proposal.

Q:	How and when do Empire shareholders make their election to receive cash, Flushing common stock or a combination of both?

A:

An election form will be mailed twenty (20) business days prior to the election deadline to each holder of record of Empire common stock as of the close of business on the business day prior to the date of mailing. The election deadline will be 5:00 p.m., New York time, on the date specified in the election form, which is expected to be two business days prior to the expected completion date of the merger. Flushing will also make an election form available, if requested, by each person that subsequently becomes a holder of Empire common stock. Each Empire shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Empire shareholders under separate cover and is not being provided with this document.

If you own shares of Empire common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form by the election deadline, you will be treated as though you had not made an election.

Q:	Is each Empire shareholder guaranteed to receive the form of consideration such shareholder elects?

A:

No. Each Empire shareholder may not receive the form of consideration that such shareholder elects in the merger. The election, allocation and proration procedures in the merger agreement will result, regardless of the elections made, in 50% of outstanding shares of Empire common stock being converted into the right to receive the per share stock consideration in the merger and the balance being converted into the right to receive the per share cash consideration. Specifically, the merger agreement provides that 3,837,990 shares of Empire common stock, plus 50% of the amount of any shares of Empire common stock issued upon the exercise of Empire stock options and Empire warrants after October 24, 2019, will be entitled to receive cash consideration, which is referred to as the “target cash conversion number.” Pursuant to the election, allocation and proration procedures set forth in the merger agreement, if the number of shares of Empire common stock with respect to which a valid election has been made to receive the cash consideration (which we refer to as the “cash election shares”) exceeds the target cash conversion number, a pro rata portion of those shares will instead be converted into the right to receive the stock consideration. Similarly, if the number of cash election shares is less than the target cash conversion number, a pro rata portion of the number of shares of Empire common stock with respect to which an election has been made to receive the stock consideration (which we refer to as the “stock election shares”) will instead be converted into the right to receive the cash consideration. In each case, outstanding shares of Empire common stock with respect to which no election has been made will be converted to the undersubscribed form of consideration first. Dissenting shares, if any, will be treated as cash election shares for purposes of the election, allocation and proration procedures. The allocation of the mix of consideration payable to Empire shareholders in the merger will not be known until Flushing tallies the results of the cash/stock elections made by Empire shareholders, which will not occur until near or after the closing of the merger. See “Proposal No. 1: The Merger Proposal—The Merger Agreement—Structure of the Merger” beginning on page 75.

Q:	What happens if an Empire shareholder does not make a valid election to receive cash or Flushing common stock?

A:

If an Empire shareholder does not return a properly completed election form by the election deadline specified in the election form, such shareholder’s shares of Empire common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of consideration (cash or shares of Flushing common stock) is undersubscribed in the merger, shares of Empire common stock for which no election has been validly made will be allocated to that form of consideration before shares of Empire common stock electing the oversubscribed form of consideration will be subject to the allocation and proration procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your shares of Empire common stock, in the event proration is necessary, electing shares will have a priority over “non-election” shares.

Q:	What will holders of Flushing common stock receive in the merger?

A:

If the merger is completed, holders of Flushing common stock will not receive any merger consideration and will continue to hold the shares of Flushing common stock that they currently hold. Following the merger, shares of Flushing common stock will continue to be traded on the NASDAQ under the symbol “FFIC.”

Q:	How will the merger affect Empire equity-based awards?

A:	The Empire equity-based awards will be affected as follows:

Stock Options. Under the terms of the merger agreement, each Empire stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to such time will, at the effective time of the merger, automatically become fully vested and canceled and thereafter represent only the right to receive, in lieu of the Empire common stock issuable upon the exercise of such stock option, an amount in cash equal to the difference between the per share merger consideration of $14.04 in cash and the per share exercise price for each share subject to the Empire stock option (without interest and less any applicable withholding taxes).

Restricted Stock. At the effective time of the merger, each outstanding restricted stock award in respect of shares of Empire common stock will automatically become fully vested and the restrictions thereon will lapse. Each share of Empire common stock subject to such restricted stock award will be treated as an outstanding share of Empire common stock and will be entitled to receive either the per share cash consideration or the per share stock consideration, based on the election, allocation and proration procedures specified in the merger agreement (without interest and less any applicable withholding taxes).

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. The value of the stock consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market price of Flushing common stock. The per share cash consideration is fixed at $14.04 and will not change.

Q:	How does the Empire board recommend that I vote at the special meeting?

A:	The Empire board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	When and where is the meeting?

A:	The special meeting will be held on February 27, 2020, at 1:00 p.m. local time, at Hyatt Regency Long Island, located at 1717 Motor Parkway, Hauppauge, New York 11788.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of Empire voting common stock, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote in accordance with the directions you have received from the broker, bank or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Empire common stock entitled to vote at the special meeting pursuant to the Certificate of Incorporation of Empire, as amended (which we refer to as the “Empire charter”) and the Bylaws of Empire, as amended (which we refer to as the “Empire bylaws”), will constitute a quorum for the transaction of business. Abstentions and broker non-votes that are otherwise properly represented at the special meeting will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the special meeting?

A:	Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Empire voting common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your broker, bank or other nominee with respect to the merger proposal, it will be counted towards the quorum and will have the same effect as voting “AGAINST” the merger proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Empire voting common stock.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your broker, bank or other nominee with respect to the adjournment proposal, it will be counted towards the quorum but will have no effect on the vote with respect to the adjournment proposal.

Q:	Will holders of shares of Empire non-voting common stock be entitled to vote at the special meeting?

A:

No. Because the Empire non-voting common stock does not have voting rights with respect to the merger proposal or the adjournment proposal, the holders of outstanding shares of Empire non-voting common stock are not entitled or permitted to vote any shares of Empire non-voting common stock at the special meeting.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for the holders of Empire voting common stock to approve the merger proposal. In addition, your failure to submit a proxy or vote in person at the special meeting, failure to instruct your broker, bank or other nominee how to vote or abstention will have the same effect as a vote “AGAINST” the merger proposal but will have no effect on the vote with respect to the adjournment proposal.

Q:	How many votes do I have, and how do I vote at the special meeting?

A:

You are entitled to one vote for each share of Empire voting common stock that you owned as of the close of business on January 7, 2020 (which we refer to as the “record date for the special meeting”). You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals presented at the special meeting. Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may vote your shares by proxy in one of the following ways:

•

by simply completing, signing and dating the enclosed proxy card and returning it promptly in the postage-paid return envelope provided. If you return your signed proxy card before 1:00 p.m. local time on February 27, 2020, your shares will be voted as you direct;

•	over the telephone by calling 1-800-690-6903; or

•	over the Internet at www.proxyvote.com.

Shareholders who hold their shares in “street name” should contact their broker, bank, trustee or nominee, who will provide materials and instructions for voting your shares.

Q:	If my shares of Empire common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:

No. Your broker, bank or other nominee cannot vote your shares without instructions from you. If your shares are held in “street name” through a broker, bank or other holder of record, you will need to provide the record holder of your shares with instructions on how to vote those shares. Please follow the directions provided by the broker, bank or other nominee for submitting your voting instructions. You may not vote shares held in street name by returning a proxy card directly to Empire, or by voting in person at the special meeting, unless you obtain a “legal proxy” from your broker, bank or other nominee prior to attending the special meeting. Further, brokers, banks and other nominees who hold shares of Empire voting common stock on behalf of their customers may not give a proxy to Empire to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Your failure to instruct your broker, bank or other nominee how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All holders of Empire common stock, including shareholders of record and shareholders who hold their shares through brokers, banks or other nominees, are invited to attend the special meeting. Holders of record of Empire voting common stock can vote in person at the special meeting. If you are not a shareholder of record (that is, if your shares are held for you in “street name”), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. In addition, you must bring a form of personal photo identification with you in order to be admitted to the special meeting. Empire reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. To ensure your representation at the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided whether or not you plan to attend the special meeting. Returning the proxy card will not affect your right to attend the special meeting and vote.

Q:	Can I change my vote?

A:

Yes. If you are a holder of record of Empire voting common stock, you may change your vote at any time before your shares of Empire voting common stock are voted at the special meeting: (i) by attending the special meeting, notifying Empire’s Director of Investor Relations, and voting by ballot at the special meeting; (ii) by delivering a written notice of revocation to Empire’s Director of Investor Relations that is received prior to the special meeting, stating that you revoke your proxy; or (iii) by delivering a later-dated proxy (including a telephone or Internet vote) that is received prior to the special meeting in accordance with the instructions included on the proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, in order to change your vote you should contact your record holder.

Q:	What are the U.S. federal income tax consequences of the merger to Empire shareholders?

A:

The first-step merger and the second-step merger, considered together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and it is a condition to the respective obligations of Flushing and Empire to complete the merger that Flushing receives a legal opinion from Arnold & Porter Kaye Scholer LLP to that effect and that Empire receives a legal opinion from Fenimore, Kay, Harrison & Ford LLP to that effect. Assuming the first-step merger and the second-step merger, taken together, qualify as a reorganization, a U.S. holder (as defined in “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 70) of shares of Empire common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Empire common stock for Flushing common stock, except that a U.S. holder generally will recognize gain (but not loss) to the extent such holder receives cash. A U.S. holder of shares of Empire common stock that receives the entirety of its merger consideration in the form of cash is expected to recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the shares of Empire common stock exchanged. For further information, please refer to “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Empire common stock. We strongly urge you to consult your independent tax advisor for a full understanding of the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable treaty.

Q:	Are Empire shareholders entitled to dissenters’ rights if they do not vote in favor of the approval of the merger proposal?

A:

Yes. Empire shareholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the New York Business Corporation Law (which we refer to as the “NYBCL”), receive cash in the amount of the fair value of their shares instead of the merger consideration. For further information, please see “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 64.

Q:	If I am an Empire shareholder, should I send in my Empire stock certificate(s) now?

A:

No. Please do not send in your Empire stock certificates with your proxy. After the merger is consummated, the exchange agent will send you instructions for exchanging your Empire stock certificates for the merger consideration. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conversion of Shares; Exchange of Certificates,” beginning on page 79.

Q:	What should I do if I hold my shares of Empire common stock in book-entry form?

A:	You are not required to take any special additional actions if your shares of Empire common stock are held in book-entry form.

Q:	What should I do if I receive more than one set of voting materials?

A:

Empire shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Empire voting common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Empire common stock, and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the directions set forth in this proxy statement/prospectus to ensure that you vote every share of Empire voting common stock that you own.

Q:	When do Flushing and Empire expect to complete the merger?

A:	Flushing and Empire expect to complete the merger in the second quarter of 2020. However, neither Flushing nor Empire can assure you of when or if the merger will be completed. Empire must obtain the approval of the holders of Empire voting common stock with respect to the merger proposal at the special meeting, and both Flushing and Empire must obtain necessary regulatory approvals in addition to satisfying certain other customary closing conditions.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Empire shareholders will not receive any consideration for their shares of Empire common stock in connection with the merger. Instead, Empire will remain an independent company, and its common stock will continue to be listed on the OTCQX under the symbol “EMPK.” In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Empire. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee” on page 93 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Whom should I call with questions?

A:

If you are an Empire shareholder and have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Empire voting common stock, please contact Empire’s Director of Investor Relations, William Franz, at (631) 348-4444.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. Please see “Where You Can Find More Information,” beginning on page 110. Each item in this summary refers to the page of this proxy statement/prospectus on which the section discussing that subject in more detail begins.

The Merger (page 40)

Flushing and Empire are proposing a transaction in which Flushing will acquire Empire, such that Empire will merge with and into Flushing, with Flushing as the surviving corporation, and Empire Bank will merge with and into Flushing Bank, with Flushing Bank surviving the bank merger. This transaction is governed by the merger agreement, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.

Information About Flushing (page 95)

Flushing is a Delaware corporation and a registered bank holding company organized in 1994. Flushing’s primary business is the operation of Flushing Bank. The activities of Flushing are primarily funded by dividends, if any, received from Flushing Bank, issuances of subordinated debt and junior subordinated debt, and issuances of equity securities. Flushing Bank was organized in 1929 as a New York state-chartered mutual savings bank. Today Flushing Bank operates as a full-service New York state-chartered commercial bank. Flushing Bank owns three subsidiaries: Flushing Preferred Funding Corporation, Flushing Service Corporation, and FSB Properties Inc. Flushing Bank also operates an internet branch, which operates under the brands of iGObanking.com® and BankPurely®.

Flushing Bank’s principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from ongoing operations and borrowings, primarily in (i) originations and purchases of multi-family residential properties, commercial business loans, commercial real estate mortgage loans and, to a lesser extent, one-to-four family (focusing on mixed-use properties, which are properties that contain both residential dwelling units and commercial units); (ii) construction loans; (iii) Small Business Administration loans; (iv) mortgage loan surrogates such as mortgage-backed securities; and (v) U.S. government securities, corporate fixed-income securities and other marketable securities. Flushing also originates certain other consumer loans, including overdraft lines of credit. At September 30, 2019, Flushing had total assets of $7.1 billion, deposits of $4.9 billion and stockholders’ equity of $568.4 million.

Flushing’s principal executive offices are located at 220 RXR Plaza, Uniondale, New York 11556, Attention: Susan Cullen, Chief Financial Officer, and its telephone number at that location is (718) 961-5400. Additional information about Flushing and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110.

Information About Empire (page 95)

Empire is a New York corporation and registered bank holding company, headquartered in Islandia, New York, and the sole shareholder of Empire Bank, a national banking association. Empire has no material business operations at the holding company level other than owning and managing Empire Bank. Empire Bank commenced banking operations on February 25, 2008 and offers a broad range of commercial and consumer banking services to small and mid-sized businesses, professional practices, municipalities and non-profit organizations, as well as their owners, managers and employees, through a network of four full-service banking offices in Islandia, Shirley, Port Jefferson Station and Mineola, New York. As of September 30, 2019, Empire had consolidated total assets of $1.01 billion, net loans of $664.0 million, total deposits of $900.0 million and total shareholders’ equity of $81.2 million. Empire does not file reports with the SEC.

Empire’s principal executive offices are located at 1707 Veterans Highway, Islandia, New York 11749, Attention: Director of Investor Relations, William Franz, and its telephone number at that location is (631) 348-4444. See “Information About Empire,” beginning on page 95 for more information about Empire.

Consideration to Be Paid to Empire Shareholders (page 75)

Under the terms of the merger agreement, at the effective time, each share of Empire common stock issued and outstanding immediately prior to the effective time, except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights under applicable law to dissent from the merger, will be converted into the right to receive either (i) 0.6548 shares of Flushing common stock or (ii) $14.04 in cash, without interest. The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures specified in the merger agreement, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash, as described beginning on page 75 of this proxy statement/prospectus.

As a result of the foregoing, based on the number of shares of Flushing common stock and Empire common stock currently outstanding, Empire shareholders who receive shares of Flushing common stock in the merger are expected to own up to approximately 8.4% of the outstanding Flushing common stock immediately following the merger (without giving effect to any shares of Flushing common stock held by Empire shareholders prior to the merger).

The per share cash consideration is fixed at $14.04 and will not change; however, the market value of the per share stock consideration will fluctuate with the market price of Flushing common stock both prior to and after the time Empire shareholders vote on the merger. Flushing common stock is traded on the NASDAQ under the symbol “FFIC.” Empire common stock is traded on the OTCQX under the symbol “EMPK.” Based on the closing price of Flushing common stock of $22.06 on October 24, 2019, the last trading day before the date of the public announcement of the merger, the exchange ratio represented approximately $14.44 in value for each share of Empire common stock. Based on Flushing’s closing price of $21.06 on January 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $13.79 in value for each share of Empire common stock.

Based on the exchange ratio and the number of shares of Empire common stock currently outstanding, including unvested shares of restricted stock which will vest upon the closing of the merger, the maximum number of shares of Flushing common stock issuable in the merger is 2,571,884.

The Empire Board Unanimously Recommends that Holders of Empire Voting Common Stock Vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal (page 35)

The Empire board unanimously approved the merger agreement and the merger, determined that the merger agreement and the merger are in the best interest of Empire and Empire shareholders and declared the merger to be advisable. The Empire board unanimously recommends that holders of Empire voting common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the Empire board in reaching its decision to approve the merger agreement and the merger, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Empire’s Reasons for the Merger and Recommendation of the Empire Board,” beginning on page 43.

Opinion of Sandler O’Neill & Partners, L.P. (page 46 and Annex B)

In deciding to approve the merger agreement and the merger, the Empire board considered, among other things, the opinion of Sandler O’Neill & Partners, L.P. (which we sometimes refer to as “Sandler O’Neill”), to the effect that, as of October 24, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in the opinion, the merger consideration to be received by the holders of Empire common stock in the merger was fair, from a financial point of view, to such holders. The full text of the Sandler O’Neill opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering their opinion.

Empire shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger. Sandler O’Neill’s written opinion is addressed to the Empire board and does not constitute a recommendation as to how any holder of Empire voting common stock should vote with respect to the merger proposal. Sandler O’Neill’s opinion did not address the underlying business decision of Empire to engage in the transaction, the form or structure of the transaction or any other transactions contemplated in the merger agreement, the relative merits of the transaction as compared to any other alternative transactions or business strategies that might exist for Empire or the effect of any other transaction in which Empire might engage.

On January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among Piper Sandler Companies (formerly known as Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler O’Neill, and the other parties thereto, Piper Sandler Companies completed its acquisition of one hundred percent of the outstanding ownership interests of Sandler O’Neill (the “Sandler Transaction”). Effective as of the closing of the Sandler Transaction, Piper Sandler Companies’ wholly owned broker-dealer subsidiary Piper Jaffray & Co. changed its name to “Piper Sandler & Co.” References herein to “Sandler O’Neill” shall include its successor “Piper Sandler & Co.” as the context requires.

Treatment of Empire Equity-Based Awards (page 78)

Stock Options. At the effective time of the merger, each Empire stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will automatically become fully vested and canceled and thereafter represent only the right to receive, in lieu of the Empire common stock issuable upon the exercise of such stock option, an amount in cash equal to the difference between the per share merger consideration of $14.04 in cash and the per share exercise price for each share subject to the Empire stock option (without interest and less any applicable withholding taxes). For further information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Structure of the Merger—Treatment of Stock Options,” beginning on page 78.

Restricted Stock. At the effective time of the merger, each outstanding restricted stock award in respect of shares of Empire common stock will automatically become fully vested and the restrictions thereon will lapse. Each share of Empire common stock subject to such restricted stock award will be treated as an outstanding share of Empire common stock and will be entitled to receive either the per share cash consideration or the per share stock consideration, based on the election, allocation and proration procedures specified in the merger agreement (without interest and less any applicable withholding taxes). For further information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Structure of the Merger—Treatment of Restricted Stock,” beginning on page 78.

Empire Will Hold the Special Meeting on February 27, 2020 (page 35)

The special meeting will be held on February 27, 2020, at 1:00 p.m. local time, at Hyatt Regency Long Island, located at 1717 Motor Parkway, Hauppauge, New York 11788. At the special meeting, holders of Empire voting common stock will be asked to:

•	approve the merger proposal; and

•	approve the adjournment proposal.

Only holders of record of Empire voting common stock at the close of business on the record date for the special meeting will be entitled to vote at the special meeting. Each share of Empire voting common stock is entitled to one vote on the merger proposal. On the record date for the special meeting, there were 6,734,840 shares of Empire common stock entitled to vote at the special meeting. The directors and executive officers of Empire and their affiliates beneficially owned, and were entitled to vote, approximately 807,109 shares of Empire voting common stock, representing approximately 11.99% of the shares of Empire voting common stock outstanding on the record date for the special meeting.

Special Meeting Proposals: Votes Required; Treatment of Abstentions and Broker Non-Votes (page 36)

Merger proposal:

•	Standard: Approval of the merger proposal requires the affirmative vote of at least a majority of the outstanding shares of Empire voting common stock entitled to vote on the proposal.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your broker, bank or other nominee with respect to the merger proposal, it will be counted towards quorum and will have the same effect as a vote “AGAINST” the merger proposal.

Adjournment proposal:

•	Standard: Approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Empire voting common stock.

•

Effect of abstentions and broker non-votes: If you fail to vote, mark “ABSTAIN” on your proxy or fail to instruct your broker, bank or other nominee with respect to the adjournment proposal, it will be counted towards the quorum but will have no effect on the vote with respect to the adjournment proposal.

The Directors, Certain Executive Officers and a Certain Large Shareholder of Empire, and the Directors of Empire Bank, Entered into Voting Agreements (page 38)

Pursuant to voting agreements more fully described under “Proposal No. 1: The Merger Proposal—The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 93, each of Empire’s directors, certain of Empire’s executive officers and Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (which we collectively refer to as “Patriot”) entered into separate written agreements in which they collectively agreed, among other things, to vote their shares of Empire voting common stock for the approval of the merger proposal. The forms of voting agreements separately executed by each of Empire’s directors and certain of Empire’s executive officers, and by Patriot, are attached as Exhibits A-1 and A-2, respectively, to the merger agreement. As of the record date for the special meeting, the members of the Empire board, certain of Empire’s executive officers and Patriot, in each case, who entered into a voting agreement, beneficially owned, in the aggregate, approximately 1,429,270 shares of Empire voting common stock (not including shares underlying any vested or unvested stock options), or approximately 21.22% of the outstanding Empire voting common stock.

Empire’s Directors and Executive Officers Have Financial Interests in the Merger that Differ from Your Interests (page 59)

Empire shareholders should be aware that Empire’s directors and executive officers have interests in the merger that are different from, or in addition to, interests of Empire shareholders generally. These interests include, among others:

•	The merger agreement provides for the accelerated vesting of all Empire equity awards and cash out of all vested and unvested stock options.

•	Empire’s executive officers are party to certain executive employment agreements or change in control agreements that provide for payments upon completion of the merger.

•

Certain of Empire’s executive officers have entered into new service agreements with Flushing that set forth the terms of their respective employment or consulting relationship with Flushing following the merger.

•	Empire’s directors and executive officers have rights to ongoing indemnification and insurance coverage by Flushing for acts or omissions occurring prior to the merger.

•

The merger agreement provides that Douglas C. Manditch will be appointed to the Flushing board and the Flushing Bank board upon consummation of the merger. In addition, in connection with the merger and effective as of the closing, Flushing Bank and Mr. Manditch have entered into a consulting agreement under which he will provide certain advisory services to Flushing and Flushing Bank for a three-year period following the merger.

•

In connection with the merger and effective as of the closing, Flushing and Mr. Buonaiuto have entered into an employment agreement under which he will serve as a senior executive vice president of Flushing.

Please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 59, for a more detailed description of these interests. The Empire board was aware of the different or additional interests set forth in this proxy statement/prospectus and considered such interests along with other matters in approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The Merger Will Be Accounted for as an Acquisition (page 63)

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Empire as of the effective time of the merger will be recorded at their respective fair values and added to those of Flushing. Any excess of purchase price over the fair values of net assets acquired will be recorded as goodwill. See “Proposal No. 1: The Merger Proposal—The Merger—Accounting Treatment.”

Flushing’s and Empire Bank’s Management and Operations after the Merger (page 64)

Effective upon completion of the merger and the bank merger, respectively, Douglas C. Manditch, the Chairman of the Empire board and the Empire Bank board, will join the Flushing board of directors (which we refer to as the “Flushing board”) and the Flushing Bank board of directors (which we refer to as the “Flushing Bank board”) as a director. Thomas M. Buonaiuto will serve as a Senior Executive Vice President of Flushing and Flushing Bank, effective upon completion of the merger and the bank merger, respectively. All of the other

Empire directors and Empire Bank directors will cease to hold board positions upon completion of the merger and the bank merger, respectively. The Flushing board, the Flushing Bank board and principal executive officers of Flushing and Flushing Bank will not otherwise change as a result of the merger or the bank merger.

Empire Shareholders Will Have Dissenters’ Rights in Connection with the Merger (page 64)

Empire shareholders are entitled to assert dissenters’ rights with respect to the merger proposal and may receive cash in the amount of the fair value of their shares of Empire common stock instead of the merger consideration. These dissenters’ rights are conditioned on strict compliance with the requirements of Sections 623 and 910 of the NYBCL. Each Empire shareholder who wishes to dissent from the merger should read carefully both “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 64, and the full text of Sections 623 and 910 of the NYBCL, which is reproduced in full in Annex C to this proxy statement/prospectus. Failure to timely comply with the procedures specified therein will result in the complete loss of dissenters’ rights. Accordingly, if you wish to dissent from the merger and demand the fair value of your Empire common stock in cash, you should consult your own legal counsel.

Regulatory Approvals Required for the Merger (page 67)

Completion of the merger is subject to (i) receipt of the approval of each of the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Department of Financial Services (“NYDFS”) for the merger of Empire Bank with and into Flushing Bank, with Flushing Bank as the surviving institution, and (ii) waiver by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) of the application and prior approval requirements of the Bank Holding Company Act of 1956, as amended (the “BHCA”), for the two-step transaction involving the merger of Merger Sub with and into Empire, with Empire as the surviving institution, and the subsequent merger of Empire with and into Flushing, with Flushing as the surviving institution. Flushing has filed applications with the FDIC and the NYDFS to obtain the necessary regulatory approvals, and has submitted a request to the Federal Reserve Board for a waiver of the BHCA application and approval requirements.

Although Flushing and Empire are not aware of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if received, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Flushing or its subsidiaries after the completion of the merger. For more information, please see “Proposal No. 1: The Merger Proposal—The Merger—Regulatory Approvals Required for the Merger,” beginning on page 67.

Material U.S. Federal Income Tax Consequences of the Merger (page 70)

The first-step merger and the second-step merger, considered together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to completion of the merger that Flushing receives a legal opinion from Arnold & Porter Kaye Scholer LLP to that effect and that Empire receives a legal opinion from Fenimore, Kay, Harrison & Ford LLP to that effect. Assuming the first-step merger and the second-step merger, taken together, qualify as a reorganization, subject to the limitations and more detailed discussion set forth in “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 70, an Empire shareholder that is a U.S. holder generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of its shares of Empire common stock for Flushing common stock, except that a U.S. holder generally will recognize gain (but not loss) to the extent it receives cash. A U.S. holder of shares of Empire common stock that receives the entirety of its merger consideration in the form of cash is expected to recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the shares of Empire common stock exchanged.

Tax matters are complicated, and the tax consequences of the merger to any particular Empire shareholder will depend in part on that shareholder’s individual circumstances. Accordingly, each Empire shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to that shareholder, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.

Conditions that Must Be Satisfied or Waived for the Merger to Occur (page 90)

Flushing’s and Empire’s respective obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (i) the adoption and approval of the merger proposal by the requisite vote of the Empire shareholders; (ii) authorization for listing on the NASDAQ of the shares of Flushing common stock to be issued pursuant to the merger agreement; (iii) the receipt of all requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof; (iv) the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, that Flushing has filed with the SEC with respect to the Flushing common stock to be issued upon consummation of the merger (which we refer to as the “registration statement”); (v) the absence of any order, injunction, decree or other legal restraint or prohibition preventing the consummation of the merger and of any statute, rule, regulation, order, injunction or decree making the consummation of the merger illegal; (vi) subject to the materiality standards provided in the merger agreement, the truth and correctness of the representations and warranties of each of Flushing and Empire; (vii) performance in all material respects by each of Flushing and Empire of its obligations under the merger agreement; and (viii) the receipt by each of Flushing and Empire of an opinion from its counsel to the effect that the first-step merger and the second-step merger will, considered together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Flushing’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

since the date of the merger agreement, no condition, event, fact, circumstance or other occurrence shall have occurred that has resulted in a material adverse effect on Empire or that would reasonably be expected to have a material adverse effect on Empire or the surviving corporation;

•	The continuing effectiveness of the employment agreement entered into by and between Mr. Thomas M. Buonaiuto and Flushing as of October 24, 2019;

•	The continuing effectiveness of the consulting agreement entered into by and between Mr. Douglas C. Manditch and Flushing Bank as of October 24, 2019; and

•

Flushing’s receipt of (i) an affidavit issued by Empire stating that Empire is not and has not been a United States real property holding corporation and (ii) a notice from Empire to the Internal Revenue Service (which we refer to as the “IRS”) in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

Empire’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional condition:

•

Flushing having furnished Empire with evidence reasonably satisfactory to Empire of Flushing’s purchase of extended reporting period coverage with respect to Empire’s existing directors’ and officers’ liability insurance policy (which we refer to as a “tail policy”), if Empire will not have elected to purchase a tail policy prior to the effective time.

Neither Empire nor Flushing can be certain when, or if, the conditions precedent to the merger will be satisfied or waived, or that the merger will be completed. For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger,” beginning on page 90.

Termination of the Merger Agreement (page 92)

The merger agreement may be terminated at any time prior to the effective time as follows:

•	by the mutual written consent of Flushing and Empire;

•

by either party, if any governmental approval required for the merger is denied by a final, non-appealable action or an application for such approval is withdrawn at the request of a governmental entity, or if any governmental entity of competent jurisdiction issues a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger;

•

by either party, if the merger has not been consummated by July 31, 2020 (which we refer to as the “termination date”), unless the failure of the closing to have occurred by the termination date was due to a material breach of any representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement, provided that if additional time is necessary in order to obtain any governmental approval required for the merger, the termination date will be automatically extended for one additional two-month period; or

•

subject to cure rights, by either party, if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach would constitute the failure of a closing condition.

In addition, the merger agreement may be terminated:

•

by Flushing prior to the time that the requisite Empire shareholder vote has been obtained, if the Empire board failed to recommend that the Empire shareholders adopt the merger agreement, if the Empire board failed to recommend against acceptance of an alternative acquisition proposal, if Empire approved, adopted or endorsed an alternative acquisition proposal or if Empire or the Empire board has breached its obligations with respect to the non-solicitation of offers or alternative acquisition proposals.

For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination of the Merger Agreement,” beginning on page 92.

Termination Fee (page 93)

If the merger agreement is terminated under circumstances involving changes in the recommendation of the Empire board and alternative acquisition proposals, Empire may be required to pay to Flushing a termination fee in the amount of $3.3 million. This termination fee might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Empire from considering or proposing such an acquisition. For more information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee,” beginning on page 93.

The Rights of Empire Shareholders Will Change as a Result of the Merger (page 100)

Upon completion of the merger, certain holders of Empire common stock will become holders of Flushing common stock. The rights of Empire shareholders who become Flushing shareholders will change as a result of the merger due to differences in Flushing and Empire’s governing documents and the statutes governing each of them, as well as rules governing public companies such as Flushing. Flushing is incorporated in Delaware and is subject to the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), and Empire is incorporated in New York and is subject to the NYBCL. The rights of Empire shareholders who receive shares of Flushing common stock in exchange for their shares of Empire common stock will be governed by Flushing’s charter and bylaws, as well as the rules and regulations applicable to public companies. Please see “Comparison of Shareholder Rights,” beginning on page 100, for more information and a description of the material differences in shareholder rights under each of Flushing’s and Empire’s governing documents.

Litigation Relating to the Merger (page 69)

On December 26, 2019, a purported Empire shareholder filed a lawsuit against Empire, the members of the Empire board, Flushing and Merger Sub in the Supreme Court of the State of New York, Suffolk County, captioned Paul Parshall v. Empire Bancorp, Inc., et al., Index No. 624911/2019. The action generally alleges that the registration statement on Form S-4 filed by Flushing with the SEC on December 9, 2019, which included a preliminary proxy statement/prospectus, omitted certain material information with respect to the merger and that members of the Empire board breached their fiduciary duties by approving the merger agreement which purportedly provides for inadequate merger consideration. Plaintiff further alleges that Empire and Flushing aided and abetted such alleged breaches. Among other relief, the action seeks to enjoin the merger, as well as an award of unspecified damages, including attorneys’ fees and costs, to the plaintiff. Flushing and Empire believe the claims in the lawsuit are without merit and intend to defend such claims vigorously.

Risk Factors (page 28)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote on the merger proposal and the adjournment proposal. In particular, you should consider the factors described under “Risk Factors,” beginning on page 28.

FLUSHING SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for Flushing (i) as of and for the nine months ended September 30, 2019 and 2018, and (ii) as of and for each of the five years ended December 31, 2018. The summary historical consolidated financial data (i) as of and for each of the five years ended December 31, 2018 were derived from Flushing’s audited consolidated financial statements, and (ii) as of and for the nine months ended September 30, 2019 and 2018 were derived from Flushing’s unaudited consolidated financial statements. Flushing’s historical results are not necessarily indicative of the results that may be expected for any future period.

	As of and for the nine months ended September 30, (unaudited)		As of and for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets	$7,110,895	$6,539,543	$6,834,176	$6,299,274	$6,058,487	$5,704,634	$5,077,013
Loans, net	5,743,728	5,359,753	5,530,539	5,156,648	4,813,464	4,366,444	3,785,277
Securities held to maturity	60,040	31,165	32,018	30,886	37,735	6,180	—
Securities available for sale	825,475	761,032	822,655	738,354	861,381	993,397	973,310
Deposits	4,974,312	4,716,315	4,960,784	4,383,278	4,205,631	3,892,547	3,508,598
Borrowed funds	1,422,440	1,197,101	1,250,843	1,309,653	1,266,563	1,271,676	1,056,492
Total stockholders’ equity	568,392	541,756	549,464	532,608	513,853	473,067	456,247
Book value per common share (1)	$20.19	$19.33	$19.64	$18.63	$17.95	$16.41	$15.52

Selected Operating Data
Interest and dividend income	$208,777	$189,565	$256,998	$234,585	$220,997	$204,146	$197,128
Interest expense	88,016	62,795	89,592	61,478	53,911	49,726	49,554

Net interest income	120,761	126,770	167,406	173,107	167,086	154,420	147,574
Provision (benefit) for loan losses	3,129	153	575	9,861	—	(956)	(6,021)

Net interest income after provision for loan losses	117,632	126,617	166,831	163,246	167,086	155,376	153,595
Non-interest income:
Net (losses) gains on sales of securities and loans	366	168	(1,752)	417	2,108	589	2,942
Net gains on sales of building	—	—	—	—	48,018	6,537	—
Net gains on sales of assets	770	—	1,141	—	—	—	—
Net loss from fair value adjustments	(6,160)	(537)	(4,122)	(3,465)	(3,434)	(1,841)	(2,568)
Other income	9,457	11,692	15,070	13,410	10,844	10,434	9,869

Total non-interest income	4,433	11,323	10,337	10,362	57,536	15,719	10,243
Non-interest expense	85,622	85,923	111,683	107,474	118,603	97,719	91,026

Income before income tax provision	36,443	52,017	65,485	66,134	106,019	73,376	72,812
Income tax provision	8,095	9,349	10,395	25,013	41,103	27,167	28,573

Net income	$28,348	$42,668	$55,090	$41,121	$64,916	$46,209	$44,239

Basic earnings per common share (2)	$0.99	$1.48	$1.92	$1.41	$2.24	$1.59	$1.49
Diluted earnings per common share (2)	$0.99	$1.48	$1.92	$1.41	$2.24	$1.59	$1.48
Dividends declared per common share	$0.63	$0.60	$0.80	$0.72	$0.68	$0.64	$0.60
Dividend payout ratio	63.6%	40.5%	41.7%	51.1%	30.4%	40.3%	40.3%

	As of and for the nine months ended September 30, (unaudited)		As of and for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(dollars in thousands, except per share data)
Selected Financial Ratios and Other Data
Performance ratios:
Return on average assets	0.55%	0.88%	0.85%	0.66%	1.10%	0.86%	0.91%
Return on average equity	6.76	10.68	10.30	7.75	13.07	9.93	9.82
Average equity to average assets	8.09	8.26	8.22	8.53	8.40	8.68	9.31
Equity to total assets	7.99	8.28	8.04	8.46	8.48	8.29	8.99
Interest rate spread	2.25	2.60	2.53	2.80	2.86	2.94	3.10
Net interest margin	2.47	2.77	2.70	2.93	2.97	3.04	3.22
Non-interest expense to average assets	1.65	1.78	1.72	1.73	2.01	1.82	1.77
Efficiency ratio	63.52	63.28	62.20	57.90	59.64	58.57	54.40
Average interest-earning assets to average interest-bearing liabilities	1.12x	1.12x	1.12x	1.12x	1.12x	1.11x	1.11x
Regulatory capital ratios: (3)
Tier 1 leverage capital (well capitalized = 5%)	9.66%	10.12%	9.85%	10.11%	10.12%	8.89%	9.63%
Common equity tier 1 risk-based capital (well capitalized = 6.5%)	12.79	13.46	13.28	13.87	14.12	12.62	n/a
Tier 1 risk-based capital (well capitalized =8%)	12.79	13.46	13.28	13.87	14.12	12.62	13.87
Total risk-based capital (well capitalized =10%)	13.21	13.88	13.70	14.31	14.64	13.17	14.60
Asset quality ratios:
Non-performing loans to gross loans (4)	0.26%	0.24%	0.29%	0.35%	0.44%	0.60%	0.90%
Non-performing assets to total assets (5)	0.21	0.19	0.24	0.29	0.36	0.54	0.80
Net charge-offs (recoveries) to average loans	0.05	—	—	0.24	(0.02)	0.06	0.02
Allowance for loan losses to gross loans	0.38	0.38	0.38	0.39	0.46	0.49	0.66
Allowance for loan losses to total non-performing assets (5)	147.11	160.17	128.60	112.23	101.28	69.45	61.94
Allowance for loan losses to total non-performing loans (4)	149.85	160.62	128.87	112.23	103.80	82.58	73.40
Full-service customer facilities	19	18	19	18	19	19	17

(1)	Calculated by dividing stockholders’ equity by shares outstanding.
(2)	The shares held in Flushing’s Employee Benefit Trust are not included in shares outstanding for purposes of calculating earnings per share.
(3)

Represents Flushing Bank’s capital ratios, which exceeded all minimum regulatory capital requirements during the periods presented. Common equity tier 1 risk-based capital was not a required ratio prior to 2015.

(4)	Non-performing loans consist of non-accrual loans and loans delinquent 90 days or more that are still accruing.
(5)	Non-performing assets consist of non-performing loans, real estate owned and non-performing investment securities.

EMPIRE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data for Empire (i) as of and for the nine months ended September 30, 2019 and 2018, and (ii) as of and for each of the five years ended December 31, 2018. The summary historical consolidated financial data (i) as of and for each of the five years ended December 31, 2018 were derived from Empire’s audited consolidated financial statements, and (ii) as of and for the nine months ended September 30, 2019 and 2018 were derived from Empire’s unaudited consolidated financial statements. Empire’s historical results are not necessarily indicative of the results that may be expected for any future period.

	As of and for the nine months ended September 30, (unaudited)		As of and for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(dollars in thousands, except per share data)
Selected Financial Condition Data
Total assets	$1,012,542	$985,598	$988,227	$900,031	$781,435	$629,133	$508,069
Loans, net	663,963	631,330	667,105	513,665	488,475	456,512	375,199
Investment securities, held to maturity	—	4,750	4,945	4,750	3,000	—	—
Investment securities, available for sale	254,164	279,971	268,999	299,969	264,734	151,043	100,617
Deposits	899,599	899,833	892,866	812,464	670,683	518,033	395,125
Borrowed funds	14,859	14,811	17,418	14,778	41,212	40,761	46,105
Stockholders’ equity	81,220	65,154	71,709	67,585	62,992	64,154	62,421
Book value per common share	$10.58	$8.51	$9.37	$9.26	$9.07	$9.32	$9.34
Book value per common share, as converted (1)	$10.58	$8.51	$9.37	$9.26	$9.07	$9.32	$9.07

Selected Operating Data
Interest income	$28,873	$25,694	$35,181	$29,632	$24,868	$21,504	$18,540
Interest expense	10,191	6,897	9,940	4,916	3,301	1,689	1,677
Net interest income	18,682	18,797	25,241	24,716	21,567	19,815	16,863
Provision for loan losses	168	452	682	644	632	867	243
Net securities gains (losses)	79	—	(50)	(1,596)	346	(71)	27
Other income	1,483	1,290	1,782	1,478	1,131	1,076	1,006
Other expense	16,745	16,480	22,099	19,492	18,068	15,998	13,825
Income before income taxes	3,331	3,155	4,192	4,462	4,344	3,955	3,828
Income tax expense	651	513	710	3,015	1,554	1,421	1,984
Net income	$2,680	$2,642	$3,482	$1,447	$2,790	$2,534	$1,844

Basic earnings per common share (5)	$0.35	$0.35	$0.46	$0.20	$0.40	$0.42	$0.42
Diluted earnings per common share (5)	$0.35	$0.34	$0.45	$0.20	$0.40	$0.37	$0.41

Selected Financial Ratios and Other Data

Performance Ratios:
Return on average assets	0.35%	0.36%	0.36%	0.17%	0.39%	0.47%	0.38%
Return on average equity	4.69	5.39	5.31	2.16	4.19	3.98	4.43
Average equity to average assets	7.44	6.76	6.72	7.92	9.22	11.75	8.55
Equity to total assets	8.02	6.61	7.26	7.51	8.06	10.20	12.29
Interest rate spread	2.10	2.36	2.33	2.75	2.80	3.47	3.24
Net interest margin	2.52	2.65	2.64	2.98	3.05	3.75	3.55
Other expense to average assets	1.63	1.70	2.27	2.30	2.50	2.95	2.84
Efficiency ratio (2)	83.04	82.04	81.78	74.42	79.60	76.58	77.37
Average interest-earning assets to average interest-bearing liabilities	1.36x	1.31x	1.33x	1.35x	1.48x	1.74x	1.97x

	As of and for the nine months ended September 30, (unaudited)		As of and for the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(dollars in thousands, except per share data)
Regulatory Capital Ratios (3):
Tier 1 leverage capital	9.18%	8.87%	8.93%	9.06%	10.22%	12.22%	12.65%
Common equity tier 1 risk-based capital	14.43	13.43	13.20	14.93	16.26	16.83	N/A
Tier 1 risk-based capital	14.43	13.43	13.20	14.93	16.26	16.83	16.02
Total risk-based capital	15.42	14.37	14.15	16.01	17.46	18.01	17.17

Asset Quality Data:
Non-performing loans to total loans (4)	0.50%	0.61%	0.57%	1.14%	0.48%	0.12%	0.31%
Non-performing assets to total assets (4)	0.33	0.40	0.39	0.66	0.30	0.09	0.23
Net charge-offs to average loans	0.04	0.02	0.02	0.11	0.02	0.01	0.01
Allowance for loan losses to total loans	0.95	0.98	0.96	1.13	1.17	1.14	1.17
Allowance for loan losses to total non-performing assets (4)	1.92	1.59	1.70	0.99	2.47	9.62	3.83
Allowance for loan losses to total non-performing loans (4)	1.92	1.59	1.70	0.99	2.47	9.62	3.83

(1)

On December 19, 2014, Empire issued 931,250 shares of its Series A preferred stock, which was structured as a non-voting common stock equivalent and was convertible into shares of non-voting common stock upon an amendment to Empire’s charter to authorize a class of non-voting common stock, which amendment became effective September 4, 2015. Because of the substantial similarities between its Series A preferred stock and common stock, Empire believed that calculating book value per common share, on an “as converted” basis, better enabled management and investors to evaluate Empire’s financial condition as of December 31, 2014 and to compare that condition to prior and future periods. However, book value per common share, as converted, is a financial measure that is not recognized by generally accepted accounting principles, or GAAP. Empire calculated book value per common share, as converted, by treating the Series A preferred stock as having been converted into common stock. The most directly comparable GAAP financial measure to book value per common share, as converted, is book value per common share. A reconciliation of book value per common share, as converted, to book value per common share as of December 31, 2014 is presented below. Because the Series A preferred stock was converted to non-voting common stock in 2015, the GAAP and non-GAAP measures produced the same results for all other periods presented.

As of December 31, 2014
Total stockholders’ equity	$62,421
Less: Preferred stock	8,950
Common stockholders’ equity	$53,471
Common shares outstanding (in thousands)	5,724
Book value per common share	$9.34

Adjustments:
Common stockholders’ equity	$53,471
Conversion of Series A preferred stock	8,950
As converted common stockholders’ equity	$62,421

Common shares outstanding (in thousands)	5,724
Additional shares upon Series A preferred stock conversion (in thousands)	1,156
As converted common shares outstanding (in thousands)	6,880

Book value per common share, as converted	$9.07

(2)	Efficiency ratio is calculated by dividing other expense, by the sum of interest income and other income, excluding net securities gains.
(3)	Regulatory capital ratios are presented on a Bank-only basis. Common equity tier 1 risk-based capital was not a required ratio prior to 2015.
(4)	Non-performing assets consist solely of nonperforming loans, and non-performing loans consist solely of nonaccrual loans.
(5)

For the years ended December 31, 2015 and 2014, differences in basic and diluted earnings per share related solely to the impact of Empire’s Series A convertible preferred stock, which was issued on December 19, 2014 and converted into non-voting common stock in the third quarter of 2015, as the inclusion of outstanding warrants and stock options in such periods would have had an antidilutive effect.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth, for the year ended December 31, 2018, and for the three months ended September 30, 2019, selected per share information for Flushing common stock on a historical and pro forma combined basis and for Empire common stock on a historical and pro forma equivalent basis. Except for the historical information for the year ended December 31, 2018, the information provided in the table below is unaudited.

The pro forma information provided in the table below is for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The pro forma information also does not consider any integration expenses, expense efficiencies or other potential effects of the merger. The pro forma calculations reflect the issuance of 2,562,226 shares of Flushing common stock in the merger based upon 7,675,979 shares of Empire common stock outstanding as of the date of the merger agreement and the exercise of warrants to purchase 150,000 shares of Empire common stock after the date of the merger agreement. The pro forma equivalent per share amounts are calculated by multiplying each pro forma combined per share amount by the exchange ratio.

You should read the data provided below with the historical consolidated financial statements and related notes of Flushing contained in its Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110.

	Three Months Ended September 30, 2019 (unaudited)		Year Ended December 31, 2018
Flushing historical data:
Net income per basic common share	$0.37		$1.92
Net income per diluted common share	$0.37		$1.92
Cash dividends declared per common share	$0.21		$0.80
Net book value per common share	$20.19		$19.64
Empire historical data:
Net income per basic common share	$0.14		$0.46
Net income per diluted common share	$0.14		$0.45
Cash dividends declared per common share	$0.00		$0.00
Net book value per common share	$10.58		$9.37
Pro forma combined data (unaudited):
Net income per basic common share	$0.37		$1.84
Net income per diluted common share	$0.37		$1.84
Cash dividends declared per common share	$0.21	(1)	$0.80	(1)
Net book value per common share	$22.13		$21.60
Pro forma equivalent data (unaudited):
Net income per basic common share	$0.24		$1.20
Net income per diluted common share	$0.24		$1.20
Cash dividends declared per common share	$0.14		$0.52
Net book value per common share	$14.49		$14.15

(1)	Same as historical since no change in dividend payment is expected.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market; Holders

Flushing common stock trades on the NASDAQ under the symbol “FFIC.” As of January 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, there were 28,157,206 shares of Flushing common stock outstanding, which were held by 652 holders of record, and approximately 3,744 beneficial owners with shares held in street name.

Empire common stock trades on the OTCQX under the symbol “EMPK.” The over-the-counter or OTC market is a decentralized market where securities not listed on major exchanges are traded directly by a network of dealers. Instead of providing an order matchmaking service like the NASDAQ, these dealers carry inventories of securities in order to facilitate any buy and sell orders. The OTCQX marketplace is run through OTC Link, an inter-dealer quotation and trading system developed by OTC Markets Group. OTC Link is registered with the SEC as a broker-dealer and also as an alternative trading system. OTC Link enables broker-dealers to not only post and disseminate their quotes, but also negotiate trades through the system’s electronic messaging capability.

Trading in Empire common stock has not been extensive, and such trades cannot be characterized as constituting an active trading market. As of the record date, there were 7,826,979 shares of Empire common stock outstanding, held by 364 holders of record, and approximately [●] beneficial owners with shares held in street name.

Comparative Per Share Market Prices; Dividends

The following table sets forth the closing price of Flushing common stock as reported on the NASDAQ and the closing price of Empire common stock as reported on the OTCQX, respectively, on October 24, 2019, the last trading day before the date of the public announcement of the merger, and on January 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus. The table also includes the market value of Empire common stock on an equivalent price per share basis, as determined by reference to the value of the stock consideration that will be issued in the merger in exchange for 50% of the outstanding shares of Empire common stock. These equivalent prices per share reflect the fluctuating value of the Flushing common stock that would be issued in exchange for such shares if the merger was completed on either of the dates below. The per share cash consideration to be issued in exchange for 50% of the outstanding shares of Empire common stock is fixed at $14.04 and will not change.

Date	Flushing Common Stock	Empire Common Stock	Equivalent Empire Price Per Share
October 24, 2019	$22.06	$12.75	$14.44
January 7, 2020	$21.06	$13.65	$13.79

The following table shows the high and low sales prices per share, as well as the dividends paid per share, of Flushing common stock and of Empire common stock for each quarterly period since January 1, 2017 and is based on information provided by the NASDAQ for Flushing and the OTCQX for Empire. The quotations and the data in the following table do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

	Flushing Common Stock			Empire Common Stock
	High	Low	Dividend	High	Low	Dividend
Calendar quarters:
2017
First Quarter	$31.96	$24.90	$0.18	$13.20	$11.51	N/A
Second Quarter	$31.69	$24.27	$0.18	$13.90	$11.95	N/A
Third Quarter	$30.34	$25.98	$0.18	$15.35	$13.80	N/A
Fourth Quarter	$31.45	$24.59	$0.18	$15.35	$14.66	N/A
2018
First Quarter	$29.55	$26.20	$0.20	$15.10	$14.41	N/A
Second Quarter	$27.91	$25.10	$0.20	$15.25	$14.55	N/A
Third Quarter	$27.32	$23.84	$0.20	$15.20	$14.52	N/A
Fourth Quarter	$24.59	$20.27	$0.20	$14.85	$10.35	N/A
2019
First Quarter	$23.75	$20.72	$0.21	$13.55	$11.30	N/A
Second Quarter	$23.23	$20.66	$0.21	$13.50	$12.50	N/A
Third Quarter	$22.62	$18.80	$0.21	$13.60	$12.50	N/A
Fourth Quarter	$22.97	$20.14	$0.21	$13.98	$12.62	N/A
2020
First Quarter (1)	$21.76	$20.90	N/A	$13.83	$13.55	N/A

(1)	Through January 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus.

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Empire shareholders in determining whether to approve the merger proposal. Empire shareholders are urged to obtain current market quotations for Flushing common stock and Empire common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus when considering whether to approve the merger proposal. Please see “Where You Can Find More Information,” beginning on page 110.

Holders of Empire common stock are entitled to receive dividends that the Empire board may declare from time to time. Empire may pay dividends only out of funds that are legally available for that purpose. Empire is a bank holding company and has no material business activities other than its ownership of Empire Bank. As a result, Empire’s ability to pay dividends to the Empire shareholders depends primarily on Empire Bank’s ability to pay dividends to Empire. Dividend payments and extensions of credit to Empire from Empire Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings, imposed by law and regulatory agencies. The ability of Empire Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. Since its inception, Empire has paid no dividends on its common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference into this proxy statement/prospectus may be deemed to be “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), giving Flushing’s or Empire’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results of Flushing following the merger, Flushing’s and Empire’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, financing plans and the availability of capital, the likelihood of success and impact of litigation and other statements that are not historical facts. These statements are only predictions based on Flushing’s and Empire’s current expectations and projections about future events. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including those factors discussed below under “Risk Factors,” beginning on page 28. In addition to factors previously disclosed in Flushing’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	inability to consummate the merger in a timely manner or at all;

•	failure to complete the merger due to the failure of holders of Empire voting common stock to approve the merger proposal;

•	costs or effects of acquisitions or dispositions Flushing or Empire may make, including the merger;

•

whether Flushing or Empire is able to obtain any required governmental approvals in connection with the merger and/or any other acquisitions or dispositions and/or the acquiring company’s ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions;

•	failure to meet other closing conditions to the merger on the expected terms and schedule;

•	the potential impact of announcement or consummation of the proposed merger with Empire on relationships with third parties, including customers, employees and competitors;

•	ability to successfully integrate Empire and/or other acquired companies or branch offices or fully realize cost savings and other benefits;

•	Flushing’s potential exposure to unknown or contingent liabilities of Empire;

•	challenges of integrating, retaining and hiring key personnel;

•	failure to attract new customers and retain existing customers in the manner anticipated;

•	outcomes of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future;

•	changes in Flushing’s stock price before closing, including as a result of the financial performance of Empire prior to closing;

•	a material adverse change in financial condition;

•	risk of borrower, depositor and other customer attrition;

•	a change in general business and economic conditions;

•	changes in the interest rate environment, deposit flows, loan demand, real estate values and competition;

•	changes in accounting principles, policies or guidelines;

•	changes in legislation and regulation;

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting Flushing’s or Empire’s operations, pricing and services; and

•	other risk factors referred to from time to time in filings made by Flushing with the SEC.

In addition, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond Flushing’s or Empire’s control.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Flushing and Empire claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. Except to the extent required by applicable law, Flushing and Empire do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Flushing, Empire or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110.

Risks Related to the Merger and Flushing’s Business Upon Completion of the Merger

Empire Shareholders May Receive a Form of Consideration Different From What They Elect.

Although each Empire shareholder may elect to receive all cash or all Flushing common stock in the merger, or cash for certain shares of Empire common stock and Flushing common stock for other shares, the pool of cash and Flushing common stock available for all Empire shareholders will be a fixed percentage of the aggregate merger consideration at closing. As a result, if either the aggregate cash or stock elections exceed the maximum cash or stock available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.

Because the market price of Flushing common stock will fluctuate, Empire shareholders cannot be certain of the market value of the per share stock consideration they may receive.

Upon completion of the merger, each share of Empire common stock issued and outstanding immediately prior to the effective time of the merger, except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights to dissent from the merger, will be converted into the right to receive either (i) 0.6548 shares of Flushing common stock or (ii) $14.04 in cash, without interest. The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures specified in the merger agreement, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash, as described beginning on page 75 of this proxy statement/prospectus. The market value of the Flushing common stock, which will constitute 50% of the total consideration to be issued to Empire shareholders in the merger, will vary from the closing price of Flushing common stock on the date Flushing and Empire announced the merger, on the date that this proxy statement/prospectus is mailed to Empire shareholders, on the date of the special meeting and on the date the merger is completed. Any change in the market price of Flushing common stock prior to the completion of the merger will affect the market value of the merger consideration that will be received by Empire shareholders who elect to receive, or are otherwise allocated in accordance with the election, allocation and proration procedures in the merger agreement, the stock consideration upon completion of the merger.

The market price of Flushing common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding Flushing’s operations or business prospects, including market sentiment regarding Flushing’s entry into the merger agreement. Changes in the market price of Flushing common stock may also result from a variety of other factors, including the following, many of which are outside Flushing’s control:

•	operating results that vary from the expectations of Flushing’s management or of securities analysts and investors;

•	developments in Flushing’s business or in the financial services sector generally;

•	regulatory or legislative changes affecting Flushing’s industry generally or its business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to Flushing;

•	changes in estimates or recommendations by securities analysts or rating agencies;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by Flushing or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the special meeting, you will not know the precise market value of any shares of Flushing common stock that you may receive at the effective time of the merger. You should obtain current market quotations for shares of Flushing common stock before voting your shares at the special meeting.

The market price of Flushing common stock after the merger may be affected by factors different from those affecting the shares of Empire or Flushing currently.

Upon completion of the merger, certain holders of Empire common stock will become holders of Flushing common stock. Flushing’s business differs in important respects from that of Empire, and, accordingly, the results of operations of Flushing and the market price of Flushing common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Flushing and Empire. For a discussion of the business of Flushing and of certain factors to consider in connection with the business of Flushing, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page 110, including, in particular, the section titled “Risk Factors” in Flushing’s Annual Report on Form 10-K for the year ended December 31, 2018. For a discussion of the business of Empire, please see “Proposal No. 1: The Merger Proposal—Information About Empire” on page 95.

The fairness opinion delivered to the Empire board by Sandler O’Neill prior to the signing of the merger agreement does not reflect any changes in circumstances that occur after the date of the opinion.

The opinion of Sandler O’Neill as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Empire common stock in the merger was delivered to the Empire board on October 24, 2019. The opinion speaks as of the time the opinion was rendered and does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Empire does not currently anticipate asking Sandler O’Neill to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Accordingly, the opinion does not reflect any changes in circumstances that may occur after the date of the opinion. Changes in the operations and prospects of Empire or Flushing, general market and economic conditions and other factors that may be beyond the control of Empire and Flushing may alter the value of Empire or Flushing or the price of shares of Flushing common stock by the time the merger is completed. For a description of the opinion of Sandler O’Neill, please refer to “Proposal No. 1: The Merger Proposal—The Merger—Opinion of Sandler O’Neill & Partners, L.P.,” beginning on page 46. For a description of the other factors considered by the Empire board and the Flushing board in deciding to approve the merger agreement and the merger, please refer to “Proposal No. 1: The Merger Proposal—The Merger—Flushing’s Reasons for the Merger,” beginning on page 57, and “Proposal No. 1: The Merger Proposal—The Merger—Empire’s Reasons for the Merger and Recommendation of the Empire Board,” beginning on page 43.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Flushing following the merger.

Before the merger of Flushing Bank and Empire Bank may be completed, the parties must obtain the prior approval of the FDIC and the NYDFS. In addition, the Federal Reserve Board must either approve of the two-step merger transaction resulting in the combination of Empire and Flushing or waive the application and prior approval requirements for such transaction. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals or waivers, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “Proposal No. 1: The Merger Proposal—The Merger—Regulatory Approvals Required for the Merger.” An adverse development in any party’s regulatory standing or an adverse finding under any of these factors could result in an inability to obtain the requisite approval or waiver or could result in a delay in agency action. In addition, regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of Flushing following the merger, any of which could have an adverse effect on Flushing following the merger. Flushing is not obligated to complete the merger if the regulatory approvals received in connection with the merger impose any burdensome condition (as such term is defined in the merger agreement) upon Flushing following the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger.”

The identification by the banking agencies of supervisory concerns or potential compliance deficiencies or violations of law involving an applicant or a target banking organization while an expansionary application is under review may result in suspension of the relevant agency’s review of the application until such concerns, deficiencies or violations are addressed and resolved to the satisfaction of the agency. Based on the foregoing, if there is an adverse development in either party’s regulatory standing, Flushing may be required to withdraw its applications with the FDIC and the NYDFS and, if possible, resubmit such applications after the applicable supervisory concerns have been resolved.

Integrating Flushing and Empire may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost savings of the merger may not be realized.

Flushing and Empire have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on Flushing’s ability to successfully integrate the businesses of Flushing and Empire in a manner that permits growth opportunities and does not materially disrupt Empire’s existing customer and employee relationships nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Flushing’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect Flushing’s ability to successfully conduct its business, which could have an adverse effect on Flushing’s financial results and the value of Flushing common stock. If Flushing experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Flushing and/or Empire to lose customers or cause customers to remove their accounts from Flushing and/or Empire and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Empire and Flushing during this transition period and on Flushing for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

Flushing may be unable to retain Flushing and/or Empire personnel after the merger is completed.

The success of the merger will depend in part on Flushing’s ability to retain the talents and dedication of key employees currently employed by Flushing and Empire. It is possible that these employees may decide not to remain with Flushing or Empire, as applicable, while the merger is pending or with Flushing after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, Flushing’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Empire to hiring suitable replacements, all of which may cause Flushing’s business to suffer. In addition, Flushing and Empire may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Certain of Empire’s directors and executive officers have interests in the merger that may differ from the interests of Empire shareholders.

Empire shareholders should be aware that some of Empire’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Empire shareholders generally. These interests include, among others:

•	The merger agreement provides for the accelerated vesting of all Empire equity awards and cash out of all vested and unvested stock options.

•	Empire’s executive officers are party to certain executive employment agreements or change in control agreements that provide for payments upon completion of the merger.

•

Certain of Empire’s executive officers have entered into new service agreements with Flushing that set forth the terms of their respective employment or consulting relationship with Flushing following the merger.

•	Empire’s directors and executive officers have rights to ongoing indemnification and insurance coverage by Flushing for acts or omissions occurring prior to the merger.

•

The merger agreement provides that Douglas C. Manditch will be appointed to the Flushing board and the Flushing Bank board upon consummation of the merger. In addition, in connection with the merger and effective as of the closing, Flushing Bank and Mr. Manditch have entered into a consulting agreement under which he will provide certain advisory services to Flushing and Flushing Bank for a three-year period following the merger.

•

In connection with the merger and effective as of the closing, Flushing and Mr. Buonaiuto have entered into an employment agreement under which he will serve as a senior executive vice president of Flushing.

The Empire board was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and the merger and in recommending that holders of Empire voting common stock vote in favor of approving the merger proposal. For a more complete description of these interests, please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 59.

The merger is subject to certain closing conditions that, if not satisfied or waived, may result in the merger agreement being terminated, which could negatively impact Empire or Flushing.

The merger is subject to customary conditions that must be satisfied (or waived, to the extent permitted by law) in order for the merger to be completed, including the receipt of the requisite approval of the merger proposal by the holders of Empire voting common stock and the receipt of the requisite regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger,” beginning on page 90, for a more complete discussion of the conditions to completion of the merger.

Various factors could cause Empire to fail to satisfy one or more of the conditions to Flushing’s obligations to complete the merger described above, and, accordingly, the merger may not be completed.

The merger agreement may be terminated by either party under certain circumstances, and the parties can mutually decide to terminate the merger agreement, at any time prior to the effective time of the merger, even if the merger proposal has already been approved by the Empire shareholders. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination of the Merger Agreement,” beginning on page 92, for a more complete discussion of the circumstances in which the merger agreement may be terminated.

If the merger agreement is terminated, there may be various consequences. For example, Empire’s or Flushing’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, or the price of Flushing common stock could decline to the extent that the current price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and the Empire board seeks another merger or business combination, Empire shareholders cannot be certain that Empire will be able to find a party willing to pay equivalent or greater consideration than that which Flushing has agreed to pay in the merger. If the merger agreement is terminated under certain circumstances, Empire may be required to pay to Flushing a termination fee of $3.3 million. For a more complete description of this termination fee, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee” on page 93.

Empire will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Empire. These uncertainties may impair Empire’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers and others that deal with Empire to seek to change existing business relationships with Empire. Retention of certain employees by Empire may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Flushing. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Empire, Empire’s business could be harmed. In addition, subject to certain exceptions, Empire has agreed in the merger agreement to operate its business in the ordinary course prior to closing and to not take certain specified actions without Flushing’s consent. These restrictions may prevent Empire from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Closing of the Merger” on page 82 for a description of the restrictive covenants applicable to Empire.

If the merger is not completed, Flushing and Empire will have incurred substantial expenses without realizing the expected benefits of the merger and may experience negative reactions to the termination of the merger from third parties.

Each of Flushing and Empire has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, Flushing and Empire will have to recognize these expenses without realizing the expected benefits of the merger. In addition, if the merger is not completed, Flushing and/or Empire may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others.

The merger agreement limits Empire’s ability to pursue acquisition proposals and requires Empire to pay a termination fee of $3.3 million under certain circumstances, including circumstances involving alternative acquisition proposals. In addition, certain provisions of the Flushing and Empire charters and bylaws may deter potential acquirers.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, prohibit Empire and its representatives from initiating, soliciting, knowingly inducing or encouraging or knowingly facilitating the making of any offers with respect to, and from engaging or participating in negotiations with any person concerning, any competing acquisition proposals. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Agreement Not to Solicit Other Offers” on page 88 for further information. The merger agreement also provides that Empire will be required to pay a termination fee in the amount of $3.3 million in the event that the merger agreement is terminated under certain circumstances, including circumstances involving a competing acquisition proposal. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Empire from considering or proposing such an acquisition.

Under the DGCL, certain business combinations involving affiliates or interested stockholders of Flushing require the approval of the Flushing board and disinterested shareholders holding two-thirds of the outstanding shares of Flushing common stock unless certain other requirements are met. Please see “Comparison of Shareholder Rights—Restrictions on Business Combinations.” These provisions and other provisions of the Empire and Flushing charters and bylaws, including provisions regarding Flushing’s partially classified board of directors, described under “Comparison of Shareholder Rights—Number of Directors; Classification,” or of the DGCL or the NYBCL could make it more difficult for a third party to acquire control of Empire or Flushing and may discourage a potential competing acquirer.

The shares of Flushing common stock to be received by Empire shareholders as a result of the merger will have different rights from shares of Empire common stock.

Upon completion of the merger, certain Empire shareholders will become holders of Flushing common stock, and their rights as holders of Flushing common stock will be governed by the DGCL and the Flushing charter and bylaws. The rights associated with Empire common stock are different from the rights associated with Flushing common stock. Please see “Comparison of Shareholder Rights,” beginning on page 100, for a discussion of the different rights associated with Flushing common stock.

Empire shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Empire shareholders currently have the right to vote in the election of the Empire board and on other matters requiring shareholder approval under the NYBCL and Empire’s charter and bylaws. Upon completion of the merger, each Empire shareholder who receives shares of Flushing common stock will become a shareholder of Flushing, with a percentage ownership of Flushing that is much smaller than the shareholder’s percentage ownership of Empire. Based on the number of shares of Flushing common stock and Empire common stock currently outstanding, current Empire shareholders who receive shares of Flushing common stock in the merger are expected to own up to approximately 8.4% of the outstanding Flushing common stock immediately following the merger (without giving effect to any shares of Flushing common stock held by Empire shareholders prior to the merger). As a result, such Empire shareholders will have less influence on the management and policies of Flushing than they now have on the management and policies of Empire.

Litigation relating to the merger could require Flushing or Empire to incur significant costs and suffer management distraction, as well as delay and/or enjoin the merger.

On December 26, 2019, a purported Empire shareholder filed a lawsuit against Empire, the members of the Empire board, Flushing and Merger Sub in the Supreme Court of the State of New York, Suffolk County, captioned Paul Parshall v. Empire Bancorp, Inc., et al., Index No. 624911/2019. The action generally alleges that the registration statement on Form S-4 filed by Flushing with the SEC on December 9, 2019, which included a preliminary proxy statement/prospectus, omitted certain material information with respect to the merger and that members of the Empire board breached their fiduciary duties by approving the merger agreement which purportedly provides for inadequate merger consideration. Plaintiff further alleges that Empire and Flushing aided and abetted such alleged breaches. Among other relief, the action seeks to enjoin the merger, as well as an award of unspecified damages, including attorneys’ fees and costs, to the plaintiff. Flushing and Empire believe the claims in the lawsuit are without merit and intend to defend such claims vigorously.

A negative outcome in this suit could adversely affect Empire and Flushing. Such action may be costly to defend, distracting to management of Empire and Flushing, and create additional uncertainty relating to the merger. Neither Empire nor Flushing is currently able to predict the outcome of the lawsuit with any certainty, whether additional lawsuits arising out of or relating to the merger will be filed in the future, and, if so, the outcome of any such litigation.

Flushing’s bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Flushing shareholders, which could limit Flushing shareholders’ ability to bring certain actions or proceedings in a forum of their choosing.

Flushing’s bylaws provide that unless Flushing consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Flushing, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of Flushing to Flushing or the Flushing shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Flushing’s charter or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of Flushing is be deemed to have notice of and consented to the forum selection clause of Flushing’s bylaws.

The forum selection provision discussed above is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims, and in any event, Flushing’s shareholders would not be deemed to have waived Flushing’s compliance with federal securities laws and the rules and regulations thereunder.

This forum selection bylaw may pose certain risks to Flushing shareholders. For example, the forum selection bylaw could limit the ability of a Flushing shareholder to bring certain actions or proceedings involving disputes with Flushing or Flushing’s directors, officers and other employees in a forum of such Flushing shareholder’s choosing or which such Flushing shareholders may believe is the optimal forum for such action or proceeding. In addition, the forum selection bylaw could result in increased costs to a Flushing shareholder in bringing an action in the designated forum and may have the effect of discouraging certain lawsuits against Flushing and its directors, officers and other employees. If a court were to find the forum selection bylaw inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Flushing may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Flushing’s business and financial condition.

Risks Relating to Flushing’s Business

You should read and consider risk factors specific to Flushing’s business that will also affect Flushing after the merger. These risks are described in the sections titled “Risk Factors” in Flushing’s Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110, for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

General

This proxy statement/prospectus is being provided to Empire shareholders as part of a solicitation of proxies by the Empire board for use at the special meeting and at any adjournments or postponements of such meeting. The date of this proxy statement/prospectus is January [●], 2020, and it is first being mailed or otherwise delivered to Empire shareholders on or about January [●], 2020. This proxy statement/prospectus provides Empire shareholders with important information about the special meeting and should be read carefully and in its entirety.

Date, Time and Place of Meeting

The special meeting is scheduled to be held as follows:

Date: February 27, 2020

Time: 1:00 p.m. local time

Place: Hyatt Regency Long Island, located at 1717 Motor Parkway, Hauppauge, New York 11788

Purposes of the Special Meeting

The special meeting is being called for the holders of Empire voting common stock to consider and vote on the following proposals:

•	Merger proposal. To adopt and approve the merger agreement and the merger, as more fully described in this proxy statement/prospectus; and

•

Adjournment proposal. To adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it or for any other legally permissible purpose.

Recommendation of the Empire Board

The Empire board unanimously recommends that holders of Empire voting common stock vote:

•	“FOR” the approval of the merger proposal; and

•	“FOR” the approval of the adjournment proposal.

The Empire board unanimously approved the merger agreement and the merger. Please see “Proposal No. 1: The Merger Proposal—The Merger—Empire’s Reasons for the Merger and Recommendation of the Empire Board,” beginning on page 43.

In considering the recommendation of the Empire board with respect to the merger, Empire shareholders should be aware that some of the Empire directors and executive officers may have interests that are different from, or in addition to, the interests of Empire shareholders generally. Please see “Proposal No. 1: The Merger Proposal—The Merger—Interests of Certain Persons in the Merger,” beginning on page 59.

Record Date for the Special Meeting; Stock Entitled to Vote

Only holders of record of Empire voting common stock and Empire non-voting common stock at the close of business on January 7, 2020, which is the record date for the special meeting, are entitled to notice of, and only holders of Empire voting common stock as of the record date are entitled to vote at, the special meeting. On the record date, 6,734,840 shares of Empire voting common stock were issued, outstanding and eligible to vote at the special meeting. Each holder of record of Empire voting common stock is entitled to cast one vote for each share held in that holder’s name on Empire’s books as of the record date for the special meeting on each matter being submitted for approval by the holders of Empire voting common stock at the special meeting.

Quorum

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Empire voting common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes that are otherwise properly represented at the special meeting will be included in determining the number of shares present at the special meeting for the purpose of determining the presence of a quorum. If there is no quorum at the special meeting, the affirmative vote of a majority of the outstanding shares of Empire voting common stock entitled to vote at the special meeting and present at the special meeting, in person or by proxy, may adjourn the special meeting to a later date or dates.

Votes Required; Treatment of Abstentions and Broker Non-Votes

The affirmative vote of the holders of at least a majority of the outstanding shares of Empire voting common stock is required to approve the merger proposal, and the affirmative vote of the holders of at least a majority of the votes cast at the special meeting by the holders of shares of Empire voting common stock entitled to vote at the special meeting is required to approve the adjournment proposal. Abstentions and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the special meeting. Because approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Empire voting common stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. However, because abstentions and broker non-votes are not included as a vote cast “FOR” or “AGAINST” the adjournment proposal, abstentions and broker non-votes will have no effect on the outcome of the adjournment proposal.

Voting Your Shares

General Directions

Holders of Empire voting common stock may vote their shares in person at the special meeting or may vote by proxy as described below. You are encouraged to attend the special meeting, and voting by proxy will not affect your right to attend the special meeting and vote in person. However, to ensure that your shares of Empire voting common stock are voted in accordance with your wishes and that a quorum is present at the meeting so that Empire can transact business, you are urged to register your vote by proxy as promptly as possible. Your prompt response will help reduce proxy solicitation costs. Please refer to the specific instructions set forth on the enclosed proxy card. For security reasons, Empire’s electronic voting system has been designed to authenticate your identity as a shareholder. If you hold your shares in “street name,” your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Submitting Proxies

Shareholders who hold their shares of record may vote by proxy in one of the following ways:

•

by simply completing, signing and dating the enclosed proxy card and returning it promptly in the postage-paid return envelope provided. If you return your signed proxy card before 1:00 p.m. local time on February 27, 2020, your shares will be voted as you direct;

•	over the telephone by calling 1-800-690-6903; or

•	over the Internet at www.proxyvote.com.

Shareholders who hold their shares in “street name” should contact their broker, bank, trustee or nominee, who will provide materials and instructions for voting such shares.

Revoking Proxies

A holder of Empire voting common stock may revoke his or her proxy by doing one of the following: (i) attending the special meeting, notifying Empire’s Director of Investor Relations, and voting by ballot at the special meeting; (ii) delivering a written notice of revocation to Empire’s Director of Investor Relations that is received prior to the special meeting, stating that the shareholder revokes his or her proxy; or (iii) delivering a later-dated proxy (including a telephone or Internet vote) that is received prior to the special meeting in accordance with the instructions included on the proxy card.

Shares Held in Street Name

If your shares are registered directly in your name in Empire’s stock records, you are considered the “shareholder of record” with respect to those shares, and these proxy materials are being sent directly to you by Empire. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the shareholder of record with respect to those shares.

Dissenters’ Rights

Empire shareholders are entitled to assert dissenters’ rights with respect to the merger proposal. These dissenters’ rights are conditioned on strict compliance with the requirements of Sections 623 and 910 of the NYBCL. Please see “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 64, and the full text of Sections 623 and 910 of the NYBCL, which is reproduced in full in Annex C to this proxy statement/prospectus, for additional information.

Solicitation of Proxies

The Empire board is soliciting the proxies for the special meeting. Under the terms of the merger agreement, the costs and expenses of printing and mailing this proxy statement/prospectus will be borne equally by Flushing and Empire, and all filing and other fees paid to the SEC in connection with the merger will be borne by Flushing, with all other costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement paid by the party incurring the expense. In addition to solicitation by mail, Empire’s directors, officers and employees may also solicit proxies from shareholders personally and by telephone. Empire will not pay any additional or special compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

Empire has retained Equiniti (US) Services LLC, or EQ, to assist in the solicitation of proxies in connection with the special meeting. Empire has agreed to pay EQ an estimated fee of $6,500 for its services, plus reimbursement of its reasonable and documented out-of-pocket expenses. Empire has also agreed to indemnify EQ against certain liabilities relating to its engagement.

Delivery of Proxy Materials to Empire Shareholders Sharing an Address

Only one copy of this proxy statement/prospectus is being delivered to multiple Empire shareholders sharing an address, unless Empire has previously received contrary instructions from one or more of such shareholders. This is referred to as “householding.” Empire shareholders who hold their shares in “street name” can request further information on householding through their brokers, banks or other nominees. Empire shareholders may request that a separate copy of this proxy statement/prospectus be sent to a shared address to which a single copy of the document has been delivered by contacting Empire Bancorp, Inc., 1707 Veterans Highway, Islandia, New York 11749, or contacting Mr. William Franz by telephone, at (631) 348-4444.

Assistance

If you are an Empire shareholder and have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of

Empire voting common stock, please contact Empire’s Director of Investor Relations, William Franz, at (631) 348-4444.

Shares of Empire Voting Common Stock Held By Directors and Executive Officers and Certain Other Beneficial Owners; Voting Agreements

The following table sets forth, as of the record date for the special meeting, the beneficial ownership of Empire voting common stock by each of Empire’s directors and executive officers, by Empire’s directors and executive officers as a group and by each person or entity known by Empire to beneficially own more than 5% of the outstanding Empire voting common stock. Unless otherwise specified, the address of each listed Empire shareholder is c/o Empire Bancorp, Inc., 1707 Veterans Highway, Islandia, New York 11749.

The percentages of beneficial ownership in the following table are calculated in relation to the 6,734,840 shares of Empire voting common stock that were issued and outstanding as of the record date for the special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, as well as shares issuable in connection with options exercisable within 60 days of the record date for the special meeting. Unless otherwise indicated, and subject to the voting agreements entered into with Flushing in connection with entering into the merger agreement, to Empire’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Holder	Title	Number of Shares	Percent
Directors and Executive Officers
Francis F. Boulton	Director	36,417	*
John P. Bracken	Director	41,017	*
Thomas M. Buonaiuto	Director and President	117,548	1.75%
John D. Caffrey, Jr.	Vice Chairman	36,717	*
John L. Ciarelli, Esq.	Director	26,817	*
Dr. Alan M. Coren	Director	42,517	*
Larry R. Davis, Esq.	Director	25,017	*
Frank A. DiFazio	Director	82,517	1.23%
Robert D. Falese, Jr.	Director	1,000	*
Salvatore Ferro	Director	47,017	*
Michael P. Locorriere	Executive Vice President, Director of Municipal Banking	37,839	*
Douglas C. Manditch	Chairman and Chief Executive Officer	184,618	2.74%
Mukeshkumar Patel	Director	30,017	*
Charles C. Russo, Esq.	Director	25,017	*
Joseph S. Tantillo, Jr.	Director	38,017	*
Paul J. Tonna	Director	35,017	*
All Directors and Executive Officers as a Group		807,109	11.99%
5% Holders
Patriot Financial Partners, L.P. (1)		660,000	9.80%

*	Less than 1%
(1)

Does not include 1,092,139 shares of non-voting common stock, which are convertible into shares of voting stock, subject to certain exceptions, including that the conversion will not cause the holder to own or control in the aggregate more than 9.9% of Empire’s voting common stock. The securities set forth above are beneficially owned by Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (collectively, “Fund II”). Patriot Financial Partners GP II, L.P. is the general partner of Fund II, and Patriot Financial Partners GP II, LLC is a general partner of Patriot Financial Partners GP II, L.P. W. Kirk Wycoff, James J. Lynch and Ira M. Lubert serve as the general partners of Patriot Financial Partners GP II, LLC and may be deemed to share beneficial ownership of these shares, provided that each of Messrs. Wycoff, Lynch and Lubert has disclaimed beneficial ownership of the common stock owned by Patriot, except to the extent of his pecuniary interest therein. The address of Patriot Financial Partners GP II, L.P. is c/o Kevin J. Kooman, Four Radnor Corporate Center, 100 Matsonford Road, Suite 210, Radnor, Pennsylvania 19087.

Pursuant to voting agreements more fully described under “Proposal No. 1: The Merger Proposal—The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 93, each of Empire’s directors, certain of Empire’s executive officers and Patriot entered into separate written agreements in which they collectively agreed, among other things, to vote their shares of Empire voting common stock for the approval of the merger proposal. The forms of voting agreements separately executed by each of Empire’s directors and certain of Empire’s executive officers, and by Patriot, in each case, who entered into a voting agreement, are attached as Exhibits A-1 and A-2, respectively, to the merger agreement, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus and is incorporated herein by reference. As of the record date for the special meeting, the members of the Empire board, certain of Empire’s executive officers and Patriot beneficially owned, in the aggregate, approximately 1,429,270 shares of Empire voting common stock (not including shares underlying vested or unvested stock options), or approximately 21.22% of the outstanding Empire voting common stock.

PROPOSAL NO. 1

THE MERGER PROPOSAL

THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A and Annex A-1 to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including “—The Merger Agreement,” beginning on page 75, for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement, and the merger agreement attached as Annex A and Annex A-1 for a more complete understanding of the merger.

General

Flushing and Empire are proposing a transaction in which Flushing will acquire Empire by means of the merger, with Flushing as the surviving corporation, and Empire Bank will merge with and into Flushing Bank, with Flushing Bank surviving the bank merger. This transaction is governed by the merger agreement, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus. The merger agreement was unanimously approved by both the Flushing board and the Empire board. Flushing and Empire expect to complete the merger in the second quarter of 2020. However, neither Flushing nor Empire can assure you of when or if the merger will be completed. Empire must obtain the approval of the merger proposal by the requisite vote of the Empire shareholders at the special meeting, and both Flushing and Empire must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.

Terms of the Merger

The merger agreement provides that Merger Sub will merge with and into Empire in the first-step merger, with Empire as the surviving corporation and a wholly owned subsidiary of Flushing. Substantially simultaneously with but immediately following the first-step merger, Empire will merge with and into Flushing in the second-step merger, with Flushing as the surviving corporation. Substantially simultaneously with but immediately following the consummation of the second-step merger, Empire Bank will merge with and into Flushing Bank, with Flushing Bank as the surviving bank in the bank merger. The first-step merger and the second-step merger are referred to collectively herein as the “merger.”

Upon completion of the merger, each outstanding share of Empire common stock (except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights to dissent from the merger) will be converted into the right to receive either (i) 0.6548 shares of Flushing common stock or (ii) $14.04 in cash, without interest. The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures specified in the merger agreement, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash, as described beginning on page 75 of this proxy statement/prospectus.

Background of the Merger

From time to time, the Empire board has engaged in reviews and discussions of Empire’s long-term strategies and objectives, considering ways that it might enhance shareholder value and Empire’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Empire board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution. In recent periods, Empire has also been subject to enhanced scrutiny from certain shareholders, including those affiliated with Lawrence B. Seidman, with whom it entered into an agreement in February 2019 granting him the right to be nominated to the Empire board at the 2020 annual meeting of shareholders. In connection with its ongoing strategic planning, the Empire board regularly consulted with its financial advisor, Sandler O’Neill, a nationally recognized investment bank, which worked with the management of Empire to review Empire’s financial performance and strategic alternatives, and periodically presented to management and the Empire board on matters of strategic interest. Although, in the course of evaluating strategic alternatives, Empire engaged in preliminary discussions regarding the possibility of a strategic transaction with other depository institutions, including one such institution earlier in 2019, no such prior discussions had resulted in any formal proposals.

In addition, over the years, on a number of occasions, John R. Buran, Flushing’s Chief Executive Officer and President, with whom Douglas C. Manditch, Empire’s Chief Executive Officer and President, has had a long-time business relationship, informally indicated Flushing’s interest in discussing strategic opportunities between the institutions, although no specific formal or informal proposals had ever been discussed by the executives. Thereafter, in July 2019, Mr. Buran indicated to Mr. Manditch Flushing’s potential interest in submitting a more definitive proposal for the consideration of the Empire board, and Mr. Manditch communicated that Empire would be open to considering a proposal.

On July 18, 2019, Flushing provided Empire a letter setting forth a non-binding indication of interest that contemplated Flushing acquiring all of the issued and outstanding common stock of Empire in a transaction that valued Empire at a 10% premium over its then current share price, with 50% of the merger consideration payable in cash and the remainder payable in shares of Flushing common stock, to be based on a fixed exchange ratio determined prior to announcement, subject to, among other things, completion of due diligence and entry into a definitive agreement. The proposed transaction was not subject to a financing contingency.

On July 25, 2019, the Empire board met to consider the non-binding indication of interest. At that meeting, representatives of Sandler O’Neill presented to the Empire board an assessment of the then current banking market, including the market for mergers and acquisitions, led a discussion regarding various strategic alternatives which may be available to Empire, including continuing to operate on a stand-alone basis, entering into a transaction with Flushing on the terms presented in the indication of interest or assessing the potential for other acquirors within its market. As a part of those discussions, the Empire board discussed with the representatives of Sandler O’Neill an overview of Flushing’s financial performance and reviewed a pro forma analysis of Flushing, taking into account the proposed transaction. The Empire board also discussed legal matters related to the proposed indication of interest with Fenimore Kay Harrison & Ford, LLP (“Fenimore Kay”), its legal counsel. Following lengthy deliberations, the Empire board directed management to engage in further discussions with Flushing regarding a possible transaction.

Following additional discussions between management of Empire and Flushing, and their respective financial advisors, on August 2, 2019, Flushing provided Empire with a letter setting forth a revised non-binding indication of interest, which contemplated the same transaction structure, but increased the proposed exchange ratio associated with the stock portion of the merger consideration to 0.72 shares of Flushing common stock per share of Empire common stock and the cash portion of the merger consideration to $14.26 per share. In addition to the revised purchase price, the indication of interest provided for an exclusivity period of 60 days for the parties to conduct due diligence and negotiate the terms of a definitive agreement.

On August 14, 2019, the Empire board met to consider the revised non-binding indication of interest. At the meeting, representatives of Sandler O’Neill made a presentation to the Empire board that updated its prior analysis based on the terms of the revised indication of interest. At that meeting, the Empire board once again considered the terms of the Flushing proposal in relation to other strategic alternatives available to Empire and the market for mergers and acquisitions involving financial institutions. The Empire board also discussed the pros and cons of the proposal and the strengths and weaknesses of Flushing as a prospective transaction partner. After reviewing with the representatives of Sandler O’Neill the potential for other acquirors within its market, and engaging in extensive discussion regarding the terms of the Flushing offer, the Empire board authorized management to enter into the non-binding indication of interest and commence due diligence regarding a potential transaction. Accordingly, on August 14, 2019, Mr. Manditch confirmed to Mr. Buran during a telephone conference that Empire agreed to an exclusivity period that would terminate on October 2, 2019. Thereafter, on August 16, 2019, Empire and Flushing entered into a mutual confidentiality and non-disclosure agreement and commenced reciprocal due diligence and negotiations with respect to the terms of a definitive agreement. Commencing August 22, 2019, Empire provided Flushing with access to an electronic data room containing various corporate, financial, legal and compliance documents, and on August 29, 2019 Flushing conducted due diligence interviews of Empire’s senior management team. On September 6, 2019, legal counsel for Flushing distributed a draft merger agreement to Empire and its legal counsel which formed the basis of the negotiation of deal terms.

As a part of its due diligence process, Flushing reviewed the material agreements of Empire and evaluated any payments that would be due under certain of those agreements as a result of the completion of the proposed merger as well as the costs associated with terminating or modifying certain of those agreements as a result of the merger and the corresponding effects on the value of the transaction. Based on Flushing’s due diligence evaluation, including with respect to the additional transaction costs reflected in these agreements, during a telephone conversation between Mr. Buran and Mr. Manditch on September 10, 2019, Flushing proposed an adjustment to the proposed merger consideration, which resulted in a decrease in the exchange ratio to 0.654 shares of Flushing common stock per share of Empire common stock and cash consideration of $13.32 per share. Mr. Manditch and Mr. Buran discussed pricing terms several times during telephone conversations over the following week. Contemporaneously with these discussions, the parties continued to conduct reciprocal due diligence during September, and management of Empire and Flushing engaged in negotiations over the other business and legal terms of the proposed merger. Primary subjects of these negotiations included the scope of operational covenants; employee matters; tax, accounting and contract issues relating to executive compensation; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements.

The Empire board met on September 19, 2019 to further discuss the status of negotiations with Flushing. At that meeting, the Empire board deliberated extensively with respect to the proposed adjustment in transaction pricing in light of, among other things, the economic environment for banks, the market for bank stocks and the market for mergers and acquisitions involving banks, including metrics of recent transactions. Management also discussed with the Empire board the evaluation of the revised proposal provided by representatives of Sandler O’Neill. The Empire board discussed at length the prospects for remaining independent and additional measures that might be taken to enhance operating performance on a stand-alone basis. In the context of these discussions, the Empire board also considered the impact on shareholder value of the various strategic options presented and discussed with representatives of Fenimore Kay various legal matters related to the board’s considerations. After extensive deliberation, the Empire board determined that additional information would be required to more fully assess the opportunities for enhancing shareholder value through remaining independent and directed that management more fully explore those measures. The Empire board also unanimously agreed to remain engaged in negotiations with Flushing subject to further negotiations to increase the proposed transaction pricing. Finally, the Empire board authorized management to extend the exclusivity period under the previously executed indication of interest to enable the parties to continue discussions in good faith.

On September 20, 2019, Mr. Manditch informed Mr. Buran during a telephone conversation that the Empire board did not accept Flushing’s proposal for pricing terms as provided during their September 10th telephone conversation. Mr. Manditch stated that the Empire board was seeking a value for its shareholders at least equivalent to the value of Flushing’s initial proposal and was willing to continue negotiations on an exclusive basis. On September 20, 2019, the parties extended the exclusivity period to November 1, 2019. Subsequent to the September 19, 2019 board meeting, the senior management and legal counsel of each of Flushing and Empire continued to engage in diligence regarding the parties and negotiations regarding the terms of the proposed transaction. In addition, management of Empire continued to evaluate opportunities for enhancing shareholder value as a stand-alone financial institution. In addition, Flushing engaged in discussions and negotiations regarding the terms of the employment and consulting agreements contemplated by the merger agreement with the affected executives. The Empire board convened telephonic meetings on October 9, 2019 and October 16, 2019 to provide status updates with respect to the ongoing negotiations between the parties, although no revised proposals had been received by Empire for board deliberation at those meetings, and no formal actions were taken by the Empire board with respect to the proposed transaction at those meetings.

The Flushing board met on October 16, 2019 to discuss the status of the negotiations. The board reviewed with management, its legal counsel and financial advisors all the material terms of the proposed transaction negotiated to date, discussed the pricing and other issues that remained to be resolved and authorized Mr. Buran to continue to pursue the proposed transaction within the pricing parameters discussed with the Board. In the several days following the October 16, 2019 board meetings, management of Flushing and Empire, and their respective financial advisors, continued to discuss and negotiate the pricing terms of the transaction based on the results of Flushing’s due diligence. During a telephone conversation on October 18, 2016, Mr. Buran suggested to Mr. Manditch a transaction with an aggregate value of approximately $110 million based on Flushing’s recent trading price with the cash component fixed at $14.00 per share and the exchange ratio to be fixed immediately prior to execution of a definitive agreement. On October 21, 2019, the Empire board met again to discuss the revised proposal from Flushing. The Empire board once again considered the terms of the revised Flushing proposal in relation to other strategic alternatives available to Empire and the market for mergers and acquisitions involving financial institutions. Representatives of Sandler O’Neill participated in the discussion. The Empire board directed management to finalize its discussions with Flushing, with the goal of bringing a final agreement for the consideration of the Empire board at its October 24, 2019 meeting. In the several days following the October 21, 2019 Empire board meeting, management of Flushing and Empire and their respective legal counsel and financial advisors discussed and agreed upon a final set of terms for the transaction, which would consist of 50% of the purchase price payable in cash in an amount equal to $14.04 per share, with the remaining 50% payable in shares of Flushing common stock, based on an exchange ratio of 0.6548 shares of Flushing common stock per share of Empire common stock.

On October 23, 2019, the Flushing board met to review and consider the final negotiated terms of the proposed transaction with Empire and authorized Mr. Buran and management to finalize the transaction based upon the terms presented, subject to approval by the Empire board.

On October 24, 2019, the Empire board held a special meeting to review and consider the proposed transaction. At the meeting, representatives of Fenimore Kay explained the terms of the merger agreement and related transaction documents. Also at this meeting, representatives of Sandler O’Neill reviewed the financial aspects of the proposed merger and summarized the potential strategic and financial rationale for the transaction for both parties and responded to questions by the Empire board. Representatives of Sandler O’Neill then delivered its oral opinion, which was confirmed in writing on that same date, to the effect that, as of October 24, 2019 and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Empire common stock. After further discussion among the directors and Empire’s advisors, including with respect to the factors described in “Proposal No. 1—The Merger–Empire’s Reasons for the Merger and Recommendation of the Empire Board,” the Empire board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Empire and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Empire shareholders. After this meeting, the parties entered into the merger agreement and announced the transaction in a joint press release prior to the opening of trading on October  25, 2019.

Empire’s Reasons for the Merger and Recommendation of the Empire Board

After careful consideration, at its meeting on October 24, 2019, the Empire board determined that the merger is in the best interests of Empire and its shareholders and that the consideration to be received in the merger is fair to the Empire shareholders. Accordingly, the Empire board unanimously approved the merger agreement and recommended that the Empire shareholders vote “FOR” the Empire merger proposal.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Empire board evaluated the merger and the merger agreement, in consultation with Empire’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

•	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Empire and Flushing;

•

its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Empire and Flushing, development, productivity, profitability and strategic options;

•

the complementary aspects of Empire’s and Flushing’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

•

Empire’s belief that a merger with Flushing would allow Empire shareholders to participate in the future performance of a combined company that would have better future prospects and economies of scale than Empire was likely to achieve on a stand-alone basis or through other strategic alternatives;

•	Empire’s belief that Empire and Flushing share a similar strategic vision;

•

the fact that the portion of the merger consideration paid in the form of Flushing common stock would allow former Empire shareholders to participate as Flushing shareholders in the growth of Flushing and in any synergies resulting from the merger;

•	the historical performance of Flushing common stock;

•	the fact that Flushing has historically paid dividends on its common stock;

•

the limited liquidity that Empire shareholders have with respect to their investment in Empire, and the fact that as Flushing shareholders, Empire’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;

•	the immediate liquidity to Empire shareholders, and the certainty of the amount, reflected by the cash portion of the merger consideration;

•

the value of the merger consideration compared to, among other metrics (i) the current and projected book value of Empire, (ii) the historical and present operating results of Empire, (iii) the estimated future operating results and financial position of Empire, including consideration of prospects for improvement in those results and financial position in both the near and long term, and (iv) other similar recent transactions in the industry;

•	the fact that the portion of the merger consideration paid in the form of Flushing common stock is expected to be tax-free to Empire shareholders;

•	the terms of the merger agreement, and the presentation by Empire’s legal advisors regarding the merger and the merger agreement;

•

the financial analyses of Sandler O’Neill which were presented to the Empire board and the opinion of Sandler O’Neill, dated October 24, 2019, to the Empire board to the effect that, as of October 24, 2019, and subject to the assumptions, limitations and qualifications set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Empire common stock, as more fully described below under the section of this proxy statement/prospectus entitled “—Opinion of Sandler O’Neill & Partners, L.P.”; and

•

the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions.

The Empire board also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

•	the potential negative impact of the announcement of the merger on Empire’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the challenges of combining the businesses, assets and workforces of two financial institutions;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risks and costs to Empire if the merger is not completed;

•

the fact that the merger consideration, a large component which consists of shares of Flushing common stock, provides less certainty of value to Empire shareholders compared to a transaction in which they would receive only cash consideration;

•	the potential for a decline in the value of Flushing common stock—whether before or after consummation of the merger—reducing the value of the consideration received by Empire’s shareholders;

•

the provisions of the merger agreement restricting Empire’s solicitation of third party acquisition proposals and the fact that Empire would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

•

the restrictions on the conduct of Empire’s business prior to completion of the merger, which may adversely affect Empire’s ability to make certain decisions quickly and independently and may delay or prevent Empire from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that Empire submit the merger agreement to its shareholders for approval even if Empire’s board withdraws its recommendation to approve the merger agreement;

•	the fact that gains from the cash component of the merger consideration would generally be taxable to Empire’s U.S. shareholders for U.S. federal income tax purposes;

•	the potential for unintended delays in the regulatory approval process; and

•

the interests of certain of Empire’s directors and executive officers in the merger that are different from, or in addition to, their interests as Empire shareholders, which are further described in the section of this proxy statement/prospectus entitled “—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by the Empire board is not intended to be exhaustive, but is believed to include the material factors considered by the Empire board. The Empire board collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Empire board determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Empire board did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Empire board may have given different weight to different factors. The Empire board conducted an overall analysis of the factors described above including thorough discussions with Empire management and Empire’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Empire board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Sandler O’Neill & Partners, L.P.

Empire retained Sandler O’Neill to act as financial advisor to the Empire board in connection with Empire’s consideration of a possible business combination. Empire selected Sandler O’Neill to act as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to the Empire board in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 24, 2019 meeting at which the Empire board considered the transaction and the merger agreement, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on October 24, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Empire’s common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Empire common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.

Sandler O’Neill’s opinion was directed to the board of directors of Empire in connection with its consideration of the transaction and the merger agreement and does not constitute a recommendation to any shareholder of Empire as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the transaction and the merger agreement. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Empire common stock and did not address the underlying business decision of Empire to engage in the transaction, the form or structure of the transaction or any other transactions contemplated in the merger agreement, the relative merits of the transaction as compared to any other alternative transactions or business strategies that might exist for Empire or the effect of any other transaction in which Empire might engage. Sandler O’Neill also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the transaction by any officer, director or employee of Empire or Flushing, or any class of such persons, if any, relative to the compensation to be received in the transaction by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	an execution version of the merger agreement, dated October 24, 2019;

•	certain publicly available financial statements and other historical financial information of Empire and its banking subsidiary that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Flushing that Sandler O’Neill deemed relevant;

•	certain internal financial projections for Empire for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Empire;

•

publicly available median analyst earnings per share and dividends per share estimates for Flushing for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate and estimated dividend payout ratio for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Flushing and its representatives;

•	the pro forma financial impact of the merger on Flushing based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Empire for the years ending December 31, 2020 through December 31, 2022 with an estimated annual net income growth rate for the year ending December 31, 2023, as provided by the senior management of Flushing and its representatives;

•

the publicly reported historical price and trading activity for Empire common stock and Flushing common stock, including a comparison of certain stock market information for Empire common stock and Flushing common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Empire and Flushing with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Empire and its representatives the business, financial condition, results of operations and prospects of Empire and held similar discussions with certain members of the management of Flushing and its representatives regarding the business, financial condition, results of operations and prospects of Flushing.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Empire or Flushing or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Empire and Flushing that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertaken an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Empire or Flushing or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Empire or Flushing or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Empire or Flushing, or of the combined entity after the transaction, and Sandler O’Neill did not review any individual credit files relating to Empire or Flushing or any of their respective subsidiaries. Sandler O’Neill assumed, with Empire’s consent, that the respective allowances for loan losses for Empire, Flushing and their respective subsidiaries were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Empire for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Empire. In addition, Sandler O’Neill used publicly available median analyst earnings per share and dividends per share estimates for Flushing for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate and estimated dividend payout ratio for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Flushing and its representatives. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Empire for the years ending December 31, 2020 through December 31, 2022 with an estimated annual net income growth rate for the year ending December 31, 2023, as provided by the senior management of Flushing and its representatives. With respect to the foregoing information, the respective senior managements of Empire and Flushing confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Empire and Flushing, respectively, and the other matters covered thereby. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Empire or Flushing since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analyses that Empire and Flushing would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Empire’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Empire, Flushing, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Empire’s consent, Sandler O’Neill relied upon the advice that Empire received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the transaction and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Empire common stock or Flushing common stock at any time or what the value of Flushing common stock would be once it is actually received by the holders of Empire common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to the Empire board, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Empire or Flushing and no transaction is identical to the transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Empire and Flushing and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration to the holders of Empire common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Empire, Flushing, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Empire board at its October 24, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Empire common stock or Flushing common stock or the prices at which Empire or Flushing common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by the Empire board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Empire board with respect to the fairness of the merger consideration.

Summary of Proposed Transaction Consideration and Implied Transaction Metrics

Sandler O’Neill reviewed the financial terms of the proposed transaction. Pursuant to the terms of the merger agreement, at the effective time of the transaction each share of Empire common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, will be converted into the right to receive, without interest: (i) for each share of Empire common stock with respect to which a cash election has been effectively made and not revoked or deemed revoked pursuant to the merger agreement, an amount in cash equal to $14.04; or (ii) for each share of Empire common stock with respect to which a stock election has been effectively made and not revoked or deemed revoked pursuant to the merger agreement, a number of validly issued, fully paid and non-assessable shares of Flushing common stock, par value $0.01 per share, equal to 0.6548. The merger agreement provides, generally, that fifty percent of the total number of shares of Empire common stock will be converted into the per share stock consideration and fifty percent of such shares of Empire common stock will be converted into the per share cash consideration in accordance with the election and allocation procedures set forth in the merger agreement. Based on the closing price per share of Flushing’s common stock on October 23, 2019 of $22.05 and based upon 7,827,382 Empire common shares outstanding, inclusive of 150,000 warrants and 197,877 restricted stock awards, and 29,500 options outstanding with a weighted average exercise price of $10.00, Sandler O’Neill calculated an aggregate implied transaction value of $111.6 million. Based upon financial information for Empire as of or for the last twelve months (“LTM”) ended June 30, 2019 and the closing price of Empire’s common stock on October 23, 2019, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price / Empire Book Value Per Share	141%
Transaction Price / Empire Tangible Book Value Per Share	141%
Transaction Price / Empire LTM Earnings per Share	30.3	x
Transaction Price / Empire 2019 Estimated Earnings Per Share¹	24.0	x
Transaction Price / Empire 2020 Estimated Earnings Per Share¹	14.0	x
Tangible Book Premium / Empire Core Deposits (CDs > $100K)²	3.6%
Tangible Book Premium / Empire Core Deposits (CDs > $250K)³	3.5%
Market Premium (as of October 23, 2019)	11.7%

1	Estimated net income as provided by Flushing management and its representatives
2	Core deposits defined as total deposits less time deposits greater than $100,000
3	Core deposits defined as total deposits less time deposits greater than $250,000

Stock Trading History

Sandler O’Neill reviewed the publicly available historical reported trading prices of Empire common stock and Flushing common stock for the one-year and three-year periods ended October 23, 2019. Sandler O’Neill then compared the relationship between the movements in the price of Empire common stock and Flushing common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Empire’s One-Year Stock Performance

	Beginning Value October 23, 2018	Ending Value October 23, 2019
Empire	100%	108.1%
Empire Peer Group	100%	92.1%
S&P 500 Index	100%	109.6%
NASDAQ Bank Index	100%	102.1%

Empire’s Three-Year Stock Performance

	Beginning Value October 21, 2016	Ending Value October 23, 2019
Empire	100%	127.5%
Empire Peer Group	100%	119.9%
S&P 500 Index	100%	140.3%
NASDAQ Bank Index	100%	123.5%

Flushing’s One-Year Stock Performance

	Beginning Value October 23, 2018	Ending Value October 23, 2019
Flushing	100%	101.9%
Flushing Peer Group	100%	106.8%
S&P 500 Index	100%	102.1%
NASDAQ Bank Index	100%	109.6%

Flushing’s Three-Year Stock Performance

	Beginning Value October 21, 2016	Ending Value October 23, 2019
Flushing	100%	97.5%
Flushing Peer Group	100%	114.3%
S&P 500 Index	100%	123.5%
NASDAQ Bank Index	100%	140.3%

Comparable Company Analyses

Sandler O’Neill used publicly available information to compare selected financial information for Empire with a group of financial institutions selected by Sandler O’Neill. The Empire peer group included publicly-traded banks and thrifts headquartered in New York, New Jersey and Connecticut with total assets between $600 million and $1.4 billion, but excluded targets of announced merger transactions and Marlin Business Services Corp. due to differences in business model compared to Empire and other peers (the “Empire Peer Group”). The Empire Peer Group consisted of the following companies:

1st Constitution Bancorp	First Commerce Bank
Adirondack Trust Company	Lyons Bancorp, Inc.
Bank of Princeton	Orange County Bancorp, Inc.
Bank of Utica	Pathfinder Bancorp, Inc.
Berkshire Bancorp Inc.	Patriot National Bancorp, Inc.
Elmira Savings Bank	Salisbury Bancorp, Inc.
Esquire Financial Holdings, Inc.	Solvay Bank Corporation

The analysis compared publicly available financial information for Empire with corresponding data for the Empire Peer Group as of or for the twelve months (“LTM”) ended June 30, 2019 (unless otherwise noted) with pricing data as of October 23, 2019. The table below sets forth the data for Empire and the median, mean, low and high data for the Empire Peer Group.

Empire Comparable Company Analysis

	Empire	Empire Peer Group Median	Empire Peer Group Mean	Empire Peer Group Low	Empire Peer Group High
Total assets ($mm)	1,037	1,066	1,032	610	1,361
Loans / Deposits (%)	73.6	84.1	80.9	8.4	105.8
Non-performing assets¹ / Total assets (%)	0.40	0.72	0.85	0.00	2.56
Tangible common equity/Tangible assets (%)	7.62	9.33	10.95	6.70	20.45
Tier 1 RBC Ratio (%)	13.54	13.25	14.69	8.30	29.51
Total RBC Ratio (%)	16.78	14.51	15.81	10.44	30.77
CRE / Total RBC Ratio (%)	424.6²	180.5	199.1	15.5	380.5
LTM Return on average assets (%)	0.35	0.93	0.89	(0.03)	1.64
LTM Return on average equity (%)	4.99	8.39	7.89	(0.34)	13.16
LTM Net interest margin (%)	2.58	3.41	3.39	1.74	4.85
LTM Efficiency ratio (%)	81.44	65.43	65.80	47.05	83.79
Price/Tangible Book Value (%)	112	112	111	57	171
Price/LTM Earnings per share (x)	27.1	12.0	14.6	9.3	33.3
Current Dividend Yield (%)	0.0	2.3	2.1	0.0	6.4
Market value ($mm)	103	124	120	49	191

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
[2]	Bank level financial data

Sandler O’Neill used publicly available information to perform a similar analysis for Flushing by comparing selected financial information for Flushing with a group of financial institutions selected by Sandler O’Neill. The Flushing peer group included publicly-traded banks and thrifts headquartered in New York, New Jersey and Connecticut with total assets between $4 billion and $10 billion, but excluded targets of announced merger transactions (the “Flushing Peer Group”). The Flushing Peer Group consisted of the following companies:

Amalgamated Bank	NBT Bancorp Inc.
Bridge Bancorp, Inc.	Northfield Bancorp, Inc.
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Dime Community Bancshares, Inc.	Peapack-Gladstone Financial Corporation
Financial Institutions, Inc.	Provident Financial Services, Inc.
First of Long Island Corporation	Tompkins Financial Corporation
Kearny Financial Corp.	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.

The analysis compared publicly available financial information for Flushing with corresponding data for the Flushing Peer Group as of or for the last twelve months ended June 30, 2019 (unless otherwise noted) with pricing data as of October 23, 2019. The table below sets forth the data for Flushing and the median, mean, low and high data for the Flushing Peer Group.

Flushing Comparable Company Analysis

	Flushing	Flushing Peer Group Median	Flushing Peer Group Mean	Flushing Peer Group Low	Flushing Peer Group High
Total assets ($mm)	6,946	6,109	6,196	4,202	9,938
Loans / Deposits (%)	115.6	97.2	98.7	80.4	124.7
Non-performing assets¹ / Total assets (%)	0.29	0.47	0.53	0.09	1.22
Tangible common equity/Tangible assets (%)	7.92	9.24	9.62	7.77	14.19
Tier 1 RBC Ratio (%)	11.39	12.24	13.40	9.74	22.40
Total RBC Ratio (%)	13.22	13.60	15.07	12.57	23.22
CRE / Total RBC Ratio (%)	550.7	329.9	324.3	20.1	697.5
LTM Return on average assets (%)	0.70	1.00	1.04	0.63	1.30
LTM Return on average equity (%)	8.65	10.14	9.52	3.52	12.51
LTM Net interest margin (%)	2.57	3.27	3.13	2.37	3.70
LTM Efficiency ratio (%)	66.31	57.40	57.02	41.90	64.91
Price/Tangible book value (%)	113	149	156	118	233
Price/LTM Earnings per share (x)	13.2	13.6	15.0	11.0	29.6
Price/2019 Estimated Earnings per share (x)²	15.2	13.7	14.6	10.1	27.8
Price/2020 Estimated Earnings per share (x)²	13.1	13.2	14.4	9.7	30.2
Current Dividend Yield (%)	3.8	2.7	2.5	0.7	3.7
Market value ($mm)	612	800	914	486	1663

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
[2]	Represents median analyst estimated EPS per S&P CapIQ
[3]	Estimated EPS per consensus median GAAP analyst estimates per S&P Global Market Intelligence

Analysis of Precedent Transactions

Sandler O’Neill reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions announced between January 1, 2018 and October 23, 2019 with disclosed deal values and involving targets headquartered in Connecticut, New Jersey, New York and Pennsylvania with total assets between $500 million and $1.5 billion (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2019 and October 23, 2019 with disclosed deal values and involving targets with total assets between $500 million and $2 billion and LTM ROAA less than 1.0% (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Centreville Bank	PB Bancorp Inc.
Community Bank System Inc.	Steuben Trust Corporation
ConnectOne Bancorp Inc.	Bancorp of New Jersey Inc.
OceanFirst Financial Corp.	Country Bank Holding Company, Inc.
OceanFirst Financial Corp.	Two River Bancorp
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation

Acquiror	Target
S&T Bancorp, Inc.	DNB Financial Corporation
Community Bank System, Inc.	Kinderhook Bank Corp.
ConnectOne Bancorp, Inc.	Greater Hudson Bank
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
RBB Bancorp	First American International Corp.
Mid Penn Bancorp, Inc.	First Priority Financial Corp.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Centreville Bank	PB Bancorp Inc.
BancPlus Corporation	State Capital Corporation
First Community Bankshares, Inc.	Highlands Bankshares, Inc.
ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.
Heartland Financial USA, Inc.	Rockford Bank and Trust Company
Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.
Carolina Financial Corporation	Carolina Trust BancShares, Inc.
Columbia Financial, Inc. (MHC)	Stewardship Financial Corporation
S&T Bancorp, Inc.	DNB Financial Corporation
Hancock Whitney Corporation	MidSouth Bancorp, Inc.
First Citizens Bancshares, Inc.	Entegra Financial Corp.
Community Bank System, Inc.	Kinderhook Bank Corp.
Heartland Financial USA, Inc.	Blue Valley Ban Corp.
First Financial Corporation	HopFed Bancorp, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.

	Regional Precedent Transactions
	Flushing/ Empire	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	30.3	19.4	19.9	9.8	32.6
Transaction Price / Tangible Book Value Per Share (%)	141	169	166	122	206
Tangible Book Value Premium to Core Deposits (%)	3.6	9.1	8.9	4.6	12.1
1-Day Market Premium (%)	11.7	41.9	41.6	12.6	77.0

	Nationwide Precedent Transactions
	Flushing/ Empire	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	30.3	21.9	22.3	15.2	34.6
Transaction Price / Tangible Book Value Per Share (%)	141	157	159	122	206
Tangible Book Value Premium to Core Deposits (%)	3.6	7.9	7.7	4.6	12.1
1-Day Market Premium (%)	11.7	29.9	33.7	9.3	77.0

Net Present Value Analyses

Sandler O’Neill performed an analysis that estimated the net present value of Empire common stock assuming Empire performed in accordance with internal financial projections, earnings estimates and dividend projections for Empire for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Empire. To approximate the terminal value of a share of Empire common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 10.0x to 18.5x and multiples of 2023 tangible book value ranging from 90% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 10% to 14%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Empire common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Empire common stock of $6.69 to $14.54 when applying multiples of earnings and $7.27 to $14.23 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	11.7x	13.4x	15.1x	16.8x	18.5x
10.0%	$7.86	$9.20	$10.53	$11.87	$13.20	$14.54
11.0%	$7.55	$8.83	$10.11	$11.39	$12.68	$13.96
12.0%	$7.25	$8.48	$9.71	$10.94	$12.18	$13.41
13.0%	$6.96	$8.15	$9.33	$10.51	$11.70	$12.88
14.0%	$6.69	$7.83	$8.97	$10.11	$11.24	$12.38

Tangible Book Value Per Share Multiples

Discount Rate	90%	102%	114%	126%	138%	150%
10.0%	$8.54	$9.68	$10.82	$11.96	$13.09	$14.23
11.0%	$8.20	$9.29	$10.39	$11.48	$12.57	$13.67
12.0%	$7.87	$8.92	$9.97	$11.02	$12.07	$13.12
13.0%	$7.57	$8.57	$9.58	$10.59	$11.60	$12.61
14.0%	$7.27	$8.24	$9.21	$10.18	$11.15	$12.12

Sandler O’Neill also considered and discussed with the Empire board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Empire’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Empire’s common stock, applying the price to 2023 earnings multiples range of 10.0x to 18.5x referred to above and a discount rate of 13.16%.

Annual Estimate Variance	10.0x	11.7x	13.4x	15.1x	16.8x	18.5x
(20.0%)	$5.54	$6.48	$7.42	$8.36	$9.30	$10.24
(10.0%)	$6.23	$7.29	$8.34	$9.40	$10.46	$11.52
0.0%	$6.92	$8.10	$9.27	$10.45	$11.62	$12.80
10.0%	$7.61	$8.90	$10.20	$11.49	$12.79	$14.08
20.0%	$8.30	$9.71	$11.13	$12.54	$13.95	$15.36

Sandler O’Neill also performed an analysis that estimated the net present value per share of Flushing common stock, assuming Flushing performed in accordance with publicly available median analyst earnings per share and dividends per share estimates for Flushing for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate and estimated dividend payout ratio for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Flushing and its representatives. To approximate the terminal value of a share of Flushing common stock at December 31, 2023, Sandler O’Neill applied price to 2023 earnings multiples ranging from 11.0x to 16.0x and multiples of 2023 tangible book value ranging from 105% to 170%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Flushing common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Flushing common stock of $16.70 to $24.74 when applying multiples of earnings and $13.94 to $26.77 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
9.0%	$18.02	$19.36	$20.71	$22.05	$23.40	$24.74
10.0%	$17.68	$18.99	$20.31	$21.63	$22.95	$24.26
11.0%	$17.34	$18.63	$19.92	$21.21	$22.50	$23.79
12.0%	$17.02	$18.28	$19.55	$20.81	$22.07	$23.34
13.0%	$16.70	$17.94	$19.18	$20.42	$21.65	$22.89

Tangible Book Value Per Share Multiples

Discount Rate	105%	118%	131%	144%	157%	170%
9.0%	$20.31	$22.42	$24.54	$26.65	$28.76	$30.88
10.0%	$19.92	$21.99	$24.06	$26.13	$28.20	$30.27
11.0%	$19.54	$21.57	$23.60	$25.63	$27.65	$29.68
12.0%	$19.17	$21.16	$23.14	$25.13	$27.12	$29.11
13.0%	$18.81	$20.76	$22.70	$24.65	$26.60	$28.55

Sandler O’Neill also considered and discussed with the Empire board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Flushing’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Flushing common stock, applying the price to 2023 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 10.62%.

Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(20.0%)	$13.94	$14.92	$15.91	$16.90	$17.89	$18.87
(10.0%)	$15.29	$16.40	$17.52	$18.63	$19.74	$20.85
0.0%	$16.65	$17.89	$19.12	$20.35	$21.59	$22.82
10.0%	$18.01	$19.37	$20.72	$22.08	$23.44	$24.80
20.0%	$19.37	$20.85	$22.33	$23.81	$25.29	$26.77

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis

Sandler O’Neill analyzed certain potential pro forma effects of the transaction on Flushing assuming the transaction closes at the end of the first calendar quarter of 2020. In performing this analysis, Sandler O’Neill utilized certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Empire for the years ending December 31, 2020 through December 31, 2022 with an estimated annual net income growth rate for the year ending December 31, 2023, as provided by the senior management of Flushing and its representatives. The analysis indicated that the transaction could be accretive to Flushing’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and accretive to Flushing’s estimated tangible book value per share at December 31, 2023.

In connection with this analysis, Sandler O’Neill considered and discussed with the Empire board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship

Sandler O’Neill is acting as Empire’s financial advisor in connection with the transaction and will receive a fee for such services in an amount equal to 1.30% of the aggregate merger consideration, which transaction fee is contingent upon the closing of the merger. At the time of announcement of the transaction Sandler O’Neill’s fee was approximately $1.45 million. Sandler O’Neill also received a $250,000 fee from Empire upon rendering its opinion, which opinion fee will be credited in full towards any fee which will become payable to Sandler O’Neill upon closing of the transaction. Empire has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion Sandler O’Neill provided certain other investment banking services to Empire. Sandler O’Neill did not provide any investment banking services to Flushing in the two years preceding the date of its opinion. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Empire, Flushing and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Empire, Flushing and their respective affiliates for Sandler O’Neill’s account and for the accounts of Sandler O’Neill’s customers.

Flushing’s Reasons for the Merger

The Flushing board believes that the merger is in the best interests of Flushing and its shareholders. In deciding to approve the merger agreement and the merger, including the issuance of Flushing common stock in connection with the merger, the Flushing board, after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:

•

management’s knowledge of Flushing’s and Empire’s business, operations, financial condition, earnings and prospects, taking into account the results of Flushing’s comprehensive due diligence review of Empire;

•	the opportunity for Flushing to expand its distribution channels and business lines into the Suffolk County, New York region;

•	the opportunity to increase core deposits with an emphasis on non-interest bearing accounts, lower Flushing’s cost of deposits and improve Flushing’s loan-to-deposit ratio;

•

management’s view that Empire’s business and operations complement Flushing’s existing bank franchise and long-term banking strategy, including, the complementary nature of Empire’s commercial real estate capabilities and the increased opportunities for expanding commercial and residential lending;

•	the quality of Empire’s management and employees and Empire’s strong existing commercial customer base and reputation for providing quality customer service;

•	Empire’s financial performance and strong asset quality;

•

management’s expectations regarding the post-acquisition operation of Empire, including balance sheet growth and cost savings, and the potential return on invested capital that might be generated from Empire in future periods based on these expectations;

•	the financial and other terms of the merger agreement, which the Flushing board reviewed with its financial and legal advisors;

•	the potential risks associated with successfully integrating Empire’s business, operations and workforce with those of Flushing;

•	the potential risk of diverting management attention and resources from the operation of Flushing’s business and towards the completion of the merger; and

•

the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The Flushing board approved the merger agreement after Flushing’s senior management discussed with the Flushing board a number of factors, including those described above, and the business, assets, liabilities, results of operations, financial performance, strategic direction and prospects of Empire. The above discussion of the information and factors considered by the Flushing board is not intended to be exhaustive but includes a description of material factors considered by the Flushing board. Given the wide variety of factors and the amount of information considered in evaluating the merger, the Flushing board did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Flushing board viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors. The Flushing board collectively made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate.

It should be noted that the explanation of the reasoning of the Flushing board presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 26.

Interests of Certain Persons in the Merger

In the merger, the directors and executive officers of Empire will receive the same consideration for their shares of Empire common stock as the other Empire shareholders. In considering the recommendation of the Empire board that you vote to approve the merger proposal, you should be aware that some of Empire’s executive officers and directors may have interests in the merger, and may have arrangements, each as described below, which may be considered to be different from, or in addition to, those of the Empire shareholders generally. The Empire board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and to recommend that you vote in favor of approving the merger proposal.

Empire’s executive officers are as follows:

Name	Position
Douglas C. Manditch	Chairman and Chief Executive Officer
Thomas Buonaiuto	President and Chief Operating Officer
Michael Locorriere	Executive Vice President, Director of Municipal Banking

Equity-Based Compensation

Pursuant to the merger agreement, equity compensation awards held by Empire’s directors and executive officers as of the effective time of the merger will be treated as set forth below. For more information, see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Treatment of Stock Options” beginning on page 78 and “Proposal No. 1: The Merger Proposal—The Merger Agreement—Treatment of Restricted Stock” beginning on page 78.

Stock Options. Under the terms of the merger agreement, each Empire stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to such time will, at the effective time of the merger, automatically become fully vested and canceled and thereafter represent only the right to receive, in lieu of the Empire common stock issuable upon the exercise of such stock option, an amount in cash equal to the difference between the per share cash consideration of $14.04 and the per share exercise price for each share subject to the Empire stock option (without interest and less any applicable withholding taxes). In addition, under the merger agreement, each holder of Empire stock options will be required to execute a written acknowledgment and waiver agreement prior to receiving payment from Empire in connection with the cancellation of such holder’s Empire stock options.

Restricted Stock. At the effective time of the merger, each outstanding restricted stock award in respect of shares of Empire common stock will automatically become fully vested and the restrictions thereon will lapse. Each share of Empire common stock subject to such restricted stock award will be treated as an outstanding share of Empire common stock and will be entitled to receive either the per share cash consideration or the per share stock consideration based on the election, allocation and proration procedures applicable to all outstanding shares of Empire common stock (without interest and less any applicable withholding taxes). In addition, under the merger agreement, each holder of Empire restricted stock awards will be required to execute a written acknowledgment and waiver agreement prior to receiving payment from Empire in connection with the conversion of such holder’s Empire restricted stock awards.

Executive Officer Compensation Arrangements

Empire previously entered into employment or change-in-control agreements with its executive officers that provide for specified payments upon a change in control of Empire such as the merger. As described below, the executive officers will be entitled to receive certain payments pursuant to the terms of these employment or change-in-control agreements upon the closing of the merger without regard to whether their employment is terminated.

In addition, as a material inducement and as additional consideration to Flushing to enter into the merger agreement, Flushing Bank entered into a consulting agreement with Douglas C. Manditch and Flushing entered into an employment agreement with Thomas Buonaiuto. As described below, these agreements set forth the terms and conditions of each such individual’s service relationship with Flushing and/or Flushing Bank following the effective time of the merger and will be effective upon and subject to the completion of the merger.

Douglas C. Manditch. Empire Bank previously entered into an executive employment agreement with Douglas C. Manditch, dated February 25, 2018, which was amended on October 24, 2019. Under the terms of Mr. Manditch’s employment agreement, as amended, upon a “change in control” (as defined in the employment agreement) with respect to Empire Bank, which would include the merger, Mr. Manditch is entitled to receive a lump sum amount equal to $1,898,000, which will be payable to Mr. Manditch within 30 days following such change in control unless required to be delayed for six months under Section 409A of the Code. The employment agreement also provides that, in the event that this payment, as well as any other payments or benefits receivable by Mr. Manditch in connection with the merger, if any, would trigger an excise tax under Section 4999 of the Code, the amount of such payments or benefits will be reduced to the maximum amount that can be paid without triggering the excise tax.

In addition, in connection with the merger and effective as of the closing, Flushing Bank and Mr. Manditch have entered into a consulting agreement under which he will provide certain advisory services to Flushing and Flushing Bank for a three-year period following the merger. For more information regarding Mr. Manditch’s consulting role with Flushing following the closing of the merger, please see “Board of Directors, Management and Operations Following the Mergers,” beginning on page 64.

Under the consulting agreement with Flushing Bank, Mr. Manditch will be entitled to receive a monthly retainer of $16,666.66 per month in exchange for transition and advisory services provided to Flushing Bank for a three-year period following the merger. If the Bank terminates the consulting agreement with Mr. Manditch other than because Mr. Manditch fails to perform the duties under the consulting agreement or engages in conduct that is in violation of Flushing Bank’s policies or dies or becomes disabled, then Flushing Bank will pay him the additional payments due under the agreement at the time otherwise due. In addition, Mr. Manditch will be bound by certain restrictive covenants contained therein, such as non-competition and non-solicitation provisions that apply during the term of Mr. Manditch’s consultancy and for one year thereafter. The consulting agreement may be terminated by either party on 30 days’ prior written notice at any time prior to the expiration of the three-year term.

Thomas Buonaiuto. Empire Bank previously entered into an executive employment agreement with Thomas Buonaiuto, dated February 25, 2018, which was amended on October 24, 2019. Under the terms of Mr. Buonaiuto’s employment agreement, as amended, upon a “change in control” (as defined in the employment agreement) with respect to Empire Bank, which would include the merger, Mr. Buonaiuto is entitled to receive a lump sum amount equal to $1,350,000, which will be payable to Mr. Buonaiuto within 30 days following such change in control. The employment agreement also provides that, in the event that this payment, as well as any other payments or benefits receivable by Mr. Buonaiuto in connection with the merger, if any, would trigger an excise tax under Section 4999 of the Code, the amount of such payments or benefits will be reduced to the maximum amount that can be paid without triggering the excise tax.

In addition, in connection with the merger and effective as of the closing, Flushing and Mr. Buonaiuto have entered into an employment agreement under which he will serve as a senior executive vice president of Flushing. For more information regarding the terms of Mr. Buonaiuto’s employment with Flushing following the closing of the merger, please see “Board of Directors, Management and Operations Following the Mergers,” beginning on page 64.

Under the employment agreement with Flushing that will become effective upon the closing of the merger, Mr. Buonaiuto will be entitled to receive an annual base salary equal to $404,000 during each year of the employment term, commencing on the closing of the merger and ending on November 21, 2022, subject to affirmative extension by Flushing for additional one-year periods. He will also be eligible to receive an annual bonus equal to a minimum of $120,000 for calendar years 2020 and 2021, subject to his continued employment through each bonus payment date, as well as incremental target incentive opportunities for calendar years 2020 and 2021. Such incremental target incentive opportunities may be established by the Flushing board and will be subject to the achievement of certain performance metrics and Mr. Buonaiuto’s continued employment through the applicable payment date. Thereafter, he will be eligible to participate in any bonus plan maintained by Flushing for its officers and employees. Mr. Buonaiuto will also be eligible to participate in the employee benefit plans and other compensation plans or programs as Flushing or Flushing Bank may maintain from time to time, subject to the terms of those plans and in accordance with Flushing’s or Flushing Bank’s customary practices.

Pursuant to the employment agreement with Flushing, in the event that Mr. Buonaiuto’s employment is terminated by Flushing or Flushing Bank for reasons other than for “cause” or by Mr. Buonaiuto following an event which constitutes “good reason” (as each such term is defined therein), then he will be entitled to a lump sum severance payment equal to his current base salary and annual bonus (based on the average bonus, if any, for the three most recent calendar years ended prior to the date of termination, or total calendar years of employment prior to the date of termination if fewer than three years) otherwise payable if his employment had continued for an additional 24 months. In addition, Mr. Buonaiuto will receive a pro rata portion of his annual bonus payable for the year of termination (which, in the case of termination after a change of control, is based on the amount of bonus received under the bonus plan in the prior year). The employment agreement also entitles Mr. Buonaiuto to receive continued health and welfare benefits for 24 months following termination that are equivalent to those provided to active employees during such period, including dependent coverage. In addition, if Mr. Buonaiuto is age 55 or older at the end of such period, he and his spouse are entitled to lifetime coverage under Flushing Bank’s retiree medical and retiree life insurance programs at the level and cost-sharing percentage in effect at the time of his termination of employment.

In the event that Mr. Buonaiuto terminates his employment due to “disability,” which is defined generally to mean the inability to perform his duties for 270 consecutive days due to incapacity, the employment agreement provides Mr. Buonaiuto would receive 100% of his base salary for the first six months, 75% for the next six months and 60% for the remainder of the term of the employment agreement (less any benefits payable under any disability insurance coverage maintained by Flushing or Flushing Bank). In the event of Mr. Buonaiuto’s termination due to death or disability prior to a change of control, the compensation committee of the Flushing board has discretion to determine whether an annual bonus will be paid for the year of termination. If such termination occurs after a change of control, Mr. Buonaiuto is entitled to a pro rata annual bonus for the year of termination based on the amount of bonus received in the prior year. In the event that Mr. Buonaiuto terminates employment due to death, his beneficiaries (or estate) would receive a lump sum payment of his earned but unpaid base salary as well as any earned but unpaid annual bonus for the year prior to termination. In the event Mr. Buonaiuto terminates employment for reasons not described above or his employment is terminated for cause, he is entitled to receive only his earned but unpaid salary and any benefits payable under the terms of Flushing’s and Flushing Bank’s benefit plans.

Mr. Buonaiuto’s employment agreement with Flushing provides that, if he receives payments or benefits that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, then such payments will be reduced to the extent necessary so that that no portion of the aggregate payments or benefits would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Buonaiuto exceeds the net after-tax benefit that would be received by him if no such reduction was made.

In addition, Mr. Buonaiuto will be bound by certain restrictive covenants contained in the employment agreement with Flushing, such as non-competition and non-solicitation provisions that apply during the term of Mr. Buonaiuto’s employment and for one year thereafter.

Michael P. Locorriere. Empire Bank previously entered into a change in control agreement with Michael P. Locorriere, dated January 26, 2018, that replaced and superseded a similar prior agreement from 2017, and that provides for a payment in connection with a change in control of Empire. In addition, Empire Bank entered into a separate non-solicitation agreement with Michael P. Locorriere, dated June 22, 2015, as amended March 22, 2019, that provides for certain additional post-termination payments and benefits.

Under the change in control agreement, upon a “change in control” (as defined therein) with respect to Empire, which includes the merger, Empire Bank will be obligated to pay Mr. Locorriere a lump sum amount equal to 200% of his “base amount” (as such term is defined in Section 280G of the Code) within 30 days of such change in control, regardless of whether such person’s employment is terminated. The agreement also provides that, if such payment would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Code, then Mr. Locorriere will be entitled to receive an additional payment, or “gross-up,” in an amount necessary to put him in the same after-tax position as if such excise tax had not been imposed.

Under the non-solicitation agreement, Mr. Locorriere may be bound by certain non-solicitation provisions during the term of his employment with Empire Bank and for one year thereafter; provided, that Empire must first deliver notice to him that it seeks to enforce such restrictive covenants with respect to the one-year period following the termination of Mr. Locorriere’s employment. In the event such notice is provided, in exchange for complying with the non-solicitation provisions, Mr. Locorriere will be entitled to receive an amount equal to his current base salary, plus the value of any annual incentive compensation earned by him over the four calendar quarters preceding the termination of employment, plus Empire Bank-paid costs associated with benefits, if any, to which he is entitled, in each case, payable in equal installments in accordance with Empire Bank’s regular payroll practices. Such non-solicitation payment is subject to Mr. Locorriere’s execution and non-revocation of a general release and waiver of claims in favor of Empire Bank.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, from and after the effective time of the merger, Flushing will indemnify certain persons, including Empire’s directors and executive officers. In addition, for a period of not less than six years from the effective time, Flushing will use commercially reasonable efforts to maintain an insurance policy for the benefit of certain persons, including Empire’s directors and executive officers. For further information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Indemnification and Insurance,” beginning on page 87.

Board Appointment

The merger agreement provides that Douglas C. Manditch will be appointed to the Flushing board and the Flushing Bank board upon consummation of the merger. As a director of Flushing and Flushing Bank, Mr. Manditch will be entitled to compensation and benefits on the same basis as all other directors of Flushing and Flushing Bank.

Merger-Related Compensation For Empire Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that is payable or may become payable to Empire’s executive officers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer will receive may materially differ from the amounts set forth in the table.

The following table assumes that the merger will close on April 1, 2020 that no amount of withholding taxes are applicable to any payments set forth in the table, that no payments are delayed for six months to the extent required under Section 409A of the Code and that no payments are subject to either reduction or gross-up to the extent required by the terms of any applicable agreement to account for the application of Section 4999 of the

Code to such payments. The amounts set forth in the table are estimates that assume the shares of restricted stock are allocated the cash consideration of $14.04 per share of Empire common stock. For additional details regarding the terms of the payments described below, see the discussion above in this section.

	Golden Parachute Compensation
Name	Cash		Equity	Total
	($)		($) (4)	($)
Douglas C. Manditch	1,898,000	(1)	598,694	2,496,694
Thomas Buonaiuto	1,350,000	(2)	557,879	1,907,879
Michael P. Locorriere	792,174	(3)	186,521	978,695

(1)

Represents the change-in-control payment to which Mr. Manditch is entitled upon the closing of the merger under the terms of his executive employment agreement with Empire, as amended. This single-trigger amount will be payable in a lump sum to Mr. Manditch within 30 days following the closing of the merger without regard to whether his employment is terminated. This table excludes any payments that may otherwise be due following the closing of the merger under the terms of Mr. Manditch’s consulting agreement with Flushing Bank.

(2)

Represents the change-in-control payment to which Mr. Buonaiuto is entitled upon the closing of the merger under the terms of his executive employment agreement with Empire, as amended. This single-trigger amount will be payable in a lump sum to Mr. Buonaiuto within 30 days following the closing of the merger without regard to whether his employment is terminated. This table excludes any payments that may otherwise be due following the closing of the merger under the terms of Mr. Buonaiuto’s employment agreement with Flushing.

(3)

Represents an estimate of the single trigger change in control payment to which Mr. Locorriere would be entitled upon the closing of the merger under the terms of his change in control agreement with Empire Bank, which amount reflects his “base amount” as determined using his annual compensation for the prior five years, which such estimate was prepared based on the annual compensation as reported on Form W-2 for the taxable years 2015 to 2019 (annualized for 2015). The payments will be made to Mr. Locorriere within 30 days of the closing of the merger without regard to whether his employment is terminated. This table excludes any payments to which Mr. Locorriere may be entitled under the terms of his non-solicitation agreement with Empire, as amended, in the event his employment were to be terminated and he received the requisite notice from Empire that they intend to enforce the restrictive covenants thereunder.

(4)

Represents the aggregate value of all unvested restricted stock awards in Empire held by the executive officers that will accelerate on a single-trigger basis upon the closing of the merger. The estimated aggregate amounts assume each share of restricted stock is allocated the cash consideration of $14.04 per share of Empire common stock, multiplied by the total number of shares subject to each restricted stock award.

Accounting Treatment

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Empire as of the effective time of the merger will be recorded at their respective fair values and consolidated with those of Flushing. Any excess of purchase price over the fair values of net assets acquired will be recorded as goodwill. Consolidated financial statements of Flushing issued after the merger will reflect these fair values, goodwill (if any), the issuance of common stock as a result of the merger, and Empire’s results of operations from the effective time of the merger and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Empire.

Board of Directors, Management and Operations Following the Mergers

Flushing will be the surviving entity in the merger and Flushing Bank will be the surviving entity in the bank merger. Effective upon completion of the merger and the bank merger, respectively, Douglas C. Manditch, the Chairman of the Empire board and the Empire Bank board, will join the Flushing board and the Flushing Bank board as a director. Thomas M. Buonaiuto will serve as a Senior Executive Vice President of Flushing and Flushing Bank, effective upon completion of the merger and the bank merger, respectively. All of the other Empire directors and Empire Bank directors will cease to hold board positions upon completion of the merger and the bank merger, respectively. The Flushing board, the Flushing Bank board and the principal executive officers of Flushing and Flushing Bank will not otherwise change as a result of the merger or the bank merger.

In connection with the merger, Flushing Bank has entered into a consulting agreement with Mr. Manditch that will become effective as of the closing of the merger and under which Mr. Manditch will provide certain advisory services to Flushing Bank for the three-year period following the closing of the merger. Pursuant to the consulting agreement, Mr. Manditch will act as an ambassador for Flushing Bank in the Long Island market by solidifying existing Empire client relationships and encouraging them to continue banking with Flushing Bank, by exploring new opportunities on behalf of Flushing Bank and by providing a source of ongoing referrals to Flushing Bank. He also will chair the Suffolk Advisory Board and encourage Empire Bank’s directors to refer or move their business to Flushing Bank.

In addition, Thomas M. Buonaiuto has entered into an employment agreement with Flushing that will become effective as of the closing of the merger and under which Mr. Buonaiuto will serve as a Senior Executive Vice President of Flushing and Flushing Bank. Pursuant to the employment agreement, Mr. Buonaiuto’s primary role will be to provide high-level support to Flushing’s president and chief executive officer. Additionally, Mr. Buonaiuto will oversee the development and management of innovative deposit segments at Flushing Bank in an effort to enhance Flushing Bank’s current deposit gathering initiatives.

Empire Shareholder Approval

The affirmative vote of at least a majority of the shares of Empire voting common stock outstanding as of January 7, 2020, the record date for the special meeting, is required to approve the merger proposal. As of the record date for the special meeting, there were 6,734,840 shares of Empire voting common stock outstanding. Therefore, at least 3,367,421 shares of Empire voting common stock must be affirmatively voted in favor of the merger proposal in order for the Empire shareholders to approve the merger proposal. Each of Empire’s directors, certain of Empire’s executive officers and Patriot have entered into voting agreements with Flushing, pursuant to which they have collectively agreed to vote shares totaling, as of the record date for the special meeting, in the aggregate, approximately 1,429,270 shares of Empire voting common stock, or approximately 21.22% of the outstanding Empire voting common stock, in favor of the merger proposal. Please see “ —The Merger Agreement—Director, Executive Officer and Large Shareholder Voting Agreements,” beginning on page 93.

Dissenters’ Rights

Empire shareholders are entitled to dissent from the merger and obtain the fair value of their Empire common stock in cash in accordance with the procedures established by New York law.

Sections 623 and 910 of the NYBCL provide that, if the merger is consummated, Empire shareholders who object to the merger in writing prior to the vote by the holders of Empire voting common stock on the adoption of the merger agreement and who follow the procedures specified in Section 623 (summarized below), will have the right to receive cash payment of the fair value of their Empire common stock. A copy of Section 623 and Section 910 of the NYBCL is attached as Annex C to this proxy statement/prospectus. The express procedures of Section 623 must be followed precisely; if they are not, a holder of Empire common stock will lose his or her right to dissent. As described more fully below, such “fair value” would potentially be determined in judicial proceedings, the result of which cannot be predicted. We cannot assure you that Empire shareholders exercising dissenters’ rights will receive consideration equal to or greater than the value of Flushing common stock to be owned by them and/or cash paid to them following completion of the merger.

The statutory procedures outlined below are complex. What follows is a summary, which is qualified in its entirety by reference to the full text of Section 623 and Section 910 of the NYBCL. Empire shareholders wishing to exercise their dissenters’ rights should consult with their own legal advisors to ensure that they fully and properly comply with the requirements of New York law.

Any holder of Empire common stock will have the right to receive a cash payment of the fair value of his or her Empire common stock and the other rights and benefits provided in Section 623, if such shareholder:

•	does not vote in favor of the adoption of the merger agreement (applicable to the holders of Empire voting common stock only); and

•	files with Empire a written objection to the merger prior to the vote by holders of Empire voting common stock on the adoption of the merger agreement. The written objection must include:

•	notice of the holder of Empire common stock’s election to dissent;

•	the name and residence address of the dissenting holder of Empire common stock;

•	the number of shares of Empire common stock as to which the holder of such common stock dissents; and

•	a demand for payment of the fair value of such Empire common stock if the merger is consummated.

A vote against adoption of the merger agreement will not satisfy the requirement of filing a written objection. Failure to vote against adoption of the merger agreement will not waive the right of a holder of Empire voting common stock to receive payment if such holder has filed a written objection in accordance with Section 623 and has not voted in favor of adoption of the merger agreement. The abstention by a holder of Empire voting common stock from voting on the merger proposal will likewise not waive his or her dissenter’s rights so long as the appropriate written objection to the merger is properly and timely filed. However, since a signed proxy left blank will be voted for the merger proposal, any holder of Empire voting common stock who wishes to exercise his or her dissenter’s rights must either vote against the merger proposal or abstain from voting with respect to the merger proposal, if voting by proxy. Written objection at this time may not be required from any Empire shareholder to whom Empire did not give proper notice of the special meeting contemplated by this proxy statement/prospectus.

A holder of Empire common stock may not dissent as to less than all Empire common stock held of record that he or she owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner of Empire common stock as to less than all Empire common stock of such owner held of record by the nominee or fiduciary.

All written objections to the merger and notices of election to dissent should be addressed to:

Empire Bancorp, Inc.

1707 Veterans Highway

Islandia, New York 11749

Attention: Thomas M. Buonaiuto

If the merger agreement is adopted by the holders of Empire voting common stock, within ten days after such approval, Empire will give written notice of the approval by registered mail to each holder of Empire common stock who filed a timely written objection or from whom objection was not required, except for any holder of Empire voting common stock who voted in favor of the adoption of the merger agreement. Any holder of Empire common stock from whom objection was not required and who elects to dissent must file with Empire, within 20 days after the giving of notice to him or her, a written notice of election to dissent, stating his or her name and residence address, the amount of Empire common stock as to which he or she dissents and a demand for payment of the fair value for his or her Empire common stock.

Either at the time of filing of the notice of election to dissent or within one month thereafter, a dissenting Empire shareholder must submit the certificates representing his or her dissenting Empire shares to Empire. Empire will note conspicuously on the certificates that a notice of election has been filed and will then return the certificates to the shareholder. Any Empire shareholder who fails to submit his or her certificates for notation within the required time will, at the option of Empire upon written notice to such Empire shareholder within 45 days from the date of filing such notice of election to dissent, lose his or her dissenter’s rights unless a court, for good cause shown, otherwise directs.

Within 15 days after the expiration of the period within which Empire shareholders may file their notices of election to dissent, or within 15 days after the completion of the merger, whichever is later (but in no case later than 90 days after holders of Empire voting common stock adopt the merger agreement), Empire will make a written offer by registered mail to each Empire shareholder, who has filed a notice of election, to pay for his or her dissenting shares at a specified price, which Empire considers to be their fair value. If the merger has occurred, Empire must accompany the offer by an advance payment to each shareholder who has submitted his or her stock certificates of an amount equal to 80% of the amount of the offer. Acceptance of such payment does not constitute a waiver of any dissenters’ rights. The offer must be made at the same price per share to all the dissenting Empire shareholders. If, within 30 days after the making of an offer, Empire and any dissenting Empire shareholders agree on the price to be paid for dissenting shares, the balance of payment for the shares must be made within 60 days after the making of the offer or the completion of the merger, whichever is later, and upon surrender of the certificates representing such Empire shares.

If Empire fails to make an offer to dissenting Empire shareholders within the 15-day period described above, or if it makes the offer and any dissenting Empire shareholder fails to agree with Empire within 30 days thereafter upon the price to be paid for his or her shares, Empire is required, within 20 days after the expiration of whichever is the applicable of the two periods, to institute a special proceeding in the Supreme Court of the State of New York for Suffolk County to determine the rights of dissenting Empire shareholders and to fix the fair value of their shares. If Empire fails to institute a proceeding within the 20-day period, any dissenting shareholder may institute a proceeding for the same purpose not later than 30 days after the expiration of the 20-day period. If a dissenting shareholder does not institute a proceeding within the 30-day period, all dissenters’ rights are lost unless the court, for good cause shown, otherwise directs.

During each proceeding, the court will determine whether each dissenting shareholder is entitled to receive payment for his or her shares and, if so, will fix the value of such shares as of the close of business on the day prior to the date holders of Empire voting common stock voted to adopt the merger agreement, taking into consideration the nature of the transaction giving rise to the shareholder’s right to receive payment for his or her dissenting shares and its effects on Empire and its shareholders, the concepts and methods then customary in relevant securities and financial markets for determining the fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court will determine the fair value of the shares without a jury and without referral to an appraiser or referee. The court will also award interest on such amount to be paid from the completion of the merger to the date of payment unless the court finds that an Empire shareholder’s refusal to accept Empire’s offer of payment was arbitrary, vexatious or otherwise not in good faith. Each party to such proceeding will bear its own costs and expenses unless the court finds that the Empire shareholder’s refusal to accept Empire’s offer was arbitrary, vexatious or otherwise not in good faith, in which case Empire’s costs will be assessed against any or all dissenting Empire shareholders who are parties to such proceeding. The court, in its discretion, may also apportion or assess any part of the dissenting Empire shareholder’s costs against Empire if it finds that the fair value of the shares as determined materially exceeds the amount which Empire offered to pay, or that no offer or advance payment was made by Empire, or that Empire failed to institute such special proceeding within the specified period, or that the action of Empire in complying with its obligations under Section 623 was arbitrary, vexatious or otherwise not in good faith. Within 60 days following the final determination of the proceeding, Empire will pay to each dissenting Empire shareholder the amount found to be due him or her, upon the shareholder’s surrender of all certificates representing dissenting shares.

The enforcement by an Empire shareholder of his or her right to receive payment for shares in accordance with Section 623 excludes the enforcement by such shareholder of any other right to which he or she might otherwise be entitled by virtue of his or her ownership of shares (unless the shareholder withdraws his or her notice of election or the merger is abandoned), except that the shareholder will retain the right to bring or maintain an appropriate action to obtain relief on the grounds that the merger will be or is unlawful or fraudulent as to him or her. An Empire shareholder’s notice of election may be withdrawn at any time prior to his or her acceptance in writing of an offer to purchase his or her dissenting shares by Empire, but no withdrawal may be made later than 60 days from the completion of the merger (unless Empire failed to make a timely offer) without the written consent of Empire. In order for a withdrawal of an Empire shareholder’s notice of election to be effective, it must be accompanied by a return to Empire of any advance payment made to such shareholder.

If the merger proposal is approved by the requisite vote of the holders of Empire voting common stock at the special meeting, then following the closing of the merger, Flushing will assume the obligations of Empire under Section 623. The completion of the merger is subject to certain closing conditions (for additional information, please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger” beginning on page 90 of this proxy statement/prospectus).

If any Empire shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex C carefully.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to (i) receipt of the approval of each of the FDIC and the NYDFS for the merger of Empire Bank with and into Flushing Bank, with Flushing Bank as the surviving institution, and (ii) waiver by the Federal Reserve Board of the application and prior approval requirements of the BHCA for the two-step transaction involving the merger of Merger Sub with and into Empire, with Empire as the surviving institution, and the subsequent merger of Empire with and into Flushing, with Flushing as the surviving institution. Subject to the terms of the merger agreement, Flushing and Empire have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement and to comply with the terms and conditions of such approvals.

Completion of the merger is also subject to the expiration of any applicable statutory waiting periods, in each case, without the imposition of any condition, prohibition, limitation or other requirement that would, as determined by the Flushing board in its reasonable discretion, (i) prohibit or materially limit the ownership or operation by Empire or Empire Bank, or by Flushing or any of its subsidiaries, of all or any material portion of the business or assets of Empire or Empire Bank or Flushing or its subsidiaries, (ii) compel Flushing or any of its subsidiaries to pay any amounts that would be material as compared to the value of the merger (other than customary filing fees and fees of professional advisors customary to effect transactions comparable in nature and size to the merger), (iii) compel Flushing or any of its subsidiaries to divest any banking office or otherwise dispose of all or any material portion of the business or assets of Empire or Empire Bank or Flushing or any of its subsidiaries, (iv) continue any portion of any material agreement between Empire and a governmental entity against Flushing or any of its subsidiaries after the merger, (v) increase the capital requirements of Flushing or any of its subsidiaries, (vi) restrict or materially limit the ability of Flushing or its subsidiaries to expand its or their business, or (vii) otherwise be reasonably likely to have a material and adverse effect on Flushing and its subsidiaries, taken as a whole and giving effect to the merger (each of which we refer to as a “burdensome condition”).

Although Flushing and Empire are not aware of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if received, whether the approvals will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Flushing or its subsidiaries after the completion of the merger. Flushing and Empire believe that the merger should not raise any significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals in a timely manner.

FDIC

On November 26, 2019, Flushing filed an application with the FDIC, pursuant to Section 18(c) of the Federal Deposit Insurance Act (which we refer to as the “Bank Merger Act”), for prior approval to merge Empire Bank with and into Flushing Bank, with Flushing Bank as the surviving institution. As each of Flushing Bank and Empire Bank are “eligible depository institutions,” within the meaning given to that term under the FDIC’s regulations, Flushing Bank’s application is subject to expedited processing.

The FDIC takes into consideration a number of factors when acting on applications under the Bank Merger Act. These factors include, among others, (i) the competitive effects of the proposed transaction, including whether the effect of the proposed transaction in any portion of the country would substantially lessen competition, tend to create a monopoly, or otherwise retrain trade, (ii) the financial and managerial resources and future prospects of the banking organizations, including the effect of the proposed merger on these resources (including capital and pro forma capital ratios of the combined organization and its management expertise, internal controls and risk management systems, especially those with respect to compliance with laws applicable to consumers and “fair lending” laws), (iii) the supervisory records of the banking organizations, including records of compliance with Bank Secrecy Act and anti-money laundering laws, (iv) the effect of the proposal on the convenience and needs of the communities served by the banking organizations, including consideration of the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, and (v) the extent to which the proposed merger or acquisition would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

As part of the application to the FDIC, Flushing Bank also is required to publish notice of the transaction and provide an opportunity for public comments or hearing requests to the FDIC on the proposed transaction. The FDIC takes into account the views of third-party commenters, particularly on the subject of the acquirer’s and target’s service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the FDIC. Because Flushing Bank’s application is eligible for expedited processing procedures, Flushing Bank expects that the FDIC will act on the application by the latest of 45 days after the date of the FDIC’s receipt of the application, ten days after the date of the last publication of notice of the filing of the application, or five days after receipt of the Attorney General’s report on the competitive factors applicable to the transaction, provided that no comments or hearing requests are received and there are no supervisory, policy or legal concerns identified by the FDIC with respect to the proposed merger.

After the FDIC approves the transaction, the parties generally must wait at least 30 days to complete the transaction, during which time the U.S. Department of Justice (which we refer to as the “DOJ”) may bring a court action challenging the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the antitrust aspects of the transaction, the DOJ generally analyzes the competitive effects of the transaction differently than the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

NYDFS

Contemporaneously with the submission of its application to the FDIC, Flushing Bank submitted an application to the NYDFS for approval of the merger of Empire Bank with and into Flushing Bank, with Flushing Bank as the surviving institution, pursuant to Sections 136, 136-b and 136-c of the New York Banking Law. Pursuant to the foregoing statutes, the NYDFS will consider several factors in determining whether to approve the proposed transaction, including, among others, (i) the NYDFS’s policy that all banking organizations subject to its jurisdiction be supervised and regulated in such manner as to ensure their safe and sound conduct, eliminate unsound and destructive competition, and maintain public confidence in the banking system, (ii) whether the effect of the proposed transaction will be either to expand the size or extent of the resulting institution beyond limits consistent with adequate and sound banking and the preservation thereof or will result in a concentration of assets beyond limits consistent with effective competition, (iii) whether the merger may result in such a lessening of competition as to be injurious to the interests of the public or tend toward monopoly and (iv) primarily, the public interest and the needs and convenience thereof. The NYDFS is required to approve or disapprove the proposed transaction with 120 days of its receipt of Flushing Bank’s application and plan of merger.

NASDAQ Listing

Flushing has agreed in the merger agreement to use its commercially reasonable efforts to list the shares to be issued in the merger on the NASDAQ prior to the effective time of the merger.

Resale of Flushing Common Stock

Flushing has registered its common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of Flushing common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of Flushing common stock issued to any Empire shareholder who may become an “affiliate” of Flushing for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Flushing common stock.

Litigation Relating to the Merger

On December 26, 2019, a purported Empire shareholder filed a lawsuit against Empire, the members of the Empire board, Flushing and Merger Sub in the Supreme Court of the State of New York, Suffolk County, captioned Paul Parshall v. Empire Bancorp, Inc., et al., Index No. 624911/2019. The action generally alleges that the registration statement on Form S-4 filed by Flushing with the SEC on December 9, 2019, which included a preliminary proxy statement/prospectus, omitted certain material information with respect to the merger and that members of the Empire board breached their fiduciary duties by approving the merger agreement which purportedly provides for inadequate merger consideration. Plaintiff further alleges that Empire and Flushing aided and abetted such alleged breaches. Among other relief, the action seeks to enjoin the merger, as well as an award of unspecified damages, including attorneys’ fees and costs, to the plaintiff. Flushing and Empire believe the claims in the lawsuit are without merit and intend to defend such claims vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Empire common stock that exchange their shares of Empire common stock for shares of Flushing common stock and/or cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (which we refer to as the “Treasury Regulations”) and judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion applies only to those holders of Empire common stock that hold their shares of Empire common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances or that may be applicable to a holder if the holder is subject to special treatment under the U.S. federal income tax laws, including if the holder is:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a regulated investment company;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	an Empire shareholder subject to the alternative minimum tax provisions of the Code;

•	a holder of Empire equity awards, including Empire restricted stock, options, and other forms of compensation;

•	an Empire shareholder that received Empire common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a person owning 5% or more of Empire common stock or that is an affiliate of Empire;

•	an Empire shareholder that holds Empire common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Empire common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Empire common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Empire common stock should consult their own tax advisors.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within the parties’ control. You should consult your own independent tax advisor as to the specific tax consequences of the merger to you taking into account your particular circumstances, including the applicability and effect of federal, state, local, non-U.S. and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally

Flushing and Empire intend for the first-step merger and the second-step merger, considered together, to be treated as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to Flushing’s obligation to complete the merger that Flushing receive an opinion from Arnold & Porter Kaye Scholer LLP, dated the closing date of the merger, to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth or referred to in such opinion, the first-step merger and the second-step merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Empire’s obligation to complete the merger that Empire receive an opinion from Fenimore, Kay, Harrison & Ford LLP, dated the closing date of the merger, to the effect that, on the basis of the facts, representations, assumptions and exclusions set forth or referred to in such opinion, the first-step merger and the second-step merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of this proxy statement/prospectus, Flushing’s tax counsel and Empire’s tax counsel have delivered opinions with respect to the foregoing matters. These opinions and the opinions required to be delivered at the closing of the merger are and will be based on representations, warranties and covenants contained in representation letters provided by Flushing and Empire and on customary factual assumptions, including the assumption that the merger will be completed in the manner described in the merger agreement and this proxy statement/prospectus. None of the opinions described above will be binding on the IRS or on any court. Flushing and Empire have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected.

Assuming that, in accordance with the opinions described above, the first-step merger and the second-step merger, considered together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of Empire common stock for Flushing common stock and/or cash, the U.S. federal income tax consequences will be as follows:

•

Except as discussed below with respect to cash received in lieu of a fractional share of Flushing common stock, no gain or loss will be recognized by Empire shareholders who exchange all of their Empire common stock solely for Flushing common stock.

•	Upon exchanging Empire common stock for both Flushing common stock and cash (other than cash in lieu of a fractional share of Flushing common stock), Empire shareholders will recognize gain (but not loss) in an amount equal to the lesser of: (i) the amount, if any, by which the sum of the cash (excluding cash received in lieu of a fractional share) and the fair market value of the Flushing common stock received by such shareholder exceeds the adjusted tax basis in such shareholder’s Empire common stock exchanged therefor and (ii) the amount of cash received by such shareholder (except with respect to cash received in lieu of a fractional share of Flushing common stock, as discussed below). Such gain will be capital gain (except for gain treated as a dividend, as discussed below) and will be long-term capital gain if the shareholder’s holding period in the surrendered Empire common stock exceeds one year at the effective time. Long-term capital gains of individuals generally are eligible for reduced rates of taxation.

•

The aggregate tax basis of the Flushing common stock received by an Empire shareholder in the merger (including fractional shares of Flushing common stock deemed received and sold as described below) will be the same as the aggregate adjusted tax basis of such shareholder’s Empire common stock exchanged therefor, decreased by the cash received (other than cash received in lieu of a fractional share of Flushing common stock) and increased by the amount of any gain recognized by the holder (excluding any gain recognized with respect to cash received in lieu of a fractional share of Flushing common stock).

•

The holding period of the Flushing common stock received in exchange for Empire common stock (including any fractional share of Flushing common stock deemed received and redeemed for cash, as discussed below) will include the holding period of the Empire common stock exchanged for such Flushing common stock.

•

Empire shareholders that receive the entirety of their merger consideration in the form of cash pursuant to the cash election generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in their Empire common stock exchanged therefor. The gain or loss recognized by such shareholders generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the shareholder’s holding period for the relevant Empire common stock is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

•

Empire shareholders that receive cash in lieu of a fractional share of Flushing common stock will be treated as having received such fractional share of Flushing common stock pursuant to the merger and then as having redeemed such fractional share of Flushing common stock for cash. As a result, such holders generally will recognize gain or loss equal to the difference between the amount of cash received for such fractional share of Flushing common stock and their tax basis in such fractional share of Flushing common stock as set forth above. The gain or loss recognized by shareholders described in this paragraph generally will be capital gain or loss (except for gain treated as a dividend, as discussed below), and will be long-term capital gain or loss if, as of the effective time of the merger, the shareholder’s holding period for the relevant Flushing common stock (which, as noted above, includes the holding period of Empire common stock surrendered therefor) is greater than one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

If you acquired different blocks of Empire common stock at different times or at different prices, you should consult your own tax advisor regarding the manner in which cash and Flushing common stock should be allocated among different blocks of Empire common stock.

At the time an Empire shareholder makes a cash election or stock election pursuant to the terms of the merger agreement, such shareholder will not know whether, and to what extent, the proration provisions of the merger agreement might alter the mix of merger consideration such shareholder will receive. As a result, the U.S. federal income tax consequences to such shareholder will not be ascertainable with certainty until such shareholder knows the precise amount of cash and Flushing common stock that such shareholder will receive as merger consideration.

Possible Treatment of Cash as a Dividend

Under certain circumstances, cash received by an Empire shareholder that is also the beneficial owner of Flushing common stock may be treated as a dividend for U.S. federal income tax purposes. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Flushing. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Empire common stock solely for Flushing common stock and then Flushing immediately redeemed (which we refer to in this document as the “Deemed Redemption”) a portion of the Flushing common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as capital gain if the Deemed Redemption is “substantially disproportionate” with respect to the holder, or “not essentially equivalent to a dividend.”

The Deemed Redemption generally will be “substantially disproportionate” with respect to a holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. Whether the Deemed Redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the Deemed Redemption to be “not essentially equivalent to a dividend,” the Deemed Redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Flushing. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of Flushing that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (ii) the percentage of the outstanding stock of Flushing that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.

The IRS has ruled that a shareholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.

These rules are complex and depend upon the specific factual circumstances particular to each Empire shareholder, including the application of various constructive ownership rules. Consequently, Empire shareholders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Additional Medicare Tax

Certain non-corporate Empire shareholders whose income exceeds certain thresholds may also be subject to an additional 3.8% tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the merger generally will be includable in a holder’s net investment income for purposes of this tax. Non-corporate Empire shareholders should consult their own tax advisors regarding the possible effect of this tax.

Information Reporting and Backup Withholding

Cash payments received in the merger by an Empire shareholder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24% of the cash payable to the shareholder, unless the shareholder (i) furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules, or (ii) such holder is otherwise exempt from backup withholding and, when required, demonstrates this fact. Any amounts withheld from payments to a shareholder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

If an Empire shareholder who receives Flushing common stock in the merger is considered a “significant holder,” such holder will be required to file a statement with the holder’s U.S. federal income tax return providing certain facts pertinent to the merger, including the tax basis in and value of the Empire common stock surrendered in the merger. A “significant holder” for this purpose generally is any Empire shareholder who, immediately before the merger, owns at least 5% (by vote or value) of the total outstanding Empire common stock or owns Empire securities with a tax basis of $1 million or more. Each holder of Empire common stock should consult its tax advisor as to whether such holder may be treated as a “significant holder.” Each Empire shareholder, whether or not a significant holder, will be required to retain permanent records necessary to determine gain or loss from a subsequent disposition of any shares of Flushing common stock received pursuant to the merger in accordance with the requirements of applicable Treasury Regulations.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

The merger agreement provides for (i) the merger of Merger Sub with and into Empire, with Empire continuing as the surviving corporation in the first-step merger and as a wholly-owned subsidiary of Flushing, (ii) substantially simultaneously with but immediately following the completion of the first-step merger, the merger of Empire with and into Flushing, with Flushing continuing as the surviving corporation in the second-step merger, and (iii) substantially simultaneously with but immediately following the completion of the second-step merger, the merger of Empire Bank with and into Flushing Bank with Flushing Bank continuing as the surviving bank in the bank merger.

Merger Consideration

At the effective time of the merger, each share of Empire common stock issued and outstanding immediately prior to the effective time (except for shares of Empire common stock held by Empire as treasury stock, certain shares held by Flushing, if any, and shares held by Empire shareholders who properly exercise their rights under applicable law to dissent from the merger) will be converted into the right to receive either (i) 0.6548 shares of Flushing common stock or (ii) $14.04 in cash, without interest. The form of merger consideration to be received in exchange for each outstanding share of Empire common stock will be determined based upon the election of each Empire shareholder, subject to the election, allocation and proration procedures described below, which provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash.

If the number of outstanding shares of Flushing common stock or Empire common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or if there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the merger consideration.

Election

The merger agreement provides that, subject to the election, allocation and proration procedures in the merger agreement, (i) each share of Empire common stock with respect to which a valid election to receive the cash consideration has been made (which we refer to as “cash election shares”) will be converted into the right to receive an amount in cash equal to $14.04 (which we refer to as the “per share cash consideration”), and (ii) each share of Empire common stock with respect to which a valid election to receive the stock consideration has been made (which we refer to as “stock election shares”) will be converted into the right to receive 0.6548 shares of Flushing common stock (which we refer to as the “per share stock consideration”).

Non-Election

Each share of Empire common stock with respect to which (i) no election is made regarding the form of merger consideration to be received in the merger, (ii) an election form is not received by the exchange agent by the election deadline, or (iii) the election form is improperly completed and/or not signed will be deemed to be a non-election share. Each non-election share will be converted into the right to receive the cash consideration or the stock consideration depending on, and after giving effect to, the allocation and proration procedures described below, the number of valid cash elections and stock elections that have been made by other Empire shareholders, and the number of shares held by Empire shareholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of New York law.

Election Procedures

At least 20 business days prior to the anticipated “election deadline,” Flushing will mail to each holder of Empire common stock a form of election to permit such holder to make an election as to (i) the number of shares of Empire common stock with respect to which such holder desires to make a stock election and (ii) the number of shares of Empire common stock with respect to which such holder desires to make a cash election. The election deadline will be 5:00 p.m. local time (in the city in which the principal office of the exchange agent is located) on the date which Flushing and Empire agree is as near as practicable to two business days preceding the closing date of the merger. Flushing and Empire will issue a press release announcing the date of the election deadline not more than 15 business days before, and at least five business days prior to, the election deadline.

Holders of Empire common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. To make an election, a holder of record of Empire common stock must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. Empire shareholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Empire common stock as to which the record holder has not made a valid election prior to the election deadline set forth in the election form, will be treated as non-election shares.

An election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked, the holder submitting such revocation will be deemed to have made no election with respect to such holder’s shares of Empire common stock unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline. Empire shareholders will not be entitled to revoke or change their elections after the election deadline.

Shares of Empire common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Solely for purposes of applying the proration and election procedures in the merger agreement, any for shares held by Empire shareholders who have properly exercised their rights to dissent from the merger (which we refer to as “dissenting shares”) will be deemed to be cash election shares, and the holders of such shares will in no event receive the stock consideration for such shares, except that, if the holder of such dissenting shares fails to perfect or otherwise waives, withdraws or loses the right to dissent under the NYBCL, such shares will be treated as non-election shares.

The allocation among the holders of Empire common stock of the stock consideration and the cash consideration in accordance with the forms of election and the allocation and proration procedures in the merger agreement is expected to occur within ten (10) business days after the effective time of the merger.

Allocation and Proration Procedures

The election, allocation and proration procedures in the merger agreement are intended to provide for an aggregate split of total consideration consisting of 50% Flushing common stock and 50% cash. The total number of shares of Empire common stock that will be converted into the right to receive the per share cash consideration will equal the sum of 3,837,990 shares of Empire common stock, plus 50% of the amount of any shares of Empire common stock issued upon the exercise of Empire stock options and Empire warrants after October 24, 2019 and prior to the effective time of the merger (which total number of shares we refer to as the “target cash conversion number”). As a result, even if an Empire shareholder makes a cash election for all of such holder’s shares of Empire common stock, such Empire shareholder may nevertheless receive a mix of cash consideration and stock consideration for such shares if the total number of shares of Empire common stock for which a cash election is made exceeds the target cash conversion number. Likewise, even if an Empire shareholder makes a stock election for all of such holder’s shares of Empire common stock, such Empire shareholder may nevertheless receive a mix of cash consideration and stock consideration in exchange for such shares if the total number of shares of Empire common stock for which a cash election is made is less than the target cash conversion number.

Proration If Cash Consideration Is Oversubscribed

If the total number of cash election shares is greater than the target cash conversion number, then:

•	All stock election shares and non-election shares will be converted into the right to receive the stock consideration;

•

the exchange agent will then select from among the cash election shares, by a pro rata selection process, a sufficient number of shares to receive the per share stock consideration, such that the aggregate number of shares of Empire common stock that will be paid the per share cash consideration equals the target cash conversion number, and all such selected shares will be converted into the right to receive the stock consideration; and

•	the cash election shares not selected to receive the per share stock consideration as described above will be converted into the right to receive the per share cash consideration.

Proration if Cash Consideration is Undersubscribed

If the total number of cash election shares is less than the target cash conversion number, then:

•	all cash election shares will be converted into the right to receive the cash consideration;

•

the exchange agent will then select first from among the non-election shares, by a random selection process, and then (if necessary) from among the stock election shares, by a pro rata selection process, a sufficient number of shares to receive the per share cash consideration, such that the aggregate number of shares of Empire common stock that will be paid the per share cash consideration equals the target cash conversion number, and all such selected shares will be converted into the right to receive the cash consideration; and

•

the stock election shares and the non-election shares that are not selected to receive the per share cash consideration as described above will be converted into the right to receive the per share stock consideration.

No Adjustment if Cash Consideration Is Sufficiently Subscribed

If the number of cash election shares is equal to the target cash conversion number, the cash election is sufficient. If the cash election is sufficient, then:

•	each cash election share will be converted into the right to receive the cash consideration;

•	each stock election share will be converted into the right to receive the stock consideration; and

•	each non-election share will be converted into the right to receive the stock consideration.

The pro rata selection process to be used by the exchange agent will consist of such equitable pro ration processes as mutually determined by Flushing and Empire. Notwithstanding the pro-ration mechanism described above, a sufficient number of cash election shares may be converted into the right to receive the per share stock consideration to the extent necessary to secure the tax opinions required under the merger agreement.

Fractional Shares

Flushing will not issue any fractional shares of Flushing common stock in the merger. Instead, any Empire shareholder who otherwise would have been entitled to receive a fraction of a share of Flushing common stock will instead be entitled to receive an amount in cash, rounded to the nearest cent, determined by multiplying the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Flushing common stock to which the holder would otherwise be entitled by the VWAP per share of Flushing common stock on the NASDAQ (as reported by The Wall Street Journal) for the five full trading days ending on the last trading day preceding the closing date.

Treatment of Stock Options

Under the terms of the merger agreement, each Empire stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to such time will, at the effective time of the merger, automatically become fully vested and canceled and thereafter represent only the right to receive, in lieu of the Empire common stock issuable upon the exercise of such stock option, an amount in cash equal to the difference between the per share merger consideration of $14.04 in cash and the per share exercise price for each share subject to the Empire stock option (without interest and less any applicable withholding taxes).

Empire has agreed to obtain a written acknowledgment and waiver agreement from each holder of Empire stock options at least 15 days prior to the closing date of the merger (i) confirming the number of options held (and the number of shares of Empire common stock subject to such options), (ii) confirming that the treatment of such options and the amounts to be paid have been correctly calculated in accordance with the merger agreement, (iii) agreeing to notify Flushing and Empire in writing immediately upon the exercise of any option, and, in the case of such an exercise, agreeing to provide an updated acknowledgment to Flushing the day prior to the closing date of the merger and (iv) acknowledging that in consideration for the cancellation of such options, the holder agrees to accept the cash payment described above.

Treatment of Restricted Stock

At the effective time of the merger, each outstanding restricted stock award in respect of shares of Empire common stock will automatically become fully vested and the restrictions thereon will lapse. Each share of Empire common stock subject to such restricted stock award will be treated as an outstanding share of Empire common stock and will be entitled to receive either the per share cash consideration or per share stock consideration based on the election, allocation and proration procedures described above (without interest and less any applicable withholding taxes).

Empire has agreed to obtain a written acknowledgment and waiver agreement from each holder of Empire restricted stock awards at least 15 days prior to the closing date of the merger, (i) confirming the number of restricted stock awards held (and the number of shares of Empire common stock subject to such restricted stock awards), (ii) confirming that the treatment of such restricted stock awards and the amounts to be paid have been correctly calculated in accordance with the merger agreement and (iii) acknowledging that in consideration for the cancellation of such restricted stock awards, the holder agrees to accept the cash payment described above.

Governing Documents; Directors and Officers

At the effective time of the first-step merger, the certificate of incorporation of Empire in effect immediately prior to the effective time will be the certificate of incorporation of the surviving corporation in the first-step merger until thereafter amended in accordance with its terms and applicable law, and the bylaws of Merger Sub in effect immediately prior to the effective time will be the by-laws of the surviving corporation in the first-step merger until thereafter amended in accordance with their terms and applicable law. Upon the effective time of the second-step merger, the certificate of incorporation and bylaws of Flushing in effect immediately prior to the effective time will be the certificate of incorporation and bylaws of the surviving corporation in the second-step merger until thereafter amended in accordance with applicable law and the terms of such documents.

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation in the first-step merger and will hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal. The directors and officers of Flushing in office immediately prior to the effective time of the second-step merger will be the directors and officers of the surviving corporation in the second-step merger, subject to the obligation of Flushing to appoint Douglas C. Manditch as a Class C director, and each such director and officer and will hold office until his or her respective successors are duly elected or appointed, or their earlier death, resignation or removal.

Flushing Common Stock and Merger Sub Common Stock

At and after the effective time of the merger, each share of Flushing common stock issued and outstanding immediately prior to the effective time will remain issued and outstanding and will not be affected by the merger. At and after the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. Please see “Proposal No. 1: The Merger Proposal—The Merger Agreement—Conditions to Complete the Merger,” beginning on page 90.

The first-step merger will become effective as of the date and time specified in the certificate of merger for the first-step merger to be filed with the Secretary of State of the State of New York. The second-step merger will become effective as of the date and time set forth in the certificates of merger to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York for the second-step merger. Under the merger agreement, the closing of the merger will take place at 10:00 a.m., New York City time, on the date that is five business days after the satisfaction or waiver of the last to occur of the conditions set forth in the merger agreement, unless extended by the mutual agreement of the parties. Flushing and Empire currently expect to complete the merger in the second quarter of 2020, subject to the receipt of the requisite approval of Empire shareholders, the receipt of the required regulatory approvals, and the satisfaction (or, where legally permissible, waiver) of other customary closing conditions set forth in the merger agreement, but neither Flushing nor Empire can guarantee when, or if, the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Empire common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, an exchange agent will exchange certificates representing shares of Empire common stock for the merger consideration to be received pursuant to the terms of the merger agreement. The parties agreed that Flushing will designate an exchange agent, reasonably acceptable to Empire, to facilitate the exchange.

Letter of Transmittal

As promptly as practicable after the effective time of the merger, and in any event within ten business days thereafter, the exchange agent will mail or otherwise deliver to each holder of record of Empire common stock immediately prior to the effective time of the merger that have been converted into the right to receive the merger consideration a letter of transmittal and instructions on how to surrender shares of Empire common stock in exchange for the merger consideration and any applicable cash in lieu of fractional shares and dividends the holder is entitled to receive under the merger agreement.

If any certificate representing Empire common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration and any applicable cash in lieu of fractional shares in exchange for such certificate upon receipt of an affidavit of that fact by the holder of such lost, stolen or destroyed certificate and, if requested by Flushing, the posting of a bond in an amount as Flushing may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Empire of shares of Empire common stock that were issued and outstanding immediately prior to the effective time of the merger.

Withholding

Flushing and the exchange agent will be entitled to deduct and withhold from the merger consideration, cash in lieu of fractional shares, cash dividends or distributions payable, or any other amounts payable, under the merger agreement to any Empire shareholder the amounts they are required to deduct and withhold under the Code or any state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Flushing common stock after the effective time of the merger will be paid to the holder of any un-surrendered certificate representing Empire common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of such certificate in accordance with the merger agreement, the record holder of such certificate will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable after the effective time with respect to the per share stock consideration that the shares of Empire common stock represented by such certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The representations, warranties, and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Flushing and Empire and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Flushing and Empire rather than establishing matters as facts and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Flushing, Empire or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Flushing. The representations and warranties and other provisions of the merger agreement and any description of these provisions should not be read alone but, instead, should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110.

The merger agreement contains customary representations and warranties of each of Flushing and Empire relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time of the merger.

The representations and warranties made by each of Flushing and Empire relate to a number of matters, including the following:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•	corporate power and authority to execute and deliver the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws as a result of the merger;

•	the timely filing and accuracy of periodic reports and other filings with the SEC and reports to regulatory authorities;

•	financial statements, internal controls, books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	legal proceedings;

•	compliance with applicable laws;

•	regulatory capitalization;

•	broker’s fees payable in connection with the merger; and

•	the absence of actions that would prevent the first-step merger and the second-step merger, considered together, from qualifying as a “reorganization” under Section 368(a) of the Code.

In addition, the merger agreement contains representations and warranties regarding a number of matters that are made only by Empire, including the following:

•	corporate matters with respect to its subsidiaries;

•	certain material contracts;

•	absence of agreements with regulatory authorities;

•	employees, employee benefit plans and labor matters;

•	intellectual property;

•	tangible properties and assets;

•	environmental matters;

•	tax matters;

•	opinion of financial advisor;

•	derivative transactions;

•	investment securities and commodities;

•	loan matters;

•	transactions with affiliates;

•	insurance;

•	deposits; and

•	the non-applicability of antitakeover statutes to the merger.

The merger agreement also contains a representation and warranty by Flushing regarding the reservation of sufficient shares of Flushing common stock to be issued, and the availability of cash to be paid, to Empire shareholders upon consummation of the merger.

Many of Empire’s and Flushing’s representations and warranties are qualified as to “materiality” or by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge. For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Flushing, Empire or the surviving corporation, means an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis, all subject to certain specified exceptions.

Covenants and Agreements

Conduct of Businesses Prior to the Closing of the Merger

Empire has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will, and it will cause Empire Bank to, (i) conduct its business in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable laws, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (iii) take no action that would reasonably be expected to adversely affect or materially delay its ability to perform its covenants and agreements under the merger agreement, to consummate the merger on a timely basis or to obtain the necessary regulatory or government approvals required for the transactions contemplated by the merger agreement.

Empire has also agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit Empire Bank to, without the prior written consent of Flushing (which consent will not be unreasonably withheld, conditioned or delayed):

•

issue, sell, grant, pledge, deliver, dispose of, encumber or otherwise permit to become outstanding any additional shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, or any options, warrants or rights of any kind to acquire any shares of capital stock or any equity-based awards or interests, except for shares of Empire common stock to be issued pursuant to the exercise of outstanding Empire warrants or equity awards;

•

directly or indirectly change, adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, any other securities convertible into or exchangeable for any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, except for dividends or distributions from Empire Bank to Empire;

•

except as required by the terms of any existing employee benefit plan, (i) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of Empire, other than increases in base salary in the ordinary course of business consistent with past practice not to exceed 3% in the aggregate, (ii) establish, adopt, enter into or amend any employee benefit plan, (iii) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement or employee benefit plan, (iv) accelerate the vesting or time of payment of any equity or equity-based compensation or other compensation, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan or (vi) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any employee benefit plan;

•

terminate any officer or key employee other than for cause, or hire any officer or key employee, except to fill a vacancy that arises in the ordinary course of business at an annual salary commensurate with the employee being replaced;

•

pay, loan or advance an amount exceeding $250,000 (excluding renewals of existing loans in the ordinary course of business) to any of its officers or directors or any of their immediate family members or any of their affiliates or associates, other than compensation or business expense advancements or reimbursements in the ordinary course of business and other than part of the terms of such person’s employment or service as a director of Empire or Empire Bank, or sell, transfer or lease any assets to, or buy, acquire or lease any assets from, any of such persons;

•

sell, license, lease, transfer, assign, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to Empire or Empire Bank, except in the ordinary course of business consistent with past practice;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice) any business or any corporation, partnership, association or other business organization or otherwise acquire or agree to acquire all or any portion of the assets, debt, business, deposits or properties of any other entity;

•	make or commit to make any capital expenditures in excess of $15,000 individually or $50,000 in the aggregate;

•	amend Empire’s charter or bylaws or any equivalent organizational documents of Empire Bank;

•	change its accounting principles, practices or methods, except as required by GAAP or applicable regulatory accounting requirements;

•	materially deviate from Empire’s internal audit plan;

•

amend, modify, terminate, renew or waive any material provision of any material contract, lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than renewals or amendments that do not result in material adverse changes of terms to Empire or Empire Bank, or enter into any material contract;

•

other than settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business consistent with past practice, (i) settle any action, suit, proceeding, order or investigation to which Empire or Empire Bank is a party if such settlement would involve a payment by Empire or its subsidiaries of an amount in excess of $25,000 individually, or $50,000 in the aggregate, and/or would impose any material restriction the business of Empire or Empire Bank, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of Empire and Empire Bank;

•

(i) enter into any new line of business, (ii) introduce any material new products or services or incentive programs or arrangements or (iii) make any material changes in its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or its hedging policies and practices, in each case except as required by applicable law;

•

materially restructure or materially change its investment securities or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP, or purchase any equity security or any security rated below investment grade;

•	enter into any derivative transaction other than in the ordinary course of business consistent with past practice;

•

(i) incur, assume, modify, extend or renegotiate any indebtedness other than deposits, Federal Home Loan Bank of New York advances and short-term advances, in each case, in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or (iii) prepay or voluntarily repay any subordinated indebtedness;

•

(i) make any loan or extension of credit, other than in the ordinary course of business consistent with past practice and consistent with Empire’s existing written lending guidelines, (ii) make any unsecured commercial loan or extension of credit in excess of $1,000,000 (excluding renewals of existing commercial loans in the ordinary course of business) and (iii) make any personal loans or extension of credit (exclusive of overdrafts, and excluding renewals of existing personal loans in the ordinary course of business) in excess of $250,000;

•

commit any act or omission that constitutes a breach or default by Empire or Empire Bank under an agreement with a governmental entity or under any material contract and that could reasonably be expected to result in one of the conditions precedent to the closing of the merger not being satisfied on the closing date of the merger;

•

make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or make any investment or commitment to develop any real estate owned by Empire or Empire Bank;

•

make, change or rescind any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes or settle or compromise any material tax claim, audit, assessment or dispute, agree to any adjustment of any tax attribute, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment or surrender any material right to claim a refund of taxes;

•

foreclose on or take a deed or title to any real estate that will become classified as other real estate owned (other than single-family or multi-family residential properties) without first conducting a Phase I environmental site assessment, or foreclose on or take a deed or title to any such real estate if such environmental assessment indicates the presence or likely presence of any hazardous substances under conditions that indicate an existing release, a past release or a material threat of a release of any hazardous substances into structures on the property or into the ground, ground water or surface water of the property;

•

take, or knowingly fail to take, any action that is intended or is reasonably might be expected to prevent or impair Empire’s or Empire Bank’s ability to consummate the merger or the bank merger or prevent Empire or Empire Bank from consummating any of the other transactions contemplated by the merger agreement, including by adversely affecting the ability of the parties to obtain any required regulatory approval without the imposition of a burdensome condition;

•

take, or knowingly fail to take, any action that could reasonably be expected to prevent the first-step merger and second-step merger, considered together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	file any application or make any contract or commitment for the opening or relocation of any, or open or relocate any, branch office, loan production or servicing facility;

•	merge or consolidate itself or Empire Bank with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or Empire Bank;

•	compromise, resolve, or otherwise “workout” any delinquent or troubled loan, unless such action is in the ordinary course of business consistent with past practice;

•

honor any overdraft in excess of $50,000 in the absence of a written agreement with the customer that legal obligates Empire to honor the overdraft, which agreement is in existence prior to the date of the merger agreement, subject to specified exceptions; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above actions.

Flushing has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Empire (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend Flushing’s charter in a manner that would adversely affect the economic benefits of the merger to Empire shareholders;

•

take, or knowingly fail to take, any action that is intended or reasonably might be expected to prevent or impair the ability of Flushing or Flushing Bank to consummate the merger or prevent Flushing or Flushing Bank from consummating any of the other transactions contemplated by the merger agreement;

•

take, or knowingly fail to take, any action that would reasonably be expected to prevent the first-step merger and the second-step merger, considered together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above actions.

Regulatory Matters

Flushing and Empire have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations of all such third parties and government entities. However, in no event will Flushing or Empire be required to make any payment to or grant any concession to any third party in connection with obtaining such permits, consents, approvals and authorizations. Flushing and Empire have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

Employee Matters

Empire and Empire Bank have agreed to pay, on the last day prior to the effective time of the merger, any and all obligations arising out of the employment and change of control agreements in place with certain of its officers, unless any amounts will be subject to Section 409A of the Code, in which case they will be transferred to a rabbi trust in accordance with the terms of such agreement, as applicable.

Flushing has agreed to consult with and keep Empire’s chief executive officer reasonably informed regarding its personnel plans and decisions concerning Empire and Empire Bank developed prior to the effective time of the merger, including which employees are or are not anticipated to continue employment with Flushing or its subsidiaries after the effective time. Flushing and Empire’s chief executive officer must mutually agree upon the manner and form of any communications regarding such matters to the affected employees of Empire and Empire Bank (but no mutual agreement is required with respect to Flushing’s personnel plans and decisions concerning Empire and Empire Bank, which are in Flushing’s sole discretion).

For a period of one year from and after the effective time of the merger, Flushing has agreed to provide each employee who continues employment with Flushing or its subsidiaries, including Flushing Bank, following the effective time (to whom we refer as “continuing employees”) with (i) a rate of base salary or wages (including commissions, if applicable) that is not less favorable than that compensation provided by Empire or Empire Bank to such continuing employee prior to the effective time and (ii) an annual short-term cash incentive opportunity that is provided by Flushing to its similarly situated employees. In addition, Flushing has agreed to provide other compensation, including long-term incentive opportunities, and employee benefits that are substantially comparable in the aggregate to either (A) the other compensation and employee benefits provided by Empire or Empire Bank to such continuing employee (other than those who are party to an employment, change in control or retention agreement) immediately prior to the effective time or (B) the other compensation and employee benefits provided to similarly situated employees of Flushing. Flushing will not, however, have any obligation to provide similar or comparable job titles, responsibilities or duties.

Flushing has also agreed to provide, or to cause Flushing Bank or one of its subsidiaries to provide, any continuing employee with certain severance benefits in the event that such continuing employee is terminated during the twelve-month period following the closing date of the merger. Such severance will not take into account any reduction in compensation paid to such continuing employee after the effective time but will take into account the continuing employee’s service with Empire and Empire Bank (and any predecessor entities), and, after the closing, with Flushing and its subsidiaries.

All continuing employees will be incorporated into Flushing’s or its subsidiaries’ vacation and benefits structure at the effective time of the merger and will be immediately eligible to participate in Flushing’s or its subsidiaries’ plans, other than any equity plans. Flushing will also use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such continuing employees and their eligible dependents under any Flushing plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Empire benefit plan; (ii) provide each continuing employee and his or her eligible dependents with credit for any deductibles paid prior to the effective time of the merger under an Empire benefit plan (to the same extent that such credit was given under the analogous Empire benefit plan prior to the effective time) in satisfying any applicable deductible or out-of-pocket requirements under any Flushing plans; and (iii) recognize all service of continuing employees with Empire and Empire Bank for all purposes in any Flushing plan to the same extent that such service was taken into account under the analogous Empire benefit plan prior to the effective time of the merger, except (A) to the extent that the service recognition would result in a duplication of benefits or (B) for purposes of any defined benefit pension plan, retiree welfare benefit plan or any benefit plan that is frozen or provides grandfathered benefits.

Empire has agreed, upon Flushing’s request prior to the closing of the merger, that it will terminate its 401(k) plan prior to the effective time of the merger and will provide Flushing with evidence that such plan has been terminated. The employees of Empire will thereafter be eligible to participate, effective as of the closing of the merger, in a 401(k) plan sponsored or maintained by Flushing or one of its subsidiaries. In such case, Flushing and Empire will take any and all actions as may be required, including any amendments to either 401(k) plan to permit active employees of Empire to make rollover contributions to the Flushing plan.

Notwithstanding the foregoing, nothing in the merger agreement will confer on any employee the right to employment or continued employment for any specified period, or level of compensation or benefits. Further, nothing in the merger agreement will limit the right of Flushing or its affiliates to terminate the employment or services of, reassign or otherwise alter the status of any former employee of Empire or Empire Bank after the closing of the merger, or limit its ability to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement of Flushing or any of its affiliates.

Indemnification and Insurance

The merger agreement provides that, following completion of the merger, Flushing will indemnify and hold harmless, to the fullest extent permitted by applicable law, each current or former director or officer of Empire and its subsidiaries as of the date of the merger agreement or at any time from the date of the merger to its effective time (in each case when acting in such capacity) against expenses, judgments, fines, losses or liabilities actually and reasonably incurred in connection with any action, suit or proceeding, whether arising before or after the effective time of the merger, arising out of the fact that such person is or was a director or officer of Empire or any of its subsidiaries or is or was serving at the request of Empire or any of its subsidiaries as a director or officer of another person, and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time of the merger, and will also advance expenses as incurred by such persons, in each case to the same extent as such persons have the right to indemnity or expense advancement pursuant to Empire’s or its applicable subsidiary’s articles of incorporation and bylaws, or comparable governing documents, in effect as of the date of the merger agreement. Any person to whom expenses are advanced must provide an undertaking to repay such advances unless it is ultimately determined that such person is entitled to indemnification. Flushing has also agreed to use commercially reasonable efforts to maintain in effect, for a period of six years following the effective time of the merger, insurance coverage that will contain at least the same coverage and amounts, and terms and conditions no less advantageous than, the current policy of directors’ and officers’ liability insurance maintained by Empire for actions taken prior to the effective time of the merger. The cost of such insurance coverage may not exceed 200% of the premiums Empire paid for its current policy term. In lieu of the foregoing, Empire, in consultation with Flushing, may obtain and fully pay for a six-year “tail” policy with respect to such claims.

Corporate Governance Matters

Empire has agreed to take all appropriate action so that each director and officer of Empire and Empire Bank resigns from the positions held by such individual with Empire and Empire Bank as of the effective time of the merger.

Flushing and Flushing Bank have each increased the size of their board of directors to twelve members and have appointed Mr. Douglas C. Manditch as a member of such board, subject to the effectiveness of the merger. Flushing has also agreed to create an advisory board effective as of the effective time and to appoint the current members of the Empire board (other than Mr. Manditch) to the advisory board.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing on the NASDAQ of the shares of Flushing common stock to be issued in the merger, access to information, litigation relating to the merger agreement or the merger, Flushing’s assumption of Empire subordinated debt, exemption from takeover laws and public announcements with respect to the transactions contemplated by the merger agreement.

The Special Meeting and Recommendation of the Empire Board

Empire has agreed in the merger agreement to take, in accordance with applicable law and its charter and bylaws, all action necessary to hold a meeting of its shareholders as soon as practicable for the purpose of voting upon the adoption and approval of the merger agreement. The Empire board has also agreed to recommend to the

Empire shareholders that they adopt and approve the merger agreement and the transactions contemplated by the merger agreement (which we refer to as the “Empire recommendation”) and to use reasonable best efforts to solicit such approval from the Empire shareholders and obtain the vote required to adopt the merger agreement, including by communicating such recommendation to the Empire shareholders (and including such recommendation in this proxy statement/prospectus). However, subject to the termination provisions of the merger agreement, if the Empire board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement, then Empire may (but will not be required to) submit the merger agreement to the Empire shareholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended) and may communicate the basis for its lack of a recommendation to the Empire shareholders in this proxy statement/prospectus or an appropriate amendment or supplement to the extent required by law. However, the Empire board may not take such action unless (i) it gives Flushing at least five business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Empire board in response to a superior acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstance); and (ii) at the end of such notice period, the Empire board takes into account any amendment or modification to the merger agreement proposed by Flushing and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend the merger agreement to the Empire shareholders.

If there is present at the special meeting, in person or by proxy, sufficient favorable voting power to adopt and approve the merger agreement, Empire may not adjourn or postpone the meeting unless the Empire board reasonably determines in good faith, after consultation with and having considered the advice of counsel, that failure to do so would constitute a violation of its fiduciary duties under applicable law. In addition, Empire must adjourn or postpone its shareholder meeting if there are insufficient shares of Empire voting common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Agreement Not to Solicit Other Offers

Empire has agreed that it will not, and will cause Empire Bank and each of its and Empire Bank’s respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives (which we refer to collectively as “representatives”) not to, directly or indirectly:

•

initiate, solicit, knowingly induce or encourage or knowingly facilitate the making of any inquiries, offers or proposals with respect to, or which could reasonably be expected to lead to, any acquisition proposal;

•	engage or participate in any negotiations with any person concerning any acquisition proposal;

•

provide or make available any confidential or nonpublic information or data to, or have any discussions with, any person relating to any acquisition proposal, except to notify a person that has made or, to the knowledge of Empire, is making any inquiries with respect to, or is considering making, an acquisition proposal, of the existence of Empire’s obligations under the merger agreement with respect to such acquisition proposals; or

•	enter into any agreement with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement relating to an acquisition proposal.

However, prior to the adoption and approval of the merger agreement by the Empire shareholders, if Empire receives an unsolicited bona fide written acquisition proposal, it may furnish nonpublic information or data and participate in negotiations or discussions if the Empire board concludes in good faith (after consultation with and having considered the advice of its outside financial advisor and outside legal counsel) that such acquisition proposal constitutes or would reasonably be likely to result in a superior proposal and that the failure to take such actions would constitute a violation of its fiduciary duties to the Empire shareholders under applicable law. However, prior to providing any nonpublic information to a third party, Empire must enter into a confidentiality agreement with such third party on terms no less favorable to Empire than those contained in the confidentiality agreement between Empire and Flushing and which does not provide such person with any exclusive right to negotiate with Empire. In addition, Empire must provide Flushing with at least five business days’ prior notice of the consideration by the Empire board of any acquisition proposal and, if the Empire board makes the conclusion described above, five business days’ notice before furnishing any nonpublic information to any other person or participating in negotiations or discussions with any other person.

For purposes of the merger agreement:

•

an “acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Flushing), relating to, or that could reasonably be expected to lead to, an acquisition transaction;

•

an “acquisition transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Empire or Empire Bank that results in any person acquiring 20% or more of any class of equity of Empire or Empire Bank; (ii) any transaction pursuant to which any third party or group acquires or would acquire, directly or indirectly, 20% or more of the consolidated assets of Empire or Empire Bank; (iii) any issuance, sale or other disposition of securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of Empire or Empire Bank; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of Empire or Empire Bank; or (v) any transaction similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; and

•

a “superior proposal” means a bona fide, unsolicited written acquisition proposal that (i) if consummated would result in a third party acquiring, directly or indirectly, more than 50% of the outstanding Empire common stock or more than 50% of the assets of Empire and Empire Bank, taken as a whole, for consideration consisting of cash and/or securities and (ii) the Empire board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained in such proposal and the person making such proposal, and (B) taking into account any changes to the merger agreement proposed by Flushing in response to such acquisition proposal and all financial, legal, regulatory and other aspects of such proposal, is more favorable to the Empire shareholders from a financial point of view than the merger.

Empire has agreed that it will, and will cause Empire Bank and its and Empire Bank’s representatives to, immediately cease and cause to be terminated any and all activities, discussions or negotiations with any person other than Flushing with respect to any existing or potential acquisition proposal. In addition, Empire must promptly (and in any event within 24 hours) advise Flushing in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with Empire or its representatives, in each case in connection with any acquisition proposal. Such notice must specify the name of the person initiating such discussions or making such inquiry, offer or proposal and the material terms and conditions of any proposals or offers. Empire must also keep Flushing fully informed, on a current basis, of the status and terms of any such inquiry, proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such inquiry, proposal, offer or request.

The merger agreement also provides that the Empire board may not (i) withhold, withdraw, change, qualify, amend or modify (or publicly propose to take any of these actions), in a manner adverse in any respect to the interest of Flushing, or take any other action or make any other statement inconsistent with, the Empire recommendation, or make any statement, filing or release inconsistent with the Empire recommendation; (ii) fail to reaffirm the Empire recommendation within three business days following a request by Flushing; (iii) approve or recommend, or propose to approve or recommend, any acquisition proposal; (iv) resolve to take, or announce an intention to take, any of the foregoing actions (each of the above being referred to as a “Empire subsequent determination”); or (v) enter into any letter of intent or agreement (A) related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the merger agreement) or (B) requiring Empire to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

However, prior to the adoption of the merger agreement by the Empire shareholders, the Empire board may make an Empire subsequent determination after the fifth business day following Flushing’s receipt of a notice from Empire advising Flushing that the Empire board has decided that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the provisions of the merger agreement) constitutes a superior proposal if, but only if:

•

the Empire board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would constitute a violation of its fiduciary duties to the Empire shareholders under applicable law;

•

during the five-business-day period after receipt of such notice by Flushing, Empire and the Empire board have cooperated and negotiated in good faith with Flushing to make adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Empire to proceed with the Empire recommendation without an Empire subsequent determination (but Flushing will have no obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement); and

•

at the end of the five-business-day period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Flushing, the Empire board has again in good faith made the determination that (i) that the failure to take such actions would constitute a violation of its fiduciary duties to the Empire shareholders under applicable law (after consultation with and having considered the advice of outside legal counsel and its financial advisor) and (ii) such acquisition proposal constitutes a superior proposal.

Notwithstanding any Empire subsequent determination, the merger agreement must be submitted to Empire’s shareholders at the special meeting for the purpose of voting on the approval of the merger agreement and the transactions contemplated thereby and nothing contained in the merger agreement is deemed to relieve Empire of such obligation; provided, however, that if the Empire board makes an Empire subsequent determination with respect to a superior proposal, then the Empire board may recommend approval of such superior proposal by Empire shareholders and may submit the merger agreement to Empire shareholders without recommendation, in which event the Empire board must communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger agreement and the transactions contemplated thereby to the Empire shareholders in a proxy statement or an appropriate amendment or supplement thereto.

Conditions to Complete the Merger

Flushing’s and Empire’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement has been adopted by the requisite vote of the Empire shareholders;

•	the shares of Flushing common stock that will be issued pursuant to merger agreement must be authorized for listing on the NASDAQ, subject to official notice of issuance;

•

all requisite regulatory approvals must be obtained and remain in full force and effect, and all statutory waiting periods, if any, must have expired or been terminated (and, in the case of the obligation of Flushing to complete the merger, no such requisite regulatory approval contains or has resulted in, or would reasonably be expected to result in, the imposition of a burdensome condition);

•

the registration statement must have become effective, and no stop order suspending such effectiveness has been issued, and no proceeding for that purpose has been initiated or threatened by the SEC and not withdrawn;

•

no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement are in effect, and no statute, rule, regulation, order, injunction or decree have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•

each of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger are true and correct, subject to the materiality standards provided in the merger agreement (and each party has received an officer’s certificate from the other party to such effect);

•

each of the agreements, covenants and obligations required to be performed by the other party under the merger agreement has been performed in all material respects (and each party has received an officer’s certificate from the other party to such effect); and

•

such party has received an opinion of its legal counsel to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the first-step merger and the second-step merger, considered together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Flushing’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•

since the date of the merger agreement, no condition, event, fact, circumstance or other occurrence has occurred that has resulted in a material adverse effect on Empire or that would reasonably be expected to have a material adverse effect on Empire or the surviving corporation;

•	the employment agreement entered into by and between Thomas M. Buonaiuto and Flushing as of October 24, 2019 continues to be effective;

•	the consulting agreement entered into by and between Douglas C. Manditch and Flushing as of October 24, 2019 continues to be effective; and

•

Flushing has received (i) an affidavit issued by Empire stating that Empire is not and has not been a United States real property holding corporation and (ii) a notice from Empire to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

Empire’s obligations to complete the merger are subject to the satisfaction or waiver of the following additional condition:

•

Flushing has furnished Empire with evidence reasonably satisfactory to Empire of the purchase of a directors’ and officers’ liability insurance tail policy, if Empire has not elected to purchase a tail policy prior to the effective time.

Neither Flushing nor Empire can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Flushing nor Empire has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger as follows:

•	by the mutual written consent of Flushing and Empire;

•

by either party, if the approval of any governmental entity required for the merger is denied by a final, non-appealable action or an application for such approval has been withdrawn at the request of a governmental entity, or if any governmental entity of competent jurisdiction has issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger, unless such action was caused, or materially contributed to, by the failure of the party seeking to terminate the merger agreement to comply with any provision of the merger agreement;

•

by either party, if the merger has not been consummated by July 31, 2020 (which we refer to as the “termination date”), unless the failure of the closing to have occurred by the termination date was due to a material breach of any representation, warranty, covenant or agreement by the party seeking to terminate the merger agreement, provided that if additional time is necessary in order to obtain any governmental approval required for the merger, the termination date will be automatically extended for one additional two-month period;

•

by either party (provided, in the case of termination by Empire, that Empire is not in breach of its obligations under the merger agreement relating to the special meeting) if the requisite shareholder vote required for consummation of the merger has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or any adjournment or postponement of such meeting;

•

by either party (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach, either individually or in the aggregate with all other breaches, would constitute the failure of a closing condition and which is not cured within 45 days after written notice from the other party or by its nature cannot be cured during such period; or

•

by Flushing prior to the time that the requisite Empire shareholder vote has been obtained, if (i) the Empire board has (A) failed to recommend that the Empire shareholders adopt the merger agreement, or failed to recommend against acceptance of a tender offer or exchange offer constituting a superior proposal that has been publicly disclosed within ten business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the merger agreement, (B) approved, adopted or endorsed a superior proposal or (C) made an Empire subsequent determination, or (ii) Empire or the Empire board has breached its obligations under the merger agreement with respect to the special meeting or with respect to non-solicitation of offers or acquisition proposals.

Effect of Termination

If the merger agreement is terminated, it will become void and of no effect, and neither party nor their respective subsidiaries, officers or directors will have any liability under the merger agreement except that (i) neither party will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement occurring prior to termination (which, in the case of Empire, includes the loss to the holders of Empire common stock of the economic benefits of the merger), and (ii) certain provisions of the merger agreement will survive termination, including those relating to the payment of the termination fee and the confidential treatment of information.

Termination Fee

Empire will be required to pay a termination fee to Flushing in the amount of $3.3 million if the merger agreement is terminated in the following circumstances:

•

if, prior to the termination of the merger agreement, a bona fide acquisition proposal has been made known to senior management of Empire or has been made directly to Empire shareholders generally or any person has publicly announced and not withdrawn an acquisition proposal with respect to Empire and (a)(i) thereafter the merger agreement is terminated by either Flushing or Empire because the merger has not been completed prior to the termination date, or because Empire has failed to obtain the required vote of its shareholders at a duly held meeting of such shareholders or any adjournment or postponement of such meeting or (ii) thereafter the merger agreement is terminated by Flushing as a result of a breach of the merger agreement by Empire that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, and (b) prior to the date that is twelve months after the date of such termination, Empire enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then Empire will, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Flushing, by wire transfer of same-day funds, a fee equal to $3.3 million (which we refer to as the “termination fee”) (provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “20%” will instead refer to “50%”); and

•

if the merger agreement is terminated by Flushing because (i) the Empire board failed to recommend that the Empire shareholders adopt the merger agreement, or failed to recommend against acceptance of a tender or exchange offer constituting a superior proposal within ten business days after the commencement of such offer, has approved, adopted or endorsed a superior proposal or has made an Empire subsequent determination or (ii) Empire or the Empire board breached its obligations with respect to the special meeting or with respect to the non-solicitation of acquisition proposals, then Empire will pay Flushing, by wire transfer of same-day funds, the termination fee on the date of termination.

Expenses and Fees

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expense, except that the costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger will be borne equally by Flushing and Empire.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties thereto at any time before or after adoption of the merger agreement by the Empire shareholders; provided that, after the adoption of the merger agreement by the Empire shareholders, there may not be, without further approval of such shareholders, any amendment that requires further approval under applicable law. At any time prior to the completion of the merger, the parties thereto may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Director, Executive Officer and Large Shareholder Voting Agreements

In connection with entering into the merger agreement, Flushing entered into a voting agreement with each of Empire’s directors, certain of Empire’s executive officers and Patriot (which we refer to as the “voting agreements”). The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the forms of voting agreements attached as Exhibit A-1 and A-2 to the merger agreement, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus.

Pursuant to the voting agreements, each Empire shareholder party to a voting agreement agreed to vote his or her shares of Empire voting common stock:

•	in favor of the approval of the merger proposal; and

•	in favor of each of the other actions contemplated by the merger agreement.

The voting agreements also provide that each shareholder party to a voting agreement will not, unless certain exceptions are met, other than pursuant to the merger:

•

sell, transfer, pledge, assign or otherwise dispose of (including by gift) (each of which we refer to as “transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the transfer of any shares to any person regarding such shareholder’s shares of Empire voting common stock; or

•

enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or commit or agree to take any of the foregoing actions, regarding any of such shareholder’s shares of Empire voting common stock.

Pursuant to the voting agreements, Empire’s directors, certain of Empire’s executive officers and Patriot collectively agreed to vote shares totaling, as of the record date for the special meeting, in the aggregate, approximately 1,429,270 shares of Empire voting common stock, or approximately 21.22% of the outstanding Empire voting common stock, in favor of the approval of the merger proposal.

INFORMATION ABOUT FLUSHING

Flushing is a Delaware corporation and a registered bank holding company organized in 1994. Flushing’s primary business is the operation of Flushing Bank. The activities of Flushing are primarily funded by dividends, if any, received from Flushing Bank, issuances of subordinated debt and junior subordinated debt, and issuances of equity securities. Flushing Bank was organized in 1929 as a New York state-chartered mutual savings bank. Today Flushing Bank operates as a full-service New York state-chartered commercial bank. Flushing Bank owns three subsidiaries: Flushing Preferred Funding Corporation, Flushing Service Corporation, and FSB Properties Inc. Flushing Bank also operates an internet branch, which operates under the brands of iGObanking.com® and BankPurely®.

Flushing Bank’s principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from ongoing operations and borrowings, primarily in (i) originations and purchases of multi-family residential properties, commercial business loans, commercial real estate mortgage loans and, to a lesser extent, one-to-four family (focusing on mixed-use properties, which are properties that contain both residential dwelling units and commercial units); (ii) construction loans; (iii) Small Business Administration loans; (iv) mortgage loan surrogates such as mortgage-backed securities; and (v) U.S. government securities, corporate fixed-income securities and other marketable securities. Flushing also originates certain other consumer loans, including overdraft lines of credit. At September 30, 2019, Flushing had total assets of $7.1 billion, deposits of $4.9 billion and stockholders’ equity of $568.4 million.

Flushing’s principal executive offices are located at 220 RXR Plaza, Uniondale, New York 11556, and its telephone number at that location is (718) 961-5400. Additional information about Flushing and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information,” beginning on page 110.

INFORMATION ABOUT EMPIRE

General

Empire is a New York corporation and registered bank holding company, headquartered in Islandia, New York, and the sole shareholder of Empire Bank, a national banking association. Empire has no material business operations at the holding company level other than owning and managing Empire Bank. Empire Bank commenced banking operations on February 25, 2008 and offers a broad range of commercial and consumer banking services to small and mid-sized businesses, professional practices, municipalities and non-profit organizations, as well as their owners, managers and employees, through a network of four full-service banking offices in Islandia, Shirley, Port Jefferson Station and Mineola, New York. As of September 30, 2019, Empire had consolidated total assets of $1.01 billion, net loans of $664.0 million, total deposits of $900.0 million and total shareholders’ equity of $81.2 million. Empire does not file reports with the SEC.

Empire’s principal executive offices are located at 1707 Veterans Highway, Islandia, New York 11749, and its telephone number at that location is (631) 348-4444.

Products and Services

Empire Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in New York, including the acceptance of checking, savings and certificates of deposits and the making of commercial and consumer loans, real estate loans, and other installment and term loans. The terms of these loans vary by purpose and by type of underlying collateral, if any. The bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized commercial, industrial and professional businesses. For the convenience of its customers, Empire Bank offers drive through banking facilities, automated teller machines, internet banking and safe deposit boxes.

Deposits represent Empire Bank’s primary source of funds to support its earning assets. Empire Bank offers traditional depository products, including checking, savings, money market and certificates of deposit with a variety of rates. It also provides banking services to public municipalities, including counties, cities, towns, villages, school districts, libraries and fire districts. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions.

Competition

Empire operates from four banking offices in Suffolk and Nassau Counties, New York. The table below summarizes certain information regarding its operations in each of these markets and its market share, as of June 30, 2019, the most recent date such information is available.

Market	Market Rank	Branch Count	Deposits In Market ($) (in thousands)	Market Share (%)
Suffolk County	14	3	916,281	1.67
Nassau County	32	1	11,779	0.01

The markets in which Empire operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Empire competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Empire competes may have capital resources and legal loan limits substantially higher than those maintained by Empire. Many of Empire’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Empire, and many of Empire’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.

Employees

As of September 30, 2019, Empire had approximately 74 full-time equivalent employees. None of Empire’s employees are covered by a collective bargaining agreement.

Information About Empire’s Properties

Empire leases its principal executive offices, which are located at 1707 Veterans Highway, Islandia, New York 11749. Empire’s other locations are set forth in the table below.

Location	Type	Leased/ Owned
4747 Nesconset Highway Unit 36, Port Jefferson Station, NY 11766	Full-service branch	Leased
1044 William Floyd Parkway, Shirley, NY 11967	Full-service branch	Leased
1700 Old Country Road, Suite 1WA, Mineola, NY 11501	Full-service branch	Leased

Legal Proceedings

From time to time, Empire or Empire Bank may become a party to various litigation matters incidental to the conduct of its business. Neither Empire nor Empire Bank is presently a party to any legal proceeding the resolution of which, in the opinion of Empire’s management, would be expected to have a material adverse effect on Empire’s business, operating results, financial condition or prospects.

DESCRIPTION OF FLUSHING CAPITAL STOCK

As a result of the merger, Empire shareholders who receive shares of Flushing common stock in the merger will become shareholders of Flushing. The rights of holders of Flushing common stock will be governed by Delaware law, Flushing’s charter and bylaws and federal law governing bank holding companies, in each case, as may be amended and in effect from time to time. Since the terms of Flushing’s charter and bylaws, and Delaware corporate law and federal law governing bank holding companies, are more detailed than the general information provided below, you should read the applicable provisions of Delaware corporate law, Flushing’s charter and bylaws and federal law governing bank holding companies carefully and in their entirety. Copies of Flushing’s charter and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information,” beginning on page 110.

General

Flushing’s charter provides that it may issue up to 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of January 7, 2020 the latest practicable trading day before the date of this proxy statement/prospectus, there were 28,157,206 shares of Flushing common stock outstanding.

Flushing is a Delaware corporation governed by the DGCL. Under Delaware law, shareholders generally are not responsible for a corporation’s debts or obligations.

Common Stock

The holders of Flushing common stock, subject to the provisions of Flushing’s bylaws and the DGCL relating to the fixing of a record date, are entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. There is no cumulative voting for election of directors. In uncontested elections, director nominees must be elected by the majority of votes cast at the annual meeting of shareholders. Incumbent directors who fail to receive a majority of votes—and who would otherwise remain in office until a successor is elected under Delaware law—are required to offer a letter of resignation for consideration by the Flushing board. Plurality voting applies if the number of nominees exceeds the number of open director positions.

Holders of Flushing’s common stock vote together as a single class, except as otherwise provided by law. Holders of shares of Flushing’s common stock have no preemptive rights, conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock will, when issued, be fully paid and non-assessable.

Dividends

Subject to the DGCL and the rights of holders of any outstanding preferred stock, holders of Flushing common stock will be entitled to share dividends equally, share for share.

Certain Effects of Authorized but Unissued Stock

Flushing has shares of common stock and preferred stock available for future issuance without shareholder approval. Flushing may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable the Flushing board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third party attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if Flushing issues preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Certain Provisions Affecting Change in Control

Certain provisions of Flushing’s certificate of incorporation and bylaws, Flushing Bank’s federal stock charter and bylaws, certain federal regulations and provisions of the DGCL, and certain provisions of remuneration plans and agreements applicable to employees and officers of Flushing Bank may have anti-takeover effects by discouraging potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Flushing board. Applicable regulatory restrictions may also prevent or inhibit the acquisition of a controlling position in Flushing common stock and may prevent or inhibit takeover attempts that certain shareholders may deem to be in their or other shareholders’ interest or in Flushing’s interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. These provisions may also increase the cost of, and thus discourage, any such future acquisition or attempted acquisition, and would render the removal of the current Flushing board or management more difficult.

Transfer Agent and Registrar

Computershare Trust Company, N.A., P.O. Box 30170, College Station, TX 77842-3170, is the transfer agent and registrar of Flushing common stock.

Preferred Stock

The Flushing board is authorized the issuance of up to 5,000,000 shares of preferred stock, par value $0.01, in one or more series, without shareholder action. The Flushing board can fix the voting powers (if any) and designations, preferences and relative, participating, optional or special rights of each series. Therefore, without shareholder approval, the Flushing board can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. No preferred stock is currently outstanding.

For more information regarding the rights of holders of Flushing common stock, please see “Comparison of Shareholder Rights,” beginning on page 100.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

General

If, at the special meeting, the number of shares of Empire voting common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Empire intends to move to adjourn the special meeting in order to enable the Empire board to solicit additional proxies to approve the merger proposal. In that event, Empire will ask the holders of Empire voting common stock to vote only upon the adjournment proposal, and not the merger proposal.

In this proposal, Empire is asking its shareholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn the special meeting if the number of shares voting for approval of the merger proposal is not sufficient to approve that proposal at the special meeting. If holders of Empire voting common stock approve the adjournment proposal, Empire could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Empire shareholders who have previously voted.

If the special meeting is adjourned so that the Empire board can solicit additional proxies to approve the merger proposal, Empire is not required to give any notice of the adjourned meeting other than an announcement of the place, date and time provided at the special meeting.

Vote Required

Approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting by the holders of shares of Empire voting common stock. Abstentions and broker non-votes will have no effect on the vote with respect to the adjournment proposal.

Recommendation of the Empire Board

The Empire board unanimously recommends that the holders of Empire voting common stock vote “FOR” the adjournment proposal.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, holders of Empire common stock will become holders of Flushing common stock. Flushing is incorporated in Delaware and is subject to the DGCL, and Empire is incorporated in New York and is subject to the NYBCL. The rights of Empire shareholders who receive shares of Flushing common stock in exchange for their shares of Empire common stock will be governed by Flushing’s charter and bylaws, as well as the rules and regulations applying to public companies.

The following discussion summarizes material similarities and differences between the rights of holders of Flushing common stock and of Empire shareholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the governing corporate documents of Flushing and Empire and applicable law, each as amended from time to time. To find out where copies of the governing corporate documents of Flushing can be obtained, please see “Where You Can Find More Information,” beginning on page 110.

Flushing Shareholder Rights	Empire Shareholder Rights
Authorized Capital Stock

Flushing is authorized under its certificate of incorporation to issue 105,000,000 shares, consisting of 100,000,000 shares of Flushing common stock and 5,000,000 shares of Flushing preferred stock.

As of January 7, 2020 the latest practicable trading day before the date of this proxy statement/prospectus, there were 28,157,206 shares of Flushing common stock and no shares of Flushing preferred stock issued and outstanding.

Empire’s authorized capital stock consists of 100,000,000 shares of voting common stock, 20,000,000 shares of nonvoting common stock and 30,000,000 shares of preferred stock.
Dividends
The Flushing board may, subject to the provisions of the Flushing preferred stock, declare and pay dividends on the shares of Flushing common stock as may be declared by the Flushing board out of any legally available funds.	The Empire board may declare and Empire may pay dividends on its outstanding shares in cash, property or shares of Empire in accordance with applicable law.
Number of Directors; Classification

Flushing’s bylaws provide that the number of directors is the number fixed from time to time by resolution adopted by a majority of the entire board. The term “entire board” means the total number of directors Flushing would have if there were no vacancies on the Flushing board.

The Flushing board is divided into three classes of directors. The members of each class will be elected for a term of three years and only one class of directors are elected annually. Thus, it would take at least 2 annual elections to replace a majority of the Flushing board.

The number of directors of Empire will consist of not less than 5 persons, the exact number to be fixed and determined from time to time by the Empire board.

The Empire board is divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years, with only one class of directors elected annually. Thus, it would take at least 2 annual elections to replace a majority of the Empire board.

Flushing Shareholder Rights	Empire Shareholder Rights
Election of Directors; Vacancies; Cumulative Voting
Flushing’s bylaws provide that each shareholder is entitled to one vote for each share of stock registered in the shareholder’s name. Newly created directorships resulting from an increase in the number of directors and vacancies are elected to the Flushing board by the affirmative vote of a majority of the directors, although less than a quorum exists, or by a sole remaining director. Directors are elected by a majority of the votes cast at any meeting of shareholders for which the number of shares voted “for” a director exceeds the number of votes cast “against” that director.	Each shareholder has one vote for every share of stock entitled to vote and registered in the shareholder’s name. Directors are elected by a majority of votes cast, in an uncontested election of directors, and by a plurality of votes cast, in a contested election of directors, although any vacancy occurring on Empire’s board, including a vacancy as a result of a newly created directorship, may be filled by a majority of the remaining directors then in office, even though less than a quorum, or by the shareholders, except that a vacancy created by reason of a removal of a director without cause may be filled only by the shareholders. Cumulative voting in the election of directors is not permitted.
Removal of Directors
Flushing’s certificate of incorporation provides that a director may be removed from office during the term of such office but only upon a showing of cause, such removal to be by affirmative vote of the holders of at least 80% of the voting power of all of Flushing’s then outstanding common stock entitled to vote.	Any director may be removed at any time, with or without cause, at any meeting of the shareholders, by the affirmative vote of a majority of the outstanding shares entitled to vote.
Call of Special Meeting of Directors
A special meeting of the Flushing board of may be held at any time or place whenever called by the chairman of the Flushing board, the president or by a majority of the directors in office at the time. Notice of special meetings must be given to each director either by first class mail at least 3 days before the special meeting or by telecopy, personal written delivery or telephone at least 1 day before the special meeting.	A special meeting of the Empire board may be called by the Chairman, the Chief Executive Officer, the President or a majority of directors then in office. Notice of the place, date, time and purpose of each special meeting of the Empire board must be given to each director not less than two days before the meeting.
Call of Special Meetings of Shareholders

Flushing’s bylaws provide that a special meeting of shareholders may only be called by the Flushing board, acting by not less than a majority of the entire board, to be held at such date, time and place as is specified by the Flushing board.

The term “entire board” means the total number of directors Flushing would have if there were no vacancies on the Flushing board.

A special meeting of the shareholders may be called by the Chairman, Chief Executive Officer, President or the Empire board and will be called by the Empire board upon the written request of the holders of not less than 25% of all shares entitled to vote at the meeting.
Notice of Shareholder Meetings
Flushing’s bylaws provide that Flushing must provide written notice of every meeting of the shareholders	Written notice of a meeting of shareholders stating the place, date and time of the meeting and, in the

Flushing Shareholder Rights	Empire Shareholder Rights
detailing the time, date and the place of the meeting and, in the case of a special meeting, the purpose thereof, to each shareholder entitled to vote not less than 10 nor more than 60 dates before the date of the meeting.	case of a special meeting, the purpose or purposes for which the meeting is called, will be given not less than 10 nor more than 60 days before the date of the meeting, by or at the direction of the Chief Executive Officer, the President, the Secretary, or a designee of any of the foregoing, to each shareholder of record entitled to vote at such meeting.
Shareholder Action by Written Consent
Section 228 of the DGCL provides that unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting by written consent of the holders of the outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize such action.	Any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, will have been signed by the holder or holders of such shares having not less than the minimum number of votes that would be necessary to take such action a meeting at which the holders of all shares entitled to vote on such action were present and voting.
Quorum of Shareholders
Flushing’s bylaws provide that except where otherwise provided by law or Flushing’s certificate of incorporation, the holders of a majority of the shares entitled to vote, in person or by proxy, constitutes a quorum.	The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at all meetings of shareholders.
Limitation on Director Liability
Flushing’s certificate of incorporation provides for a limitation on a director’s liability for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Flushing, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	No director will have any personal liability to Empire or its shareholders for damages for any breach of duty in such capacity, subject to certain exceptions.
Indemnification of Directors and Officers
Under Section 145 of the DGCL, a corporation may indemnify its directors, officers, employees or agents (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or	Empire’s charter provides that Empire will indemnify, to the fullest extent permitted under the NYBCL, each person who was or is made a party or is threatened to be a made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Empire or is or was serving at the request of Empire as a director, officer,

Flushing Shareholder Rights	Empire Shareholder Rights

she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Flushing’s certificate of incorporation provides that Flushing will indemnify, to the fullest extent permitted under the DGCL, any person who is or was or has agreed to become a director or officer of Flushing against costs, penalties, expenses, judgments, fines and amounts paid in settlement incurred by such person. The certificate of incorporation also provides that Flushing shall indemnify such persons to be paid in advance for their expenses to the extent permitted by Delaware law.

employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss reasonably incurred by such person in connection therewith; except that, with limited exceptions, Empire will indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Empire board. Empire’s charter also provides for the advancement of expenses, subject to an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.
Nomination of Director Candidates of Shareholders
Flushing’s bylaws provide that, for nominations for the election of directors to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary. To be timely, the nominating shareholder must deliver written notice to Flushing’s secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days, however, notice by the shareholder must be delivered by the earlier of the 10th day before such annual meeting and the close of business on the 10th day after the public announcement is first made of the date of such meeting. For any election to be held at a special meeting of shareholders, notice by the shareholder must be delivered not later than the close of business on the 10th day following a public announcement of the date of the meeting.	Nominations for the election of directors may only be made (i) by the Board of Directors or a committee appointed by the Board or (ii) by a shareholder entitled to vote at the meeting who complies with certain notice procedures set forth in the bylaws, including providing notice not less than 120 and not more than 150 days prior to the anniversary of the prior year’s annual meeting, subject to certain exceptions.
Shareholder Proposals
Flushing’s bylaws provide that all business properly brought before an annual meeting or a special meeting is deemed properly brought if it is, in the case of an annual meeting, brought before the meeting by a shareholder of record present and entitled to vote at such meeting, upon prior written notice transmitted to, and received by, the secretary of Flushing at the principal place of business of Flushing not more than 90 days nor less than 60 days prior to the anniversary	Proposals made by shareholders must be submitted in writing to Empire not less than 120, and not more than 150, days prior to the anniversary of the prior year’s annual meeting, subject to certain exceptions, and must comply with certain requirements as to form set forth in the bylaws.

Flushing Shareholder Rights	Empire Shareholder Rights
of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the secretary by the earlier of (i) the 10th day prior to the forthcoming meeting date and (ii) the close of business on the 10th day following the date on which Flushing first makes public disclosure of the meeting date).
Appointment and Removal of Officers

The Flushing board elects a chairman of the board, a president, a treasurer and a secretary and may also include a vice chairman of the board, one or more vice presidents, a controller, assistant vice presidents, assistant treasurers, assistant secretaries, assistant controllers, and other officers and agents as the Flushing board deems necessary. The Flushing board may, from time to time, authorize any officer to appoint and remove any other officer and to prescribe such person’s authority and duties. Each officer will hold office for the term for which elected or appointed by the Flushing board; and until the person’s successor is elected or appointed and qualified or until her or his earlier resignation or removal.

The Flushing board may remove any officer with or without cause. The election or appointment of an officer will not of itself create contractual rights.

The officers of Empire may be appointed by the Empire board, Chief Executive Officer or President, or in any manner provided by any of them, and may be removed at any time, with or without cause, by the Empire board, Chief Executive Officer or President, except for the Chairman, any Vice Chairman, the Chief Executive Officer or the President, who may be removed only by the Empire board.
Amendment of Bylaws
Flushing’s certificate of incorporation provides that the bylaws may be adopted, altered, amended or repealed by a vote of the Flushing board or by two-thirds of the outstanding shares of capital stock entitled to vote for directors, other than shares beneficially owned by a person or entity in excess of 10% of the then outstanding shares of common stock.	The bylaws may be amended by a vote of a majority of the entire Empire board or by the shareholders by a vote of a majority of the votes cast at such meeting.
Amendment of Charter
Flushing’s certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote will be required to modify provisions relating to the following articles: amendments to the certificate of incorporation, limitation on the voting rights of shareholders, adoption, alteration, amendment, or	An amendment to Empire’s charter must be authorized by the Empire board, together with a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders, subject to certain exceptions.

Flushing Shareholder Rights	Empire Shareholder Rights
repeal of the bylaws, business combinations with interested shareholders or affiliates or associates of interested shareholders, calling of special meetings of shareholders, structure of the Flushing board and special meetings, bylaws and indemnification rights.
Dissenters’ Rights of Appraisal

Section 262 of the DGCL provides that a shareholder has the right to receive a judicial appraisal of the fair value of his or her shares if the shareholder has neither voted in favor of nor consented in writing to a merger or consolidation.

Unless a corporation’s certificate of incorporation provides otherwise, these appraisal rights are not available:

•  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

•  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the shareholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

•  to shareholders of the corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger and if certain other conditions are met.

Neither the certificate of incorporation nor the bylaws of Flushing grants appraisal rights in addition to those provided by the DGCL.

The NYBCL provides that a stockholder of a New York corporation has the right, following compliance with certain procedures, to receive payment of the fair value of its shares if the stockholder has the right to vote and does not assent to, among other actions, a merger or consolidation to which the corporation is a party. For additional information regarding the dissenters’ rights provisions of the NYBCL, please see “Proposal No. 1: The Merger Proposal—The Merger—Dissenters’ Rights,” beginning on page 64.

Neither Empire’s charter nor its bylaws grant appraisal rights in addition to those provided by the NYBCL.

Votes Required for Certain Transactions
Flushing’s certificate of incorporation provides that any “business combination” (as defined below) involving Flushing and an interested shareholder must be approved by the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote and by an affirmative vote of the holders of	Section 912 of the NYBCL provides that certain “business combinations” with “interested shareholders,” each as defined in the NYBCL, are subject to heightened voting requirements and other substantive conditions. However, these provisions do not apply to Empire because Empire does not have a

Flushing Shareholder Rights	Empire Shareholder Rights

two-thirds of the combined voting power of the voting stock not beneficially owned by an interested shareholder, defined below. However, a business combination involving Flushing and an interested shareholder may be approved by a majority of board members who were members of the board at the time such interested shareholder qualified as an interested shareholder. For purposes of these provisions, an “interested shareholder” includes:

•  any person (with certain exceptions) who is the “beneficial owner” (as defined in the certificate of incorporation) of more than 10% of Flushing Financial outstanding common stock;

•  any affiliate of Flushing which is the beneficial owner of more than 10% of Flushing outstanding common stock at any time during the prior two years; or

•  any transferee of any shares of Flushing common stock that were beneficially owned by an “interested shareholder” during the prior two years.

For purposes of these provisions, a “business combination” is defined to include:

•  any merger or consolidation of Flushing Financial or any subsidiary with or into an interested shareholder or affiliate of an interested shareholder;

•  the disposition of the assets of Flushing Financial or any subsidiary having an aggregate value of 25% or more of the total consolidated assets of Flushing Financial and its subsidiaries to or with any interested shareholder or affiliate of an interested shareholder;

•  the issuance or transfer by Flushing or any subsidiary of any of its securities to any interested shareholder or affiliate of an interested shareholder in exchange for cash, securities or other property having an aggregate fair market value of $2,000,000 or more, other than (i) the issuance of securities upon the conversion of convertible securities of Flushing or any subsidiary of Flushing which were not acquired by any interested shareholder (or affiliate of an interested shareholder) from Flushing or a subsidiary of class of voting stock registered with the SEC under Section 12 of the Exchange Act and Empire’s charter does not otherwise so provide.

Flushing Shareholder Rights	Empire Shareholder Rights

Flushing, or (ii) the issuance or transfer to an employee benefit plan of Flushing or a subsidiary of Flushing;

•  any reclassification of securities or recapitalization that would increase the proportionate share of any class of equity or convertible securities owned by an interested shareholder or affiliate of an interested shareholder; and

•  the adoption of any plan for the liquidation or dissolution of Flushing proposed by, or on behalf of, an interested shareholder or an affiliate of an interested shareholder.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Flushing. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Flushing.

Restrictions on Business Combinations

Section 203 of the DGCL provides that a corporation may not engage any business combination with an interested shareholder for a period of three years from the date on which the shareholder first becomes an interested shareholder if the transaction is caused by the interested shareholder. There is an exception to the three-year waiting period requirement if:

•  prior to the shareholder becoming an interested shareholder, the board of directors approves the business combination or the transaction in which the shareholder became an interested shareholder;

•  upon the completion of the transaction in which the shareholder became an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

•  the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of a corporation’s common stock entitled to vote not owned by the interested shareholder.

Section 912 of the NYBCL provides that a New York corporation may not engage in any business combination with an interested shareholder for a period of five years from the date of which the shareholder first becomes an interested shareholder, subject to certain exceptions. However, these provisions do not apply to Empire because Empire does not have a class of voting stock registered with the SEC under Section 12 of the Exchange Act and Empire’s charter does not otherwise so provide.

Flushing Shareholder Rights	Empire Shareholder Rights

A corporation can expressly elect not to be governed by the DGCL’s business combination provisions in its certificate of incorporation or bylaws, but Flushing has not done so.

The DGCL defines the term “interested shareholder” as a person who owns (or in certain cases, within the past three years did own) at least 15% of the outstanding shares of a corporation.

Forum Selection

Flushing’s bylaws provide that unless Flushing consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Flushing, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of Flushing to Flushing or the Flushing shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or Flushing’s charter or bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity owning, purchasing, or otherwise acquiring any interest in shares of capital stock of Flushing is be deemed to have notice of and consented to the forum selection provision of Flushing’s bylaws.

The forum selection provision discussed above is not intended to apply to claims arising under the Securities Act or the Exchange Act. To the extent the provision could be construed to apply to such claims, there is uncertainty as to whether a court would enforce such provision in connection with such claims, and in any event, Flushing’s shareholders would not be deemed to have waived Flushing’s compliance with federal securities laws and the rules and regulations thereunder.

Empire’s organizational documents do not contain a forum selection clause.

EMPIRE SHAREHOLDER PROPOSALS

Under Empire’s bylaws, a shareholder of Empire who wishes to nominate an individual for election to the Empire board directly or to propose any business to be considered at an annual meeting must deliver advance written notice of that nomination or business to us following certain procedures contained in Empire’s bylaws. To be timely, the notice must be received by Empire’s Corporate Secretary at Empire’s principal executive offices not less than 120 nor more than 150 days before the first anniversary of the date of the prior year’s annual meeting, unless the current year’s annual meeting is held on a date that is not within 30 days before or after the first anniversary of the date of the prior year’s annual meeting. In that case, to be timely, notice must be delivered not later than the close of business on the tenth day following the date on which notice of the date of the current year’s annual meeting was mailed or public disclosure of the date of the current year’s annual meeting was made, whichever occurs first.

To be in proper form, a shareholder’s notice must include all of the information about the proposal or nominee required by Empire’s bylaws. You can obtain a copy of Empire’s bylaws upon written request to Empire’s Corporate Secretary at Empire’s principal executive offices. The chairman of the annual meeting may refuse to acknowledge any director nomination or the proposal of any business not made in compliance with the procedures contained in Empire’s bylaws.

LEGAL MATTERS

The validity of the shares of Flushing common stock offered hereby will be passed upon for Flushing by Arnold & Porter Kaye Scholer LLP, New York, New York. Certain tax matters relating to the merger will be passed upon for Flushing by Arnold & Porter Kaye Scholer LLP, New York, New York, and for Empire by Fenimore, Kay, Harrison & Ford, LLP. Please see “Proposal No. 1: The Merger Proposal—Material U.S. Federal Income Tax Consequences of the Merger” on page 70.

EXPERTS

The consolidated financial statements of Flushing Financial Corporation and Subsidiaries as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Flushing is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, these reports, proxy statements and other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. Flushing’s SEC filings are also available at the SEC’s website at www.sec.gov. The reports and other information filed by Flushing with the SEC are also available free of charge at Flushing’s website at www.flushingbank.com. The web addresses of the SEC and Flushing have been included as inactive textual references only.

Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus or the registration statement, of which this proxy statement/prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Flushing and Flushing common stock. The rules and regulations of the SEC allow Flushing to omit certain information included in the registration statement from this document.

The SEC allows Flushing to “incorporate by reference” information into this proxy statement/prospectus, which means that Flushing can disclose important information to you by referring you to another document filed separately with the SEC. Statements contained in this proxy statement/prospectus or in any document incorporated by reference into this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information that is superseded by information that is included in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Flushing has previously filed with the SEC. These documents contain important information about Flushing and its financial condition.

The following documents, which were filed by Flushing with the SEC, are incorporated by reference into this proxy statement/prospectus (other than information “furnished” rather than “filed” in accordance with SEC rules):

•

Flushing’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019, including information incorporated by reference from Flushing’s definitive proxy statement relating to Flushing’s annual meeting of shareholders;

•

Flushing’s Definitive Proxy Statement for the 2019 Annual Meeting of Shareholders, filed with the SEC on April  18, 2019 (solely to the extent incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018);

•

Flushing’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May  8, 2019, August 7, 2019 and November  6, 2019, respectively;

•

Flushing’s Current Reports on Form 8-K filed with the SEC on January 31, 2019, February 5, 2019, February  6, 2019, February 13, 2019, February  26, 2019, March 5, 2019, March  29, 2019, April 30, 2019, May  7, 2019, May 29, 2019, June  3, 2019, June 24, 2019, July  23, 2019, July 26, 2019, August  27, 2019, September 30, 2019, October  22, 2019, October 25, 2019, October  28, 2019, October 30, 2019, November  1, 2019, November 26, 2019, December 6, 2019 and December 30, 2019 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise); and

•

The description of Flushing common stock that is contained in the Registration Statement on Form 8-A, filed by Flushing on September 25, 1995, and any amendment or reports filed for the purpose of updating such description.

Flushing incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a) or (c), Section 14 or Section 15(d) of the Exchange Act (other than portions of the documents that are specifically furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and exhibits furnished on such form that relate to such items, unless otherwise indicated therein) between the date of this proxy statement/prospectus and the date of the special meeting. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Except where the context otherwise indicates, Flushing has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Flushing, and Empire has supplied all information contained in this proxy statement/prospectus relating to Empire.

Neither Flushing nor Empire has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Execution Version

ANNEX A—AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and among

EMPIRE BANCORP, INC.,

LIGHTHOUSE ACQUISITION CO., INC.

and

FLUSHING FINANCIAL CORPORATION

Dated as of October 24, 2019

A-ii

EXHIBITS

Exhibit A-1—Form of Voting Agreement

Exhibit A-2—Form of Voting Agreement

Exhibit B—Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-73
Acquisition Transaction	A-73
Action	A-23
affiliate	A-83
Agreement	A-1
Arnold & Porter	A-2
Associate	A-41
ASTM	A-58
Bank Merger	A-7
Bank Merger Agreement	A-7
BHC Act	A-15
Burdensome Condition	A-58
business day	A-83
Cash Designated Shares	A-10
Cash Election	A-3
Cash Election Shares	A-3
CERCLA	A-35
Claim	A-67
Closing	A-2
Closing Date	A-2
Closing Date Share Certification	A-75
COBRA	A-27
Code	A-1
Company	A-1
Company 401(k) Plan	A-66
Company Audited Financial Statements	A-20
Company Bank	A-7
Company Bank Common Stock	A-17
Company Benefit Plans	A-26
Company Board	A-1
Company Common Stock	A-3
Company Disclosure Schedule	A-14
Company Equity Awards	A-6
Company Equity Plans	A-6
Company Financial Statements	A-20
Company Indemnified Parties	A-67
Company Intellectual Property	A-39
Company Loan	A-43
Company Material Contract	A-33
Company Meeting	A-63
Company Non-Voting Common Stock	A-3
Company Plan Affiliate	A-27
Company Preferred Stock	A-15
Company Real Property	A-37
Company Recommendation	A-63
Company Regulatory Agreement	A-35
Company Restricted Stock Award	A-6
Company Stock Option	A-5
Company Subsequent Determination	A-72

A-iv

Page
Company Unaudited Financial Statements	A-20
Company Voting Common Stock	A-3
Company Warrant	A-5
Confidentiality Agreement	A-63
Continuing Employees	A-65
date hereof	A-83
Delaware Secretary	A-2
Derivative Transaction	A-35
DGCL	A-2
Dissenting Shares	A-13
dollars	A-83
Effective Time	A-2
Election	A-8
Election Deadline	A-8
Election Period	A-8
Employment Agreements	A-65
Enforceability Exceptions	A-19
Environmental Law	A-35
ERISA	A-26
Exchange Act	A-42
Exchange Agent	A-10
Exchange Fund	A-11
Exchange Ratio	A-4
FDIA	A-15
FDIC	A-15
Federal Reserve Board	A-15
First-Step Merger	A-1
First-Step Merger Certificate	A-2
Form of Election	A-8
GAAP	A-14
Governmental Entity	A-19
Hazardous Substance	A-36
Holder	A-8
IIPI	A-32
Informational Systems Conversion	A-69
Insurance Policies	A-46
Integrated Mergers	A-1
Intellectual Property	A-39
IRS	A-25
IT Assets	A-40
Knowledge	A-83
Law/Laws	A-30
Leases	A-38
Liens	A-17
Loan	A-42
Loan Tape	A-42
Locked Pipeline Loans	A-47
made available or furnished	A-83
Material Adverse Effect	A-14
Merger Consideration	A-4
Merger Sub	A-1

A-v

Page
Money Laundering Laws	A-30
NASDAQ	A-12
New Certificates	A-4
New Plans	A-66
New York Secretary	A-2
Non-Election Shares	A-3
Notice of Superior Proposal	A-72
Notice Period	A-72
Notifying Party	A-68
NYBCL	A-2
NYDFS	A-19
OCC	A-15
OFAC	A-41
Old Certificate	A-4
OREO	A-43
Owned Intellectual Property	A-39
Parent	A-1
Parent 401(k) Plan	A-66
Parent Bank	A-7
Parent Board	A-1
Parent Bylaws	A-7
Parent Common Stock	A-3
Parent Contract	A-53
Parent Disclosure Schedule	A-48
Parent Preferred Stock	A-49
Parent Report	A-51
Parent Share Closing Price	A-12
Patents	A-33
PCB	A-36
Per Share Cash Consideration	A-4
Per Share Stock Consideration	A-3
Pipeline Loans	A-47
Premium Cap	A-68
Proxy Statement	A-42
RCRA	A-35
Recourse Agreements	A-44
Regulation O	A-44
Regulatory Agencies	A-21
Release	A-36
Representatives	A-70
Requisite Company Vote	A-18
Requisite Regulatory Approvals	A-62
S-4	A-42
Sanctioned Country	A-41
Sanctions	A-42
SBA	A-45
SEC	A-42
Second-Step Merger	A-1
Second-Step Merger Certificates	A-2
Section 623	A-13
Section 910	A-13

A-vi

Page
Securities Act	A-16
Significant Subsidiary	A-52
Stock Designated Shares	A-9
Stock Election	A-3
Stock Election Shares	A-3
Subsidiary	A-17
Superior Proposal	A-73
Surviving Corporation	A-1
Takeover Statute	A-41
Target Cash Conversion Number	A-9
Tax	A-25
Tax Return	A-25
Taxes	A-25
Termination Date	A-79
Termination Fee	A-80
transactions contemplated hereby / by this Agreement	A-83
Treasury Regulations	A-1
Unlocked Pipeline Loans	A-47
Voting Agreement	A-1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2019 (this “Agreement”), by and among EMPIRE BANCORP, INC., a New York corporation (the “Company”), LIGHTHOUSE ACQUISITION CO., INC., a New York corporation and a special-purpose, wholly owned subsidiary of Parent (the “Merger Sub”), and FLUSHING FINANCIAL CORPORATION, a Delaware corporation (“Parent”).

W I T N E S S  E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of the Company (the “Company Board”) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly owned subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”), with Parent being the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Integrated Mergers shall together be treated as a single integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 1.368-2(g) of the regulations promulgated under the Code by the U.S. Department of the Treasury (the “Treasury Regulations”);

WHEREAS, as a material inducement and as additional consideration to Parent to enter into this Agreement, certain officers, directors and shareholders of the Company have entered into voting agreements with Parent dated as of the date hereof, the forms of which are attached hereto as Exhibit A-1 and Exhibit A-2 (each a “Voting Agreement” and collectively, the “Voting Agreements”), pursuant to which each such Person (as defined herein) has agreed, among other things, to vote all shares of Company Voting Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the First-Step Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Integrated Mergers and also to prescribe certain conditions to the Integrated Mergers.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE INTEGRATED MERGERS

1.1    The Integrated Mergers; Effective Time.

(a)    Subject to the terms and conditions of this Agreement, in accordance with the New York Business Corporation Law (the “NYBCL”), at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the First-Step Merger and a wholly owned subsidiary of Parent and will continue its corporate existence under the Laws of the State of New York. Upon consummation of the First-

Step Merger, the separate corporate existence of Merger Sub will terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of New York (the “New York Secretary”) in accordance with the NYBCL (the “First-Step Merger Certificate”). The First-Step Merger shall become effective as of the date and time specified in the First-Step Merger Certificate (such date and time, the “Effective Time”).

(b)    Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the NYBCL, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent will be the Surviving Corporation in the Second-Step Merger, and will continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company will terminate. On or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of ownership and merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DGCL and a certificate of merger with the New York Secretary in accordance with the NYBCL (collectively, the “Second-Step Merger Certificates”). The Second-Step Merger shall become effective as of the date and time specified in the Second-Step Merger Certificates.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Arnold & Porter Kaye Scholer LLP (“Arnold & Porter”), on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to by Parent and the Company (the “Closing Date”).

1.3    Effects of the Integrated Mergers. At and after the Effective Time, the First-Step Merger shall have the effects set forth in the applicable provisions of Section 259 of the DGCL and Section 907 of the NYBCL. At and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects set forth in Section 259 of the DGCL and Section 907 of the NYBCL.

1.4    Effects of the First-Step Merger on Merger Sub Capital Stock. At and after the Effective Time, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Company.

1.5    Conversion of Company Common Stock in the First-Step Merger. At the Effective Time, by virtue of the First-Step Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)    Subject to Section 2.3(e) and Section 2.4, each share of the voting common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Voting Common Stock”) and the non-voting common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Non-Voting Common Stock” and, collectively with the Company Voting Common Stock, the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or owned by Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted, in accordance with and subject to the election, allocation and proration procedures set forth in ARTICLE II, into the right to receive the following, without interest:

(i)    For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.3 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration;

(ii)    For each share of Company Common Stock with respect to which an election to receive common stock, par value $0.01 per share, of Parent (such common stock, the “Parent Common Stock”) (a “Stock

Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.3 (collectively, the “Stock Election Shares”), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (such number of shares of Parent Common Stock, the “Per Share Stock Consideration”); and

(iii)    For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration as determined in accordance with Section 2.3.

(b)    For purposes of this Agreement, the following terms shall have the following meaning:

(i)    The “Exchange Ratio” means 0.6548, as may be adjusted pursuant to Section 1.5(d).

(ii)    The “Per Share Cash Consideration” means $14.04, as may be adjusted pursuant to Section 1.5(d).

(iii)    The “Merger Consideration” means the Per Share Cash Consideration and/or the Per Share Stock Consideration described in Section 1.5(a), as applicable.

(c)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration in accordance with, and subject to, Section 1.5(a) and this ARTICLE II, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.3(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3. Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book entry form or, in Parent’s sole discretion, certificates (collectively, referred to herein as “New Certificates”), representing the aggregate Per Share Stock Consideration payable to the applicable holder of Company Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) and/or the aggregate Per Share Cash Consideration payable to the applicable holder of Company Common Stock, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.3, without any interest thereon.

(d)    If, prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be canceled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6    Effects of Second-Step Merger on Parent Common Stock and Company Common Stock. At the effective time of the Second-Step Merger, each share of (a) Parent Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second-Step Merger, and (b) common stock of the Company, as the surviving corporation in the First-Step Merger, issued and outstanding immediately prior to such time shall be canceled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.7    Treatment of Company Warrants and Company Equity Awards.

(a)    Not less than five (5) days prior to the Closing, the Company shall provide written notice of the Closing to each holder of an outstanding unexercised warrant to purchase or otherwise acquire shares of Company Common Stock (each, a “Company Warrant”), which notice shall be provided in accordance with the terms of the applicable Company Warrant and the Voting Agreement executed by the holder thereof. If, after the delivery by the Company of such notice, the holder of a Company Warrant exercises such Company Warrant in accordance with its terms and the Voting Agreement executed by such holder, then (i) such exercise shall be deemed effective immediately prior to and contingent upon the consummation of the First-Step Merger and such exercise will be governed by the terms of the applicable Company Warrant and such Voting Agreement, and (ii) at the Effective Time, such Company Warrant shall be canceled and shall thereafter represent only the right to receive, in consideration of the exercise and cancellation of such Company Warrant and in settlement therefor, in lieu of the Company Common Stock issuable upon the exercise of the Company Warrant, either the Per Share Cash Consideration or the Per Share Stock Consideration for each share of Company Common Stock that would have been issuable upon the exercise of such Company Warrant had the Company Warrant been exercised immediately prior to the Closing. If any holder of a Company Warrant does not, prior to the Effective Time, exercise such Company Warrant in accordance with its terms and the Voting Agreement executed by such holder, then, in accordance with such Voting Agreement, at the Effective Time, such Company Warrant shall, without any payment of any consideration therefor, be canceled and extinguished, shall no longer be outstanding, shall cease to represent the right to acquire shares of Company Common Stock or receive any Merger Consideration and shall not represent the right to acquire any shares of Parent Common Stock.

(b)    At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under a Company Equity Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (each, a “Company Stock Option”) shall, without any further action on the part of any holder thereof, be fully vested and shall be canceled and shall thereafter represent only the right to receive, in consideration of the exercise and cancellation of such Company Stock Option and in settlement therefor, in lieu of the Company Common Stock issuable upon the exercise of the Company Stock Option an amount in cash equal to the difference between (i) the Per Share Cash Consideration for each share of Company Common Stock that would have been issuable upon the exercise of such Company Stock Option had the Company Stock Option been exercised immediately prior to the Closing and (ii) the per share exercise price for each share of Company Stock subject to such Company Stock Option.

(c)    At the Effective Time, each restricted stock award in respect of shares of Company Common Stock granted under any Company Equity Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall become fully vested and the restrictions thereon shall lapse. Each share of Company Common Stock subject to such Company Restricted Stock Awards shall be treated as an outstanding share of Company Common Stock for purposes of this ARTICLE I and ARTICLE II. The Company or Parent will be entitled to deduct and withhold such amounts as may be required or permitted to be deducted and withheld under the Code and any applicable state or local Tax Laws as allowed under the applicable Company Equity Plan and the applicable grant agreement. To the extent any such withholding is taken from the Merger Consideration payable in respect of such Company Restricted Stock Award, then such withholding shall be taken first from the cash portion (if any) of such Merger Consideration and then, to the extent necessary, from the portion of such Merger Consideration payable in the form of the Parent Common Stock.

(d)    At least fifteen (15) days prior to the Closing Date and prior to the payment of any consideration therefor, the Company shall obtain a written acknowledgement and waiver, in such form as Parent reasonably determines, from each holder of Company Stock Options and/or Company Restricted Stock Awards (collectively, “Company Equity Awards”) (i) confirming the number of Company Equity Awards held (and of shares of Company Common Stock subject to such Company Equity Awards), (ii) confirming that the treatment of such Company Equity Awards pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated, (iii) agreeing to notify Parent and the Company in writing immediately upon the exercise of a Company Stock Option and, in the case of such an exercise, agreeing to provide an updated acknowledgement to Parent the day prior to the Closing Date, and (iv) acknowledging that in consideration for the cancellation of such Company Equity Awards, the holder agrees to accept the consideration set forth in this Section 1.7. The Company shall provide a copy of each such acknowledgement and waiver to Parent at least five (5) business days prior to the Closing Date and, if any holder exercises a Company Stock Option prior to the Closing Date, shall provide a copy of an updated acknowledgement and waiver to Parent the day prior to the Closing Date.

(e)    At or prior to the Effective Time, the Company, the Company Board and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.7, and (ii) ensure that following the Effective Time, there are no obligations with respect to the Company Equity Awards other than as set forth in this Section 1.7.

(f)    For purposes of this Agreement, “Company Equity Plans” means, collectively, the 2008 Stock Incentive Plan, the 2015 Omnibus Stock and Incentive Plan and the 2018 Equity Incentive Plan.

1.8    Certificate of Incorporation of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the surviving corporation in the First-Step Merger until such Certificate of Incorporation is thereafter amended in accordance with its terms and applicable law. At the effective time of the Second-Step Merger, the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.9    Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation in the First-Step Merger until thereafter amended in accordance with their terms and applicable law. At the effective time of the Second-Step Merger, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.10    Directors and Officers. At and immediately after the Effective Time, the directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the directors and officers of the surviving corporation in the First-Step Merger and shall hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal. Subject to Section 6.21, the directors and officers of Parent in office immediately prior to the effective time of the Second-Step Merger shall be the directors and officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal.

1.11    Tax Consequences. For U.S. federal income Tax purposes, (a) the parties intend that (i) the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent and the Company shall each be a party to such reorganization within the meaning of Section 368(b) of the Code, and (b) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations.

1.12    Bank Merger. Immediately following the consummation of the Integrated Mergers, Empire Bank, a national banking association and a wholly owned Subsidiary of the Company (“Company Bank”), will merge

(the “Bank Merger”) with and into Flushing Bank, a wholly owned Subsidiary of Parent (“Parent Bank”), pursuant to the agreement and plan of bank merger attached hereto as Exhibit B, dated as of the date hereof, by and between Company Bank and Parent Bank (the “Bank Merger Agreement”). Parent Bank shall be the surviving bank in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the effective time of the Second-Step Merger. Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such plan of merger and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Second-Step Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1    Election and Proration Procedures.

(a)    Each holder of record of shares of Company Common Stock to be converted into the right to receive the Merger Consideration in accordance with, and subject to, ARTICLE I (a “Holder”) shall have the right, subject to the limitations set forth in this ARTICLE II, to submit an election in accordance with the following procedures.

(b)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election. Solely for purposes of applying the proration and election procedures of this ARTICLE II, any Dissenting Shares shall be deemed to be Cash Election Shares, and the Holders thereof shall in no event receive consideration comprised of Parent Common Stock with respect to such shares, except for Dissenting Shares that are required to be treated as Non-Election Shares pursuant to Section 2.4 hereof.

(c)    Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election.

(d)    Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.

(e)    Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date. The Company and Parent shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(f)    Any Holder may, at any time during the Election Period, change or revoke such Holder’s Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(g)    Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Per Share Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.

(h)    Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.5 (which, for this purpose, shall be deemed to include the Dissenting Shares) shall equal the sum of (i) 3,838,691 shares of Company Common Stock and (ii) the product of (A) 0.5 multiplied by and (B) the number of shares of Company Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of the date hereof (such number of shares of Company Common Stock, the “Target Cash Conversion Number”).

(i)    Within ten (10) business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in accordance with the Forms of Election as follows:

(i)    Cash Oversubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is greater than the Target Cash Conversion Number, then:

A.     all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

B.     the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (the “Stock Designated Shares”) such that the aggregate number of shares of Company Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Number, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

C.    the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii)    Cash Undersubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is less than the Target Cash Conversion Number, then:

A.     all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

B.     the Exchange Agent shall then select first from among the Non-Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (the “Cash Designated Shares”) such that the aggregate number of shares of Company Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Number, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

C.    the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii)    Cash Subscriptions Sufficient. If the number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is equal to the Target Cash Conversion Number, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

(j)    Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Section 7.2(i) and Section 7.3(e).

2.2    Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates (other than those representing Dissenting Shares), for exchange in accordance with this ARTICLE II, (a) New Certificates representing the aggregate Per Share Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.3(a) and (b) cash in an amount sufficient to pay (i) the aggregate Per Share Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares of Parent Common Stock (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of the Merger Consideration payable to the holders of Old Certificates and any shortfall as a result of investment losses shall be promptly replenished by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

2.3    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of one or more Old Certificates (other than those representing Dissenting Shares) representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5 and this ARTICLE II, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.3(b). As promptly as practicable after completion of the proration and allocation procedures set forth in ARTICLE II, and upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the aggregate Per Share Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (A) the aggregate Per Share Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Section 1.5(a) and this ARTICLE II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.3(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration, any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.3(b). Until surrendered as contemplated by this Section 2.3, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.3.

(b)    No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Closing Date with respect to the Per Share Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this ARTICLE II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, after aggregating all shares converted with respect to each such former shareholder of the Company, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Share Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The “Parent Share Closing Price” means the volume-weighted average trading price of Parent Common Stock on NASDAQ (“NASDAQ”) (as reported by The Wall Street Journal) for the five (5) consecutive trading days ending on the last trading day preceding the Closing Date.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)    Notwithstanding anything in this Agreement to the contrary, each of Parent, the Company, and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration, the cash in lieu of fractional shares of Parent Common Stock, the cash dividends or distributions payable pursuant to this Section 2.3 or any other amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of which the deduction and withholding was made.

(h)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if requested by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

2.4    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenting Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a holder who has not voted to adopt this Agreement or assented thereto in writing and has the right to demand and has properly demanded payment of the fair value of such shares by filing a written notice of such holder’s election to dissent from the First-Step Merger in accordance with Section 623 of the NYBCL (“Section 623”), shall not be converted into the right to receive the Merger Consideration, but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 623 and Section 910 of the NYBCL (“Section 910”); provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under Section 623 and Section 910, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been canceled, extinguished and converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon, and each share of Company Common Stock of such holder shall be treated as a Non-Election Share in accordance with Section 2.1. The Company shall give Parent (i) a prompt written notice of any demands received by the Company for payment of the fair value of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the NYBCL that relates to such demand, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1    Making of Representations and Warranties.

(a)    References herein to “Company Disclosure Schedule” shall mean all of the disclosure schedules required by ARTICLE III and ARTICLE V, dated as of the date hereof and delivered on the date hereof by the Company to Parent. The Company Disclosure Schedule shall be organized to correspond to Sections in ARTICLE III and ARTICLE V of this Agreement. Each exception set forth in the Company Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Company Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation). As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, the Surviving Corporation or Parent, as the case may be, an effect which (i) is material and adverse to the business, assets, financial condition or results of operations of such party and its Subsidiaries on a consolidated basis, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in Laws affecting banks or their holding companies generally, or binding interpretations thereof by courts or governmental agencies, (b) changes in generally accepted accounting principles in the United States of America, applied consistently with past practice (“GAAP”), or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or deemed approval of the other party, as provided for herein, (d) the impact of the announcement of this Agreement and the transactions contemplated hereby and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (e) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of the Company, the Surviving Corporation or Parent, or any of their Subsidiaries, respectively, resulting solely from a change in market interest rates, provided, that any such change in interest rates shall not disproportionately affect the referenced party to a materially greater extent than U.S. domestic banks generally, or (f) changes relating to securities markets in general (including any disruption thereof and any decline in the price of any market index).

(b)    Except as set forth in the Company Disclosure Schedule (subject to Section 9.8), the Company hereby represents and warrants to Parent as follows in this ARTICLE III.

3.2    Organization and Standing.

(a)    The Company is a New York corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Company is duly licensed, registered or otherwise qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Company Bank is a national banking association duly organized and validly existing, with full power and authority to conduct its business as approved by the Office of the Comptroller of the Currency (the “OCC”). Company Bank is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction where Company Bank owns or leases property and assets or conducts its business. The deposits of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) in accordance with the Federal Deposit Insurance Act (the “FDIA”) to the fullest extent permitted by Law, and all premiums and assessments required to be paid by or on behalf of Company Bank have been paid when due. No proceedings for the suspension, revocation or termination of such deposit insurance are pending nor, to the Company’s and Company Bank’s Knowledge, since January 1, 2016 has any such suspension, revocation or termination been threatened.

3.3    Capitalization.

(a)    The authorized capital of the Company consists of 100,000,000 shares of Company Voting Common Stock, 20,000,000 shares of Company Non-Voting Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the date of this Agreement, there are (i) 6,583,840 shares of Company Voting Common Stock issued and outstanding, (ii) 1,092,139 shares of Company Non-Voting Common Stock issued and outstanding, (iii) no shares of Company Preferred Stock issued and outstanding, (iv) no shares of Company Voting Common Stock held in treasury, (v) 29,500 shares of Company Common Stock reserved for issuance and issuable upon the exercise of outstanding Company Stock Options, (vi) 150,000 shares of Company Common Stock reserved for issuance and issuable upon the exercise of outstanding Company Warrants, and (vii) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance and issuable, or outstanding. There are no shares of Company Common Stock held by Company Bank or any tax-qualified employee benefit plan of the Company. All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance and issuable as noted above will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and have not been and shall not be, as applicable, issued in violation of, nor are they nor shall they be, as applicable, subject to, preemptive rights held by any Person. All shares of the Company’s capital stock issued and outstanding have been issued in compliance with all applicable federal and state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of Company Common Stock (including shares of Company Common Stock underlying Company Warrants and Company Equity Awards) issued and outstanding immediately prior to the Effective Time. Section 3.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all outstanding Company Warrants and Company Equity Awards, including the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Warrants and Company Equity Awards and, to the extent applicable, the exercise price, expiration date, date of grant and vesting schedule of such Company Warrants and Company Equity Awards. The Company has made available to Parent true, correct and complete copies of the Company Equity Plans and the forms of all agreements related thereto, including any amendments or modifications thereto. Other than the Company Equity Awards, no equity-based awards related to the Company’s capital stock are outstanding.

(b)    There are no outstanding options, warrants or other similar rights, convertible or exchangeable securities, “phantom equity” rights, stock appreciation rights, equity-based performance units, agreements, arrangements, commitments or understandings, in each case, to which the Company or Company Bank is a party of any character relating to the issued or unissued shares of capital stock or other securities of the Company or Company Bank or obligating the Company or Company Bank to issue (whether upon conversion, exchange or otherwise) or sell any shares of capital stock of, or other equity interests in or other securities of, the Company or Company Bank. There are no obligations of the Company or Company Bank to repurchase, redeem or otherwise acquire any of the Company’s or Company Bank’s capital stock or any other securities of the Company or Company Bank or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in Company Bank. Other than the Voting Agreements, there are no agreements, arrangements, commitments or other understandings with respect to the voting of the Company’s capital stock to which the Company is a party and, to the Knowledge of the Company, no such agreements between any Persons exist. There are no agreements, arrangements, commitments or understandings under which the Company is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”).

(c)    Set forth in Section 3.3(c) of the Company Disclosure Schedule is a true, correct and complete list of all of the issued and outstanding trust preferred securities, bonds, debentures, notes or other similar obligations that the Company or Company Bank has issued, including the holders thereof as of the date of this Agreement. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company or Company Bank may vote are issued or outstanding. All outstanding trust preferred securities, bonds, debentures, notes or other similar obligations of the Company or Company Bank were issued in compliance in all material respects with all applicable Laws. Company Bank has not issued securities held by any entity other than the Company. The Company has made available to Parent true, correct and complete copies of all material documents with respect to any such issued and outstanding trust preferred securities, bonds, debentures, notes or other similar obligations.

(d)    As used in this Agreement with respect to any Person, “Subsidiary” means any corporation, business trust, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or other Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is, or directly or indirectly has the power to appoint, a general partner, manager or managing member or others performing similar functions.

3.4    Subsidiaries.

(a)    Since the Company’s formation, Company Bank has been the only direct or indirect Subsidiary of the Company. The Company owns all of the issued and outstanding equity securities of Company Bank. No equity securities of Company Bank are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise. There are no contracts, commitments, understandings or arrangements by which Company Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company), and there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities. All of the equity securities of Company Bank owned by the Company were duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive or similar rights, and are owned by the Company free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. Company Bank is not subject to any order (formal or informal), guidance, restriction or other impairment of its ability to undertake its operations and effect transactions that are normal and customary for its business. For purposes of this Agreement, “Liens” means any liens, pledges, charges, encumbrances and security interests whatsoever.

(b)    The authorized capital of Company Bank consists of (i) 100,000,000 shares of common stock, par value $1.00 per share, of Company Bank (the “Company Bank Common Stock”), and (ii) 30,000,000 shares of preferred stock, no par value per share, of Company Bank. As of the date of this Agreement, there are (i) 4,379,970 shares of Company Bank Common Stock issued and outstanding, and (ii) no shares of preferred stock issued and outstanding.

(c)    Neither the Company (other than with respect to its ownership of Company Bank) nor Company Bank owns, beneficially or of record, either directly or indirectly, any shares or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Company Bank.

(d)    Section 3.4(d) of the Company Disclosure Schedule sets forth a true, correct and complete list of all equity securities or similar interests in a partnership or joint venture beneficially owned, directly or indirectly, by the Company or Company Bank (other than securities of Company Bank). The Integrated Mergers, the Bank Merger, this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby will not violate the any of the terms of or result in a default under, and are not prohibited by the articles of incorporation, bylaws or equivalent organizational documents of, any such partnership or joint venture in which the Company or Company Bank beneficially owns, directly or indirectly, equity securities or similar interests.

3.5    Corporate Power and Authority.

(a)    Each of the Company and Company Bank has the full power and authority to own or lease, and operate, all of its property and assets and to carry on its business as it is now being conducted. The Company has the requisite power and authority and is duly authorized to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby, subject only to receipt of the Requisite Regulatory Approvals and the adoption and approval of this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Company Vote”).

(b)    The Company has made available to Parent a complete and correct copy of the articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Company and Company Bank, the minute books of the Company and Company Bank and the share ledgers and share transfer books of the Company and Company Bank. Neither the Company nor Company Bank is in violation of any of the terms of such entity’s articles of incorporation, bylaws or equivalent organizational documents, each as amended to date. The minute books of the Company and Company Bank contain records of all meetings held by, and all other corporate or other actions of, their respective shareholders, members or partners and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and correct in all material respects. The equity ledgers and the equity transfer books of the Company and Company Bank contain complete and correct records of the ownership of the equity securities of the Company and Company Bank, subject to any pending transfers of shares of Company Common Stock.

(c)    Subject only to the receipt of the Requisite Company Vote, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. As of the date hereof, the Company Board, by resolutions duly adopted at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders and declared the Integrated Mergers to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) recommended that the shareholders of the Company adopt and approve this Agreement and the transactions contemplated hereby, and (iv) directed that this Agreement be submitted for consideration and vote by the Company’s shareholders (and such other Persons entitled to vote in respect of matters covered thereby) at the Company Meeting; and, except for the receipt of the Requisite Company Vote in accordance with the NYBCL and the Company’s certificate of incorporation and bylaws, no other corporate or other proceedings on the part of the Company or Company Bank (including any vote of the shareholders of the Company) is required by applicable Law, the certificate of incorporation or bylaws of the Company, or otherwise to approve this Agreement and the transactions contemplated hereby. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (the “Enforceability Exceptions”)).

(d)    The Board of Directors of Company Bank has adopted the Bank Merger Agreement. The Company, as the sole shareholder of Company Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Company Bank.

3.6    Consents and Approvals; Non-Contravention; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) are required to be made or obtained by the Company or Company Bank in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the transactions contemplated hereby, or in connection with the execution, delivery or performance by Company Bank of the Bank Merger Agreement or to consummate the transactions contemplated thereby, except for: (i) filings of applications, notices or waiver requests, as applicable, with the Federal Reserve Board, the FDIC and the New York Department of Financial Services (the “NYDFS”) and obtaining any required consents, approvals or waivers with respect to such applications, notices or waiver requests; (ii) filing the First-Step Merger Certificate with the New York Secretary; (iii) filing the Second-Step Merger Certificates with the Delaware Secretary and the New York Secretary; (iv) filings of applications, notices or waiver requests, as applicable, with state licensing or regulatory authorities as set forth in Section 3.6(a) of the Company Disclosure Schedule and obtaining any required consents, approvals or waivers with respect to such applications, notices or waiver requests; (v) making any notices or filings and awaiting the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder, if any is required; (vi) making any filings with and obtaining any consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization or that are required under consumer finance, mortgage banking and other similar Laws; and (vii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states.

(b)    Subject to the receipt of the consents, approvals and waivers referred to in Section 3.6(a) and the Requisite Company Vote, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company, and the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby by Company Bank, do not and will not (i) constitute a breach or violation of, or a default under, the respective articles of incorporation, bylaws or similar governing documents of the Company or Company Bank, (ii) except as would not be material, violate any applicable Law or obligation imposed by any Governmental Entity on the Company or Company Bank, or any of their respective properties or assets, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of the Company or Company Bank or to which the Company or Company Bank, or their respective properties or assets, is subject or bound, or (iv) require the consent or approval of any third party or Governmental Entity under any such applicable Law, permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation.

(c)    The Company has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in customary time frames from the applicable Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

3.7    Financial Statements; No Undisclosed Liabilities.

(a)    Prior to the execution of this Agreement, the Company has delivered to Parent true, correct and complete copies of the following financial statements (which are set forth in Section 3.7(a) of the Company Disclosure Schedule): (i) the Company’s consolidated audited balance sheets as of December 31, 2018, 2017 and 2016 and the related consolidated audited statements of income, comprehensive income, stockholders’ equity and cash flows for the fiscal years then ended (the “Company Audited Financial Statements”), together with a true, correct and complete copy of the report on such audited information by the Company’s independent accountants, and all letters from such accountants with respect to the results of such audits; and (ii) the Company’s consolidated unaudited balance sheets as of June 30, 2019 and the related consolidated unaudited statements of income for the six-month period then ended (the “Company Unaudited Financial Statements”). The Company Audited Financial Statements and the Company Unaudited Financial Statements are collectively referred to in this Agreement as the “Company Financial Statements”. All such Company Financial Statements (i) were prepared in accordance with GAAP, (ii) fairly present (subject, in the case of the Company Unaudited Financial Statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and to the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Company Audited Financial Statements) in all material respects its financial condition and results of operations at and as of the respective dates thereof and for the respective periods covered thereby and (iii) are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true, correct and complete copies of which have been made available to Parent.

(b)    Neither the Company nor Company Bank has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that (i) are reflected or reserved against on the latest Company Financial Statements, (ii) were incurred in the ordinary course of business, (iii) are incurred in connection with this Agreement and the transactions contemplated hereby or (iv) are set forth in Section 3.7(b) of the Company Disclosure Schedule.

(c)    Each of the Company and Company Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of the Company and Company Bank is recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or Company Bank.

(d)    Since January 1, 2016, neither the Company nor Company Bank, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or Company Bank, has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or Company Bank or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or Company Bank has engaged in questionable accounting or auditing practices.

3.8    Regulatory Reports. Since January 1, 2016, the Company and Company Bank have duly and timely filed with (i) the OCC, (ii) the Federal Reserve Board, (iii) the FDIC and (iv) each applicable local, state or foreign regulatory authority and self-regulatory organization having jurisdiction over the Company or Company Bank (clauses (i)–(iv) collectively, “Regulatory Agencies”), and each other Governmental Entity having jurisdiction over the Company or Company Bank, in correct form, all reports, statements and other documents required to be filed by them under applicable Law, together with any amendments required to be made with respect thereto, and all other reports or statements required to be filed by them pursuant to the Laws of the United States, any state or political subdivision (including local jurisdictions), any foreign jurisdiction, or any other Governmental Entity, and the Company and Company Bank have paid all fees and assessments due and payable in connection therewith. All such reports were, in all material respects, complete and correct and in compliance with the requirements of applicable Law. Except where prohibited by applicable Law, the Company has made available to Parent true, correct and complete copies of all such reports, including any and all amendments and modifications thereto. No report, including any report filed with any Regulatory Agency, and no report or offering materials made or given to shareholders of the Company or Company Bank as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with any Regulatory Agency or other Governmental Entity, and no report or offering materials made or given to shareholders of the Company or Company Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The call reports of Company Bank and the accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended June 30, 2016, through the Closing Date, have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

3.9    Brokers. Neither the Company nor Company Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except as listed in Section 3.9 of the Company Disclosure Schedule.

3.10    Absence of Certain Changes or Events.

(a)    Since December 31, 2018, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or Company Bank which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and to the Company’s Knowledge, no fact or condition exists which is reasonably likely to cause a Material Adverse Effect with respect to the Company or Company Bank in the future.

(b)    Since December 31, 2018, there has not been: (i) any change by the Company or Company Bank in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by the Company’s independent accountants; (ii) any declaration, setting aside or payment of any dividend or distribution in respect of any shares of capital stock of the Company or Company Bank or any redemption, purchase or other acquisition of any of its securities; (iii) any increase in or award of or establishment, modification or termination of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option, equity compensation (including the granting of options, equity appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan or Company Benefit Plan, or any other increase in the compensation or benefits payable or to become payable to any directors, officers or employees of the Company or Company Bank (other than normal salary adjustments to employees made in the ordinary course of business), or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or Company Bank; (iv) any material election or material changes in existing elections, or adoption or change in any method of Tax accounting, made by the Company or Company Bank for federal, state, local or foreign Tax purposes; (v) any material change in the credit policies or procedures of the Company or Company Bank implemented for any reason other than to comply with applicable Law, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (vi) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than investment securities or loans and loan commitments purchased, sold, made or entered into in the ordinary course of business; (vii) any lease of real or personal property entered into, other than in connection with foreclosed property; or (viii) any action that, if taken after the date hereof, would constitute a breach of Section 5.1 or Section 5.2.

3.11    Legal Proceedings. Since January 1, 2016, there have been no civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, default or breach, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature (each, an “Action”) filed or, to the Company’s Knowledge, threatened against the Company or Company Bank or to which the Company or Company Bank is or was a party or which, to the Company’s Knowledge, otherwise relate to the Company or Company Bank, including any Action that in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, nor has there been any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or Company Bank.

3.12    Tax Matters.

(a)    Each of the Company and Company Bank has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns that it was required to file under applicable Law. All such Tax Returns are true, correct and complete in all material respects and have been prepared in substantial compliance with all applicable Law. All Taxes due and owing by the Company or Company Bank (whether or not shown on any Tax Return) have been timely paid.

(b)    Each of the Company and Company Bank has timely withheld and paid over, and collected and paid over, to the appropriate Governmental Entity all Taxes required to have been withheld or collected, as applicable, and paid in connection with any amounts paid or owing to, or received or owing from, any employee, independent contractor, creditor, shareholder or other third party, and each of the Company and Company Bank has complied in all material respects with all information reporting requirements.

(c)    There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or Company Bank.

(d)    No federal, state, local or other audits, investigations, actions, inquiries or other proceedings in respect of any Tax are currently being conducted or pending with respect to the Company or Company Bank. Neither the Company nor Company Bank has received written notice of an assessment, proposed assessment, intent to open an audit or other review, or any other claim, in each case, in connection with Taxes relating or attributable to any of the Company or Company Bank, and to the Company’s Knowledge, no such assessments, audits, reviews or claims have been proposed or threatened by any Governmental Entity.

(e)    No written claim has been made by any Governmental Entity in a jurisdiction where any of the Company or Company Bank does not file Tax Returns and pay Taxes that it is or may be subject to Taxes in such jurisdiction.

(f)    None of the Company or any of its affiliates has taken or agreed to take any action or knows of any circumstances that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

(g)    Neither the Company nor Company Bank has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period has not yet expired.

(h)    Neither the Company nor Company Bank has distributed shares of another Person nor had its shares distributed by another Person in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.

(i)    Neither the Company nor Company Bank (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has any liability for the Taxes of any Person (other than the Company or Company Bank), under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or as a result of similar liability, operation of law, by contract or otherwise.

(j)    The Company has delivered or made available to Parent true, correct and complete copies of all income and other material Tax Returns required to be filed by each of the Company and Company Bank for which the statute of limitations has not expired and any material correspondence with Governmental Entities with respect to such Tax Returns.

(k)    All Tax Returns filed by or on behalf of the Company and Company Bank for all years to and including 2014 have been examined by the applicable Governmental Entity or are Tax Returns with respect to which the period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(l)    Neither the Company nor Company Bank has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or any comparable provision of state, local or foreign Law.

(m)    Neither the Company nor Company Bank is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or arrangement with respect to Taxes (other than (i) ordinary course commercial agreements not primarily related to Taxes, and (ii) agreements exclusively between or among the Company and Company Bank).

(n)    The Company and Company Bank have established adequate reserves in the Company Financial Statements, in accordance with GAAP, for the payment of all Taxes owed or accrued and not otherwise paid, and, since the date of the Company Unaudited Financial Statements, no material Taxes have accrued other than in the ordinary course of business.

(o)    Neither the Company nor Company Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date; (vii) prepaid amount received or accrued on or prior to the Closing Date; or (viii) election under Section 108(i) of the Code. Neither the Company nor Company Bank will be required to pay any Tax after the Closing as a result of any election under Section 965(h) of the Code.

(p)    Neither the Company nor Company Bank owns equity in an entity organized in a jurisdiction outside of the United States.

(q)    Neither the Company nor Company Bank has received a ruling from, or has any written requests for rulings or determinations pending with, any Governmental Entity in respect of any Tax.

(r)    As used in this Agreement, the term “Tax” or “Taxes” means all (i) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, local, foreign or other Governmental Entity (including income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar Laws), (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (x) any item described in clause (i) or (y) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or clause (ii) payable by reason of contract, assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

(s)    As used in this Agreement, the term “Tax Return” means any return, declaration, form (including Form TD F 90-22.1 and FinCEN Form 114 and any predecessor or successor forms), report, claim for refund, informational return (including all Internal Revenue Service (“IRS”) Forms 1099) or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof.

3.13    Employees and Employee Benefit Plans.

(a)    Section 3.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all Company Benefit Plans and (ii) each employee, former employee or director who has filed an election under Section 83(b) of the Code with respect to any Company Equity Award, and the Company Equity Award to which such election relates. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control or fringe benefit plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or Company Bank for the benefit of any current or former employee, officer or director of the Company or Company Bank.

(b)    The Company has delivered true, correct and complete copies to Parent of (i) each written Company Benefit Plan, together with financial statements and actuarial reports for the three (3) most recent plan years, if applicable; (ii) each funding vehicle with respect to each Company Benefit Plan, including all amendments; (iii) the most recent and any other determination letter (or advisory or opinion letter, as applicable), ruling or notice issued by any Governmental Entity with respect to each Company Benefit Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption), including all schedules and attachments, for the three (3) most recent plan years for each Company Benefit Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any for each Company Benefit Plan; (vi) any material correspondence with any Governmental Entity regarding any Company Benefit Plan; (vii) nondiscrimination and coverage testing for three (3) most recent plan years; (viii) each other document, explanation or communication which describes any relevant aspect of any Company Benefit Plan that is not disclosed in previously delivered materials; and (ix) any other documents, forms or other instruments reasonably requested by Parent. Section 3.13(b) of the Company Disclosure Schedule sets forth (A) a description of any unwritten Company Benefit Plan, including a description of any material terms of such plan, and (B) a list of all perks or other fringe benefits that have been provided to any officers of the Company or Company Bank under any Company Benefit Plan.

(c)    Each Company Benefit Plan (i) has been in compliance and currently complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code or any other applicable Law, and has been operated in accordance with its terms, (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusion to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination letter (or may rely on an opinion or advisory letter) from the IRS that such Company Benefit Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(d)    None of the Company, any predecessor that operated the business of the Company or any Company Plan Affiliate has at any time participated in or made contributions to or has had or may reasonably be expected to have any other liabilities or potential liabilities (contingent or otherwise) with respect to an “Company Benefit Plan” (as defined in Section 3(3) of ERISA) which is or was (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Code Section 413(c)), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding). For purposes of this Agreement, “Company Plan Affiliate” means the Company, Company Bank or any other Person, and any predecessor thereof, who is or was (at a relevant time with respect to which the Company has any liability) treated as a single employer or under common control under Section 414 of the Code or Section 4001 of ERISA.

(e)    With respect to each other Company Benefit Plan, all contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Effective Time (including periods from the first day of the then current plan year to the Effective Time) have been timely made to each Company Benefit Plan or accrued in accordance with GAAP on the Company Financial Statements.

(f)    Since January 1, 2016, there have been no actions, suits, investigations or claims filed or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or the assets thereof (other than routine claims for benefits) or with respect to the Company or any Company Plan Affiliate in connection with any Company Benefit Plan; and there are no facts which could reasonably give rise to any liabilities, action, suit, investigation, or claim against any Company Benefit Plan, the Company, any Company Plan Affiliate, any fiduciary or plan administrator or other Person dealing with any Company Benefit Plan or the assets thereof.

(g)    No Company Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company or any Company Plan Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or applicable similar state Law and at the sole cost of such former employee, spouse or other dependent).

(h)    With respect to all tax years prior to the Closing, the requirements of COBRA, the Affordable Care Act and the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar applicable state Laws have been complied with and satisfied with respect to each applicable Company Benefit Plan.

(i)    No communication or disclosure has been made by or on behalf of the Company that, at the time made, did not accurately reflect the terms and operations of any Company Benefit Plan.

(j)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment or benefit becoming due, or increase the amount of any compensation or benefit due, to any employee or former employee or director of or other current or prior service provider to the Company or any Company Plan Affiliate; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits or set aside any assets to fund any benefits under any Company Benefit Plan; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any other Person to amend or terminate any Company Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.

(k)    Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been in a written form and administered in such a manner that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder. Neither the Company nor Company Bank, nor any Company Plan Affiliate, is under an obligation to gross-up any payment due to any Person for additional Taxes due pursuant to Section 409A of the Code.

(l)    Each Company Benefit Plan may be amended, terminated, modified or otherwise revised by the plan sponsor, on and after the Closing, without further liability for future accruals to the plan sponsor or the Company or the Surviving Corporation. Each third-party contract, agreement or arrangement with respect to any Company Benefit Plan may be canceled or liquidated with no more than sixty (60) days’ advance notice, and no such contract, agreement or arrangement assesses a surrender charge, penalty, back-end load or market value adjustment upon cancellation or liquidation.

(m)    The Company has, for purposes of each relevant Company Benefit Plan, correctly classified those individuals performing services for the Company as common law employees, leased employees, independent contractors or agents of the Company, and no individual has been improperly excluded from any Company Benefit Plan.

(n)    There currently is not and never has been any Company Benefit Plan of the Company or any Company Plan Affiliate that is or has been subject to the Laws of a jurisdiction other than the United States.

(o)    The Company and Company Bank do not sponsor, and have never sponsored, any “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and no tax-qualified plan of the Company or Company Bank holds or has held Company Common Stock.

3.14    Labor Matters.

(a)    Since January 1, 2016: (i) there has not been any union representation or any labor strike, dispute, work stoppage, lockout, or union organizational campaign pending or, to the Knowledge of the Company, threatened, against the Company; (ii) the Company has been in compliance in all material respects with all applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices (including discrimination, harassment, and retaliation), terms and conditions of employment, immigration, workers’ compensation, occupational safety and health requirements, employee classification, plant closings, mass layoffs, wages and hours, withholdings and deductions, disability rights or benefits, equal opportunity, labor relations, concerted activity, employee leave issues and unemployment insurance and related matters; and (iii) there are not and have not been any pending, or, to the Knowledge of the Company, threatened, charges or claims against the Company or any of its current or former officers, directors, or employees, before any Governmental Entity (including, without limitation, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board or any other federal, state or local agency responsible for the prevention or evaluation of unlawful employment practices); (iv) the Company has not received written notice of an intent by any such Governmental Entity to investigate the Company and, to the Knowledge of the Company, no such investigation is in progress; (v) all individuals who have provided services to the Company have at all times been accurately classified by the Company with respect to such services as common law employees, leased employees, independent contractors or agents, have been properly classified as exempt or non-exempt employees; and have been properly compensated accordingly, as required by applicable Law; and (vi) the Company is in material compliance with and has not effectuated a “mass layoff,” “plant closing,” “relocation” or “termination,” nor incurred any liability or obligation under, the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any state or local equivalent Law that remains unsatisfied.

(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all individuals employed or engaged by the Company as of the date hereof, including: (i) name; (ii) job title; (iii) principal work location; (iv) job classification (exempt/non-exempt/contractor); (v) full or part-time status; (vi) whether active, on a leave of absence (including the nature of the leave and anticipated return to work date) or on layoff status; (vii) method and rate of compensation (including salary or hourly rate, bonus eligibility, commission, incentive pay and/or any other compensation opportunity); (viii) accrued vacation or other paid time off; (ix) any severance pay or other benefit or right upon termination of employment; and (x) whether said employment is subject to any written agreements, including employment agreements, restrictive covenant agreements, equity or incentive agreements, bonus agreements, labor contracts, change of control agreements, or other written terms. Section 3.14(b) of the Company Disclosure Schedule additionally sets forth a true, correct and complete list of any employee terminated from the Company within the twelve (12) months preceding the date hereof, including the information described in (i) through (v) above, and the date of and reason for termination. All severance, settlement, or other obligations to any former Company employee have been fully satisfied, and the Company has delivered to Parent true, correct and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company employees, as well as all written agreements (including all amendments and modifications thereto) required to be identified in Section 3.14(b) of the Company Disclosure Schedule.

3.15    Compliance with Applicable Law.

(a)    The Company and Company Bank are, and have been since January 1, 2016, in compliance in all material respects with, and are not in material default or violation of, all applicable federal, state, local and foreign Laws applicable thereto or to the employees conducting the businesses of the Company and Company Bank, including New York banking Laws, Laws related to data protection or privacy, Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Community Reinvestment Act, the USA PATRIOT Act, the Dodd-Frank Act, the Federal Consumer Credit Protection Act, the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act, the Truth in Lending Act, the Servicemembers Civil Relief Act, the Right to Financial Privacy Act, the BHC Act, the FDIA, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act (as amended by the Fair and Accurate Credit Transactions Act of 2003), the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the SAFE Mortgage Licensing Act of 2008, the Immigration Reform and Control Act of 1986, as amended, and, in each case, the rules and regulations promulgated thereunder, all other applicable fair lending Laws and other applicable Laws relating to consumer financial protection, discriminatory lending, financing, leasing or business practices, regulations promulgated by the Consumer Financial Protection Bureau, all applicable money laundering Laws of any jurisdiction and any related or similar Laws issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”), all applicable Laws relating to the origination, sale, servicing, administration and collection of mortgage loans, commercial loans and consumer loans, and all state usury Laws and federal Laws concerning interest rates. As used in this Agreement, “Law” or “Laws” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law. The Company and Company Bank are, and have been since January 1, 2016, in compliance in all material respects with all policies and procedures adopted by the Company and Company Bank.

(b)    Company Bank has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices and, to the Knowledge of the Company, there are no conditions, facts or circumstances, or pending investigations, that could result in a downgrade of Company Bank’s Community Reinvestment Act rating to less than “satisfactory” or could result in material criticism from regulators or consumers with respect to discriminatory lending practices.

(c)    Neither the Company nor Company Bank (nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees or representatives) (i) used any corporate funds of the Company or Company Bank or any of their respective affiliates for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds of the Company or Company Bank or any of their respective affiliates, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iv) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or Company Bank or any of their respective affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or Company Bank or any of their respective affiliates, (v) established or maintained any unlawful fund of monies or other assets of the Company or Company Bank or any of their respective affiliates, (vi) made any fraudulent entry on the books and records of the Company or Company Bank or any of their respective affiliates or (vii) violated or is in violation of the Money Laundering Laws. No action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or Company Bank or any of their respective affiliates with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, and there are no conditions, facts or circumstances that could result in the Company or Company Bank being deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC or any other applicable Money Laundering Law. The Board of Directors of Company Bank has adopted, and Company Bank has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(d)    Except as required by the Bank Secrecy Act, to the Knowledge of the Company, no employee of the Company or Company Bank or any of their respective affiliates has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or Company Bank or any employee thereof acting in its capacity as such. Neither the Company nor Company Bank, nor any officer, employee, contractor, subcontractor or agent of the Company or Company Bank, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company or Company Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(e)    The Company, Company Bank and all partnerships, joint ventures or any other entities in which the Company has a beneficial equity interest and their respective employees have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted, except where the absence of such permit, license, authorization, order or approval is not material. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened, except where the absence of such permit, license, authorization, order or approval is not material. The Company has made available to Parent true, correct and complete copies of all such permits, licenses, certificates of authority, orders and approvals. Neither the Company nor Company Bank has any approved but unopened offices or branches.

(f)    Except where such disclosure is prohibited by applicable Law, neither Company nor Company Bank has received, since January 1, 2016, written or, to the Company’s Knowledge, oral notification from any

Governmental Entity (i) asserting that it is not in compliance with any of the Laws which such Governmental Entity enforces, (ii) indicating the initiation of, or the pending initiation of, any proceeding or investigation into the business or operations of the Company or Company Bank, or (iii) threatening to revoke any license, franchise, permit or governmental authorization (nor to the Company’s Knowledge do any grounds for any of the foregoing exist).

(g)    Except where such disclosure is prohibited by applicable Law, there: (A) is no written, or to the Knowledge of the Company, oral unresolved violation or exception by any Governmental Entity relating to any examinations or inspections of the Company or Company Bank; (B) have been no written, or to the Knowledge of the Company, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the Company’s or Company Bank’s business, operations, policies or procedures since December 31, 2015; and (C) is not any pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct, any investigation or review of the Company or Company Bank.

(h)    The Company and Company Bank, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Parent or a Subsidiary of Parent pursuant to this Agreement and the other transactions contemplated hereby. As used in this Section 3.15(h), “IIPI” means any information relating to an identified or identifiable natural person, including “personally identifiable financial information” as that term is defined in 12 CFR Part 1016. The Company and Company Bank have adopted and maintain privacy policies regarding the collection and use of IIPI, and such collection and use of such IIPI and the transfer of such IIPI to Parent or any of its Subsidiaries comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and, in each case, the rules and regulations promulgated thereunder, and all other applicable state, federal and foreign privacy Laws and with any contract or industry standard relating to privacy.

3.16    Company Material Contracts; Defaults.

(a)    Neither the Company nor Company Bank or any of their respective affiliates is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or compensation of any Company or Company Bank directors, officers or employees (whether current or for which liability remains outstanding), including any bonus, option, change in control, transaction bonus, phantom equity, restricted shares, equity appreciation right or other employee benefit or compensation agreements or arrangements; (ii) which would entitle any present or former director, officer or employee of the Company or Company Bank to indemnification from the Company or Company Bank or liability insurance coverage; (iii) which, upon the execution or delivery or shareholder adoption of this Agreement, or the consummation of the transactions contemplated hereby, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefit (whether change-of-control, severance pay or otherwise) becoming due from the Company, Company Bank, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment or benefit to such Person upon a change-of-control; (iv) the liabilities or benefits of which will be increased, or the vesting of benefits or payments of which will be accelerated, or funding required, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company or Company Bank; (vi) related to the borrowing by the Company or Company Bank of money other than those entered into in the ordinary course of business or between the Company and Company Bank and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (vii) relating to the lease of real property or personal property; (viii) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third parties or which limits payments of dividends; (ix) which relates to capital expenditures and involves future annual payments by the Company or Company Bank in excess of $15,000 individually or $25,000 in the aggregate, (x) which relates to the disposition or acquisition of material assets or any material interest in any Person, in each case, outside the ordinary course of business of the Company or Company Bank; (xi) which is not terminable on sixty (60) days’ or less notice and involving the payment of more than $25,000 per annum; (xii) which contains a non-compete, exclusive dealing or non-solicit requirement or any other provision that materially restricts the conduct of any line of business, in any geographic area or with any Person, by the Company, Company Bank or any of their respective affiliates or upon consummation of the Integrated Mergers will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, in any geographic area or with any Person, or which limits or purports to limit the ability of the Company or Company Bank (or, following consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xiii) pursuant to which the Company or Company Bank may become obligated to invest in or contribute capital to any entity; (xiv) that transfers any Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from the Company or Company Bank and that is material (for the avoidance of doubt, any inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”) shall be deemed material); (xv) to which any Governmental Entity was a party; (xvi) that provide for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business; (xvii) which provide for payments or benefits which, together with other payments or benefits payable to such Person, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code or which provides for a “gross up” or indemnification for Taxes; (xviii) that are Recourse Agreements or to which any Investor was or is a party; (xix) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement; or (xx) that is not otherwise described in clauses (i)-(xix) and is material to the Company or Company Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a) is set forth in Section 3.16(a) of the Company Disclosure Schedule and is referred to herein as a “Company Material Contract.” The Company has previously made available to Parent true, correct and complete copies of each such Company Material Contract, including any and all amendments and modifications thereto, together with all documents concerning any default or breach set forth in Section 3.16(b) below.

(b)    (i) Each Company Material Contract is valid and binding on the Company and Company Bank to the extent Company Bank is a party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by the Enforceability Exceptions; and (ii) neither the Company nor Company Bank is in default or breach, nor has any event occurred that, with the giving of notice or the passage of time or both, would constitute a default or breach by the Company or Company Bank which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits, and, to the Company’s Knowledge, no other party thereto is in default or breach, nor has any event occurred that with the giving of notice or the passage of time or both would constitute a default or breach by any other party thereto or that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company or Company Bank under, or in any manner release any party thereto from any obligation under any such Company Material Contract or other material agreement, commitment, arrangement, Lease, Insurance Policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which its assets, business, or operations receives benefits. No material power of attorney or similar authorization given by the Company or Company Bank is currently outstanding.

(c)    Section 3.16(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the consummation of the Integrated Mergers and the other transactions contemplated by this Agreement.

(d)    With respect to any material agreement, commitment, arrangement, lease, insurance policy or other instrument that is of a nature that would be disclosed in Section 3.16(a) of the Company Disclosure Schedule but for the fact that it is no longer valid or binding on the Company or Company Bank, since January 1, 2016, neither the Company nor Company Bank, nor to the Company’s Knowledge, any other party thereto, was in default or breach, nor did any event occur that, with the giving of notice or the passage of time or both, would have constituted a default or breach which would have given rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such material agreement, commitment, arrangement, lease, insurance policy or instrument to which it is a party, by which its assets, business, or operations may have been bound or affected, or under which its assets, business, or operations received benefits.

3.17    Agreements with Regulatory Agencies. Except where such disclosure is prohibited by applicable Law, neither the Company nor Company Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any restriction, directive or other requirement imposed by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2015 a recipient of any supervisory letter from, or since December 31, 2015 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts or may restrict in any respect the conduct of their business or that in any manner relates to their capital adequacy, ability to pay dividends, ability to offer banking products or services, credit or risk management policies, management or other business (each, a “Company Regulatory Agreement”), nor has the Company or Company Bank been advised in writing or, to the Knowledge of the Company, orally, since December 31, 2015, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

3.18    Derivative Transactions. Neither the Company nor Company Bank engages in any Derivative Transactions. As used in this Agreement, “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

3.19    Regulatory Capitalization. Company Bank is “well-capitalized” and “well managed,” as such terms are defined in the rules and regulations promulgated by the OCC. The Company is “well-capitalized” and “well-managed,” as such terms are defined in the rules and regulations promulgated by the Federal Reserve Board.

3.20    Environmental Matters.

(a)    Each of the Company and Company Bank is in material compliance with all applicable Environmental Laws, including Laws relating to emissions, discharges, releases and threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(b)    As used in this Agreement, “Environmental Law” means any federal, state or local Law relating to: (i) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) any injury or threat of injury to Persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (i) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101 et seq.; the Safe Drinking Water Act; 42 U.S.C. §§ 300f et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; and (ii) common law that may impose liability (including, without limitation, strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

(c)    As used in this Agreement, “Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that have a negative impact on the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). The term Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

(d)    During the period of the Company’s or Company Bank’s ownership or operation of any of its properties, or to the Knowledge of the Company, prior to such ownership or operation, there has not been any material release of Hazardous Substances in, on, under or affecting any such property. Neither the Company nor Company Bank is actually or contingently liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Entity, nor any pending or, to the Knowledge of the Company, threatened Action (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material Release or threatened release into the environment of any Hazardous Substances, occurring at or on a site owned, leased or operated by the Company or Company Bank, or to the Company’s Knowledge, relating to any material release or threatened Release into the environment of any Hazardous Substances, occurring at or on a site not owned, leased or operated by the Company or Company Bank. “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in subsections (A) and (D) of 42 U.S.C. § 9601(22).

(e)    The Company and Company Bank have provided to Parent true, correct and complete copies of all “Phase I,” “Phase II” or other environmental investigation reports prepared since December 31, 2015 in their possession, or to which they have reasonable access, addressing those locations owned, operated or leased by the Company or Company Bank for which the Company or Company Bank have obtained such reports.

(f)    There are no underground storage tanks located on, no polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by RCRA stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.

(g)    To the Company’s Knowledge, neither the Company nor Company Bank has made or participated in any Loan to any Person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such Loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Substances at a site owned, leased or operated by such Person on any property securing such Loan.

3.21    Investment Securities and Commodities.

(a)    Section 3.21(a) of the Company Disclosure Schedule sets forth, as of September 30, 2019, all investment securities owned by the Company and Company Bank, including descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity”, book values and coupon rates, and any gain or loss with respect to any investment securities sold during such time period after September 30, 2019.

(b)    Each of the Company and Company Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Company Financial Statements, or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or Company Bank. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(c)    The Company and Company Bank and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. The Company has made available to Parent true, correct and complete copies (or, to the extent not in writing, summaries) of all such policies, practices and procedures.

3.22    Tangible Properties and Assets.

(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned as of the date of this Agreement by the Company and Company Bank (“Company Real Property”). The Company or Company Bank has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all Company Real Property, personal property and other assets (tangible or intangible) used, occupied and operated or held for use by it in connection with its business as presently conducted, in each case free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, (iii) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums not yet due and payable. There is no pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to Company Real Property or other real property that the Company or Company Bank occupies or has the right to occupy, including a pending or threatened taking of any of such real property by eminent domain, except where such legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation would not be material. True, correct and complete copies of all deeds evidencing ownership of Company Real Property and true, correct and complete copies of the title insurance policies and surveys, if any, for each Company Real Property, together with true, correct and complete copies of any mortgages, deeds of trust and security agreements to which such Company Real Property is subject, have been furnished or made available to Parent.

(b)    No Person other than the Company and Company Bank has (or will have, at Closing) (i) any right in any of the Company Real Property or any right to use or occupy any portion of the Company Real Property or (ii) any right to use or occupy any portion of the premises subject to any Lease. All buildings, structures, fixtures and appurtenances comprising part of the Company Real Property are in good operating condition and have been well-maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of the Company’s business. The Company and Company Bank do not use in its business any material real property other than the Company Real Property and the premises subject to the Leases.

(c)    Section 3.22(c) of the Company Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all leases, subleases, licenses and other material agreements under which the Company or Company Bank uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect, and neither the Company nor Company Bank has received a written notice of, or otherwise has any Knowledge of any, breach, default or termination with respect to any Lease. To the Company’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by the Company or Company Bank of, or default by the Company or Company Bank in, the performance of any covenant, agreement or condition contained in any Lease. To the Company’s Knowledge, no lessor under a Lease is in breach or default in the performance of any material covenant, agreement or condition contained in such Lease. The Company and Company Bank have paid all rents and other charges to the extent due under the Leases. Copies that are true, correct and complete in all material respects of all leases for, or other documentation evidencing a leasehold interest in the properties listed in Section 3.22(c) of the Company Disclosure Schedule have been furnished or made available to Parent.

(d)    Except as would not be material, all buildings, structures, fixtures, building systems and equipment, and all components thereof that are Company Real Property or the subject of any Lease are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of the Company and Company Bank as currently conducted.

(e)    Section 3.22(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Integrated Mergers and the other transactions by this Agreement.

3.23    Intellectual Property.

(a)    Section 3.23 of the Company Disclosure Schedule contains a true, correct and complete list of all registrations (including domain name registrations) and any applications for registration of any Intellectual Property owned or purported to be owned by the Company or Company Bank and identifies the applicable owner. The Company or Company Bank, as applicable, is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by it (collectively, the “Owned Intellectual Property”) and holds all of its right, title and interest in and to all Owned Intellectual Property and all Intellectual Property licensed by it from third parties (together with the Owned Intellectual Property, the “Company Intellectual Property”) free and clear of any Liens. Neither the Company nor Company Bank, nor the conduct of any of their respective businesses, has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. Each of the Company and Company Bank owns, or otherwise has valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. The Company and Company Bank have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property the value of which is contingent upon maintaining the confidentiality thereof. No Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except where such infringement, misappropriation or other violation would not have any adverse impact on the Company or Company Bank. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or Company Bank (x) contesting the Company’s or Company Bank’s right to use, or the validity of, any of the Company Intellectual Property; (y) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (z) claiming that the Company or Company Bank has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and no valid basis exists for the assertion of any such charge, claim or litigation. For purposes of this Agreement, “Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications), databases and data collections; (v) trade secrets, know-how and confidential business information; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (viii) rights to sue or recover and retain damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

(b)    The Company and Company Bank (i) have used reasonable care in protecting the confidentiality, integrity, availability, and security of the IT Assets, their networks, and all customer, employee, confidential, proprietary or other sensitive data, (ii) respective IT Assets operate and perform in all material respects as required by the Company and Company Bank in connection with their respective businesses, (iii) respective IT Assets, to the Company’s Knowledge, have not materially malfunctioned or failed since January 1, 2016, and (iv) have implemented reasonable backup, security and disaster recovery technology plans and procedures consistent with industry practices, act in compliance with such plans and procedures and have taken reasonable care to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects. As used in this Agreement, “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines and all other information technology equipment, and all associated documentation, owned by such Person or such Person’s Subsidiaries.

(c)    The Company and Company Bank (i) are compliant with all applicable data protection and privacy Laws, including, but not limited to, Section 899-aa of the New York General Business Law, as amended, and Part 500 of Chapter I of Title 23 of the New York Codes, Rules and Regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, (ii) have developed and implemented safeguards, policies, procedures, and training programs to ensure past, current, and ongoing compliance with all applicable data protection and privacy Laws, (iii) since January 1, 2016, have not received any notice asserting any violations of any of the foregoing, (iv) since January 1, 2016, have not been the subject of any data breach or cybersecurity incident in which any customer, employee, confidential, proprietary or other sensitive data was accessed, acquired or used by any unauthorized person, and (v) since January 1, 2016, have not received notice from any third party with whom the Company or Company Bank have shared customer, employee, confidential, proprietary or other sensitive data of any unauthorized acquisition, access, use or disclosure of such data received from or on behalf of the Company or Company Bank that would trigger a notification or reporting requirement under applicable data protection and privacy Laws. The transfer of all such personal data and nonpublic personal information to Parent’s control in connection with the consummation of the transactions contemplated hereby will not violate any such Laws, privacy policies or commitments.

3.24    Transactions with Affiliates.

(a)    There are no outstanding amounts payable to or receivable from, or advances by the Company or Company Bank to, and neither the Company nor Company Bank is otherwise a creditor or debtor to, any director, executive officer, one percent (1%) or greater shareholder of the Company or Company Bank or to any of their respective affiliates or Associates, or affiliate of the Company or Company Bank, or to the Company’s or Company Bank’s Knowledge, any Person or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such Persons’ employment or service as a director with the Company or Company Bank and other than deposits held by Company Bank in the ordinary course of business. Neither the Company nor Company Bank is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any of its respective directors, executive officers, one-percent (1%) or greater shareholder of the Company or Company Bank or to any of their respective affiliates or Associates or other affiliates of the Company or Company Bank other than part of the terms of an individual’s employment or service as a director in the ordinary course of business, and no such Person has had any direct or indirect interest in any property, assets, business or right owned, leased, held or used by the Company or Company Bank, other than deposits held by Company Bank in the ordinary course of business. All agreements and transactions between the Company or Company Bank and any of their respective affiliates comply, to the extent applicable, in all material respects with Federal Reserve Act Sections 23A and 23B and Regulation W of the Federal Reserve Board. The Company has made available to Parent true, correct and complete copies of all agreements between the Company or Company Bank and any of their respective affiliates.

(b)    As used in this Agreement to indicate a relationship with any Person, “Associate” means (1) any corporation, limited liability company, partnership, association, joint-stock company, unincorporated organization or other organization of any kind or nature (other than the Company or Company Bank) of which such Person is an officer, director, manager, partner or holds a like position, or is, directly or indirectly, the beneficial owner of 3% or more of any class of equity securities, (2) any trust or other estate in which such Person has a beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any family member of such Person.

(c)    No employee of the Company or Company Bank provides any services to any affiliate (other than the Company and Company Bank) of any one-percent (1%) or greater shareholder of the Company or Company Bank.

3.25    Anti-takeover Provisions. No state “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (each, a “Takeover Statute”) is applicable to the Company with respect this Agreement and the transactions contemplated hereby.

3.26    Reorganization. Neither the Company nor Company Bank has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

3.27    Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill & Partners L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, the aggregate Merger Consideration payable pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock. A copy of such opinion has been, or will be, provided by the Company to Parent solely for informational purposes. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.28    Office of Foreign Assets Control. None of the Company, Company Bank or, to the Knowledge of the Company, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company or Company Bank is (a) engaged in any services (including financial services), transfers of goods, software, or technology or any other business activity related to (i) any country (each, a “Sanctioned Country”) subject to sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the Laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made the subject of any sanctions administered or enforced by the U.S. Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by U.S. Law, (c) is a Person currently the subject of any Sanctions or (d)  located, organized or resident in any Sanctioned Country.

3.29    Company Information. No written representation, statement, certificate, instrument or other writing furnished or to be furnished by or on behalf of the Company or Company Bank to Parent pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent true, correct and complete copies of all material documents with respect to all items disclosed in the Company Disclosure Schedule. None of the information supplied or to be supplied by or on behalf of the Company or Company Bank specifically for inclusion or incorporation by reference in any application, notification or document filed in connection with any Requisite Regulatory Approval or other application, notification or document filed with any Governmental Entity in connection with the Integrated Mergers or other transactions contemplated herein will, as of the date filed or submitted, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The provisions of the proxy statement relating to the Company Meeting (including any amendments or supplements thereto, the “Proxy Statement”) and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “S-4”), relating to the Company and Company Bank or other information supplied by or on behalf of the Company or Company Bank for inclusion therein shall comply as to form in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, as applicable.

3.30    Loans; Nonperforming and Classified Assets.

(a)    Section 3.30(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of September 30, 2019, of any Loans under the terms of which the obligor was over thirty (30) days delinquent in payment of principal or interest or has been placed on nonaccrual status as of such date. The information with respect to each Loan set forth in the data storage disk produced by the Company from its management information systems regarding the Loans and delivered to Parent prior to the date hereof (the “Loan Tape”), and, to the Knowledge of the Company, any third-party information set forth in the Loan Tape, is true, correct and complete as of the dates specified therein, or, if no such date is indicated therein, as of September 30, 2019, and reconciles to the Company’s general ledger. As used in this Agreement, “Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which the Company or Company Bank is a party as obligee, and includes mortgage loans.

(b)    Section 3.30(b) of the Company Disclosure Schedule identifies, as of September 30, 2019, each Loan that was classified as “Other Loans Specially Mentioned”, “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company or Company Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability together with the principal amount of and accrued and unpaid interest on each such Loan, the allocated or specific allowance for loan losses, and the identity of the borrower thereunder as of such date. No Governmental Entity or third party has: (i) asserted that Company Bank has violated or has not complied with the representations and warranties applicable with respect to any (A) Loans originated or purchased and subsequently sold, in each case, since January 1, 2014, or (B) sale of Loan servicing rights to a third party; or (ii) imposed restrictions on the activities (including commitment authority) of Company Bank.

(c)    Section 3.30(c) of the Company Disclosure Schedule identifies each asset of the Company or Company Bank that as of September 30, 2019 was classified as other real estate owned (“OREO”), “other repossessed assets” or as an asset to satisfy Loans and the book value thereof as of the date of this Agreement as well as any assets classified as OREO, “other repossessed assets” or assets to satisfy Loans since September 30, 2019 to the date hereof and any sales of such assets between September 30, 2019 and the date hereof, reflecting any gain or loss with respect to any such assets sold.

(d)    Except as would not reasonably be expected to be material, each Loan held in the Company’s or Company Bank’s loan portfolio (each a “Company Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens that have been perfected, (iii) to the extent guaranteed, such guarantees are valid and enforceable and (iv) to the Company’s and Company Bank’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Except as would not reasonably be expected to be material, all pledges, mortgages, deeds of trust, and other collateral documents and security agreements related to the Company Loans are legal, valid, binding and enforceable (except as enforceability may be limited by the Enforceability Exceptions).

(e)    All currently outstanding Company Loans (i) were solicited, originated, administered, and, currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and Company Bank’s lending policies at the time of origination of such Company Loans, and (ii) were made or originated for good, valuable, and adequate consideration in the ordinary course of business; and the notes or other credit or security documents with respect to each such outstanding Company Loan are complete and correct in all material respects. To the Company’s and Company Bank’s Knowledge, there are no oral modifications or amendments or additional agreements related to Company Loans that are not reflected in the written records of the Company or Company Bank, as applicable. All such Company Loans are owned by the Company or Company Bank free and clear of any Liens, except for Company Loans pledged to the Federal Home Loan Bank of New York and Company Loans pledged to the Federal Reserve Bank of New York, each as set forth in Section 3.30(e) of the Company Disclosure Schedule. No claims of defense as to the enforcement of any Company Loan have been asserted in writing against the Company or Company Bank for which there is a reasonable probability of an adverse determination. Since January 1, 2014, no Company Loan has been subject to any claims or rights of rescission, set-off, counterclaim or defense, and neither the Company nor Company Bank has any Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable probability of a determination adverse to Company Bank. No Company Loans are presently serviced by third parties.

(f)    Neither the Company nor Company Bank is a party to any Recourse Agreement, or is otherwise obligated to repurchase from any Person, or provide any indemnification with respect to, any Loan or other asset sold by the Company or Company Bank. None of the agreements pursuant to which the Company or Company Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and, to the Knowledge of the Company, there are no claims for any such repurchase. Section 3.30(f) of the Company Disclosure Schedule sets forth a true, correct and complete report regarding the current status of (i) any repurchase requests received by the Company or Company Bank to repurchase any Loan or interests therein, and (ii) the Company’s and Company Bank’s reserves in respect of potential repurchase requests to repurchase any Loan or interests therein. For purposes of this Agreement, “Recourse Agreements” means agreements or arrangements with any Person that obligate the Company or Company Bank to repurchase from any such Person any Loan or other asset sold by the Company or Company Bank or that entitles any such Person to pursue any other form of recourse against the Company or Company Bank, including indemnification. The Company has made available to Parent true, correct and complete copies of Recourse Agreements and all agreements pursuant to which the Company or Company Bank has sold Loans or pools of Loans or participations in Loans or pools of Loans to any third party.

(g)    Neither the Company nor Company Bank is now nor has it ever been since January 1, 2016, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.

(h)    Neither the Company nor Company Bank has canceled, released or compromised any Loan, obligation, claim or receivable other than in the ordinary course of business.

(i)    The Company and Company Bank have not, since January 1, 2014, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal Loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of the Company or Company Bank (as such terms are defined in Regulation O promulgated by the Federal Reserve Board (“Regulation O”)), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O. Section 3.30(i) of the Company Disclosure Schedule identifies any Loan or extension of credit maintained by the Company or Company Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such Loan during the two (2) years preceding the date hereof.

(j)    Company Bank is either an approved “lender,” “certified lender,” or “preferred lender”, as the case may be, under and pursuant to the loan programs of the U.S. Small Business Administration (the “SBA”). The Company and Company Bank have at all times complied, in all material respects, with the rules and regulations of the loan and loan guarantee programs of the SBA. The Company and Company Bank have complied in all material respects with the applicable provisions of any loan guarantee insurance policy. All Company Loans originated pursuant to or guaranteed by the SBA were (i) made pursuant to all applicable SBA rules and regulations, (ii) met all applicable underwriting criteria necessary to qualify for the loan or loan guarantee programs of the SBA and (iii) have been made on standard loan documents approved if required by the appropriate agency. All Company Loans originated pursuant to, guaranteed by or insured by any insurance policy were made pursuant to such policy and met all applicable underwriting criteria thereunder. As to each Company Loan which is indicated in the related loan file to be an SBA- guaranteed loan, Company Bank has complied in all material respects with applicable provisions of the guarantee contract and applicable Law, the guarantee is in full force and effect with respect to each such Company Loan, and, to the Company’s Knowledge, there does not exist any material event or condition which, but for the passage of time or the giving of notice or both, would reasonably be expected to result in a revocation of any such guarantee or constitute adequate grounds for the SBA to refuse to provide guarantee payments thereunder. The Company has delivered to Parent a true, correct and complete list of all SBA loans that are Company Loans indicating the loans for which the guaranteed portion has been sold. Neither the Company nor Company Bank is in breach of any warranty or representation made by it in connection with its origination and sale of the guaranteed portion of any SBA loan such that it is, or would reasonably expected to be, obligated to repurchase any such loan.

3.31    Allowance for Loan and Lease Losses. Company’s reserves, allowance for Loan and lease losses and carrying value for real estate owned as reflected in each of the Company Financial Statements, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for the possible losses on the applicable items and in compliance with the Company’s and Company Bank’s existing methodology for determining the adequacy of its allowance for Loan and lease losses as well as the standards established by each applicable Governmental Entity, the Financial Accounting Standards Board and GAAP.

3.32    Trust Business; Administration of Fiduciary Accounts. Neither the Company nor Company Bank has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

3.33    Investment Management and Related Activities. None of the Company, Company Bank or, to the extent relating to their activities with respect to the Company or Company Bank, any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of or administered by any Governmental Entity as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Entity.

3.34    Repurchase Agreements. With respect to all agreements pursuant to which the Company or Company Bank has purchased securities subject to an agreement to resell, if any, the Company or Company Bank, as the case may be, has a valid, perfected first Lien in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. The Company has made available to Parent true, correct and complete copies of all such repurchase agreements, including any and all amendments and modifications thereto.

3.35    Insurance. Section 3.35 of the Company Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by the Company and Company Bank (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $25,000. The Company and Company Bank are insured with reputable insurers against such risks and in such amounts as the management of the Company and Company Bank reasonably have determined to be prudent in accordance with industry practices, and all the Insurance Policies are in full force and effect. Neither the Company nor Company Bank has received notice of cancellation of any of the Insurance Policies or otherwise has Knowledge that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, neither the Company nor Company Bank is in default thereunder, and all known claims thereunder have been filed in due and timely fashion. The Company has not received written notice that any insurer under any such Insurance Policy (i) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (ii) has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated. The Company does not have or maintain any self-insurance arrangement. The Company has made available to Parent true, correct and complete copies of all Insurance Policies, including any and all amendments and modifications thereto, and copies of all other material documents related thereto.

3.36    Deposits. All of the deposits held by Company Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of Company Bank, and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. No deposit of Company Bank is a “brokered deposit” (within the meaning set forth in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business). Section 3.36 of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all outstanding overdrafts as of September 30, 2019.

3.37    Disaster Recovery and Business Continuity. The Company and Company Bank have developed and implemented a contingency planning program in accordance with best industry standards to evaluate the effect of significant events that may adversely affect the customers, assets or employees of the Company and Company Bank. To the Company’s Knowledge, such program ensures that the Company and Company Bank can recover their mission critical functions, and such program complies in all material respects with the requirements of the Federal Financial Institutions Examination Council, the OCC and applicable Law. The Company has furnished to Parent a true, correct and complete copy of its disaster recovery and business continuity arrangements.

3.38    Pipeline Loans.

(a)    Section 3.38(a) of the Company Disclosure Schedule sets forth a list and description of all Pipeline Loans, which description includes, with respect to each Pipeline Loan (i) the loan number of the Pipeline Loan; (ii) the immediately anticipated principal balance of the Pipeline Loan; (iii) the interest rate (for Locked Pipeline Loans only); (iv) the product type; (v) the city and state in which the collateral property securing such Pipeline Loan is located; (vi) if known, the closing date; (vii) whether the Pipeline Loan has been approved by Company Bank; and (viii) whether the Pipeline Loan constitutes a Locked Pipeline Loan or an Unlocked Pipeline Loan. Prior to the Closing, the Company shall update, or shall cause Company Bank to update, Section 3.38(a) of the Company Disclosure Schedule as of the Determination Date to disclose the information required by items (i) through (viii) of this Section 3.38(a) with respect to the Pipeline Loans.

(b)    All interest rate locks on Locked Pipeline Loans have been conducted and managed in Company Bank’s ordinary course of business consistent with past practice and customary banking practices.

(c)    For purposes of this Agreement:

(i)    “Locked Pipeline Loans” means applications in process for Loans to be made by Company Bank that have been registered and designated as price protected on Company Bank’s Loan origination system and that have not closed or funded;

(ii)    “Pipeline Loans” means the Locked Pipeline Loans, the Unlocked Pipeline Loans and any other Loans for which Company Bank has issued a commitment to originate, collectively; and

(iii)    “Unlocked Pipeline Loans” means applications in process for Loans to be made by Company Bank that have not been registered and designated as price protected on Company Bank’s Loan origination system and that have not closed or funded.

3.39    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or Company Bank or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or Company Bank or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1    Making of Representations and Warranties.

(a)    References herein to “Parent Disclosure Schedule” shall mean all of the disclosure schedules required by ARTICLE IV, dated as of the date hereof and delivered on the date hereof by Parent to the Company. The Parent Disclosure Schedule shall be organized to correspond to Sections in ARTICLE IV of this Agreement. Each exception set forth in the Parent Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross reference or otherwise) in the Parent Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

(b)    Except as set forth in the Parent Disclosure Schedule (subject to Section 9.8), Parent hereby represents and warrants to the Company as follows in this ARTICLE IV.

4.2    Corporate Organization.

(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, is duly registered as a bank holding company under the BHC Act. Parent is duly licensed, registered or otherwise qualified to do business in each jurisdiction where the character or location of the properties and/or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.

(b)    Parent Bank is a New York State-chartered bank duly organized, validly existing and in good standing under the Laws of the State of New York. Parent Bank is duly licensed, registered and qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property and/or assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered, qualified or in good standing has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the suspension, revocation or termination of such deposit insurance are pending nor, to Parent’s and Parent Bank’s Knowledge, since January 1, 2016 has any such suspension, revocation or termination been threatened.

(c)    Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. Merger Sub is duly licensed, registered or otherwise qualified to do business in each jurisdiction where the character or location of the properties and/or assets owned or leased by it or the nature of the business conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Merger Sub.

4.3    Capitalization.

(a)    As of the date of this Agreement, the authorized capital of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”).

(b)    As of the date of this Agreement, there are (i) 31,530,595 shares of Parent Common Stock issued and outstanding, (ii) zero shares of Parent Preferred Stock issued and outstanding, (iii) 3,373,389 shares of Parent Common Stock held in treasury, (iv) 1,264,532 shares of Parent Common Stock reserved for issuance pursuant to (A) the conversion or exchange of shares of capital stock or other voting securities of, or other ownership interests in, Parent; (B) warrants, calls, options or other rights to acquire Parent Common Stock; or (C) plans allowing for the grant of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units, and (v) no other shares of Parent Common Stock or Parent Preferred Stock issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the shares of Parent Common Stock to be issued in the Integrated Mergers have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(c)    Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of Parent Bank and Merger Sub, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.4    Corporate Power and Authority.

(a)    Each of Parent and Merger Sub has the full corporate power and authority to own or lease, and operate, all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby in accordance with the terms hereof. Each of the Parent Board and the Board of Directors of Merger Sub, by resolutions duly adopted at a meeting duly called and held, has (i) determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its shareholders, or Merger Sub and its shareholder, as applicable and (ii) approved the execution and delivery of this Agreement and the consummation of the Integrated Mergers; and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and legally binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).

(b)    The Board of Directors of Parent Bank has adopted the Bank Merger Agreement. Parent, as the sole shareholder of Parent Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly and validly executed and delivered by Parent Bank.

4.5    Consents and Approvals; Non-Contravention; No Defaults.

(a)    No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Entity are required to be made or obtained by Parent in connection with the execution, delivery or performance by Parent of this Agreement or the consummation by Parent of the other transactions contemplated hereby, or in connection with the execution, delivery or performance by Parent Bank of the Bank Merger Agreement or to consummate the transactions contemplated thereby, except for: (i) filings of applications or notices, as applicable, with NASDAQ, (ii) filings of applications, notices or waiver requests, as applicable, with the Federal Reserve Board, the FDIC and the NYDFS and obtaining any required consents, approvals or waivers with respect to such applications or notices or waiver requests, (iii) filing with the SEC of the S-4 and declaration of effectiveness of the S-4, (iv) filing the First-Step Merger Certificate with the New York Secretary, (v) filing the Second-Step Merger Certificates with the Delaware Secretary and the New York Secretary, (vi) filings of applications, notices or waiver requests, as applicable, with state licensing or regulatory authorities and obtaining any required consents, approvals or waivers with respect to such applications, notices or waiver requests; and (vii) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ.

(b)    Subject to the receipt of the consents, approvals and waivers referred to in Section 4.5(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent, and the execution, delivery and performance of the Bank Merger Agreement and the consummation of the transactions contemplated thereby by Parent Bank, do not and will not (i) constitute a breach or violation of, or a default under, the Certificate of Incorporation of Parent or the Parent Bylaws, (ii) except as would not be material, violate any applicable Law or obligation imposed by any Governmental Entity on Parent or any of its properties or assets, or, (iii) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation under, any permit, license, credit agreement, indenture, loan, deed of trust, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of Parent or to which Parent, or its properties or assets, is subject or bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c)    Parent has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in customary time frames from the applicable Governmental Entities having jurisdiction over the transactions contemplated by this Agreement.

4.6    Reports.

(a)    Since December 31, 2017, Parent has filed all material reports and statements (each, a “Parent Report”), together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of its date, each Parent Report (or, if amended, as of the date so amended), complied in all material respects with the published rules and regulations of the SEC with respect thereto, and such Parent Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b)    Since December 31, 2017, except, in each case, as has not had a Material Adverse Effect on Parent, Parent has duly filed with the Federal Reserve Board and any other applicable Government Entity, in correct form, the reports and other documents required to be filed under applicable Laws and regulations and has paid all fees and assessments due and payable in connection therewith, and such reports were in all material respects complete and correct and in compliance with the requirements of applicable Laws.

4.7    Financial Statements.

(a)    The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (ii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any Subsidiary of Parent has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of Parent, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Parent and its Significant Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) to ensure that material information relating to Parent, including its Significant Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. To the Knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. As used in this Section 4.7(c), the term “Significant Subsidiary” means each Subsidiary that is a “significant subsidiary” as defined in Regulation S-X, promulgated by the SEC, as in effect as of the date hereof.

4.8    Absence of Certain Events. Since December 31, 2018 to the date of this Agreement, no events have occurred that have had or would reasonably be expected to have, in the aggregate, a Material Adverse Effect on Parent, except as disclosed in reports, statements and amendments thereto filed with the SEC pursuant to the Exchange Act.

4.9    Brokers. With the exception of the engagement of Deutsche Bank and each of the Persons listed in Section 4.9 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Integrated Mergers or related transactions contemplated by this Agreement.

4.10    Legal Proceedings. There are no Actions pending or, to Parent’s Knowledge, threatened against Parent, or against any asset, interest or right of Parent, that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC’s rules and regulations that are not so disclosed or that challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.11    Compliance with Applicable Law.

(a)    Parent and Parent Bank are, and have been since January 1, 2018, in compliance in all material respects with all federal, state, local and foreign Laws applicable thereto or to the employees conducting the businesses of Parent and Parent Bank, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Parent Bank has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam.

4.12    Regulatory Capitalization. Parent is “well-capitalized” and “well-managed” as such terms are defined in the rules and regulations promulgated by the Federal Reserve Board.

4.13    Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14    Financing; Stock Consideration. Parent has, as of the date hereof, and will have, as of the Effective Time, sufficient available cash to pay the amounts required to be paid, and will have duly reserved sufficient shares of Parent Common Stock to be issued, to Company shareholders pursuant to this Agreement upon consummation of the Integrated Mergers. The shares of Parent Common Stock to be issued and delivered to Company shareholders in accordance with this Agreement, when so issued and delivered, will be duly authorized, validly issued, fully paid and non-assessable, and no shareholder of Parent shall have any pre-emptive rights with respect thereto.

4.15    Certain Contracts.

(a)    Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).

(b)    Parent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Parent Contract, except where such noncompliance either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent’s Knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

4.16    No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent in this ARTICLE IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees, as to itself and Company Bank, that except (i) as set forth in Section 5.1 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, or required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause Company Bank to, (x) conduct its business in the ordinary course of business, consistent with past practice and in compliance in all material respects with all applicable Laws, and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. The Company shall, and shall cause Company Bank to, take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain necessary approvals of any Regulatory Agency or other

Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on an timely basis.

5.2    Company Forbearances. During the period from the date of this Agreement and continuing until the Effective Time, except (i) as set forth in Section 5.2 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by this Agreement, or required by applicable Law, or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit Company Bank to:

(a)    issue, sell, grant, pledge, deliver, dispose of, encumber or otherwise permit to become outstanding any additional shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of capital stock or any equity-based awards or interests, except for shares of Company Common Stock to be issued pursuant to the exercise of Company Warrants and Company Equity Awards outstanding on the date hereof;

(b)    directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

(c)    make, declare or pay, or set aside for payment, any dividends payable in cash, shares or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends or distributions from Company Bank to the Company;

(d)    except as required by the terms of any Company Benefit Plan in effect as of the date hereof, (A) increase the compensation or benefits payable or to become payable to any current or former employee, officer, director or consultant of the Company or Company Bank, other than increases in base salary in the ordinary course of business consistent with past practice not to exceed three percent (3%) in the aggregate, (B) establish, adopt, enter into or amend (except in the case of immaterial amendments that do not increase liabilities of the Company or Company Bank) any Company Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, (C) increase the compensation or benefits payable under any existing severance, termination, change in control or retention pay policy or employment or other agreement or Company Benefit Plan, (D) accelerate the vesting or time of payment of any equity or equity-based compensation or other compensation, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or any Company Benefit Plan, or (F) take any action to fund any trust or similar funding vehicle in advance of the payment of compensation or benefits under any Company Benefit Plan;

(e)    terminate any officer or key employee other than for cause or hire any Person as an officer or key employee of the Company or Company Bank, except to fill vacancies that may arise from time to time in the ordinary course of business at an annual rate of salary commensurate with the employee being replaced;

(f)    sell, transfer or lease any properties or assets (whether real, personal or mixed, tangible or intangible) to, or buy, acquire or lease any properties or assets (whether real, personal or mixed, tangible or intangible) from, any of its officers or directors or any of their immediate family members or any affiliates or Associates of any of its officers or directors;

(g)    pay, loan or advance an amount exceeding $250,000 (excluding renewals of existing Loans in the ordinary course of business) to any officer or director or any of their immediate family members or any affiliates or Associates of any officer or director other than compensation or business expense advancements or reimbursements in the ordinary course of business consistent with past practice and other than part of the terms of such Persons’ employment or services as a director with the Company or Company Bank;

(h)    except in the ordinary course of business consistent with past practice, sell, license, lease, transfer, assign, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to the Company or Company Bank;

(i)    acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice), whether by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire all or any portion of the assets, debt, business, deposits or properties of any other entity or Person;

(j)    make, or commit to make, any capital expenditures in amounts exceeding $15,000 individually or $50,000 in the aggregate;

(k)    amend the Company’s certificate of incorporation or bylaws or any equivalent organizational documents of Company Bank;

(l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(m)    materially deviate from its internal audit plan;

(n)    (i) amend, modify, terminate or extend, or waive any material provision of, any Company Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, other than renewals of or amendments to such Company Material Contracts, Leases and Insurance Policies which do not result in material adverse changes of terms with respect to the Company or Company Bank or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(o)    other than settlement of foreclosure actions or deficiency judgment settlements in the ordinary course of business consistent with past practice, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or Company Bank is a party or becomes a party after the date of this Agreement, which settlement or agreement (A) involves payment by the Company or Company Bank of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (B) would impose any material restriction on the business of the Company or Company Bank or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment materially restricting or otherwise affecting the business or operations of the Company and Company Bank;

(p)    (i) enter into any new line of business, (ii) introduce any material new products or services or incentive programs or arrangements, (iii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to its loan portfolio or any segment thereof), (iv) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or (v) make any material changes in its policies and practices with respect to its hedging practices and policies, except, in each case, as required by applicable Law;

(q)    materially restructure or materially change its investment securities portfolio or its interest rate exposure, through purchases, sales or otherwise (but not redemptions by the issuers of any such securities), or the manner in which the portfolio is classified or reported, except as may be required by GAAP; provided, that Company Bank may manage its investment securities in the ordinary course of business consistent with past practice;

(r)    purchase any equity security or any security rated below investment grade;

(s)    enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice;

(t)    (i) incur, assume, modify, extend or renegotiate any indebtedness other than deposits, Federal Home Loan Bank of New York advances and short-term advances, in each case, in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds and sales of certificates of deposit, which are in each case in the ordinary course of business consistent with past practice) or (iii) prepay or voluntarily repay any subordinated indebtedness;

(u)    (i) make any Loan or extension of credit except in the ordinary course of business consistent with past practice and consistent with written lending guidelines in effect as of the date hereof, (ii) make any unsecured commercial Loan or extension of credit in excess of $1,000,000 (excluding renewals of existing commercial Loans in the ordinary course of business) and (iii) make any personal Loan or extension of credit (exclusive of overdrafts, which are addressed in Section 5.2(ee), and excluding renewals of existing personal Loans in the ordinary course of business) in excess of $250,000; provided, that in the case of (ii) and (iii) above, the process to seek the prior written consent of Parent in accordance with the introductory sentence of this Section 5.2 shall require the prior written approval of the Chief Financial Officer of Parent or another officer designated by Parent, which approval or rejection shall be given in writing within three (3) business days after the complete loan package is delivered to such individual;

(v)    make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by the Company or Company Bank;

(w)    make, change or rescind any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes or settle or compromise any material Tax claim, audit, assessment or dispute, agree to any adjustment of any Tax attribute, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or surrender any material right to claim a refund of Taxes;

(x)    commit any act or omission which constitutes a breach or default by the Company or Company Bank under any agreement with any Governmental Entity or under any Company Material Contract and that could reasonably be expected to result in one of the conditions set forth in ARTICLE VII not being satisfied on the Closing Date;

(y)    foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family or multi-family residential properties) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 that satisfies the requirements of 40 C.F.R. Part 312, or foreclose on or take a deed or title to any real estate that upon such foreclosure or acceptance of a deed or title to such real estate will become classified as OREO (other than single-family or multi-family residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property;

(z)    take any action or knowingly fail to take any action that is intended or reasonably might be expected to prevent or impair the ability of the Company or Company Bank to consummate the Integrated Mergers or the Bank Merger or prevent the Company or Company Bank from consummating any of the other transactions contemplated by this Agreement or the Bank Merger Agreement, including by adversely affecting the ability of the parties hereto or to the Bank Merger Agreement to obtain any Requisite Regulatory Approval without imposition of a Burdensome Condition. For purposes of this Agreement, “Burdensome Condition” means any condition, prohibition, limitation, or other requirement which would, as determined by the Parent Board in its reasonable discretion, (i) prohibit or materially limit the ownership or operation by the Company or Company Bank, or by Parent or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or Company Bank or Parent or its Subsidiaries, (ii) compel Parent or any of its Subsidiaries to pay any amounts (other than customary filing fees and fees of professional advisors customary to effect transactions comparable in nature and size to those contemplated by this Agreement), (iii) compel Parent or any of its Subsidiaries to divest any banking office or otherwise dispose of all or any material portion of the business or assets of the Company or Company Bank or Parent or any of its Subsidiaries, (iv) continue any portion of any material Company Regulatory Agreement against Parent or any of its Subsidiaries after the Integrated Mergers, (v) increase the capital requirements of Parent or any of its Subsidiaries, (vi) restrict or materially limit the ability of Parent or its Subsidiaries to expand its business, or (vii) otherwise be reasonably likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole and giving effect to the Integrated Mergers (in each case, measured on a scale relative to the Company and Company Bank, taken as a whole);

(aa)    directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

(bb)    file any application or make any contract or commitment for the opening or relocation of any, or open or relocate any, branch office, loan production or servicing facility;

(cc)    merge or consolidate itself or Company Bank with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or Company Bank;

(dd)    compromise, resolve or otherwise “workout” any delinquent or troubled Loan unless any such Loan workout is done in the ordinary course of business consistent with past practice;

(ee)    honor any overdraft in excess of $50,000 in the absence of a written agreement with the customer that legally obligates the Company to honor the overdraft, which agreement is in existence prior to the date hereof and is identified in Section 3.36 of the Company Disclosure Schedule; provided, however, that the foregoing shall not apply to overdrafts to existing customers identified in Section 5.2(ee) of the Company Disclosure Schedule;

(ff)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

(gg)    agree to take or make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3    Parent Forbearances. During the period from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

(a)    amend the Parent certificate of incorporation in a manner that would adversely affect the economic benefits of the Integrated Mergers to the Holders;

(b)    take any action or knowingly fail to take any action that is intended or reasonably might be expected to prevent or impair the ability of Parent or Parent Bank to consummate the Integrated Mergers or prevent Parent or Parent Bank from consummating any of the other transactions contemplated by this Agreement;

(c)    take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section  5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1    Registration Statement; Proxy Statement.

(a)    The parties hereto agree to cooperate in the preparation of the S-4, including the Proxy Statement. The Company shall use reasonable best efforts to promptly deliver to Parent such information with respect to the Company and Company Bank, their respective affiliates and the respective holders of their capital stock as may be reasonably requested or required in order to prepare and file the S-4 or any other report required to be filed by Parent with the SEC, or in connection with the qualification of the issuance of the Parent Common Stock with respect to state securities or “blue sky” Laws, in each case, in compliance with applicable Law, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Parent to review. The parties hereto agree to use reasonable best efforts to cause the S-4 to be filed with the SEC as promptly as reasonably practicable after the date of this Agreement, but in any event within forty-five (45) days of the date of this Agreement, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to keep the S-4 effective for so long as necessary to complete the Integrated Mergers. The Company agrees to cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company’s independent auditors in connection with the S-4 and the Proxy Statement. After the S-4 is declared effective under the Securities Act, the Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement to its shareholders.

(b)    The Proxy Statement and the S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the parties hereto agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by or on behalf of itself for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to shareholders of the Company (or such other Persons entitled to vote in respect of matters covered thereby) or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading. If, at any time prior to the Effective Time, any information relating to the parties hereto, or any of their respective affiliates, shall be discovered by the Company or Parent that, in the reasonable judgment of Parent, should be set forth in an amendment of, or a supplement to, any of the S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the parties hereto shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of the Company. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the S-4 has become effective, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock issuable for offering or sale in any jurisdiction, or of any request by the SEC for the amendment or supplement of the S-4 or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Parent will provide the Company and its counsel with a reasonable opportunity to review and comment on the S-4, and, except to the extent such response is submitted under confidential cover, all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC. Parent will provide the Company and its counsel with a copy of all such filings made with the SEC.

6.2    Regulatory Matters. Except with respect to any forms, reports, statements or certifications filed, furnished or otherwise submitted to or with the SEC (which shall be governed by Section 6.1):

(a)    Each of the parties hereto shall, and shall cause its Subsidiaries to, cooperate with the other party and use its reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such permits, consents, approvals, waivers and authorizations of all such third parties and Governmental Entities; provided, that neither party nor any of its Subsidiaries will be required to make any payment to or grant any concessions to any third party in connection therewith. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, the parties hereto shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, requests and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals. The parties hereto shall each use, and shall each cause its applicable Subsidiaries to use, reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to obtain any third-party consent which may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in ARTICLE VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.2, required in order to continue any contract or agreement with the Company or Company Bank following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain each Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The Company will reasonably consult with Parent with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. The Company shall consult with Parent in advance of any meeting or conference that the Company may have with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give Parent and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b)    Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Integrated Mergers and the other transactions contemplated by this Agreement.

(c)    To the extent not prohibited by applicable Law, each of the Company and Parent shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent, approval or waiver is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, “Requisite Regulatory Approvals” means all required regulatory authorizations, consents, waivers, orders or approvals from (x) the Federal Reserve Board, the FDIC and the NYDFS and (y) any other approvals set forth in Section 3.6 and Section 4.5 that are necessary to consummate the transactions contemplated by this Agreement, except for any such approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

6.3    Access to Information.

(a)    For the purposes of verifying the representations and warranties of the Company and preparing for the Integrated Mergers and the other matters contemplated by this Agreement, the Company agrees that, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent access, during normal business hours during the period prior to the Effective Time, to its properties, books, records, officers and employees and to such other information as Parent may reasonably request, and, during such period, the Company shall make available to Parent such other information concerning its business, properties and personnel and Company Bank that is substantially similar in scope to the information provided to Parent in connection with its diligence review prior to the date of this Agreement.

(b)    As soon as reasonably practicable after they become available, to the extent not prohibited by applicable Law, the Company shall furnish to Parent (i) copies of the board packages distributed to the Company Board or the board of directors of Company Bank, (ii) minutes from the meetings thereof, (iii) copies of any internal management financial control reports showing actual financial performance against plan and previous period, and (iv) copies of any reports provided to the Company Board or any committee thereof relating to its financial performance and risk management.

(c)    No investigation by Parent or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the Company set forth in this Agreement or the conditions to the obligations of Parent to consummate the transactions contemplated hereby. Any investigation hereunder shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the Company or Company Bank. No investigation by the Company or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of Parent set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated hereby.

(d)    Notwithstanding anything in this Section 6.3 to the contrary, the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(e)    Each of the Parent and the Company shall hold all information furnished by or on behalf of the other party or their representatives, pursuant to this Section 6.3 or otherwise, in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated August 16, 2019, between Parent and the Company (the “Confidentiality Agreement”).

6.4    Company Shareholder Approval.

(a)    The Company shall take, in accordance with applicable Law and the Company’s articles of incorporation and bylaws, all action necessary to establish a record date for, and to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting”) as soon as practicable (and in any event such meeting to be convened within forty-five (45) days following the time when the S-4 is declared effective) for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Integrated Mergers. Except with the prior approval of Parent, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. The Company shall, through the Company Board, recommend to its shareholders that they adopt and approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”) and shall use its reasonable best efforts to solicit such approval from the shareholders of the Company and to obtain the Requisite Company Vote, including by communicating to its shareholders the Company Recommendation (and including the Company Recommendation in the Proxy Statement). However, subject to Section 8.1 and Section 8.2, if the Company Board, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to constitute a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Company Board may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Company Board may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Company Board in response to a Superior Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstance), and (ii) at the end of such notice period, the Company Board takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to constitute a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to this Agreement and the transactions contemplated hereby.

(b)    Except to the extent provided otherwise in Section 6.4(a), (i) the Company Board shall at all times prior to and during the Company Meeting make the Company Recommendation and shall not make a Company Subsequent Determination, and (ii) the Proxy Statement shall include the Company Recommendation. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Company Meeting unless the Company Board reasonably determines in good faith, after consultation with and having considered the advice of counsel, that failure to do so would constitute a violation of its fiduciary duties under applicable Law.

(c)    The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated in accordance with its terms, the Company shall ensure that the Company Meeting is called, noticed, convened, held and ultimately conducted, and this Agreement shall be submitted to the shareholders of the Company at the Company Meeting, for the purposes of considering and voting upon the approval of this Agreement and the Integrated Mergers, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.5    Legal Conditions to the Integrated Mergers. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their commercially reasonable efforts in good faith (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Integrated Mergers or the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Integrated Mergers, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement; provided, however, that this Section 6.5 will not require Parent to agree to, or take, any Burdensome Condition.

6.6    Stock Exchange Listing. Parent agrees to use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the First-Step Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7    Employee Matters. During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, provide each employee of the Company and Company Bank who continues to be employed by Parent or its Subsidiaries (including the Parent Bank and its Subsidiaries) immediately following the Effective Time for so long as such employee is employed following the Effective Time (collectively, the “Continuing Employees”) with (i) a base salary or base wage rate, as applicable (including commission rate, if applicable), that is no less favorable than such base salary or base wage rate, as applicable, provided by the Company or Company Bank to such Continuing Employee immediately prior to the Effective Time, (ii) an annual short-term cash incentive opportunity that is substantially comparable to the annual short-term cash incentive opportunity provided by the Parent to its similarly situated employees, and (iii) other compensation, including long-term incentive opportunities, and employee benefits that are substantially comparable in the aggregate to either (A) the other compensation, including long-term incentive opportunities, and employee benefits provided by the Company or Company Bank to such Continuing Employee (other than a Continuing Employee who is a party to an employment, change in control or retention agreement) immediately prior to the Effective Time or (B) the other compensation, including long-term incentive opportunities, and employee benefits provided by Parent to similarly situated employees of Parent; provided, however, that Parent and its Subsidiaries shall have no obligation to provide similar or comparable titles, responsibilities or duties. Without limiting the immediately preceding sentence, Parent shall, or shall cause the Parent Bank or one of its Subsidiaries to, provide to each full-time Continuing Employee whose employment terminates during the twelve- (12-) month period following the Closing Date with severance benefits as provided in Section 6.7(a) of the Company Disclosure Schedule, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) taking into account each Continuing Employee’s service with the Company and Company Bank (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries, all as provided in the plan document in form and substance as approved by Parent.

(b)    Prior to the Effective Time, the Company and Company Bank shall pay on the last day prior to the Effective Time any and all obligations arising out of the employment agreements and change of control agreements in the amounts set forth next to each such agreement and employee listed in Section 6.7(b) of the Company Disclosure Schedule (“Employment Agreements”) to employees of the Company or Company Bank, to the extent payments are due at such time; provided, however, that if amounts cannot be paid at such time under Section 409A of the Code, such amounts shall be transferred to a rabbi trust as provided in such agreement and plan.

(c)    Parent shall consult with and keep the Company’s Chief Executive Officer reasonably informed regarding its personnel plans and decisions concerning the Company and Company Bank developed prior to the Effective Time, including which employees are or are not anticipated to be Continuing Employees. During the period from the date of this Agreement and continuing until the later of (x) the receipt of the Requisite Company Vote and (y) the receipt of the Requisite Regulatory Approvals, Parent and the Company’s Chief Executive Officer shall mutually agree upon the manner and form of any communications regarding such matters to the affected employees of the Company and Company Bank, but for purposes of clarity, mutual agreement shall not be required for Parent’s personnel plans and decisions concerning the Company and Company Bank.

(d)    All Continuing Employees will be incorporated into Parent’s or its Subsidiaries’ vacation and benefits structure at the Effective Time and will be immediately eligible to participate in Parent’s or its Subsidiaries’ plans other than equity plans.

(e)    With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible spouse and dependents with credit for any deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and Company Bank for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(f)    If requested by Parent in writing at least ninety (90) business days prior to the Closing Date, the Company shall cause any 401(k) plan sponsored or maintained by the Company or Company Bank (each, a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Effective Time and (ii) the employees of the Company shall be eligible to participate, effective as of the Closing Date, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). Parent and the Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the employees of the Company who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to such employee of the Company from a Company 401(k) Plan.

(g)    Nothing contained in this Section 6.7 or elsewhere in this Agreement, express or implied, shall confer upon any present or former employee of Company or Company Bank any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits.

(h)    Nothing contained in this Section 6.7 or elsewhere in this Agreement, express or implied, shall (i) limit the right of Parent or any of its affiliates to terminate the employment or services of, or to reassign or otherwise alter the status of, any former employee of Company or Company Bank after the Closing, (ii) limit the ability of Parent or any of its affiliates to terminate, amend or modify any benefit or compensation plan, program, agreement or arrangement of Parent or any of its affiliates, or (iii) be construed as amending or modifying any Parent benefit plan as in effect immediately prior to the Closing Date.

(i)    Nothing in this Section 6.7 or elsewhere in this Agreement (other than Section 6.8 hereof), shall be deemed to make any employee, former employee, director, former director, or independent contractor of Company, Company Bank or any affiliate thereof (including any beneficiary or dependent thereof) a third party beneficiary of this Agreement or provide any rights relating thereto.

6.8    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each director, officer or employee of the Company and Company Bank as of the date hereof or at any time from the date hereof to the Effective Time (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against expenses (including reasonable attorneys’ fees), judgments, fines, losses or liabilities actually and reasonably incurred by such Company Indemnified Party in connection with any threatened or actual action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company or Company Bank), whether arising before or after the Effective Time, arising out of the fact that such Person is or was a director, officer or employee of the Company or Company Bank or is or was serving at the request of the Company or Company Bank as a director or officer of another Person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement (each, a “Claim”), if such Company Indemnified Party acted in good faith and in a manner such Company Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company or Company Bank, and, with respect to any criminal action or proceeding, had no reason to believe such Company Indemnified Party’s conduct was unlawful, to the same extent as such Persons have the right to be indemnified pursuant to the Company’s or Company Bank’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the same extent as such Persons have the right to expense advancement pursuant to the Company’s or Company Bank’s articles of incorporation and bylaws, or comparable governing documents, in effect on the date of this Agreement, to the extent permitted by applicable Law, provided that the Person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, unless it is ultimately determined that such Person is entitled to indemnification. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent and the Surviving Corporation, in the defense of any such claim, action, suit, proceeding or investigation.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall use its commercially reasonable efforts to cause to be maintained in effect directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or Company Bank (determined as of the Effective Time) with respect to claims against such directors and officers arising from acts and omissions that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the greatest coverage available for an aggregate cost not exceeding the Premium Cap. In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain and fully pay for, at or prior to the Effective Time, a six-year “tail” policy on the terms described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap (except if one or more directors elects to pay for any excess over such amount). If the Company purchases such a “tail policy” prior to the Effective Time, Parent and the Surviving Corporation shall not, and shall not permit any of their Subsidiaries to, take any action that would reasonably be expected to result in the cancellation or modification of such policy.

(c)    The obligations of the Surviving Corporation, Parent and the Company under this Section 6.8 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party without the written consent of the affected Company Indemnified Party.

(d)    The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger or transfer of all or substantially all of its assets or deposits to any other entity, then, in each case to the extent the obligations set forth in this Section 6.8 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, proper provision shall be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section  6.8.

6.9    Notification of Changes. Parent and the Company (in such capacity, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in set forth in, if Parent is the Notifying Party, Section 7.1 or Section 7.3, or if the Company is the Notifying Party, Section 7.1 or Section 7.2; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10    Director and Officer Matters. The Company shall take all appropriate action so that each director and each officer of the Company and Company Bank (i) provides to Parent a signed resignation from such position held by such individual, effective as of the Effective Time, in a form reasonably satisfactory to Parent, at least five (5) business days prior to the Closing Date, and (ii) resigns from such position held by such individual as of the Effective Time.

6.11    Transition; Informational Systems Conversion.

(a)    From and after the date hereof, Parent and the Company shall use their commercially reasonable efforts to facilitate the integration of the Company with the business of Parent following consummation of the transactions contemplated hereby and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of the Company and Company Bank (the “Informational Systems Conversion”), in such a manner sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur at (i) the time that is immediately following the Integrated Mergers or (ii) such later date as may be specified by Parent, in each case, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, the Company shall, subject to any such applicable Laws: (v) reasonably cooperate with Parent to establish a project plan as specified by Parent to effectuate the Informational Systems Conversion; (w) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (x) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (y) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (z) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company or Company Bank is bound if requested to do so by Parent to the extent permitted by such contracts; provided, that Company shall not be required to take any action under this Section 6.11 that, after consultation with Parent regarding the Company’s concerns in the matter, would prejudice or adversely affect in any material respect its rights under any such contracts in the event the Closing does not occur. Parent shall promptly reimburse the Company for any reasonable out-of-pocket expenses incurred in connection with the actions described in this Section 6.11. Such access as contemplated by this Section 6.11 shall be conducted by Parent in a manner which does not adversely affect the normal operations of the Company, and Company shall not be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of Company or contravene any binding agreement entered into prior to the date of this Agreement or any Law or fiduciary duty, (ii) except as otherwise provided in this Agreement, related to the Company’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers’) agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement; or (iii) the disclosure of which would violate applicable Law.

(b)    Prior to the Effective Time, the Company and Company Bank shall, subject to Section 6.11(a), take any actions Parent may reasonably request from time to time to prepare the parties for integration of the operations of the Company with Parent.

6.12    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.13    Additional Agreements. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Integrated Mergers, the officers and directors of the Company and Company Bank shall take all such necessary action as may be reasonably requested by Parent, including the provision of an appropriate power of attorney empowering any and all of Parent’s officers to take such actions on behalf of the Company’s officers and directors.

6.14    Certain Litigation. The Company shall promptly advise Parent orally and in writing of any actual or threatened litigation against the Company, Company Bank and/or the members of the Company Board related to this Agreement, the Bank Merger Agreement, the Integrated Mergers, the Bank Merger or the other transactions contemplated by this Agreement. The Company shall: (i) permit Parent to review and discuss in advance, and consider in good faith the views of Parent in connection with, any proposed written or oral response to such litigation; (ii) furnish Parent’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such litigation; (iii) consult with Parent regarding the defense or settlement of any such litigation; and (iv) consider in good faith the views of Parent with respect to such litigation. Parent shall promptly advise the Company orally and in writing of any actual or threatened litigation against Parent, Parent Bank and/or the members of the Parent Board related to this Agreement, the Bank Merger Agreement, the Integrated Mergers, the Bank Merger or the other transactions contemplated by this Agreement.

6.15    Acquisition Proposals.

(a)    The Company agrees that it will not, and will cause Company Bank and each of the Company’s and Company Bank’s respective officers, directors, employees, agents, advisors, attorneys, accountants, consultants and other representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly induce or encourage or knowingly facilitate the making of any inquiries, offers or proposals with respect to, or which could reasonably be expected to lead to, any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide or make available any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal, except to notify a Person that has made or, to the Knowledge of the Company, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.15(a), or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal; provided, that, prior to the adoption of this Agreement by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the execution of this Agreement that did not result from a breach of this Section 6.15(a), it may, and may permit Company Bank and the Company’s and Company Bank’s Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and (B) failure to take such actions would constitute a violation of its fiduciary duties to the Company’s shareholders under applicable law; provided, further, that, prior to providing or making available any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company; provided, further, that the Company shall provide Parent with at least five (5) business days’ prior notice of the Company Board’s consideration of any Acquisition Proposal and, in addition, if the Company makes the conclusion described above, five (5) business days’ notice prior to furnishing or causing to be furnished any nonpublic information or data to any other Person or participating in negotiations or discussions with any other Person. The Company shall promptly provide to Parent any non-public information regarding the Company or Company Bank provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other Person.

(b)    The Company shall, and shall cause Company Bank and the Company’s and Company Bank’s Representatives to, immediately cease and cause to be terminated any and all activities, discussions or negotiations with any Person other than Parent with respect to any existing or potential Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) advise Parent in writing if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such inquiry, proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such inquiry, proposal, offer or request). The Company shall enforce any existing confidentiality or standstill agreements to which it or Company Bank is a party in accordance with the terms thereof and shall not release any Person from, waive any provisions of, or fail to enforce any confidentiality or standstill agreements to which it or Company Bank is a party. Any violation of the restrictions in this Section 6.15 by any Representative of the Company or Company Bank, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(c)    Subject to Section 6.15(d), neither the Company Board nor any committee thereof shall: (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withhold, withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Parent, in connection with the transactions contemplated by this Agreement, or take any other action or make any other statement inconsistent with, the Company Recommendation, fail to reaffirm the Company Recommendation within three (3) business days following a request by Parent, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the

Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iii) resolve to take, or announce an intention to take, any of the foregoing actions (each of (i), (ii) or (iii) a “Company Subsequent Determination”); or (iv) enter into (or cause the Company or Company Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.15(a)) or (B) requiring the Company to abandon, terminate or fail to consummate the Integrated Mergers or any other transaction contemplated by this Agreement.

(d)    Notwithstanding Section 6.15(c), prior to the date of the Company Meeting, the Company Board may make a Company Subsequent Determination after the fifth (5th) business day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.15) constitutes a Superior Proposal if, but only if, (i) the Company Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would constitute a violation of its fiduciary duties to the Company’s shareholders under applicable Law (it being understood that the initial determination under this clause (i) will not be considered a Company Subsequent Determination), (ii) during the five (5) business day period after receipt of the Notice of Superior Proposal by Parent (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.15(d) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Parent and again comply with the requirements of this Section 6.15(d).

(e)    Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of the Company and may submit this Agreement to the Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

(f)    For purposes of this Agreement:

(i)    “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

(ii)    “Acquisition Transaction” means: (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or Company Bank that, in any such case, results in any Person (or, in the case of a direct merger between such third party and the Company or Company Bank, the stockholders of such third party) acquiring 20% or more of any class of equity of the Company or Company Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, 20% or more of the consolidated assets of the Company or Company Bank; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company or Company Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of the Company or Company Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(iii)    “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (x) that if consummated would result in a third party (or, in the case of a direct merger between such third party and the Company or Company Bank, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and Company Bank, taken as a whole, for consideration consisting of cash and/or securities and (y) that the Company Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Parent in response to such Acquisition Proposal, as contemplated by Section 6.15(d), and all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of the Company from a financial point of view than the Integrated Mergers.

6.16    Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that (a) any such press release or public statement as may be required by Law (including, for the avoidance of doubt, any filing with the SEC) or any listing agreement with or notice or application to any national securities exchange may be issued or made without prior consent of such other party (but after consultation with the other party, to the extent practicable in the circumstances) and (b) a party may issue a press release or make a public statement (including, for the avoidance of doubt, any filing with the SEC) that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 6.16 without such consultation. It is understood that Parent shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Integrated Mergers and the other transactions contemplated hereby.

6.17    Change of Method. Parent shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Merger Sub (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by the Company’s shareholders in exchange for each share of Company Common Stock or the Per Share Cash Consideration, (ii) adversely affect the Tax treatment of the Company’s shareholders or Parent’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.18    Takeover Statutes. Neither the Company nor Parent, nor either of their respective Boards of Directors, shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, Parent, the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19    Closing Date Share Certification. At least two (2) business days prior to the Closing Date, the Company shall deliver to Parent a certificate certifying the number of shares of Company Common Stock (including shares of Company Common Stock subject to outstanding Company Warrants and Company Equity Awards) immediately prior to the Effective Time (the “Closing Date Share Certification”).

6.20    Tax Treatment of the Integrated Mergers. The parties hereto intend the Integrated Mergers, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto will both before and after the Effective Time (i) use reasonable efforts to cause the Integrated Mergers to so qualify; and (ii) refrain from taking any action that would reasonably be expected to cause the Integrated Mergers to fail to so qualify.

6.21    Corporate Governance.

(a)    Effective as of the Effective Time, Parent shall (i) increase the size of the Parent Board to twelve (12) members and, in its capacity as the sole shareholder of Parent Bank, take such actions as may be necessary to increase the size of the Board of Directors of Parent Bank to twelve (12) members and (ii) appoint Mr. Douglas C. Manditch to the Boards of Directors of Parent and Parent Bank. Mr. Manditch shall be appointed to serve as a Class C director of the Boards of Directors of Parent and Parent Bank.

(b)    Effective as of the Effective Time, Parent shall create an Advisory Board of Parent and take such actions as may be necessary to appoint the current members of the Company Board (excluding the member appointed to the Company Board in Section 6.21(a) above) to the Advisory Board. The Advisory Board will generally serve at the pleasure of the Parent Board, will not have the right to vote on matters submitted to a vote of the Parent Board or its Subsidiaries, and will have no authority to make business decisions or manage the affairs of Parent or its Subsidiaries.

6.22    Assumption of Company Indebtedness. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more instruments required for the due assumption of the subordinated notes of the Company set forth in Section 3.3(c) of the Company Disclosure Schedule to the extent required by the terms of such subordinated notes.

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Effect the Integrated Mergers. The respective obligations of the parties to effect the Integrated Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Shareholder Approval. This Agreement shall have been duly adopted by the shareholders of the Company by the Requisite Company Vote.

(b)    NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated (and, in the case of the obligation of Parent to effect the Integrated Mergers, no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of a Burdensome Condition).

(d)    S-4. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)    No Injunctions. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Integrated Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

7.2    Conditions to Obligation of Parent. The obligation of Parent to effect the Integrated Mergers is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Company contained in Section 3.2 (Organization and Standing), Section 3.3 (Capitalization), subsections (a), (b) and (c) of Section 3.4 (Subsidiaries), subsections (c) and (d) of Section 3.5 (Corporate Power and Authority), Section 3.9 (Brokers), subsection (a) of Section 3.10 (Absence of Certain Changes and Events) and Section 3.26 (Reorganization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date), and each of the representations and warranties of the Company set forth in subsection (d) of Section 3.4 (Subsidiaries), subsections (a) and (b) of Section 3.5 (Corporate Power and Authority), Section 3.6 (Consents and Approvals; Non-Contravention; No Defaults), Section 3.7 (Financial Statements; No Undisclosed Liabilities), Section 3.12 (Tax Matters) and Section 3.17 (Agreements with Regulatory Agencies) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation.

(b)    Performance of Obligations. The Company shall have performed in all material respects the agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Officers’ Certificate(s). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.1 and the other conditions set forth in this Section 7.2 as Parent may reasonably request.

(d)    No Material Adverse Effect. Since the date of this Agreement, no condition, event, fact, circumstance or other occurrence shall have occurred that (i) has resulted in a Material Adverse Effect on the Company or (ii) would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation.

(e)    Employment Agreements. Each of the Persons listed in Section 7.2(e) of the Company Disclosure Schedule shall have delivered to Parent, contemporaneously with the execution of this Agreement, a duly executed employment agreement to be effective as of the Effective Time, in a form reasonably acceptable to Parent, and each such agreement shall be in full force and effect as of the Effective Time.

(f)    Consulting Agreements. Each of the Persons listed in Section 7.2(f) of the Company Disclosure Schedule shall have delivered to Parent, contemporaneously with the execution of this Agreement, a duly executed consulting agreement to be effective as of the Effective Time, in a form reasonably acceptable to Parent, and each such agreement shall be in full force and effect as of the Effective Time.

(g)    FIRPTA Certificate. Parent shall have received (i) an affidavit issued by the Company dated as of the Closing Date, sworn under penalty of perjury and signed by an officer of the Company, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and (ii) a notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(h)    Sublease Agreement. Parent shall have received the Agreement of Sublease described in Section 7.2(h) of the Company Disclosure Schedule, fully executed by the Company Bank and the sublessee party thereto and consented to in writing by the landlord with respect to the premises that are the subject of the Agreement of Sublease.

(i)    Federal Tax Opinion. Parent shall have received the opinion of Arnold & Porter, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Integrated Mergers is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made expressly as of an earlier date, in which case as of such earlier date); provided, that for purposes of this sentence, such representations and warranties (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(b)    Performance of Obligations of Parent. Parent shall have performed in all material respects the agreements, covenants and obligations required to be performed by it prior to the Closing Date.

(c)    Officers’ Certificate. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)    Director and Officer Insurance. If the Company shall not have elected to purchase a “tail policy” prior to the Effective Time in accordance with Section 6.8(b), Parent shall have furnished the Company with evidence reasonably satisfactory to the Company of such a “tail policy.”

(e)    Federal Tax Opinion. The Company shall have received the opinion of Fenimore, Kay, Harrison & Ford, LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Integrated Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company:

(a)    by mutual consent of Parent and the Company in a written instrument;

(b)    by either Parent or the Company upon written notice to the other party if the approval of any Governmental Entity required for consummation of the Integrated Mergers and the other transactions contemplated by this Agreement is denied by final, non-appealable action of such Governmental Entity or an application therefor shall have been withdrawn at the request of a Governmental Entity, or if any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Integrated Mergers; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action;

(c)    by either Parent or the Company if the Integrated Mergers shall not have been consummated on or before July 31, 2020 (the “Termination Date”), or such later date as shall have been agreed to in writing by Parent and the Company, provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Closing to have occurred on or before said date was due to material breach of any representation, warranty, covenant or agreement contained herein by such party; and provided, further, that if additional time is necessary in order to obtain any Requisite Regulatory Approval, the Termination Date shall be automatically extended for one additional two- (2-) month period;

(d)    by either Parent or the Company (provided, in the case of the Company, that it shall not be in breach of any of its obligations under Section 6.4) if the Requisite Company Vote required for the consummation of the Integrated Mergers shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)    by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(f)    in addition to and not in limitation of Parent’s termination rights under Section 8.1(e), by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Company Board shall have (A) failed to recommend in the Proxy Statement that the shareholders of the Company adopt this Agreement, or failed to recommend against acceptance of a tender offer or exchange offer constituting a Superior Proposal that has been publicly disclosed within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (B) approved, adopted or endorsed a Superior Proposal, or (C) made a Company Subsequent Determination, or (ii) the Company or the Company Board has breached its obligations under Section 6.4 or Section 6.15 in any material respect.

8.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(e), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Integrated Mergers).

(b)    Termination Fee.

(i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A)(1) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(d) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (2) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (B) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $3,300,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Transaction to “20%” shall instead refer to “50%”.

(ii)    In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither the Company nor Parent shall be required to pay the Termination Fee on more than one occasion.

(d)    Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent and the Company, as applicable, pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of the Company and Parent, as applicable, in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.2    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Integrated Mergers by the shareholders of the Company; provided, that after adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

9.3    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

9.4    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Integrated Mergers shall be borne equally by Parent and the Company.

9.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or (b) if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5(b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    if to the Company, to:

Empire Bancorp, Inc.

1707 Veterans Highway

Islandia, NY 11749

Attention: Douglas	C. Manditch
Email:	dmanditch@empirenb.com

With a copy (which shall not constitute notice) to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Geoffrey	S. Kay
Email:	gkay@fkhpartners.com

and

(b)    if to Parent (or to the Surviving Corporation from and after the Effective Time), to:

Flushing Financial Corporation

220 RXR Plaza

Uniondale, NY 11556

Attention: John	R. Buran
Email:	john.buran@flushingbank.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Robert	C. Azarow
Email:	robert.azarow@arnoldporter.com

9.6    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “Knowledge” of the Company means the actual knowledge of any of the officers of the Company or Company Bank listed in Section 9.6 of the Company Disclosure Schedule, and the “Knowledge” of Parent means the actual knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed, (ii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified Person is any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person, (iv) “made available,” “furnished” or words of similar import with respect to the Company or Company Bank, as the case may be, means any document or other information that was included in that certain Intralinks virtual data room named “Project Lighthouse” prior to the date hereof, and (v) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Integrated Mergers. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

9.7    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8    Disclosure Schedules. The parties hereto agree that any reference in a particular Section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding Section or subsection of this Agreement and to any other representations, warranties or covenants of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other non-corresponding representations, warranties and covenants would be readily apparent to a reasonable Person who has read that reference and such representations, warranties or covenants without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

9.9    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.10    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

(b)    Each party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the federal or state courts located in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties hereto agree that final judgment in any suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) EACH PARTY HERETO (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Assignment; Third Party Beneficiaries.

(a)    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (other than by operation of law) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b)    Except as otherwise specifically provided in Section 6.8, which is intended to benefit each Company Indemnified Party, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Integrated Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

EMPIRE BANCORP, INC.

By:	/s/ Douglas C. Manditch
	Name:	Douglas C. Manditch
	Title:	Chairman of the Board, Chief Executive Officer and Secretary

FLUSHING FINANCIAL CORPORATION

By:	/s/ John R. Buran
	Name:	John R. Buran
	Title:	President and Chief Executive Officer

LIGHTHOUSE ACQUISITION CO., INC.

By:	/s/ John R. Buran
	Name:	John R. Buran
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

FORM OF VOTING AGREEMENT

This Voting Agreement, effective as of October     , 2019 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), is entered into by and between Flushing Financial Corporation, a Delaware corporation (“Parent”), Empire Bancorp, Inc., a New York corporation (the “Company”), and the undersigned holder of shares of Company Voting Common Stock (the “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and between the Company, Parent and Merger Sub (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), (i) Merger Sub will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into the Company (the “First-Step Merger”), with the Company surviving the First-Step Merger as a wholly owned subsidiary of Parent, and (ii) immediately thereafter, the Company will merge with and into Parent.

WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, Parent has required the Shareholder to execute and deliver this Agreement upon the terms and conditions set forth herein.

WHEREAS, as of the date hereof, the Shareholder is the registered and beneficial owner of, and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of), such number of shares of Company Voting Common Stock as is indicated on Appendix A to this Agreement under the heading “Total number of shares of Company Voting Common Stock subject to this Agreement” (such shares, together with any other shares of Company Voting Common Stock acquired by the Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, Company Warrants or similar instruments), being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Agreement to Vote Shares.

(a)    As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with the terms thereof.

(b)    Until the Expiration Date, at every meeting of the shareholders of the Company at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the following, the Shareholder shall (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted) the Shares (A) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and in favor of each of the other actions contemplated by the Merger Agreement, (B) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation, warranty, or other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and (C) against any Acquisition Proposal or any other proposal, action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage, materially and adversely affect, or inhibit the timely consummation of the transactions contemplated by the Merger Agreement or this Agreement.

(c)    The Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of the Company, to adopt or approve the Merger Agreement or the transactions contemplated thereby, unless this Agreement shall have been terminated in accordance with its terms.

(d)    The Shareholder hereby irrevocably waives any and all rights of appraisal or rights to dissent from the First-Step Merger that the Shareholder may have, either currently or in the future, under the NYBCL or otherwise.

(e)    The Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if the Shareholder holds any such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (ii) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director of the Company or any of its Subsidiaries or to the Company’s shareholders or as a trustee or fiduciary of any employee benefit plan or trust of the Company.

2.    Representations, Warranties, and Covenants of the Shareholder. The Shareholder hereby represents, warrants, and covenants to Parent as follows:

(a)    Except as otherwise described in Appendix A, (i) the Shareholder is the record or beneficial owner of, and has good and valid title to, the Shares, free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances, and (ii) the Shareholder has the sole right to vote the Shares, with no restrictions, limitations, or qualifications on the Shareholder’s rights of disposition pertaining to the Shares, except as provided herein. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than (i) the Shares and (ii) the number of options, Company Warrants, restricted stock awards, or other rights to acquire any additional shares of Company Voting Common Stock or any security exercisable for or convertible into shares of Company Voting Common Stock, if any, set forth on Appendix A under the heading “Total number of Options” (collectively, the “Options”).

(b)    Other than pursuant to this Agreement or with Parent’s prior written consent, from the date hereof through and including the Expiration Date, the Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option, or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares or Options to any person (other than pursuant to the First-Step Merger), or (ii) enter into any voting arrangement, whether by proxy, voting agreement, or otherwise, with respect to any Shares, and shall not commit or agree to take any of the foregoing actions. The Shareholder shall not, nor shall the Shareholder permit any entity under the Shareholder’s control to, deposit any Shares in a voting trust. This Section 2(b) shall not prohibit a Transfer of the Shares or the Options by the Shareholder (i) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, or upon the death of the Shareholder, provided, that as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement, (ii) for estate and tax planning purposes, including Transfers to relatives, trusts and charitable organizations, provided, that as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement, (iii) to the Company in connection with the vesting, award, delivery or settlement of any Company Equity Award, or (iv) by operation of law, in which case this Agreement shall bind each transferee. Any Transfer in violation of the terms of this Section 2(b) shall be void and of no effect.

(c)    The Shareholder has full power and authority (and, if the Shareholder is an individual, legal capacity) to execute and deliver this Agreement, to perform its obligations hereunder, and to vote all of the

Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity), except, in each case, as otherwise disclosed on Appendix A.

(d)    This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate, or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are or will be bound or affected, or any Law to which the Shareholder is subject or bound, or, in the event that the Shareholder is not a natural person, any charter, bylaw, trust agreement, or other organizational document (each as amended from time to time) of the Shareholder.

(e)    No consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Entity or other Person is required in connection with the valid execution and delivery of this Agreement, except as otherwise disclosed on Appendix A. If the Shareholder is married and the Shares constitute community property, or spousal approval is otherwise necessary for the Shareholder to enter into and perform his or her obligations under this Agreement or for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable in accordance with its terms.

(f)    The Shareholder is an executive officer, director, or founder of the Company or Company Bank, or a family member of any of the foregoing, and/or a holder of at least five percent (5%) of the outstanding shares of Company Voting Common Stock.

3.    Further Assurances. The Shareholder hereby covenants and agrees to (a) execute and deliver any additional documents, certificates, agreements, and instruments, and to take such other actions, as may be reasonably requested by Parent to carry out the purpose and intent of this Agreement and (b) notify Parent promptly of any additional shares of capital stock of the Company of which the Shareholder becomes the record or beneficial owner after the date of this Agreement. Without limiting the foregoing, the Shareholder hereby (a) authorizes Parent to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law, or the Proxy Statement (and, if applicable, the Form S-4), the Shareholder’s identity and ownership of the Shares, the nature of the Shareholder’s obligations under this Agreement, and any other information that Parent reasonably determines is required to be disclosed in connection with the First-Step Merger and the transactions contemplated by the Merger Agreement, (b) agrees to promptly give to Parent any information Parent may reasonably require for the preparation of any such disclosure documents, and (c) agrees to promptly notify Parent of any required corrections or supplements with respect to any information supplied by the Shareholder, if and to the extent that such information shall have become false or misleading in any material respect or shall omit any material fact necessary to make such information, in light of the circumstances under which it is given, not misleading.

4.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, that (a) Section 5 shall survive the termination of this Agreement, and (b) the termination of this Agreement shall not relieve the Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

5.    Miscellaneous.

(a)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including the Shareholder’s estate and heirs upon the death of the Shareholder; provided, that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect.

(c)    Waiver, Amendment, and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision by a written instrument signed by or on behalf of such party, or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) EACH PARTY HERETO (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(d).

(e)    Specific Performance; Injunctive Relief. The parties acknowledge that Parent may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of any of the covenants or agreements of the Shareholder set forth in this Agreement. Therefore, the Shareholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.

(f)    Notices. All notices, requests, and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, faxed (with confirmation of receipt), emailed (with confirmation of receipt), or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i)    If to the Shareholder, at the address set forth below the Shareholder’s signature on the signature page hereto.

(ii)    If to Parent, at:

Flushing Financial Corporation
220 RXR Plaza
Uniondale, NY 11556
Attention:	Maria A. Grasso, Senior Executive Vice President
Facsimile:	(516) 358 - 5224
Email:	mgrasso@flushingbank.com

(iii)    If to the Company, at:

Empire Bancorp, Inc.
1707 Veterans Highway
Islandia, NY 11749
Attention:	Douglas C. Manditch
Facsimile:	(631) 232-2670
Email:	dmanditch@empirenb.com

(g)    Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law). Each party agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the federal or state courts located in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties hereby agree that (i) mailing of process or other papers in connection with any such suit, action, or proceeding in the manner provided in Section 5(f) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof, and (ii) final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(h)    Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.

(j)    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(k)    Effect of Headings. The section headings herein are for convenience only and shall not affect in any way the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their respective duly authorized officers or by a duly authorized representative or individually, as applicable, all as of the day and year first above written.

EMPIRE BANCORP, INC.

By:
Name:
Title:

FLUSHING FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Address:

Attention:

Fax Number:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

[Voting Agreement Signature Page]

APPENDIX A

Shareholder Name:
Total number of shares of Company Voting Common Stock Subject to this Agreement:

Total number of Options:

Exceptions to Representations:

EXHIBIT A-2

FORM OF VOTING AGREEMENT

This Voting Agreement, effective as of October     , 2019 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), is entered into by and between FLUSHING FINANCIAL CORPORATION, a Delaware corporation (“Parent”), LIGHTHOUSE BANCORP, INC., a New York corporation (the “Company”), and the undersigned holder of shares of Company Voting Common Stock (the “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and between the Company, Parent and Merger Sub (as amended, supplemented, or otherwise modified from time to time, the “Merger Agreement”), (i) Merger Sub will, subject to the terms and conditions set forth in the Merger Agreement, merge with and into the Company (the “First-Step Merger”), with the Company surviving the First-Step Merger as a wholly owned subsidiary of Parent, and (ii) immediately thereafter, the Company will merge with and into Parent.

WHEREAS, as a condition and inducement to Parent to enter into the Merger Agreement, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, Parent has required the Shareholder to execute and deliver this Agreement upon the terms and conditions set forth herein.

WHEREAS, as of the date hereof, the Shareholder is the registered and beneficial owner of, and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of), such number of shares of Company Voting Common Stock as is indicated on Appendix A to this Agreement under the heading “Total number of shares of Company Voting Common Stock subject to this Agreement” (such shares, together with any other shares of Company Voting Common Stock acquired by the Shareholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, Company Warrants or similar instruments), being collectively referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Agreement to Vote Shares.

(a)    As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with the terms thereof.

(b)    Until the Expiration Date, at every meeting of the shareholders of the Company at which the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect to the following, the Shareholder shall (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum, and (ii) vote (or cause to be voted) the Shares (A) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby and in favor of each of the other actions contemplated by the Merger Agreement, (B) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation, warranty, or other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and (C) against any Acquisition Proposal or any other proposal, action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage, materially and adversely affect, or inhibit the timely consummation of the transactions contemplated by the Merger Agreement or this Agreement.

(c)    The Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of the Company, to adopt or approve the Merger Agreement or the transactions contemplated thereby, unless this Agreement shall have been terminated in accordance with its terms.

(d)    The Shareholder hereby irrevocably waives any and all rights of appraisal or rights to dissent from the First-Step Merger that the Shareholder or any such affiliate may have, either currently or in the future, under the NYBCL or otherwise.

(e)    The Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if the Shareholder holds any such office), and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement, or (ii) will be construed to prohibit, limit, or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as an officer or director of the Company or any of its Subsidiaries or to the Company’s shareholders or as a trustee or fiduciary of any employee benefit plan or trust of the Company.

2.     Additional Agreements.

(a)    With respect to Company Warrants held by the Shareholder, the Shareholder agrees to exercise each such Company Warrant on or prior to the warrant expiration date of December 19, 2019 set forth therein, and to receive in consideration of the exercise and cancellation of such Company Warrant and in settlement therefor, such amount of Company Common Stock issuable upon the exercise of the Company Warrant in accordance with the terms of the Company Warrants. If the Shareholder does not, prior to the warrant expiration date of December 19, 2019, exercise such Company Warrant, then such Company Warrant shall, without any payment of any consideration therefor, be canceled and extinguished, shall no longer be outstanding, shall cease to represent the right to acquire shares of Company Common Stock or receive any Merger Consideration and shall not represent the right to acquire any shares of Parent Common Stock. The Shareholder agrees to vote such Company Common Stock issuable and issued with respect to the Shareholder’s Company Warrants consistent with Section 1 above.

(b)    The Shareholder agrees that each of that certain Corporate Governance Agreement dated December 19, 2014 between the Company and the Shareholder and that certain Securities Purchase Agreement dated December 19, 2014 between the Company and the Shareholder (collectively, the “Shareholder Agreements”) is hereby terminated as of the Effective Time without any further requirement of either party to execute any additional documents or take any further action with respect thereto. From and after the Effective Time, the Shareholder Agreements shall be of no further force or effect, and the rights and obligations of each of the parties thereunder shall terminate. In addition, the Shareholder hereby irrevocably waives any right to require the registration of the Company Common Stock that may exist upon the exercise of the Company Warrants as such right may be set forth in the Shareholder Agreements or the Company Warrants. The Shareholder, on behalf of itself and its present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors and assigns (collectively, “Releasors”) hereby releases, waives and forever discharges the other parties thereto and its respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time arising out of or relating to the Shareholder Agreements.

3.    Representations, Warranties, and Covenants of the Shareholder. The Shareholder hereby represents, warrants, and covenants to Parent as follows:

(a)    Except as otherwise described in Appendix A, (i) the Shareholder is the record or beneficial owner of, and has good and valid title to, the Shares, free and clear of any and all pledges, liens, security interests, mortgages, claims, charges, restrictions, options, title defects, or encumbrances, and (ii) the Shareholder has the sole right to vote the Shares, with no restrictions, limitations, or qualifications on the Shareholder’s rights of disposition pertaining to the Shares, except as provided herein. The Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than (i) the Shares and (ii) the number of options, Company Warrants, restricted stock awards, or other rights to acquire any additional shares of Company Voting Common Stock or any security exercisable for or convertible into shares of Company Voting Common Stock, if any, set forth on Appendix A under the heading “Total number of Options” (collectively, the “Options”).

(b)    Other than pursuant to this Agreement or with Parent’s prior written consent, from the date hereof through and including the Expiration Date, the Shareholder shall not, directly or indirectly, (i) sell, transfer, pledge, assign, or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option, or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares or Options to any person (other than pursuant to the First-Step Merger), or (ii) enter into any voting arrangement, whether by proxy, voting agreement, or otherwise, with respect to any Shares, and shall not commit or agree to take any of the foregoing actions. The Shareholder shall not, nor shall the Shareholder permit any entity under the Shareholder’s control to, deposit any Shares in a voting trust. This Section 3(b) shall not prohibit a Transfer of the Shares or the Options by the Shareholder (i) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, or upon the death of the Shareholder, provided, that a Transfer referred to in this paragraph shall be permitted if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement or (ii) by operation of law, in which case this Agreement shall bind each transferee. Any Transfer in violation of the terms of this Section 3(b) shall be void and of no effect.

(c)    The Shareholder has full power and authority (and, if the Shareholder is an individual, legal capacity) to execute and deliver this Agreement, to perform its obligations hereunder, and to vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Entity), except, in each case, as otherwise disclosed on Appendix A.

(d)    This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement by the Shareholder does not, and the performance of the Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate, or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares are or will be bound or affected, or any Law to which the Shareholder is subject or bound, or, in the event that the Shareholder is not a natural person, any charter, bylaw, trust agreement, or other organizational document (each as amended from time to time) of the Shareholder.

(e)    No consent, approval, or authorization of, or designation, declaration, or filing with, any Governmental Entity or other Person is required in connection with the valid execution and delivery of this Agreement, except as otherwise disclosed on Appendix A. If the Shareholder is married and the Shares constitute community property, or spousal approval is otherwise necessary for the Shareholder to enter into and perform his or her obligations under this Agreement or for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed, and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable in accordance with its terms.

(f)    The Shareholder is an executive officer, director, or founder of the Company or Company Bank, or a family member of any of the foregoing, and/or a holder of at least five percent (5%) of the outstanding shares of Company Voting Common Stock.

4.    Further Assurances. The Shareholder hereby covenants and agrees to (a) execute and deliver any additional documents, certificates, agreements, and instruments, and to take such other actions, as may be reasonably requested by Parent to carry out the purpose and intent of this Agreement and (b) notify Parent promptly of any additional shares of capital stock of the Company of which the Shareholder becomes the record or beneficial owner after the date of this Agreement. Without limiting the foregoing, the Shareholder hereby (a) authorizes Parent to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Law, or the Proxy Statement (and, if applicable, the Form S-4), the Shareholder’s identity and ownership of the Shares, the nature of the Shareholder’s obligations under this Agreement, and any other information that Parent reasonably determines is required to be disclosed in connection with the First-Step Merger and the transactions contemplated by the Merger Agreement, (b) agrees to promptly give to Parent any information Parent may reasonably require for the preparation of any such disclosure documents, and (c) agrees to promptly notify Parent of any required corrections or supplements with respect to any information supplied by the Shareholder, if and to the extent that such information shall have become false or misleading in any material respect or shall omit any material fact necessary to make such information, in light of the circumstances under which it is given, not misleading.

5.    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided, that (a) Section 6 shall survive the termination of this Agreement, and (b) the termination of this Agreement shall not relieve the Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

6.    Miscellaneous.

(a)    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including the Shareholder’s estate and heirs upon the death of the Shareholder; provided, that, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect.

(c)    Waiver, Amendment, and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision by a written instrument signed by or on behalf of such party, or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) EACH PARTY HERETO (A) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(d).

(e)    Specific Performance; Injunctive Relief. The parties acknowledge that Parent may be irreparably harmed by, and that there may be no adequate remedy at law for, a violation of any of the covenants or agreements of the Shareholder set forth in this Agreement. Therefore, the Shareholder hereby agrees that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to such party at law or in equity without posting any bond or other undertaking.

(f)    Notices. All notices, requests, and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, faxed (with confirmation of receipt), emailed (with confirmation of receipt), or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i)    If to the Shareholder, at the address set forth below the Shareholder’s signature on the signature page hereto.

(ii)    If to Parent, at:

Flushing Financial Corporation
220 RXR Plaza
Uniondale, NY 11556
Attention:	Maria A. Grasso, Senior Executive Vice President
Facsimile:	(516) 358 - 5224
Email:	mgrasso@flushingbank.com

(iii)    If to the Company, at:

Empire Bancorp, Inc.
1707 Veterans Highway
Islandia, NY 11749
Attention:	Douglas C. Manditch
Facsimile:	(631) 232-2670
Email:	dmanditch@empirenb.com

(g)    Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by the Laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law). Each party agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought exclusively in the federal or state courts located in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties hereby agree that (i) mailing of process or other papers in connection with any such suit, action, or proceeding in the manner provided in Section 6(f) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof, and (ii) final judgment in any such suit, action, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(h)    Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart.

(j)    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

(k)    Effect of Headings. The section headings herein are for convenience only and shall not affect in any way the construction or interpretation of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their respective duly authorized officers or by a duly authorized representative or individually, as applicable, all as of the day and year first above written.

EMPIRE BANCORP, INC.

By:
Name:
Title:

FLUSHING FINANCIAL CORPORATION

By:
Name:
Title:

PATRIOT FINANCIAL PARTNERS II, L.P.

By:
Name:
Title:

PATRIOT FINANCIAL PARTNERS PARALLEL II, L.P.

By:
Name:
Title:

Address:
Attention:
Fax Number:

[Voting Agreement Signature Page]

APPENDIX A

Shareholder Name:

Total number of shares of Company Voting Common Stock subject to this Agreement:

Total number of Options:

Exceptions to Representations:

EXHIBIT B

AGREEMENT AND PLAN OF BANK MERGER

AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”), dated as of October 24, 2019, by and between FLUSHING BANK (“Parent Bank”), a New York state-chartered bank, and EMPIRE NATIONAL BANK (“Company Bank”), a national banking association.

WHEREAS, Company Bank is a wholly owned subsidiary of Empire Bancorp, Inc., a New York corporation (the “Company”);

WHEREAS, Parent Bank is a wholly owned subsidiary of Flushing Financial Corporation, a Delaware corporation (“Parent”);

WHEREAS, Parent, Lighthouse Acquisition Co., Inc. (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Holding Companies Merger Agreement”), pursuant to which Merger Sub will merge with and into Company, with Company as the surviving entity, and then the Company will merge with and into Parent, with Parent as the surviving entity (collectively, the “Holding Companies Merger”);

WHEREAS, each of the Boards of Directors of Company Bank and Parent Bank has approved, and has deemed it advisable and in the best interests of its respective shareholder to consummate, the business combination transaction provided for herein, in which Company Bank would merge with and into Parent Bank (the “Bank Merger”), with Parent Bank as the surviving entity (the “Surviving Bank”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE BANK MERGER

1.1    The Bank Merger. Subject to the terms and conditions of this Agreement and in accordance with the applicable laws and regulations of the State of New York, at the Effective Time (as that term is defined below), Company Bank will merge with and into Parent Bank, with Parent Bank being the surviving entity, pursuant to the provisions of, and with the effect provided in, Sections 136, 136-b and 136-c of the New York Banking Law (the “NYBL”) and 12 U.S.C. §§ 214a and 214b. The Surviving Bank shall continue its corporate existence under the laws of the State of New York. The name of the Surviving Bank shall be “Flushing Bank”.

1.2    Closing; Effective Time. The closing of the Bank Merger will take place immediately following the satisfaction of the conditions set forth in Article IV (the date on which such closing takes place, the “Closing Date”). The closing shall occur at such place as is agreed to by the parties hereto. The Bank Merger shall become effective upon the later of (i) the filing by the Superintendent of Financial Services (the “Superintendent”) of this Agreement in the office of the Superintendent and (ii) the consummation of the Holding Companies Merger. The term “Effective Time” as used herein shall mean the date and time when the Bank Merger becomes effective, as specified in the certificate of effectiveness issued by the New York State Department of Financial Services.

1.3    Effects of the Bank Merger.

(a)    At the Effective Time, (i) the separate existence of Company Bank shall cease and Company Bank shall be merged with and into Parent Bank in accordance with the provisions of and with the effect provided in Sections 136, 136-b and 136-c of the NYBL and 12 U.S.C. §§ 214a and 214b; (ii) all of the property (real, personal and mixed), rights, powers, duties and obligations of Company Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations; (iii) the Certificate of Incorporation of Parent Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank, until altered, amended or repealed in accordance with its terms and applicable law; (iv) the Bylaws of Parent Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law; and (v) the authorized capital stock of the Surviving Bank shall be as set forth in the Certificate of Incorporation of Parent Bank immediately prior to the Effective Time.

(b)    After the Effective Time, the Surviving Bank shall continue to operate each of the branches of Company Bank existing as of the Effective Time at the officially designated address of each such branch, subject to the opening or closing of any offices which may be authorized by the Surviving Bank and applicable regulatory authorities.

(c)    After the Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Effective Time.

1.4    Principal Office. The principal office and headquarters of the Surviving Bank shall be at 260E RXR Plaza, Uniondale, New York, 11556.

1.5    Directors and Executive Officers. Upon consummation of the Bank Merger, until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, the directors of the Surviving Bank shall consist of those persons who are the directors of Parent Bank immediately prior to the Effective Time and Mr. Douglas C. Manditch, a current director of Company Bank. The directors of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

ARTICLE II

EFFECT OF THE BANK MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT BANKS

2.1    Effect on Parent Bank Capital Stock. At the Effective Time, each share of Parent Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

2.2    Effect on Company Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, par value $1.00 per share, or preferred stock, no par value, of Company Bank (the “Company Bank Capital Stock”), all issued and outstanding shares of Company Bank Capital Stock and all shares of Company Bank Capital Stock that are owned by Company Bank as treasury stock shall be canceled and retired and shall cease to exist and no stock of Parent Bank or other consideration shall be delivered in exchange therefor.

ARTICLE III

COVENANTS

3.1    Covenants of Parent Bank and Company Bank. During the period from the date of this Agreement and continuing until the Effective Time, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions to Each Party’s Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the following conditions: (i) all requisite regulatory approvals relating to the Bank Merger shall have been obtained and such approvals shall continue to be in full force and effect, (ii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect, (iii) this Agreement and the Bank Merger shall have been approved by the sole shareholder of each of Parent Bank and Company Bank, and (iv) the Holding Companies Merger shall have been consummated in accordance with the terms and conditions of the Holding Companies Merger Agreement.

ARTICLE V

TERMINATION AND AGREEMENT

5.1    Termination. This Agreement shall terminate automatically without any action by the parties hereto if the Holding Companies Merger Agreement is validly terminated for any reason whatsoever. This Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by each of Parent Bank and Company Bank.

5.2    Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE VI

GENERAL PROVISIONS

6.1    Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

6.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or one day after being mailed by a national overnight carrier with proof of delivery to:

(a)	in the case of Parent Bank:

Flushing Bank

220 RXR Plaza

Uniondale, NY 11556

Attention: John R. Buran

Email: john.buran@flushingbank.com

With a copy (which shall not constitute notice) to:

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Attention: Robert C. Azarow

Email: robert.azarow@arnoldporter.com

and

(b)	in the case of Company Bank, to:

Empire National Bank

1707 Veterans Highway

Islandia, NY 11749

Attention: Douglas C. Manditch

Email: dmanditch@empirenb.com

With a copy (which shall not constitute notice) to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Geoffrey S. Kay

Email: gkay@fkhpartners.com

6.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including”, are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 24, 2019.

6.4    Counterparts. This Agreement may be executed in counterparts, which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.5    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.6    Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than Section 5-1401 of the New York General Obligations Law).

6.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.7 shall be null and void.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent Bank and Company Bank have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date set forth above.

EMPIRE NATIONAL BANK

By:
Name:	Douglas C. Manditch
Title:	Chairman and
Chief Executive Officer

FLUSHING BANK

By:
Name:	John R. Buran
Title:	President and
Chief Executive Officer

[Signature Page to Agreement and Plan of Bank Merger]

ANNEX A-1—AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of October 24, 2019 (the “Agreement”), by and among EMPIRE BANCORP, INC., a New York corporation (the “Company”), LIGHTHOUSE ACQUISITION CO., INC., a New York corporation and a special-purpose, wholly owned subsidiary of Parent (the “Merger Sub”), and FLUSHING FINANCIAL CORPORATION, a Delaware corporation (“Parent” and, collectively with the Company and the Merger Sub, the “Parties”) is made and entered into by the Parties as of December 6, 2019. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Parties entered into the Agreement on October 24, 2019.

WHEREAS, Section 9.2 of the Agreement provides that the Parties may amend the Agreement pursuant to an instrument in writing signed by the Parties.

WHEREAS, the Parties desire to amend the Agreement to correct a technical error.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1     Amendment of Section 2.1(h). Section 2.1(h) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.5 (which, for this purpose, shall be deemed to include the Dissenting Shares) shall equal the sum of (i) 3,837,990 shares of Company Common Stock and (ii) the product of (A) 0.5 multiplied by and (B) the number of shares of Company Common Stock that are issued, from and after the date of this Agreement and prior to the Effective Time, pursuant to the exercise of Company Stock Options and Company Warrants outstanding as of the date of this Agreement (such number of shares of Company Common Stock, the “Target Cash Conversion Number”).”

2     General.

(a)    Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions of the Agreement shall remain in full force and effect in accordance with the terms thereof. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties hereto, all references in the Agreement to “this Agreement” shall be deemed to refer to the Agreement as amended by this Amendment.

(b)    This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

A-1-1

(c)    The provisions of Article IX (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[ The remainder of this page is intentionally left blank. ]

A-1-2

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the Parties as of the date first above written.

EMPIRE BANCORP, INC.

By:	/s/ Douglas C. Manditch
	Name:	Douglas C. Manditch
	Title:	Chairman of the Board, Chief Executive Officer and Secretary

FLUSHING FINANCIAL CORPORATION

By:	/s/ John R. Buran
	Name:	John R. Buran
	Title:	President and Chief Executive Officer

LIGHTHOUSE ACQUISITION CO., INC.

By:	/s/ John R. Buran
	Name:	John R. Buran
	Title:	President

[Signature Page to Amendment to Agreement and Plan of Merger]

A-1-3

ANNEX B—OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

October 24, 2019

Board of Directors

Empire Bancorp, Inc.

1707 Veterans Highway, Suite 8

Islandia, NY 11749

Ladies and Gentlemen:

Empire Bancorp, Inc. (“Company”), Lighthouse Acquisition Co., Inc., a special-purpose, wholly owned subsidiary of Parent (“Merger Sub”), and Flushing Financial Corporation (“Parent”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth in the Agreement, merge with and into Company (the “First-Step Merger”), so that Company is the surviving corporation in the First-Step Merger and a wholly owned subsidiary of Parent, and (ii) immediately thereafter, Company, as the surviving corporation in the First-Step Merger, will merge with and into Parent (the “Second-Step Merger” and, together with the First-Step Merger, the “Merger”), with Parent being the surviving corporation. Pursuant to the terms of the Agreement, at the Effective Time, each share of the voting common stock, par value $0.01 per share, of Company (“Company Voting Common Stock”) issued and outstanding immediately prior to the Effective Time and the non-voting common stock, par value $0.01 per share, of Company issued and outstanding immediately prior to the Effective Time (“Company Non-Voting Common Stock” and, together with the Company Voting Common Stock, “Company Common Stock”), excluding certain shares of Company Common Stock as specified in the Agreement, will be converted, in accordance with and subject to the election, allocation and proration procedures set forth in the Agreement, into the right to receive the following, without interest: (i) for each share of Company Common Stock with respect to which a Cash Election has been effectively made and not revoked or deemed revoked pursuant to the Agreement, an amount in cash equal to $14.04 (the “Per Share Cash Consideration”); or (ii) for each share of Company Common Stock with respect to which a Stock Election has been effectively made and not revoked or deemed revoked pursuant to the Agreement, a number of validly issued, fully paid and non-assessable shares of Parent common stock, par value $0.01 per share (“Parent Common Stock”), equal to 0.6548 (such number of shares of Parent Common Stock, the “Per Share Stock Consideration”). The Agreement provides, generally, that fifty percent (50%) of the total number of shares of Company Common Stock shall be converted into the Per Share Stock Consideration and fifty percent (50%) of such shares of Company Common Stock shall be converted into the Per Share Cash Consideration in accordance with the election and allocation procedures set forth in the Agreement. The Per Share Cash Consideration and the Per Share Stock Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution version of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company; (v) publicly available median analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate and estimated dividend payout ratio for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Parent and its representatives; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Company for the years ending December 31, 2020 through December 31, 2022 with an estimated annual net income growth rate for the year ending December 31, 2023, as provided by the senior management of Parent and its representatives; (vii) the publicly reported historical price and trading activity for Company Common Stock and Parent Common Stock, including a comparison of certain stock market information for Company Common Stock and Parent Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Company or Parent, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Company or Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company, Parent, any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company, Parent or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Company, Parent and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used certain internal financial projections for Company for the years ending December 31, 2019 through December 31, 2023, as provided by the senior management of Company. In addition, Sandler O’Neill used publicly available median analyst earnings per share and dividends per share estimates for Parent for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate and estimated dividend payout ratio for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Parent and its representatives. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Company for the years ending December 31, 2020 through December 31, 2022 with an estimated annual net income growth rate for the year ending December 31, 2023, as provided by the senior management of Parent and its representatives. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Company and Parent, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Company or Parent since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Company Common Stock or Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee becoming payable to Sandler O’Neill upon closing of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction with Company from other parties. We have not provided any other investment banking services to Company in the two years preceding the date hereof. Sandler O’Neill did not provide any investment banking services to Parent in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Company, Parent and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Company or Parent, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

ANNEX C—SECTIONS 623 AND 910 OF THE NEW YORK BUSINESS CORPORATIONS LAW

Sections 623 and 910 of the New York Business Corporations Law (Dissenters’ Rights)

New York Consolidated Laws, Business Corporation Law—BSC § 623. Procedure to enforce shareholder’s right to receive payment for shares.

(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

(b) Within ten days after the shareholders’ authorization date, which term as used in this section means the date on which the shareholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

(c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

(d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

(e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenters’ rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

(f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of transfer.

(g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders’ authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters’ rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders’ authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders’ authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

(h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

(2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders’ authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder’s right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert’s reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

(5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

(8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

(i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

(j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

(1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

(2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

(3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

(k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

(l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

(m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

New York Consolidated Laws, Business Corporation Law—BSC § 910. Right of shareholder to receive payment for shares upon merger or consolidation, or sale, lease, exchange or other disposition of assets, or share exchange

(a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder’s right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

(1) Any shareholder entitled to vote who does not assent to the taking of an action specified in clauses (A), (B) and (C).

(A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

(i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); or

(ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subclause (i), unless such merger effects one or more of the changes specified in subparagraph (b) (6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder; or

(iii) Notwithstanding subclause (ii) of this clause, to a shareholder for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders’ approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

(C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange or to a shareholder for the shares of any class or series of stock, which shares or depository receipt in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of exchange, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

(3) Any shareholder, not entitled to vote with respect to a plan of merger or consolidation to which the corporation is a party, whose shares will be cancelled or exchanged in the merger or consolidation for cash or other consideration other than shares of the surviving or consolidated corporation.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. The following is a general summary of Section 145 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and of certain aspects of Flushing’s governing documents dealing with indemnification of directors and officers. It does not purport to be complete.

Subject to restrictions contained in the DGCL, a corporation may indemnify any person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in connection with any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A present or former director or officer who is successful on the merits or otherwise in any suit or matter covered by the indemnification statute shall be indemnified and indemnification is otherwise authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by a majority vote of the board of directors who were not parties to such action, suit or proceeding, even though less than a quorum, a committee of such directors designated by majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by special independent counsel in a written opinion, or by the shareholders. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that the recipient is not entitled to indemnification under the statute. The indemnification provided by statute is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability asserted against him or her and incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting corporation, and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if such person had served the resulting or surviving corporation in the same capacity.

Article TENTH of the Certificate of Incorporation of Flushing Financial Corporation (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

TENTH.

(A) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees and expenses, expenses and cost of investigations, and expenses of enforcement of such person’s rights under this Article TENTH) incurred by such person in connection with such Proceeding; provided, however, that no such indemnification shall be required for amounts paid in any settlement or other nonadjudicated disposition of any Proceeding unless the Board of Directors of the Corporation has given its prior consent to such settlement or disposition.

(C) The right to indemnification conferred by this Article TENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(D) The Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any Proceeding, by reason of the fact that such person is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything to the contrary contained in this Article TENTH, the Corporation shall not indemnify any person in connection with any Proceeding initiated by such person against any other person or entity other than the Corporation or any Subsidiary unless such Proceeding was authorized by the Board of Directors of the Corporation.

Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

The foregoing discussion is qualified in its entirety by reference to the detailed provisions of those sections of the DGCL referenced above and to Flushing’s governing documents.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 24, 2019, by and among Flushing Financial Corporation, Empire Bancorp, Inc. and Lighthouse Acquisition Co., Inc. (incorporated by reference to Exhibit 2.1 filed with Form 8-K filed on October 28, 2019 and attached as Annex A to the proxy statement/prospectus contained in this registration statement)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 6, 2019 (incorporated by reference to Exhibit 2.1 filed with Form 8-K filed on December 6, 2019 and attached as Annex A-1 to the proxy statement/prospectus contained in this registration statement)

3.1 P	Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibits filed with the Registration Statement on Form S-1 filed September 1, 1995, Registration No. 33-96488) (P)

3.2	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 4.2 filed with Form S-8 filed May 31, 2002)

3.3	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 3.3 filed with Form 10-K for the year ended December 31, 2011)

3.4	Certificate of Designations of Series A Junior Participating Preferred Stock of Flushing Financial Corporation (incorporated by reference to Exhibit 3.3 filed with Form 10-Q for the quarter ended September 30, 2002)

3.5	Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Flushing Financial Corporation (incorporated by reference to Exhibit 3.1 filed with Form 8-K filed September 27, 2006)

3.6	Amended and Restated By-Laws of Flushing Financial Corporation (incorporated by reference to Exhibit 3.6 filed with Form 10-Q for the quarter ended June 30, 2014)

4.1	Subordinated Indenture, dated as of December 12, 2016, by and between the Company and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.1 filed with Form 8-K filed December 12, 2016)

4.2	First Supplemental Indenture, dated as of December 12, 2016, by and between the Company and Wilmington Trust, National Association, as Trustee, including the form of the Notes attached as Exhibit A thereto (incorporated by reference to Exhibit 4.2 filed with Form 8-K filed December 12, 2016)

4.3	Flushing Financial Corporation has outstanding certain long-term debt. None of such debt exceeds ten percent of Flushing Financial Corporation’s total assets; therefore, copies of constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1	Opinion of Arnold & Porter Kaye Scholer LLP as to the validity of the securities being registered

8.1	Opinion of Arnold & Porter Kaye Scholer LLP relating to certain U.S. tax matters

8.2	Opinion of Fenimore, Kay, Harrison & Ford, LLP relating to certain U.S. tax matters

10.1	Employment Agreement between Flushing Financial Corporation and Thomas M. Buonaiuto (incorporated by reference to Exhibit 10.1 filed with Form 8-K filed October 28, 2019)

10.2	Consulting Agreement between Flushing Bank and Douglas C. Manditch (incorporated by reference to Exhibit 10.2 filed with Form 8-K filed October 28, 2019)

Exhibit No.	Description

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm of Flushing Financial Corporation

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibits 5.1 and 8.1)

23.3	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 8.2)

23.4**	Consent of Douglas C. Manditch

24.1**	Power of Attorney (included on signature page)

99.1	Form of Voting Agreement with each director of Empire Bancorp, Inc. (incorporated by reference to Exhibit 99.1 filed with Form 8-K filed October 28, 2019)

99.2	Voting Agreement with Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (incorporated by reference to Exhibit 99.2 filed with Form 8-K filed October 28, 2019)

99.3	Form of Empire Bancorp, Inc. proxy

99.4	Consent of Piper Sandler & Co.

*

Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Flushing agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**	Previously filed.
(P)	Paper exhibits.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post–effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of October 24, 2019, by and among Flushing Financial Corporation, Empire Bancorp, Inc. and Lighthouse Acquisition Co., Inc. (incorporated by reference to Exhibit 2.1 filed with Form 8-K filed on October 28, 2019 and attached as Annex A to the proxy statement/prospectus contained in this registration statement)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 6, 2019 (incorporated by reference to Exhibit 2.1 filed with Form 8-K filed on December 6, 2019 and attached as Annex A-1 to the proxy statement/prospectus contained in this registration statement)

3.1 P	Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibits filed with the Registration Statement on Form S-1 filed September 1, 1995, Registration No. 33-96488) (P)

3.2	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 4.2 filed with Form S-8 filed May 31, 2002)

3.3	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 3.3 filed with Form 10-K for the year ended December 31, 2011)

3.4	Certificate of Designations of Series A Junior Participating Preferred Stock of Flushing Financial Corporation (incorporated by reference to Exhibit 3.3 filed with Form 10-Q for the quarter ended September 30, 2002)

3.5	Certificate of Increase of Shares Designated as Series A Junior Participating Preferred Stock of Flushing Financial Corporation (incorporated by reference to Exhibit 3.1 filed with Form 8-K filed September 27, 2006)

3.6	Amended and Restated By-Laws of Flushing Financial Corporation (incorporated by reference to Exhibit 3.6 filed with Form 10-Q for the quarter ended June 30, 2014)

4.1	Subordinated Indenture, dated as of December 12, 2016, by and between the Company and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.1 filed with Form 8-K filed December 12, 2016)

4.2	First Supplemental Indenture, dated as of December 12, 2016, by and between the Company and Wilmington Trust, National Association, as Trustee, including the form of the Notes attached as Exhibit A thereto (incorporated by reference to Exhibit 4.2 filed with Form 8-K filed December 12, 2016)

4.3	Flushing Financial Corporation has outstanding certain long-term debt. None of such debt exceeds ten percent of Flushing Financial Corporation’s total assets; therefore, copies of constituent instruments defining the rights of the holders of such debt are not included as exhibits. Copies of instruments with respect to such long-term debt will be furnished to the Securities and Exchange Commission upon request.

5.1	Opinion of Arnold & Porter Kaye Scholer LLP as to the validity of the securities being registered

8.1	Opinion of Arnold & Porter Kaye Scholer LLP relating to certain U.S. tax matters

8.2	Opinion of Fenimore, Kay, Harrison & Ford, LLP relating to certain U.S. tax matters

10.1	Employment Agreement between Flushing Financial Corporation and Thomas M. Buonaiuto (incorporated by reference to Exhibit 10.1 filed with Form 8-K filed October 28, 2019)

10.2	Consulting Agreement between Flushing Bank and Douglas C. Manditch (incorporated by reference to Exhibit 10.2 filed with Form 8-K filed October 28, 2019)

Exhibit No.	Description

23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm of Flushing Financial Corporation

23.2	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibits 5.1 and 8.1)

23.3	Consent of Fenimore, Kay, Harrison & Ford, LLP (included in Exhibit 8.2)

23.4**	Consent of Douglas C. Manditch

24.1**	Power of Attorney (included on signature page)

99.1	Form of Voting Agreement with each director of Empire Bancorp, Inc. (incorporated by reference to Exhibit 99.1 filed with Form 8-K filed October 28, 2019)

99.2	Voting Agreement with Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. (incorporated by reference to Exhibit 99.2 filed with Form 8-K filed October 28, 2019)

99.3	Form of Empire Bancorp, Inc. proxy

99.4	Consent of Piper Sandler & Co.

*

Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Flushing agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**	Previously filed.
(P)	Paper exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on January 8, 2020.

FLUSHING FINANCIAL CORPORATION

By:	/s/ John R. Buran
Name:	John R. Buran
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 8, 2020:

Signature	Title

/s/ John R. Buran John R. Buran	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Susan K. Cullen Susan K. Cullen	Senior Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

* Michael A. Azarian	Director

* Alfred A. DelliBovi	Director, Chairman

* James D. Bennett	Director

* Steven J. D’Iorio	Director

* Louis C. Grassi	Director

* Sam Ki S. Han	Director

* John J. McCabe	Director

* Donna Murphy O’Brien	Director

Signature	Title

* Michael J. Russo	Director

* Caren C. Yoh	Director

*By:	/s/ John R. Buran	Attorney-in-Fact
John R. Buran

as Attorney-in-Fact pursuant to the Power of Attorney included as part of the signature page to the Registration Statement on Form S-4 filed on December 9, 2019.